Exhibit 99.1

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to assist in providing an understanding of our financial condition, changes in financial condition and results of operations and should be read in conjunction with our consolidated financial statements. This discussion is organized as follows:

•	Overview. This section provides a general description of our business and recent events.

•	Results of Operations. This section provides an analysis of our results of operations for the years ended December 31, 2014, 2013 and 2012.

•	Liquidity and Capital Resources. This section provides an analysis of our corporate and subsidiary liquidity, consolidated statements of cash flows and contractual commitments.

•	Critical Accounting Policies, Judgments and Estimates. This section discusses those material accounting policies that contain uncertainties and require significant judgment in their application.

•	Quantitative and Qualitative Disclosures about Market Risk. This section provides discussion and analysis of the foreign currency, interest rate and other market risk that our company faces.

Unless otherwise indicated, convenience translations into U.S. dollars are calculated, and operational data (including subscriber statistics) are presented, as of December 31, 2014.

Overview

We are an international provider of video, broadband internet, fixed-line telephony and mobile services, with consolidated operations at December 31, 2014 in 14 countries. Through Virgin Media, Unitymedia KabelBW and Telenet, we provide video, broadband internet, fixed-line telephony and mobile services in the U.K., Germany and Belgium, respectively, and through Ziggo and UPC Nederland, we provide video, broadband internet, fixed-line telephony and mobile services in the Netherlands. We also provide (i) video, broadband internet and fixed-line telephony services in eight other European countries and (ii) mobile services in four other European countries. The operations of Virgin Media, Unitymedia KabelBW, Telenet, Ziggo, UPC Nederland and our other operations in Europe are collectively referred to herein as the “European Operations Division.” In Chile, we provide video, broadband internet, fixed-line telephony and mobile services through VTR. In Puerto Rico, we provide video, broadband internet and fixed-line telephony services through Liberty Puerto Rico, an entity in which we hold a 60.0% ownership interest. The operations of VTR and Liberty Puerto Rico are collectively referred to herein as the “LiLAC Division.”

Our analog cable service offerings include basic programming and, in some markets, expanded basic programming. We tailor both our basic channel line-up and our additional channel offerings to each system according to culture, demographics, programming preferences and local regulation. Our digital cable service offerings include basic and premium programming and incremental product and service offerings such as enhanced pay-per-view programming (including video-on-demand), digital video recorders and high definition programming.

We have launched “Horizon TV” in the Netherlands, Switzerland, Ireland and Germany and cloud-based Horizon TV in Poland. Horizon TV is a family of media products that allows customers to view and share content across the television, computer, tablet and smartphone. Horizon TV is powered by a user interface that provides customers a seamless intuitive way to access linear, time-shifted, on-demand and web-based content on the television. It also features an advanced set-top box that delivers not only video, but also internet and voice connections along with a wireless network for the home. For our Horizon TV customers, we also offer applications for various services. We are expanding the Horizon TV experience through cloud TV, including cloud DVR, VoD navigation and advanced applications.  In November 2014, we launched this cloud-based Horizon TV platform in select areas in Poland, followed by a full commercial launch in January 2015. In addition, we have launched our subscriber-video-on-demand or “SVOD” offering, which we refer to as “MyPrime”. MyPrime is a subscription-based on-demand video library that allows customers to choose from several thousand classic films, children’s programs, series and documentaries. We have launched MyPrime in the Netherlands, Switzerland, Poland and Hungary. We intend to (i) expand the availability of Horizon TV and MyPrime to other markets within our footprint and (ii) continue to improve the Horizon TV user experience with new functionality and software updates. In the U.K., our digital video experiences are offered through a “TiVo” platform that provides converged television and broadband internet capabilities.

Although our digital television signals are encrypted in many of the countries in which we operate, our basic digital television channels in Germany, Switzerland, Austria, Romania, the Czech Republic, Poland and a portion of the Netherlands are unencrypted. Where our basic digital television channels are unencrypted, subscribers who have the necessary equipment and who pay the monthly subscription fee for our analog package are able to watch our basic digital television channels.  Regardless of whether basic digital television channels are offered on an unencrypted basis, expanded channel packages and premium channels and services continue to be available for an incremental monthly fee in all of our markets. In markets where we introduce unencryption, we generally expect to experience a positive impact on our subscriber disconnect levels and a somewhat negative impact on demand for lower tiers of digital cable services.

We offer broadband internet services in all of our broadband communications markets. Our residential subscribers generally access the internet at various download speeds ranging up to 250 Mbps (500 Mbps in limited areas), depending on the market and the tier of service selected. We determine pricing for each tier of broadband internet service through analysis of speed, market conditions and other factors.

We offer fixed-line telephony services in all of our broadband communications markets, primarily using voice-over-internet-protocol or “VoIP” technology. In addition, we offer mobile services using third-party networks in the U.K., Belgium, Germany, Chile and, to a lesser extent, Poland, Hungary, the Netherlands, Switzerland and Austria.

We have completed a number of transactions that impact the comparability of our 2014, 2013 and 2012 results of operations, including the Ziggo Acquisition on November 11, 2014, the Virgin Media Acquisition on June 7, 2013, the Puerto Rico Transaction on November 8, 2012 and a number of less significant acquisitions during 2014, 2013 and 2012.

On January 31, 2014, we completed the Chellomedia Transaction and, in May 2012, we completed the sale of Austar. We have accounted for the Chellomedia Disposal Group and Austar as discontinued operations in our consolidated financial statements. Accordingly, (i) the Chellomedia Disposal Group is presented as a discontinued operation in our consolidated balance sheet as of December 31, 2013 and (ii) our consolidated statements of operations and cash flows have been reclassified to present the Chellomedia Disposal Group and Austar as discontinued operations for all applicable periods presented. In the following discussion and analysis, the operating statistics, results of operations, cash flows and financial condition that we present and discuss are those of our continuing operations unless otherwise indicated.

For further information regarding our completed acquisitions and dispositions, see notes 4 and 5 to our consolidated financial statements.

From a strategic perspective, we are seeking to build broadband communications and mobile businesses that have strong prospects for future growth in revenue, Adjusted OIBDA (as defined in note 18 to our consolidated financial statements) and free cash flow (as defined below under Liquidity and Capital Resources — Free Cash Flow). As discussed further under Liquidity and Capital Resources — Capitalization below, we also seek to maintain our debt at levels that provide for attractive equity returns without assuming undue risk.

We strive to achieve organic revenue and customer growth in our operations by developing and marketing bundled entertainment and information and communications services, and extending and upgrading the quality of our networks where appropriate. As we use the term, organic growth excludes foreign currency translation effects (FX) and the estimated impact of acquisitions. While we seek to obtain new customers, we also seek to maximize the average revenue we receive from each household by increasing the penetration of our digital cable, broadband internet, fixed-line telephony and mobile services with existing customers through product bundling and upselling.

Through our subsidiaries and affiliates, we are the largest international broadband communications operator in terms of customers. At December 31, 2014, we owned and operated networks that passed 51,946,200 homes and served 55,941,900 revenue generating units (RGUs), consisting of 24,335,700 video subscribers, 17,275,300 broadband internet subscribers and 14,330,900 fixed-line telephony subscribers. In addition, at December 31, 2014, we served 4,528,100 mobile subscribers.

Including the effects of acquisitions, we added a total of 7,627,700 RGUs during 2014. Excluding the effects of acquisitions (RGUs added on the acquisition date), but including post-acquisition date RGU additions, we added 1,278,900 RGUs on an organic basis during 2014, as compared to 1,294,300 RGUs added on an organic basis during 2013. The organic RGU growth during 2014 is attributable to the net effect of (i) an increase of 905,000 broadband internet RGUs, (ii) a decrease of 674,100 analog cable RGUs, (iii) an increase of 597,300 fixed-line telephony RGUs and (iv) an increase of 454,600 digital cable RGUs.

We are experiencing significant competition from incumbent telecommunications operators (particularly in the Netherlands and, to a lesser extent, Switzerland, where the incumbent telecommunications operators are overbuilding our networks with fiber-to-the-home, -cabinet, -building or -node (referred to herein as FTTx) and advanced digital subscriber line (DSL) technologies), DTH operators and/or other providers in all of our broadband communications markets. This significant competition, together with the maturation of certain of our markets, has contributed to organic declines in certain of our markets in revenue, RGUs and/or average monthly subscription revenue per average RGU (ARPU), the more notable of which include:

(i)	an organic decline in overall revenue in the Netherlands during the fourth quarter of 2014, as compared to the fourth quarter of 2013;

(ii)
organic declines during the fourth quarter of 2014 in (a) video RGUs in the majority of our markets, as net declines in our analog cable RGUs generally exceeded net additions to our digital cable RGUs (including migrations from analog cable) in these markets, (b) fixed-line telephony RGUs in Chile and the Netherlands and (c) total RGUs in the Netherlands, Switzerland and Chile; and

(iii)	organic declines in overall cable ARPU in many of our markets during the fourth quarter of 2014, as compared to the fourth quarter of 2013.

In addition to competition, our operations are subject to macroeconomic and political risks that are outside of our control.  For example, high levels of sovereign debt in the U.S. and several European countries in which we operate, combined with weak growth and high unemployment, could lead to fiscal reforms (including austerity measures), tax increases, sovereign debt restructurings, currency instability, increased counterparty credit risk, high levels of volatility and, potentially, disruptions in the credit and equity markets, as well as other outcomes that might adversely impact our company. Given our significant exposure to the euro, the occurrence of any of these events within the eurozone countries could have an adverse impact on, among other matters, our liquidity and cash flows.

The video, broadband internet and fixed-line telephony businesses in which we operate are capital intensive. Significant additions to our property and equipment are required to add customers to our networks and to upgrade our broadband communications networks and customer premises equipment to enhance our service offerings and improve the customer experience, including expenditures for equipment and labor costs. Significant competition, the introduction of new technologies, the expansion of existing technologies such as FTTx and advanced DSL technologies, or adverse regulatory developments could cause us to decide to undertake previously unplanned upgrades of our networks and customer premises equipment in impacted markets. In addition, no assurance can be given that any future upgrades will generate a positive return or that we will have adequate capital available to finance such future upgrades. If we are unable to, or elect not to, pay for costs associated with adding new customers, expanding or upgrading our networks, or making our other planned or unplanned additions to our property and equipment, our growth could be limited and our competitive position could be harmed.

In order to achieve what we believe will be attractive returns, we plan to undertake a network extension program in the U.K. pursuant to which we may connect up to an estimated four million additional homes and businesses to Virgin Media’s broadband communications network from 2015 through 2020 (the U.K. Network Extension). These additional premises were identified through a detailed review of our existing network in the U.K. that highlighted an opportunity to drive further scale by targeting accretive network extensions. The U.K. Network Extension will be completed in phases and will initially focus on the most accretive expansion opportunities. Depending on a variety of factors, including the financial and operational results of the earlier phases of the program, the U.K. Network Extension may be modified or cancelled at our discretion. Assuming the full completion of the U.K. Network Extension, we estimate that Virgin Media will incur total incremental property and equipment additions ranging from approximately £2.9 billion ($4.5 billion) to £3.1 billion ($4.8 billion) from 2015 through 2020, including expenditures related to (i) the build-out of Virgin Media’s network, which we estimate will account for approximately 80% of our total investment, and (ii) the purchase and installation of related customer premises equipment. We currently expect that these expenditures will be predominantly funded through debt financing and will (a) positively impact the organic growth in our consolidated revenue and Adjusted OIBDA, with meaningful benefits beginning in 2017, and (b) increase the percentage of revenue represented by our aggregate consolidated property and equipment additions over this time frame. Including the full estimated impact of the U.K. Network Extension and assuming no changes to our current long-range capital plan, we expect that our aggregate consolidated property and equipment additions as a percentage of our revenue will range from 21% to 23% during the period from 2015 through 2020. For additional information regarding our property and equipment additions, see Liquidity and Capital Resources — Consolidated Statements of Cash Flows below.

Including the impacts of the U.K. Network Extension, we expect that we will continue to generate organic growth in our consolidated revenue and Adjusted OIBDA over the next few years. We expect this growth to come primarily from (i) increases in overall ARPU, (ii) organic increases in our broadband internet, fixed-line telephony and digital cable RGUs, primarily driven by growth in our operations in Germany, the U.K. and other markets, as we expect that our analog cable RGUs will decline during this timeframe, (iii) growth in mobile services and (iv) growth in B2B services. Additionally, we plan to continue to improve our competitive position through (a) the development and launch of new technology initiatives, including further launches of our Horizon TV platform and the continued rollout of our SVOD offering, and (b) further extensions and upgrades of our networks in certain of our markets, including the U.K. Network Extension, as described above. During this timeframe, we also expect to achieve further cost efficiencies and synergies as we continue to leverage our scale. We also expect that continued customer bundling of our broadband communications and mobile services along with our Horizon TV, SVOD and other advanced technologies will positively impact our subscriber retention rates over this timeframe. For additional information regarding our property and equipment additions, including our 2015 expectations for the European Operations Division and Chile, see Liquidity and Capital Resources — Consolidated Statements of Cash Flows below.

Our expectations with respect to the items discussed in the preceding two paragraphs are subject to competitive, economic, technological, political and regulatory developments and other factors outside of our control. Accordingly, no assurance can be given that actual results in future periods will not differ materially from our expectations.

We rely on third-party vendors for the equipment, software and services that we require in order to provide services to our customers. Our suppliers often conduct business worldwide and their ability to meet our needs is subject to various risks, including political and economic instability, natural calamities, interruptions in transportation systems, terrorism and labor issues. As a result, we may not be able to obtain the equipment, software and services required for our businesses on a timely basis or on satisfactory terms. Any shortfall in customer premises equipment could lead to delays in connecting customers to our services and, accordingly, could adversely impact our ability to maintain or increase our RGUs, revenue and cash flows.

Results of Operations

As noted under Overview above, the comparability of our operating results during 2014, 2013 and 2012 is affected by acquisitions. In the following discussion, we quantify the estimated impact of acquisitions on our operating results. The acquisition impact represents our estimate of the difference between the operating results of the periods under comparison that is attributable to an acquisition. In general, we base our estimate of the acquisition impact on an acquired entity’s operating results during the first three months following the acquisition date such that changes from those operating results in subsequent periods are considered to be organic changes. Accordingly, in the following discussion, variances attributed to an acquired entity during the first twelve months following the acquisition date represent differences between the estimated acquisition impact and the actual results. Our organic growth percentages may be impacted by the fact that the numerator for the organic growth percentages includes the organic growth of the acquired entity, while the denominator may not include any amounts related to the acquired entity. Normally, any such impacts would not be significant. However, due to the size of (i) Virgin Media relative to both the European Operations Division and Liberty Global and (ii) OneLink relative to both the LiLAC Division and Liberty Puerto Rico, certain of our organic growth rates are significantly different from the growth rates we would have reported if we had excluded Virgin Media’s or OneLink’s organic growth from certain of the organic growth rate calculations. Accordingly, to provide an additional perspective on the growth of our revenue, we present organic revenue growth rates of U.K./Ireland, the European Operations Division and Liberty Global that exclude Virgin Media’s organic growth for 2014, as compared to 2013.  In addition, to provide an additional perspective on changes in our operating expenses, SG&A expenses and Adjusted OIBDA, we present the organic changes of the operating expenses, SG&A expenses and Adjusted OIBDA of (a) U.K./Ireland, the European Operations Division and Liberty Global excluding the impact of Virgin Media for 2014, as compared to 2013, and (b) the LiLAC Division and Liberty Puerto Rico excluding the impact of OneLink for 2013, as compared to 2012, in a note to the applicable tables that are included in Discussion and Analysis of our Reportable Segments.

Changes in foreign currency exchange rates have a significant impact on our reported operating results as all of our operating segments, except for Puerto Rico, have functional currencies other than the U.S. dollar. Our primary exposure to FX risk during the three months ended December 31, 2014 was to the euro and British pound sterling as 43.8% and 36.7% of our U.S. dollar revenue during the period was derived from subsidiaries whose functional currencies are the euro and British pound sterling, respectively. In addition, our reported operating results are impacted by changes in the exchange rates for the Swiss franc and other local currencies in Europe, as well as the Chilean peso. The portions of the changes in the various components of our results of operations that are attributable to changes in FX are highlighted under Discussion and Analysis of our Reportable Segments and Discussion and Analysis of our Consolidated Operating Results below. For information concerning our foreign currency risks and the applicable foreign currency exchange rates in effect for the periods covered by this Annual Report on Form 10-K, see Quantitative and Qualitative Disclosures about Market Risk — Foreign Currency Risk below.

The amounts presented and discussed below represent 100% of each operating segment’s revenue and Adjusted OIBDA. As we have the ability to control Telenet and Liberty Puerto Rico, we consolidate 100% of the revenue and expenses of these entities in our consolidated statements of operations despite the fact that third parties own significant interests in these entities. The noncontrolling owners’ interests in the operating results of Telenet, Liberty Puerto Rico and other less significant majority-owned subsidiaries are reflected in net earnings or loss attributable to noncontrolling interests in our consolidated statements of operations.

Discussion and Analysis of our Reportable Segments

General

All of the reportable segments set forth below derive their revenue primarily from broadband communications services, including video, broadband internet and fixed-line telephony services. Most of our reportable segments also provide B2B services, and certain of our reportable segments provide mobile services. For detailed information regarding the composition of our reportable segments, including information regarding certain changes to our reportable segments that we made during the fourth quarter of 2014, see note 18 to our consolidated financial statements.

The tables presented below in this section provide a separate analysis of each of the line items that comprise Adjusted OIBDA, as further discussed in note 18 to our consolidated financial statements, as well as an analysis of Adjusted OIBDA by reportable segment for (i) 2014, as compared to 2013, and (ii) 2013, as compared to 2012. These tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the organic percentage change from period to period (percentage change after removing FX and the estimated impacts of acquisitions). The comparisons that exclude FX assume that exchange rates remained constant at the prior year rate during the comparative periods that are included in each table. As discussed under Quantitative and Qualitative Disclosures about Market Risk — Foreign Currency Risk below, we have significant exposure to movements in foreign currency exchange rates. We also provide a table showing the Adjusted OIBDA margins of our reportable segments for 2014, 2013 and 2012 at the end of this section.

The revenue of our reportable segments includes revenue earned from (i) subscribers to our broadband communications and mobile services and (ii) B2B services, interconnect fees, installation fees, channel carriage fees, late fees and advertising.  Consistent with the presentation of our revenue categories in note 18 to our consolidated financial statements, we use the term “subscription revenue” in the following discussion to refer to amounts received from subscribers for ongoing services, excluding installation fees and late fees. In the following tables, mobile subscription revenue excludes the related interconnect revenue.

Most of our revenue is derived from jurisdictions that administer VAT or similar revenue-based taxes.  Any increases in these taxes could have an adverse impact on our ability to maintain or increase our revenue to the extent that we are unable to pass such tax increases on to our customers.  In the case of revenue-based taxes for which we are the ultimate taxpayer, we will also experience increases in our operating expenses and corresponding declines in our Adjusted OIBDA and Adjusted OIBDA margins to the extent of any such tax increases.  In this regard, certain changes regarding VAT took effect on January 1, 2015, including (i) an increase in the VAT applicable to certain components of Virgin Media’s operations and (ii) a change in how VAT is calculated with respect to the operations of UPC DTH in Hungary, the Czech Republic and Slovakia. As compared to 2014 levels, these changes are expected to result in increases in annual VAT payments during 2015 ranging from approximately £30 million ($47 million) to £35 million ($55 million) for Virgin Media and approximately €12 million ($15 million) to €14 million ($17 million) for UPC DTH.

We pay interconnection fees to other telephony providers when calls or text messages from our subscribers terminate on another network, and we receive similar fees from such providers when calls or text messages from their customers terminate on our networks or networks that we access through MVNO or other arrangements. The amounts we charge and incur with respect to fixed-line telephony and mobile interconnection fees are subject to regulatory oversight in many of our markets. To the extent that regulatory authorities introduce fixed-line or mobile termination rate changes, we would experience prospective changes and, in very limited cases, we could experience retroactive changes in our interconnect revenue and/or costs. The ultimate impact of any such changes in termination rates on our Adjusted OIBDA would be dependent on the call or text messaging patterns that are subject to the changed termination rates. For information regarding an ongoing tariff-setting process in Chile that may impact the revenue of VTR, see note 17 to our consolidated financial statements.

Revenue of our Reportable Segments

Revenue — 2014 compared to 2013

	Year ended December 31,		Increase (decrease)		Organic increase (decrease) (a)
	2014	2013	$	%	%
	in millions
European Operations Division:
U.K./Ireland (b)	$7,409.9	$4,117.4	$3,292.5	80.0	4.5
The Netherlands (c)	1,498.5	1,242.4	256.1	20.6	(1.3)
Germany	2,711.5	2,559.2	152.3	6.0	6.0
Belgium	2,279.4	2,185.9	93.5	4.3	4.3
Switzerland/Austria	1,846.1	1,767.1	79.0	4.5	3.1
Total Western Europe	15,745.4	11,872.0	3,873.4	32.6	4.0
Central and Eastern Europe	1,259.5	1,272.0	(12.5)	(1.0)	0.7
Central and other	(7.1)	(0.4)	(6.7)	N.M.	N.M.
Total European Operations Division	16,997.8	13,143.6	3,854.2	29.3	3.6
LiLAC Division:
Chile	898.5	991.6	(93.1)	(9.4)	4.4
Puerto Rico	306.1	297.2	8.9	3.0	3.0
Total LiLAC Division	1,204.6	1,288.8	(84.2)	(6.5)	4.1
Corporate and other	70.8	77.1	(6.3)	(8.2)	(10.1)
Intersegment eliminations	(24.9)	(35.3)	10.4	N.M.	N.M.
Total	$18,248.3	$14,474.2	$3,774.1	26.1	3.6
_______________

(a)
As further described under Results of Operations above, our organic revenue growth rate during 2014 is impacted by the organic growth of Virgin Media. Excluding the impact of Virgin Media, the organic increase in (i) U.K./Ireland’s revenue would have been 1.1% and (ii) our total revenue would have been 3.2%. For additional information, see Discussion and Analysis of our Consolidated Results — Revenue.

(b)	The amount presented for 2013 includes the post-acquisition revenue of Virgin Media from June 8, 2013 through December 31, 2013.

(c)	The amount presented for 2014 includes the post-acquisition revenue of Ziggo from November 12, 2014 through December 31, 2014.

N.M. — Not Meaningful.

General. While not specifically discussed in the below explanations of the changes in the revenue of our reportable segments, we are experiencing significant competition in all of our broadband communications markets. This competition has an adverse impact on our ability to increase or maintain our RGUs and/or ARPU. For a description of the more notable recent impacts of this competition on our broadband communications markets, see Overview above.

U.K./Ireland. The details of U.K./Ireland’s revenue during 2014, as compared to 2013, are set forth below:

	Year ended December 31,		Increase		Organic increase
	2014	2013	$	%	%
	in millions
U.K.	$6,941.1	$3,653.7	$3,287.4	90.0	4.9
Ireland	468.8	463.7	5.1	1.1	1.1
Total	$7,409.9	$4,117.4	$3,292.5	80.0	4.5

The increase in U.K./Ireland's revenue during 2014, as compared to 2013, is primarily due to the June 2013 Virgin Media Acquisition. The organic revenue growth rate of U.K./Ireland is impacted by the size and timing of the Virgin Media Acquisition. Accordingly, (i) we present a separate discussion and analysis for each of the U.K. and Ireland and (ii) the below discussion and analysis of the U.K.’s revenue is presented on a pro forma basis as if the results of Virgin Media were included for the full year 2013. We believe this pro forma analysis provides a more meaningful comparison of Virgin Media’s revenue.

U.K. During 2014, Virgin Media generated revenue of $6,941.1 million, representing a pro forma organic increase of $163.4 million or 2.5%, compared to the revenue reported by Virgin Media during 2013. This pro forma organic increase in Virgin Media’s revenue, which represents the increase that remains after eliminating the impacts of (i) a decrease of $21.4 million associated with the assumed alignment of Virgin Media’s policy to our policy for accounting for installation and certain nonrecurring fees received on B2B contracts, (ii) an acquisition and (iii) FX, is attributable to the net effect of (a) an increase in cable subscription revenue of $148.2 million or 3.3%, (b) a decrease in other non-subscription revenue of $90.1 million or 23.3%, (c) an increase in mobile subscription revenue of $61.9 million or 9.0% and (d) an increase in non-subscription B2B revenue of $43.4 million or 4.7%.

The pro forma organic increase during 2014 in Virgin Media’s cable subscription revenue is primarily due to an increase in ARPU and, to a lesser extent, the average number of RGUs, as an increase in the average number of broadband internet RGUs was only partially offset by declines in the average numbers of digital cable and fixed-line telephony RGUs. The increase in ARPU is primarily due to a net increase resulting from the following factors: (i) higher ARPU due to (a) February 2014 and February 2013 price increases for broadband internet, digital cable and fixed-line telephony services and (b) an October 2013 price increase for certain broadband internet services, (ii) lower ARPU due to the impact of higher discounts, (iii) lower ARPU due to lower fixed-line telephony call volumes, (iv) higher ARPU due to increased penetration of Virgin Media’s TiVo set-top boxes, (v) lower ARPU due to a change in legislation with respect to the charging of VAT, as discussed below, and (vi) higher ARPU due to the net effect of increases in the proportion of subscribers receiving (1) higher-priced tiers of broadband internet services in Virgin Media’s bundles and (2) lower-priced tiers of digital cable services in Virgin Media’s bundles.

The pro forma organic increase in Virgin Media’s mobile subscription revenue is primarily due to the net effect of (i) an increase in the number of customers taking postpaid mobile services, (ii) a decline in the number of prepaid mobile customers, (iii) July 2013 and July 2014 price increases, (iv) a decrease due to a higher proportion of Virgin Media’s postpaid customers taking lower-priced subscriber identification module or “SIM”-only contracts and (v) a reduction in chargeable usage, primarily attributable to the net effect of (a) a higher proportion of subscribers moving to higher-limit and unlimited usage bundles for voice and short message service (or SMS) and (b) an increase in the amount of chargeable data. In addition, the growth in mobile subscription revenue was partially offset by the impact of certain nonrecurring net adjustments of $6.0 million and $1.8 million during the first and second quarters of 2013, respectively, that positively impacted 2013.

The pro forma organic increase in Virgin Media’s non-subscription B2B revenue is primarily due to the net effect of (i) an increase in B2B data revenue primarily attributable to (a) increased volumes and (b) an increase of $17.8 million in the amortization of deferred upfront fees on B2B contracts and (ii) a decline in B2B voice revenue primarily attributable to (1) lower termination rates and (2) a decline in usage. In addition, the growth in B2B revenue also benefited from the impact of certain nonrecurring net adjustments of $4.8 million that negatively impacted the third quarter of 2013.

The pro forma organic decrease in Virgin Media’s other non-subscription revenue is primarily attributable to the net effect of (i) a decrease in interconnect revenue, primarily due to a reduction in (a) fixed-line termination rates in February 2014 and (b) mobile termination rates in April 2013, (ii) a decrease of $28.9 million related to a decline in Virgin Media’s non-cable subscriber base, (iii) a decrease in installation revenue and (iv) an increase in mobile handset sales primarily attributable to the net effect of (1) an $11.3 million increase related to the November 2014 introduction of a new mobile program whereby customers can elect to purchase a mobile handset pursuant to a contract that is independent of a mobile airtime services contract and (2) a decrease in sales to third-party retailers and prepaid handset sales. Under the new mobile program, Virgin Media generally recognizes the full sales price for the mobile handset upon delivery, regardless of whether the sales price is received upfront or in installments.

On March 19, 2014, the U.K. government announced a change in legislation with respect to the charging of VAT in connection with prompt payment discounts such as those that Virgin Media offers to its fixed-line telephony customers. The changes, which took effect on May 1, 2014, impacted Virgin Media and some of its competitors. As a result of this legislation, Virgin Media’s revenue was £28.9 million ($45.0 million) lower during 2014, as compared to 2013. For additional information regarding a potential challenge from the U.K. government regarding Virgin Media’s application of the prompt payment discount rules prior to the May 1, 2014 change in legislation, see note 17 to our consolidated financial statements.

Ireland. The increase in Ireland’s revenue during 2014, as compared to 2013, includes (i) an organic increase of $5.0 million or 1.1%, and (ii) the impact of FX, as set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase (decrease) in cable subscription revenue due to change in:
Average number of RGUs (a)	$26.4	$—	$26.4
ARPU (b)	(14.2)	—	(14.2)
Total increase in cable subscription revenue	12.2	—	12.2
Decrease in B2B revenue	—	(2.3)	(2.3)
Decrease in other non-subscription revenue (c)	—	(4.9)	(4.9)
Total organic increase (decrease)	12.2	(7.2)	5.0
Impact of FX	0.3	(0.2)	0.1
Total	$12.5	$(7.4)	$5.1
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(a)
The increase in Ireland’s cable subscription revenue related to a change in the average number of RGUs is attributable to increases in the average numbers of fixed-line telephony and broadband internet RGUs that were only partially offset by declines in the average numbers of analog cable RGUs, multi-channel multi-point (microwave) distribution system (MMDS) video RGUs and digital cable RGUs.

(b)
The decrease in Ireland’s cable subscription revenue related to a change in ARPU is primarily due to (i) an adverse change in RGU mix and (ii) a net decrease resulting from the following factors: (a) higher ARPU due to the inclusion of higher-priced tiers of broadband internet, video and fixed-line telephony services in Ireland’s bundles, including the impact of a price increase in March 2014, (b) lower ARPU due to the impact of higher bundling discounts and (c) lower ARPU due to a decrease in fixed-line telephony call volumes.

(c)	The decrease in Ireland’s other non-subscription revenue is primarily due to a decrease in installation revenue.

The Netherlands. The increase in the Netherlands’ revenue during 2014, as compared to 2013, includes (i) an organic decrease of $16.3 million or 1.3%, (ii) the impact of the Ziggo Acquisition and (iii) the impact of FX, as set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase (decrease) in cable subscription revenue due to change in:
Average number of RGUs (a)	$1.5	$—	$1.5
ARPU (b)	(3.4)	—	(3.4)
Total decrease in cable subscription revenue	(1.9)	—	(1.9)
Decrease in mobile subscription revenue	(0.2)	—	(0.2)
Total decrease in subscription revenue	(2.1)	—	(2.1)
Decrease in B2B revenue	—	(2.8)	(2.8)
Decrease in other non-subscription revenue (c)	—	(11.4)	(11.4)
Total organic decrease	(2.1)	(14.2)	(16.3)
Impact of Ziggo Acquisition	262.2	30.0	292.2
Impact of FX	(21.0)	1.2	(19.8)
Total	$239.1	$17.0	$256.1

_______________

(a)
The increase in the Netherlands’ cable subscription revenue related to a change in the average number of RGUs is attributable to increases in the average numbers of broadband internet, fixed-line telephony and digital cable RGUs that were mostly offset by a decline in the average number of analog cable RGUs.

(b)
The decrease in the Netherlands’ cable subscription revenue related to a change in ARPU is due to the net effect of (i) a net decrease primarily resulting from the following factors: (a) lower ARPU due to the impact of increases in the proportions of subscribers receiving lower-priced tiers of broadband internet and fixed-line telephony services in the Netherlands’ bundles, (b) higher ARPU due to the impact of lower bundling discounts, (c) higher ARPU from digital cable services and (d) lower ARPU due to a decrease in fixed-line telephony call volumes and (ii) an improvement in RGU mix.

(c)	The decrease in the Netherlands’ other non-subscription revenue is primarily due to lower installation revenue.

Germany. The increase in Germany’s revenue during 2014, as compared to 2013, includes (i) an organic increase of $153.7 million or 6.0% and (ii) the impact of FX, as set forth below:

	Subscription revenue (a)	Non-subscription revenue (b)	Total
	in millions
Increase in cable subscription revenue due to change in:
Average number of RGUs (c)	$105.7	$—	$105.7
ARPU (d)	36.4	—	36.4
Total increase in cable subscription revenue	142.1	—	142.1
Increase in mobile subscription revenue (e)	5.3	—	5.3
Total increase in subscription revenue	147.4	—	147.4
Increase in B2B revenue	—	0.5	0.5
Increase in other non-subscription revenue (f)	—	5.8	5.8
Total organic increase	147.4	6.3	153.7
Impact of FX	(1.6)	0.2	(1.4)
Total	$145.8	$6.5	$152.3
_______________

(a)
Germany’s subscription revenue includes revenue from multi-year bulk agreements with landlords or housing associations or with third parties that operate and administer the in-building networks on behalf of housing associations. These bulk agreements, which generally allow for the procurement of the basic video signals at volume-based discounts, provide access to approximately two-thirds of Germany’s video subscribers. Germany’s bulk agreements are, to a significant extent, medium- and long-term contracts. As of December 31, 2014, bulk agreements covering approximately 39% of the video subscribers that Germany serves through these agreements expire by the end of 2015 or are terminable on 30-days notice. During the three months ended December 31, 2014, Germany’s 20 largest bulk agreement accounts generated approximately 7% of its total revenue (including estimated amounts billed directly to the building occupants for premium cable, broadband internet and fixed-line telephony services). No assurance can be given that Germany’s bulk agreements will be renewed or extended on financially equivalent terms or at all.

(b)
Germany’s other non-subscription revenue includes fees received for the carriage of certain channels included in Germany’s analog and digital cable offerings.  This carriage fee revenue is subject to contracts that expire or are otherwise terminable by either party on various dates ranging from 2015 through 2018.  The aggregate amount of revenue related to these carriage contracts represented approximately 5% of Germany’s total revenue during the three months ended December 31, 2014.  No assurance can be given that these contracts will be renewed or extended on financially equivalent terms, or at all. In 2012, public broadcasters sent us notices purporting to terminate their carriage fee arrangements effective December 31, 2012. Although we have rejected these termination notices, beginning in 2013, we ceased recognizing revenue related to these carriage fee arrangements. Also, our ability to increase the aggregate carriage fees that Germany receives for each channel is limited through 2016 by certain commitments we made to regulators in connection with the acquisition of KBW.

(c)
The increase in Germany’s cable subscription revenue related to a change in the average number of RGUs is attributable to increases in the average numbers of broadband internet, fixed-line telephony and digital cable RGUs that were only partially offset by a decline in the average number of analog cable RGUs.

(d)
The increase in Germany’s cable subscription revenue related to a change in ARPU is due to (i) a net increase primarily resulting from the following factors: (a) higher ARPU from broadband internet and digital cable services, (b) lower ARPU from fixed-line telephony services due to the net effect of (1) a decrease in ARPU associated with lower fixed-line telephony call volumes for customers on usage-based calling plans and (2) an increase in ARPU associated with the migration of customers to fixed-rate calling plans and related value-added services and (c) lower ARPU from analog cable services primarily due to a higher proportion of customers receiving discounted analog cable services through certain bulk agreements and lower negotiated rates through these agreements and (ii) an improvement in RGU mix.

(e)
The increase in Germany’s mobile subscription revenue is primarily due to the net effect of (i) an increase in the average number of mobile subscribers and (ii) lower ARPU due to the impact of an increase in the proportion of subscribers receiving lower-priced tiers of mobile services.

(f)
The increase in Germany’s other non-subscription revenue is attributable to the net effect of (i) a decrease in interconnect revenue of $15.6 million, primarily attributable to lower fixed-line termination rates, (ii) an increase in carriage fee revenue of $7.0 million and (iii) a net increase from individually insignificant changes in other non-subscription revenue categories. The increase during 2014, as compared to 2013, also includes an $11.4 million increase in network usage revenue related to the first quarter 2014 settlement of prior year amounts.

Belgium. The increase in Belgium’s revenue during 2014, as compared to 2013, includes (i) an organic increase of $94.5 million or 4.3% and (ii) the impact of FX, as set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase in cable subscription revenue due to change in:
Average number of RGUs (a)	$53.1	$—	$53.1
ARPU (b)	16.4	—	16.4
Total increase in cable subscription revenue	69.5	—	69.5
Increase in mobile subscription revenue (c)	12.9	—	12.9
Total increase in subscription revenue	82.4	—	82.4
Increase in B2B revenue (d)	—	9.4	9.4
Increase in other non-subscription revenue (e)	—	2.7	2.7
Total organic increase	82.4	12.1	94.5
Impact of FX	(0.7)	(0.3)	(1.0)
Total	$81.7	$11.8	$93.5
_______________

(a)
The increase in Belgium’s cable subscription revenue related to a change in the average number of RGUs is attributable to increases in the average numbers of fixed-line telephony, digital cable and broadband internet RGUs that were only partially offset by a decline in the average number of analog cable RGUs.

(b)
The increase in Belgium’s cable subscription revenue related to a change in ARPU is primarily due to an improvement in RGU mix. Excluding RGU mix, ARPU remained relatively constant primarily due to the net effect of the following factors: (i) higher ARPU due to (a) an increase in the proportion of subscribers receiving higher-priced tiers of services due to migrations to Belgium’s current bundle offerings and (b) February 2014 price increases for certain existing analog and digital cable, broadband internet and fixed-line telephony services, (ii) lower ARPU due to the impact of higher bundling and promotional discounts, (iii) lower ARPU from fixed-line telephony services due to (1) lower fixed-line telephony call volumes for customers on usage-based plans and (2) a higher proportion of customers migrating to fixed-rate calling plans and (iv) lower ARPU due to the impact of an increase in the proportion of subscribers receiving lower-priced tiers of broadband internet services in Belgium’s bundles.

(c)
The increase in Belgium’s mobile subscription revenue is primarily due to the net effect of (i) an increase in the average number of mobile subscribers and (ii) lower ARPU primarily due to (a) the impact of an increase in the proportion of subscribers receiving lower-priced tiers of mobile services and (b) a reduction in billable usage.

(d)	The increase in Belgium’s B2B revenue is primarily due to (i) higher revenue from voice, video and data services and (ii) higher wholesale revenue from mobile services.

(e)
The increase in Belgium’s other non-subscription revenue is primarily due to the net effect of (i) an increase in interconnect revenue of $12.2 million, primarily due to the net effect of (a) growth in mobile customers and (b) lower SMS usage, (ii) a decrease in mobile handset sales of $11.7 million and (iii) an increase in set-top box sales of $6.8 million, primarily due to a digital cable migration completed during the third quarter of 2014. The decrease in Belgium’s mobile handset sales, which typically generate relatively low margins, is primarily due to a decrease in sales to third-party retailers.

For information concerning certain regulatory developments that could have an adverse impact on our revenue in Belgium, see note 17 to our consolidated financial statements.

Switzerland/Austria. The increase in Switzerland/Austria’s revenue during 2014, as compared to 2013, includes (i) an organic increase of $55.5 million or 3.1%, (ii) the impact of acquisitions and (iii) the impact of FX, as set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase in cable subscription revenue due to change in:
Average number of RGUs (a)	$36.4	$—	$36.4
ARPU (b)	19.1	—	19.1
Total increase in cable subscription revenue	55.5	—	55.5
Increase in B2B revenue (c)	—	6.7	6.7
Decrease in other non-subscription revenue (d)	—	(6.7)	(6.7)
Total organic increase	55.5	—	55.5
Impact of acquisitions	7.3	(1.7)	5.6
Impact of FX	16.8	1.1	17.9
Total	$79.6	$(0.6)	$79.0
_______________

(a)
The increase in Switzerland/Austria’s cable subscription revenue related to a change in the average number of RGUs is attributable to increases in the average numbers of broadband internet, digital cable and fixed-line telephony RGUs in each of Switzerland and Austria that were largely offset by a decline in the average number of analog cable RGUs in each of Switzerland and Austria.

(b)
The increase in Switzerland/Austria’s cable subscription revenue related to a change in ARPU is due to an increase in Switzerland that was only partially offset by a decrease in Austria. The increase in Switzerland is primarily due to (i) an improvement in RGU mix and (ii) a net increase primarily resulting from the following factors: (a) higher ARPU due to the inclusion of higher-priced tiers of fixed-line telephony and broadband internet services in Switzerland’s bundles, including the impact of price increases in April 2014 and January 2014, (b) lower ARPU due to a decrease in fixed-line telephony call volumes and (c) lower ARPU due to the impact of higher bundling discounts. The decrease in Austria is primarily due to (1) a net decrease resulting from the following factors: (A) higher ARPU due to a January 2014 price increase for video services, (B) lower ARPU due to the impact of an increase in the proportion of subscribers receiving lower-priced tiers of digital cable and fixed-line telephony services in Austria’s bundles, (C) lower ARPU due to the impact of higher bundling discounts and (D) lower ARPU due to a decrease in fixed-line telephony call volumes and (2) an adverse change in RGU mix.

(c)
The increase in Switzerland/Austria’s B2B revenue is primarily due to the net effect of (i) increased volumes in voice, data and broadband internet services in Switzerland and (ii) lower revenue from internet and voice services in Austria.

(d)
The decrease in Switzerland/Austria’s other non-subscription revenue is largely due to the net effect of (i) a decrease in installation revenue in each of Switzerland and Austria, (ii) a decrease in revenue from Austria’s non-cable subscriber base and (iii) an increase in mobile handset sales in Switzerland.

Central and Eastern Europe. The decrease in Central and Eastern Europe’s revenue during 2014, as compared to 2013, includes (i) an organic increase of $9.2 million or 0.7% and (ii) the impact of FX, as set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase (decrease) in cable subscription revenue due to change in:
Average number of RGUs (a)	$30.8	$—	$30.8
ARPU (b)	(16.9)	—	(16.9)
Total increase in cable subscription revenue	13.9	—	13.9
Increase in B2B revenue (c)	—	5.1	5.1
Decrease in other non-subscription revenue (d)	—	(9.8)	(9.8)
Total organic increase (decrease)	13.9	(4.7)	9.2
Impact of FX	(20.0)	(1.7)	(21.7)
Total	$(6.1)	$(6.4)	$(12.5)
_______________

(a)
The increase in Central and Eastern Europe’s cable subscription revenue related to a change in the average number of RGUs is primarily attributable to (i) increases in the average numbers of digital cable, broadband internet and fixed-line telephony RGUs in Poland, Romania, Hungary and Slovakia and (ii) an increase in the average number of RGUs at UPC DTH that were largely offset by (a) a decline in the average number of analog cable RGUs in Poland, Romania, Hungary and Slovakia and (b) declines in the average numbers of digital cable and fixed-line telephony RGUs in the Czech Republic.

(b)
The decrease in Central and Eastern Europe’s cable subscription revenue related to a change in ARPU is due to the net effect of (i) a decrease primarily resulting from the following factors: (a) lower ARPU from fixed-line telephony services, primarily due to (1) an increase in the proportion of subscribers receiving lower-priced calling plans and (2) a decrease in call volumes for customers on usage-based calling plans, (b) lower ARPU due to the impact of higher bundling discounts and (c) higher ARPU due to the inclusion of higher-priced tiers of broadband internet and digital cable services in Central and Eastern Europe’s bundles and (ii) an improvement in RGU mix.

(c)	The increase in Central and Eastern Europe’s B2B revenue is largely due to higher revenue from voice services in Hungary and Poland.

(d)
The decrease in Central and Eastern Europe’s other non-subscription revenue is due to (i) a decrease in interconnect revenue, largely as a result of lower fixed-line telephony termination rates in Poland, and (ii) a net decrease resulting from individually insignificant changes in other non-subscription revenue categories.

Chile. The decrease in Chile’s revenue during 2014, as compared to 2013, includes (i) an organic increase of $43.4 million or 4.4% and (ii) the impact of FX, as set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase in cable subscription revenue due to change in:
Average number of RGUs (a)	$36.9	$—	$36.9
ARPU (b)	13.5	—	13.5
Total increase in cable subscription revenue	50.4	—	50.4
Increase in mobile subscription revenue (c)	7.7	—	7.7
Total increase in subscription revenue	58.1	—	58.1
Decrease in non-subscription revenue (d)	—	(14.7)	(14.7)
Total organic increase (decrease)	58.1	(14.7)	43.4
Impact of FX	(128.4)	(8.1)	(136.5)
Total	$(70.3)	$(22.8)	$(93.1)
_______________

(a)
The increase in Chile’s cable subscription revenue related to a change in the average number of RGUs is attributable to increases in the average numbers of digital cable, broadband internet and fixed-line telephony RGUs that were only partially offset by a decline in the average number of analog cable RGUs.

(b)
The increase in Chile’s cable subscription revenue related to a change in ARPU is due to (i) a net increase resulting from the following factors: (a) lower ARPU due to the impact of higher bundling and promotional discounts, (b) higher ARPU due to semi-annual inflation and other price adjustments for video, broadband internet and fixed-line telephony services, (c) higher ARPU due to the inclusion of higher-priced tiers of broadband internet and fixed-line telephony services in Chile’s bundles, (d) lower ARPU due to a decrease in fixed-line telephony call volumes for customers on usage-based plans and (e) higher ARPU from incremental digital cable services and (ii) an improvement in RGU mix.

(c)
The increase in Chile’s mobile subscription revenue is attributable to an increase in (i) the average number of postpaid subscribers, which more than offset the decrease in the average number of prepaid subscribers, and (ii) mobile ARPU, primarily due to a higher proportion of mobile subscribers on postpaid plans, which generate higher ARPU than prepaid plans.

(d)
The decrease in Chile’s non-subscription revenue is primarily due to decreases in (i) interconnect revenue, primarily associated with a January 2014 decline in mobile terminations rates, and (ii) prepaid mobile handset sales. For information regarding an ongoing tariff-setting process in Chile that may impact the revenue of Chile, see note 17 to our consolidated financial statements.

Puerto Rico. The increase in Puerto Rico’s revenue during 2014, as compared to 2013, is set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase (decrease) in cable subscription revenue due to change in:
Average number of RGUs (a)	$28.5	$—	$28.5
ARPU (b)	(20.5)	—	(20.5)
Total increase in cable subscription revenue	8.0	—	8.0
Increase in B2B revenue	—	1.4	1.4
Decrease in other non-subscription revenue	—	(0.5)	(0.5)
Total	$8.0	$0.9	$8.9
_______________

(a)
The increase in Puerto Rico’s cable subscription revenue related to a change in the average number of RGUs is attributable to increases in the average numbers of fixed-line telephony, broadband internet and digital cable RGUs.

(b)
The decrease in Puerto Rico’s cable subscription revenue related to a change in ARPU is due to (i) lower ARPU from fixed-line telephony and digital cable services and (ii) an adverse change in RGU mix.

Revenue — 2013 compared to 2012

	Year ended December 31,		Increase (decrease)		Organic increase (decrease)
	2013	2012	$	%	%
	in millions
European Operations Division:
U.K./Ireland (a)	$4,117.4	$426.4	$3,691.0	N.M.	N.M.
The Netherlands	1,242.4	1,229.1	13.3	1.1	(2.2)
Germany	2,559.2	2,311.0	248.2	10.7	7.2
Belgium	2,185.9	1,918.0	267.9	14.0	10.3
Switzerland/Austria	1,767.1	1,681.8	85.3	5.1	3.3
Total Western Europe	11,872.0	7,566.3	4,305.7	56.9	5.6
Central and Eastern Europe	1,272.0	1,231.2	40.8	3.3	0.9
Central and other	(0.4)	1.5	(1.9)	N.M.	N.M.
Total European Operations Division	13,143.6	8,799.0	4,344.6	49.4	4.9
LiLAC Division:
Chile	991.6	940.6	51.0	5.4	7.4
Puerto Rico	297.2	145.5	151.7	104.3	4.3
Total LiLAC Division	1,288.8	1,086.1	202.7	18.7	7.0
Corporate and other	77.1	78.6	(1.5)	(1.9)	(6.1)
Intersegment eliminations	(35.3)	(32.9)	(2.4)	N.M.	N.M.
Total	$14,474.2	$9,930.8	$4,543.4	45.8	5.1
 _______________

(a)	The amount presented for 2013 includes the post-acquisition revenue of Virgin Media from June 8, 2013 through December 31, 2013.

N.M. — Not Meaningful.

U.K./Ireland. The details of U.K./Ireland’s revenue during 2013, as compared to 2012, are set forth below:

	Year ended December 31,		Increase		Organic increase
	2013	2012	$	%	%
	in millions
U.K.	$3,653.7	$—	$3,653.7	N.M.	N.M.
Ireland	463.7	426.4	37.3	8.7	5.3
Total	$4,117.4	$426.4	$3,691.0	865.6	7.2
_______________

N.M. — Not Meaningful.

The increase in U.K./Ireland's revenue during 2013, as compared to 2012, is primarily due to the June 2013 Virgin Media Acquisition. The organic revenue growth rate of U.K./Ireland is impacted by the size and timing of the Virgin Media Acquisition. Accordingly, (i) we present a separate discussion and analysis for each of the U.K. and Ireland and (ii) the below discussion and analysis of the U.K.’s revenue is presented on a pro forma basis as if the results of Virgin Media were included for the six months ended December 31, 2013. We believe this pro forma analysis provides a more meaningful comparison of Virgin Media’s revenue.

U.K. During the six months ended December 31, 2013, Virgin Media generated revenue of $3,267.9 million, representing a 1.2% organic increase over the revenue reported by Virgin Media during the corresponding 2012 period, as adjusted to reflect a pro forma $64.6 million decrease in revenue associated with the assumed alignment of Virgin Media’s policy to our policy for accounting for installation and certain nonrecurring fees received on B2B contracts effective June 7, 2012. For information regarding our accounting policy for these fees, see note 3 to our consolidated financial statements. The pro forma increase in Virgin Media’s revenue during this period is primarily attributable to growth in the subscription revenue from Virgin Media’s residential broadband communications operations, primarily due to the net effect of (i) an increase in subscription revenue from video services of $55.0 million or 7.6%, as the impact of higher ARPU from video services was only partially offset by a decline in the average number of RGUs, (ii) an increase in subscription revenue from broadband internet services of $48.2 million or 7.4%, attributable to higher ARPU from broadband internet services and the impact of an increase in the average number of broadband internet RGUs and (iii) a decrease in subscription revenue from fixed-line telephony services of $23.1 million or 2.9%, primarily attributable to lower ARPU from fixed-line telephony services. In addition, the decrease in subscription revenue from fixed-line telephony services includes an increase of approximately $11.3 million attributable to a reduction in VAT in connection with prompt payment discounts, which were offered by Virgin Media to customers beginning in August 2012. Virgin Media’s revenue from mobile services increased slightly during the six months ended December 31, 2013, as compared to the revenue reported by Virgin Media during the corresponding 2012 period, primarily due to the positive impacts of (a) an increase in the number of customers taking postpaid mobile services and (b) a July 2013 price increase that was only partially offset by the adverse impacts of (1) a decline in the revenue from prepaid mobile customers, (2) a reduction in out-of-bundle usage and (3) a higher proportion of customers on lower-priced subscriber identification module or “SIM” card only calling plans. In addition, the increase in mobile subscription revenue was negatively impacted by a favorable nonrecurring adjustment of $4.5 million that was recorded during the fourth quarter of 2012. Virgin Media’s B2B revenue increased slightly during the six months ended December 31, 2013, primarily due to the net effect of (A) higher recurring contractual revenue from B2B customers and (B) the $11.1 million negative impact of nonrecurring items, consisting of (I) a $6.2 million net favorable impact during the third and fourth quarters of 2012 and (II) a $4.9 million unfavorable impact during the third quarter of 2013.

Ireland. The increase in Ireland’s revenue during 2013, as compared to 2012, includes (i) an organic increase of $22.5 million or 5.3%, and (ii) the impact of FX, as set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase (decrease) in cable subscription revenue due to change in:
Average number of RGUs (a)	$32.7	$—	$32.7
ARPU (b)	(11.0)	—	(11.0)
Total increase in cable subscription revenue	21.7	—	21.7
Increase in B2B revenue	—	0.6	0.6
Increase in other non-subscription revenue (c)	—	0.2	0.2
Total organic increase	21.7	0.8	22.5
Impact of FX	13.5	1.3	14.8
Total	$35.2	$2.1	$37.3
_______________

(a)
The increase in Ireland’s cable subscription revenue related to a change in the average number of RGUs is attributable to increases in the average numbers of fixed-line telephony, broadband internet and digital cable RGUs that were only partially offset by a decline in the average number of analog cable RGUs and, to a lesser extent, MMDS video RGUs.

(b)
The decrease in Ireland’s cable subscription revenue related to a change in ARPU is attributable to (i) an adverse change in RGU mix and (ii) a net decrease resulting from the following factors: (a) lower ARPU due to the impact of bundling discounts and (b) higher ARPU due to the inclusion of higher-priced tiers of broadband internet and digital cable services in Ireland’s promotional bundles.

(c)	The increase in Ireland’s non-subscription revenue is due to individually insignificant changes in various non-subscription revenue categories.

The Netherlands. The increase in the Netherlands’ revenue during 2013, as compared to 2012, includes (i) an organic decrease of $26.7 million or 2.2%, (ii) the impact of an acquisition and (iii) the impact of FX, as set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase (decrease) in cable subscription revenue due to change in:
Average number of RGUs (a)	$2.9	$—	$2.9
ARPU (b)	(26.6)	—	(26.6)
Total decrease in cable subscription revenue	(23.7)	—	(23.7)
Increase in mobile subscription revenue	0.1	—	0.1
Total decrease in subscription revenue	(23.6)	—	(23.6)
Decrease in B2B revenue (c)	—	(4.5)	(4.5)
Increase in other non-subscription revenue (d)	—	1.4	1.4
Total organic decrease	(23.6)	(3.1)	(26.7)
Impact of an acquisition	0.6	—	0.6
Impact of FX	36.0	3.4	39.4
Total	$13.0	$0.3	$13.3
_______________

(a)
The increase in the Netherlands’ cable subscription revenue related to a change in the average number of RGUs is attributable to the net effect of (i) increases in the average numbers of fixed-line telephony, broadband internet and digital cable RGUs and (ii) a decline in the average number of analog cable RGUs.

(b)
The decrease in the Netherlands’ cable subscription revenue related to a change in ARPU is due to the net effect of (i) a decrease primarily resulting from the following factors: (a) lower ARPU due to a decrease in fixed-line telephony call volume and (b) lower ARPU due to the impact of higher bundling and promotional discounts that more than offset the positive impacts of (1) the inclusion of higher-priced tiers of digital cable, broadband internet and fixed-line telephony services in the Netherlands’ promotional bundles and (2) July 2012 price increases for bundled services and a January 2013 price increase for certain analog cable services and (ii) an improvement in RGU mix.

(c)	The decrease in the Netherlands’ B2B revenue is primarily related to lower revenue from telephony and data services.

(d)
The increase in the Netherlands’ other non-subscription revenue is primarily attributable to the net effect of (i) an increase in installation revenue, (ii) a decrease in interconnect revenue, primarily due to the impact of reductions in fixed termination rates that became effective on August 1, 2012 and September 1, 2013, and (iii) a decrease in revenue from late fees.

Germany. The increase in Germany’s revenue during 2013, as compared to 2012, includes (i) an organic increase of $166.0 million or 7.2% and (ii) the impact of FX, as set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase in cable subscription revenue due to change in:
Average number of RGUs (a)	$125.7	$—	$125.7
ARPU (b)	64.8	—	64.8
Total increase in cable subscription revenue	190.5	—	190.5
Increase in mobile subscription revenue (c)	6.5	—	6.5
Total increase in subscription revenue	197.0	—	197.0
Increase in B2B revenue	—	2.9	2.9
Decrease in other non-subscription revenue (d)	—	(33.9)	(33.9)
Total organic increase (decrease)	197.0	(31.0)	166.0
Impact of FX	74.2	8.0	82.2
Total	$271.2	$(23.0)	$248.2
_______________

(a)
The increase in Germany’s cable subscription revenue related to a change in the average number of RGUs is attributable to increases in the average numbers of broadband internet, fixed-line telephony and digital cable RGUs that were only partially offset by a decline in the average number of analog cable RGUs.

(b)
The increase in Germany’s cable subscription revenue related to a change in ARPU is due to (i) a net increase primarily resulting from the following factors: (a) higher ARPU from broadband internet services and digital cable services, (b) lower ARPU from fixed-line telephony services due to the net impact of (1) a decrease in ARPU associated with lower fixed-line telephony call volumes for customers on usage-based calling plans and (2) an increase in ARPU associated with the migration of customers to fixed-rate plans and related value-added services, (c) higher ARPU due to lower negative impact from free bundled services provided to new subscribers during promotional periods and (d) higher ARPU from analog cable services, as price increases more than offset lower ARPU due to a higher proportion of subscribers receiving discounted analog cable services through bulk agreements and (ii) an improvement in RGU mix.

(c)
The increase in Germany’s mobile subscription revenue is primarily due to the net effect of (i) an increase in the average number of mobile subscribers, (ii) a reduction in billable usage and (iii) lower ARPU due to the impact of an increase in the proportion of subscribers receiving lower-priced tiers of mobile services.

(d)
The decrease in Germany’s other non-subscription revenue is primarily attributable to the net effect of (i) a decrease in carriage fee revenue of $34.9 million, primarily due to the fact that we ceased recognizing revenue in 2013 with respect to carriage fee contracts that public broadcasters purportedly terminated effective December 31, 2012, (ii) an increase in installation revenue of $14.1 million, due to a higher number of installations and an increase in the average installation fee, and (iii) a decrease in interconnect revenue of $6.3 million.

Belgium. The increase in Belgium’s revenue during 2013, as compared to 2012, includes (i) an organic increase of $198.4 million or 10.3% and (ii) the impact of FX, as set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase (decrease) in cable subscription revenue due to change in:
Average number of RGUs (a)	$39.9	$—	$39.9
ARPU (b)	(15.2)	—	(15.2)
Total increase in cable subscription revenue	24.7	—	24.7
Increase in mobile subscription revenue (c)	114.9	—	114.9
Total increase in subscription revenue	139.6	—	139.6
Decrease in B2B revenue (d)	—	(2.7)	(2.7)
Increase in other non-subscription revenue (e)	—	61.5	61.5
Total organic increase	139.6	58.8	198.4
Impact of FX	59.1	10.4	69.5
Total	$198.7	$69.2	$267.9
_______________

(a)
The increase in Belgium’s cable subscription revenue related to a change in the average number of RGUs is attributable to increases in the average numbers of digital cable, fixed-line telephony and broadband internet RGUs that were only partially offset by a decline in the average number of analog cable RGUs.

(b)
The decrease in Belgium’s cable subscription revenue related to a change in ARPU is due to the net effect of (i) a net decrease primarily resulting from following factors: (a) higher ARPU due to price increases associated with (1) higher-priced tiers of service in Belgium’s bundles and (2) a February 2013 increase for certain existing broadband internet, fixed-line telephony and digital cable services, (b) lower ARPU due to the impact of higher bundling and promotional discounts, (c) lower ARPU due to the impact of an increase in the proportion of subscribers receiving lower-priced tiers of broadband internet services and (d) lower ARPU from fixed-line telephony services due to (I) lower fixed-line telephony call volume for customers on usage-based plans and (II) a higher proportion of customers migrating to fixed-rate calling plans and (ii) an improvement in RGU mix. In addition, the increase in Belgium’s subscription revenue was offset by a nonrecurring adjustment recorded during the fourth quarter of 2012 to recognize $6.0 million of revenue following the implementation of billing system improvements. Most of this nonrecurring adjustment relates to revenue earned in years prior to 2012.

(c)	The increase in Belgium’s mobile subscription revenue is primarily due to an increase in the average number of mobile subscribers.

(d)
The decrease in Belgium’s B2B revenue is attributable to a net decrease associated with (i) a $7.7 million negative impact associated with changes in how Belgium recognizes certain up-front fees and (ii) increases in other elements of Belgium’s B2B revenue.

(e)
The increase in Belgium’s other non-subscription revenue is primarily due to the net effect of (i) an increase in interconnect revenue of $59.1 million, primarily associated with growth in mobile services, (ii) an increase in mobile handset sales of $10.3 million and (iii) a decrease of $2.4 million associated with a change in how Belgium recognizes certain up-front fees. The increase in Belgium’s mobile handset sales, which typically generate relatively low margins, is primarily due to (a) an increase in contract termination fees applicable to subsidized handsets and (b) an increase in sales to third-party retailers.

Switzerland/Austria. The increase in Switzerland/Austria’s revenue during 2013, as compared to 2012, includes (i) an organic increase of $54.8 million or 3.3%, (ii) the impact of acquisitions and (iii) the impact of FX, as set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase in cable subscription revenue due to change in:
Average number of RGUs (a)	$40.9	$—	$40.9
ARPU (b)	12.6	—	12.6
Total increase in cable subscription revenue	53.5	—	53.5
Decrease in B2B revenue	—	(3.3)	(3.3)
Increase in other non-subscription revenue (c)	—	4.6	4.6
Total organic increase	53.5	1.3	54.8
Impact of acquisitions	2.3	(1.0)	1.3
Impact of FX	23.7	5.5	29.2
Total	$79.5	$5.8	$85.3
_______________

(a)
The increase in Switzerland/Austria’s cable subscription revenue related to a change in the average number of RGUs is attributable to increases in the average numbers of broadband internet, digital cable and fixed-line telephony RGUs in each of Switzerland and Austria that were only partially offset by a decline in the average number of analog cable RGUs in each of Switzerland and Austria.

(b)
The increase in Switzerland/Austria’s cable subscription revenue related to a change in ARPU is due to the net impact of an increase in Switzerland and a decrease in Austria. The increase in Switzerland is due to (i) an improvement in RGU mix and (ii) a net increase primarily resulting from the following factors: (a) higher ARPU due to the inclusion of higher-priced tiers of broadband internet services and, to a lesser extent, digital cable services in Switzerland’s promotional bundles, (b) lower ARPU due to the impact of bundling discounts, (c) higher ARPU due to a January 2013 price increase for a basic cable connection, as discussed below, and, to a lesser extent, a June 2013 price increase for broadband internet services, and (d) lower ARPU due to a decrease in fixed-line telephony call volume for customers on usage-based calling plans. The decrease in Austria is due to (1) a net decrease resulting from the following factors: (A) lower ARPU due to the impact of bundling discounts, (B) higher ARPU due to January 2013 price increases for digital and analog cable and broadband internet services and (C) lower ARPU due to a higher proportion of subscribers receiving lower-priced tiers of broadband internet services in Austria’s promotional bundles and (2) an adverse change in RGU mix.

(c)
The increase in Switzerland/Austria’s other non-subscription revenue is primarily attributable to the net effect in Switzerland of (i) an increase in installation revenue of $8.4 million, (ii) a decrease in sales of customer premises equipment, (iii) a decline in revenue from usage-based wholesale residential fixed-line telephony services and (iv) an increase in advertising revenue. The increase in installation revenue includes an increase of $7.1 million associated with a change in how we recognize installation revenue in Switzerland as a result of a change in how we market and deliver services upon the November 2012 unencryption of the basic tier of digital television channels.

Central and Eastern Europe. The increase in Central and Eastern Europe’s revenue during 2013, as compared to 2012, includes (i) an organic increase of $11.2 million or 0.9%, (ii) the impact of an acquisition and (iii) the impact of FX, as set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase (decrease) in cable subscription revenue due to change in:
Average number of RGUs (a)	$38.0	$—	$38.0
ARPU (b)	(30.4)	—	(30.4)
Total increase in cable subscription revenue	7.6	—	7.6
Decrease in mobile subscription revenue	(0.4)	—	(0.4)
Total increase in subscription revenue	7.2	—	7.2
Increase in non-subscription revenue (c)	—	4.0	4.0
Total organic increase	7.2	4.0	11.2
Impact of an acquisition	3.1	0.1	3.2
Impact of FX	24.2	2.2	26.4
Total	$34.5	$6.3	$40.8
_______________

(a)
The increase in Central and Eastern Europe’s cable subscription revenue related to a change in the average number of RGUs is primarily attributable to (i) increases in the average numbers of digital cable, fixed-line telephony and broadband internet RGUs in Poland, Romania, Hungary and Slovakia and (ii) an increase in the average number of RGUs at UPC DTH that were only partially offset by a decline in the average number of (a) analog cable RGUs in each country within our Central and Eastern Europe segment and (b) digital cable, fixed-line telephony and broadband internet RGUs in the Czech Republic.

(b)
The decrease in Central and Eastern Europe’s cable subscription revenue related to a change in ARPU is primarily due to the net effect of (i) lower ARPU due to the impact of higher bundling discounts, (ii) higher ARPU due to the inclusion of higher-priced tiers of digital cable and broadband internet services in Central and Eastern Europe’s promotional bundles, (iii) lower ARPU from incremental digital cable services and (iv) lower ARPU due to a decrease in fixed-line telephony call volume for customers on usage-based calling plans. In addition, Central and Eastern Europe’s overall ARPU was positively impacted by an improvement in RGU mix.

(c)	The increase in Central and Eastern Europe’s non-subscription revenue is due to individually insignificant changes in various non-subscription revenue categories.

Chile. The increase in Chile’s revenue during 2013, as compared to 2012, includes (i) an organic increase of $69.7 million or 7.4% and (ii) the impact of FX, as set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase in cable subscription revenue due to change in:
Average number of RGUs (a)	$45.4	$—	$45.4
ARPU (b)	13.4	—	13.4
Total increase in cable subscription revenue	58.8	—	58.8
Increase in mobile subscription revenue (c)	10.2	—	10.2
Total increase in subscription revenue	69.0	—	69.0
Increase in non-subscription revenue (d)	—	0.7	0.7
Total organic increase	69.0	0.7	69.7
Impact of FX	(17.1)	(1.6)	(18.7)
Total	$51.9	$(0.9)	$51.0
_______________

(a)
The increase in Chile’s cable subscription revenue related to a change in the average number of RGUs is due to increases in the average numbers of digital cable, broadband internet and fixed-line telephony RGUs that were only partially offset by a decline in the average number of analog cable RGUs.

(b)
The increase in Chile’s cable subscription revenue related to a change in ARPU is due to (i) a net increase resulting from the following factors: (a) higher ARPU due to the impact of lower bundling and promotional discounts, (b) higher ARPU due to semi-annual inflation and other price adjustments for video, broadband internet and fixed-line telephony services, (c) lower ARPU from analog and digital cable services, largely due to a higher proportion of subscribers receiving lower-priced tiers of services, (d) higher ARPU from broadband internet services and (e) lower ARPU due to a decrease in fixed-line telephony call volume for customers on usage-based plans and (ii) an improvement in RGU mix.

(c)	The increase in Chile’s mobile subscription revenue is primarily due to the May 2012 launch of mobile services at VTR’s mobile operations.

(d)
The increase in Chile’s non-subscription revenue is attributable to the net effect of (i) an increase in mobile interconnect revenue primarily due to the May 2012 launch of mobile services at VTR’s mobile operations, (ii) an increase in advertising revenue, (iii) a decrease in fixed-line telephony interconnect revenue, (iv) a decrease in installation revenue and (v) a net decrease resulting from individually insignificant changes in various other non-subscription revenue categories.

Puerto Rico. The increase in Puerto Rico’s revenue during 2013, as compared to 2012, includes (i) an organic increase of $6.2 million or 4.3% and (ii) the impact of the Puerto Rico Transaction, as set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase (decrease) in cable subscription revenue due to change in:
Average number of RGUs (a)	$16.3	$—	$16.3
ARPU (b)	(13.1)	—	(13.1)
Total increase in cable subscription revenue	3.2	—	3.2
Increase in non-subscription revenue	—	3.0	3.0
Total organic increase	3.2	3.0	6.2
Impact of acquisition	136.0	9.5	145.5
Total	$139.2	$12.5	$151.7

_______________

(a)
The increase in Puerto Rico’s cable subscription revenue related to a change in the average number of RGUs is attributable to increases in the average numbers of fixed-line telephony, broadband internet and digital cable RGUs.

(b)
The decrease in Puerto Rico’s cable subscription revenue related to a change in ARPU is due to the net effect of (i) lower ARPU from digital cable services, (ii) higher ARPU from broadband internet services and (iii) lower ARPU due to the impact of bundling discounts.

Operating Expenses of our Reportable Segments

Operating expenses — 2014 compared to 2013

	Year ended December 31,		Increase (decrease)		Organic increase (decrease) (a)
	2014	2013	$	%	%
	in millions
European Operations Division:
U.K./Ireland (b)	$3,189.3	$1,853.5	$1,335.8	72.1	(4.1)
The Netherlands (c)	444.9	376.2	68.7	18.3	(6.0)
Germany	623.8	631.5	(7.7)	(1.2)	(1.2)
Belgium	890.1	875.8	14.3	1.6	1.9
Switzerland/Austria	528.5	510.3	18.2	3.6	2.3
Total Western Europe	5,676.6	4,247.3	1,429.3	33.7	(1.8)
Central and Eastern Europe	500.0	513.5	(13.5)	(2.6)	(1.0)
Central and other	65.3	56.2	9.1	16.2	17.1
Total European Operations Division	6,241.9	4,817.0	1,424.9	29.6	(1.5)
LiLAC Division:
Chile	392.6	467.2	(74.6)	(16.0)	(3.2)
Puerto Rico	135.3	142.6	(7.3)	(5.1)	(5.1)
Total LiLAC Division	527.9	609.8	(81.9)	(13.4)	(3.7)
Corporate and other	61.6	57.7	3.9	6.8	5.0
Intersegment eliminations	(28.6)	(78.9)	50.3	N.M.	N.M.
Total operating expenses excluding share-based compensation expense	6,802.8	5,405.6	1,397.2	25.8	(0.8)
Share-based compensation expense	7.6	12.1	(4.5)	(37.2)
Total	$6,810.4	$5,417.7	$1,392.7	25.7
_______________

(a)
As further described under Results of Operations above, the organic decrease in our operating expenses during 2014 is impacted by the organic decrease in Virgin Media’s operating expenses. Excluding the impact of Virgin Media, the organic increase (decrease) in (i) U.K./Ireland’s operating expenses would have been (3.4%) and (ii) our total operating expenses would have been 0.6%.

(b)	The amount presented for 2013 includes the post-acquisition operating expenses of Virgin Media from June 8, 2013 through December 31, 2013.

(c)	The amount presented for 2014 includes the post-acquisition operating expenses of Ziggo from November 12, 2014 through December 31, 2014.

N.M. — Not Meaningful.

General. Operating expenses include programming and copyright, network operations, interconnect, customer operations, customer care, share-based compensation and other costs related to our operations. We do not include share-based compensation in the following discussion and analysis of the operating expenses of our reportable segments as share-based compensation expense is not included in the performance measures of our reportable segments. Share-based compensation expense is discussed under Discussion and Analysis of Our Consolidated Operating Results below. Programming and copyright costs, which represent a significant portion of our operating costs, are expected to rise in future periods as a result of (i) growth in the number of our digital video subscribers, (ii) higher costs associated with the expansion of our digital video content, including rights associated with ancillary product offerings and rights that provide for the broadcast of live sporting events, and (iii) rate increases. In addition, we are subject to inflationary pressures with respect to our labor and other costs and foreign currency exchange risk with respect to costs and expenses that are denominated in currencies other than the respective functional currencies of our operating segments (non-functional currency expenses). Any cost increases that we are not able to pass on to our subscribers through rate increases would result in increased pressure on our operating margins. For additional information concerning our foreign currency exchange risks see Quantitative and Qualitative Disclosures about Market Risk — Foreign Currency Risk below.

European Operations Division. The European Operations Division’s operating expenses (exclusive of share-based compensation expense) increased $1,424.9 million or 29.6% during 2014, as compared to 2013. This increase includes $1,376.4 million attributable to the impact of the Virgin Media Acquisition, the Ziggo Acquisition and other less significant acquisitions. Excluding the effects of acquisitions and FX, the European Operations Division’s operating expenses decreased $72.8 million or 1.5%. This decrease includes the following factors:

•
A decrease in network-related expenses of $96.4 million or 13.2%, due in part to a retroactive reduction in U.K. local authority charges for network infrastructure following a review by the U.K. government that resulted in a benefit of $46.7 million during 2014. This benefit consists of (i) a $35.3 million nonrecurring benefit related to periods prior to the third quarter of 2014, of which $33.5 million was recorded during the third quarter of 2014, and (ii) benefits of $5.6 million and $5.8 million related to the third and fourth quarters of 2014, respectively. We expect a benefit similar to the fourth quarter amount to recur in future quarters. The decrease in network-related expenses also includes the net effect of (i) decreased network and customer premises equipment maintenance costs, predominantly in Switzerland, the U.K. and the Netherlands, (ii) lower outsourced labor costs associated with customer-facing activities, primarily in the Netherlands and the U.K., (iii) lower duct and pole rental costs, primarily in Belgium, and (iv) higher network and customer premises equipment maintenance costs, predominantly in the European Operations Division’s central operations;

•
An increase in programming and copyright costs of $58.3 million or 4.0%, resulting from an increase in programming costs associated with (i) growth in digital video services, predominantly in the U.K. and Belgium and, to a lessor extent, Switzerland and Germany and (ii) increased costs for sports rights, predominantly in the U.K. and, to a lesser extent, Romania. These increases were partially offset by the $44.7 million net impact of certain nonrecurring adjustments related to the settlement or reassessment of operational contingencies. The nonrecurring adjustments recorded during 2014 resulted in lower costs of (a) $16.9 million in Belgium and $7.0 million in Poland during the first quarter, (b) $10.6 million in the U.K. during the second quarter, (c) an aggregate of $7.3 million in Belgium, Switzerland, Austria and the Netherlands during the third quarter and (d) $2.3 million in the Netherlands during the fourth quarter.  During 2013, the aggregate impact of similar reassessments and settlements, which included increases in Belgium and Poland that were largely offset by a decrease in the Netherlands, resulted in a net cost increase of $0.6 million;

•	An increase in installation and other direct costs of $23.1 million associated with B2B services in the U.K.;

•
A decrease in outsourced labor and professional fees of $17.6 million or 5.7%, primarily due to the net effect of (i) lower call center costs, predominantly in Belgium, the U.K., Switzerland and the Netherlands, (ii) lower consulting costs in Germany and Belgium and (iii) higher call center costs in Germany;

•
A decrease in mobile access and interconnect costs of $17.0 million or 2.3%, primarily due to the net effect of (i) increased costs in the U.K. and Belgium attributable to mobile subscriber growth, (ii) decreased costs resulting from lower rates, primarily in the U.K., Germany, Belgium and the Netherlands, (iii) lower call volumes, predominantly in the U.K. and, to a lesser extent, Germany, the Netherlands and Ireland, (iv) decreased costs associated with the U.K.’s non-cable subscriber base and (v) a $2.6 million decrease in Belgium due to the impact of an accrual release in the first quarter of 2014 associated with the reassessment of an operational contingency;

•
A decrease in mobile handset costs of $15.8 million, primarily due to the net effect of (i) a decrease in mobile handset costs as a result of continued growth of SIM-only contracts, predominantly in the U.K., (ii) an increase in costs associated with subscriber promotions involving free or heavily-discounted handsets in Belgium and (iii) a net increase in mobile handset sales to third-party retailers, as increases in Switzerland and the U.K. were only partially offset by a decrease in Belgium;

•
A decrease in personnel costs of $15.4 million or 2.1%, primarily due to the net effect of (i) decreased staffing levels, primarily as a result of integration and reorganization activities in the U.K. following the Virgin Media Acquisition, (ii) annual wage increases, primarily in the U.K., Germany, the Netherlands and Belgium, and (iii) higher incentive compensation costs, primarily in the U.K. Additionally, changes in the proportion of capitalizable activities during 2014 resulted in a net decrease in personnel costs, primarily due to the net effect of (a) lower costs in Germany and (b) higher costs in the U.K.;

•	A decrease in certain direct costs of $14.2 million associated with the U.K.’s non-cable subscriber base;

•	A decrease in bad debt and collection expenses of $12.6 million or 9.8%, with most of the declines occurring in Germany, the Netherlands, the Czech Republic and Hungary; and

•	A net increase resulting from individually insignificant changes in other operating expense categories.

LiLAC Division. The LiLAC Division’s operating expenses (exclusive of share-based compensation expense) decreased $81.9 million or 13.4% during 2014, as compared to 2013. Excluding the effects of FX, the LiLAC Division’s operating expenses decreased $22.4 million or 3.7%. This decrease includes the following factors:

•
An increase in programming and copyright costs of $17.3 million or 7.2%, primarily associated with (i) growth in Chile’s digital cable services and (ii) a $5.2 million increase arising from foreign currency exchange rate fluctuations with respect to Chile’s U.S. dollar denominated programming contracts. During 2014, $39.9 million or 27.6% of Chile’s programming costs were denominated in U.S. dollars;

•
A decrease in facilities expenses of $11.6 million or 68.9%, primarily due to lower tower and real estate rental costs in Chile, as the fair value of all remaining payments due under these leases was included in the restructuring charges recorded during the third and fourth quarters of 2013 in connection with certain strategic changes that were implemented with regard to Chile’s mobile operations, as further described in note 9 to our consolidated financial statements;

•
A decrease in outsourced labor and professional fees of $5.6 million or 10.4%, primarily attributable to the net effect of (i) lower costs associated with the network operating center related to Chile’s mobile operations, (ii) higher call center costs in Chile and (iii) the favorable impact of a $3.1 million nonrecurring charge recorded during the second quarter of 2013 to provide for Chile’s mandated share of severance and other labor-related obligations that were incurred by a VTR contractor in connection with such contractor’s bankruptcy;

•
A decrease in mobile access and interconnect costs of $5.4 million, primarily due to the net effect of (i) lower mobile access charges due to the impacts of lower contractual rates in Chile, (ii) an increase in interconnect costs in Chile resulting from the net effect of (a) higher call volumes and (b) lower rates and (iii) lower access costs in Puerto Rico due to the migration of certain fixed-line telephony customers from a third-party network to Puerto Rico’s network;

•
A decrease in mobile handset costs of $5.1 million or 23.0% in Chile, primarily attributable to (i) a decrease of $4.2 million related to the impact of the liquidation or write-off of slow moving or obsolete mobile handsets and wireless network adaptors in 2013 and (ii) a decrease in mobile handset sales due to a reduced emphasis on prepaid plans;

•	A decrease of $4.7 million in Chile due to the favorable impact of nonrecurring adjustments during the fourth quarter of 2014 related to the reassessment of certain accrued liabilities;

•
A decrease in network-related expenses of $3.5 million or 6.6%, primarily due to the net effect of (i) a higher proportion of capitalizable activities during 2014 in Puerto Rico resulting from increased activity related to network upgrades and improvements, (ii) lower pole rental costs in Chile, (iii) higher network and customer premises equipment maintenance costs in Chile and (iv) higher outsourced labor costs associated with customer-facing activities in Puerto Rico; and

•	A decrease in bad debt and collection expenses of $3.2 million or 6.2%, largely in Chile. The decrease in Chile is primarily due to more selective credit acceptance policies.

Operating expenses — 2013 compared to 2012

	Year ended December 31,		Increase (decrease)		Organic increase (decrease)
	2013	2012	$	%	%
	in millions
European Operations Division:
U.K./Ireland (a)	$1,853.5	$184.3	$1,669.2	N.M.	N.M.
The Netherlands	376.2	354.5	21.7	6.1	2.8
Germany	631.5	548.3	83.2	15.2	11.4
Belgium	875.8	734.5	141.3	19.2	15.4
Switzerland/Austria	510.3	499.1	11.2	2.2	0.4
Total Western Europe	4,247.3	2,320.7	1,926.6	83.0	8.6
Central and Eastern Europe	513.5	482.6	30.9	6.4	3.5
Central and other	56.2	40.1	16.1	40.1	36.1
Total European Operations Division	4,817.0	2,843.4	1,973.6	69.4	8.1
LiLAC Division:
Chile	467.2	442.4	24.8	5.6	7.5
Puerto Rico (b)	142.6	68.3	74.3	108.8	(1.8)
Total LiLAC Division (b)	609.8	510.7	99.1	19.4	6.2
Corporate and other	57.7	54.9	2.8	5.1	—
Intersegment eliminations	(78.9)	(67.8)	(11.1)	N.M.	N.M.
Total operating expenses excluding share-based compensation expense	5,405.6	3,341.2	2,064.4	61.8	7.5
Share-based compensation expense	12.1	8.5	3.6	42.4
Total	$5,417.7	$3,349.7	$2,068.0	61.7
_______________

(a)	The amount presented for 2013 includes the post-acquisition operating expenses of Virgin Media from June 8, 2013 through December 31, 2013.

(b)
As further described under Results of Operations above, the organic increase in Puerto Rico’s operating expenses is impacted by the organic decrease in OneLink’s operating expenses. Excluding the impact of OneLink, the organic increase in (i) Puerto Rico’s operating expenses would have been 3.9% during 2013, as compared to 2012, and (ii) the LiLAC Division’s operating expenses would have been 7.1% during 2013, as compared to 2012.

N.M. — Not Meaningful.

European Operations Division. The European Operations Division’s operating expenses (exclusive of share-based compensation expense) increased $1,973.6 million or 69.4% during 2013, as compared to 2012. This increase includes $1,657.4 million attributable to the impact of the Virgin Media Acquisition and other less significant acquisitions. Excluding the effects of acquisitions and FX, the European Operations Division’s operating expenses increased $230.6 million or 8.1%. This increase includes the following factors:

•
An increase in programming and copyright costs of $80.7 million or 9.3%, primarily due to growth in digital video services in Germany, the Netherlands, Belgium, Ireland and the U.K. In the U.K. and, to a lesser extent, Belgium, increased costs for sports rights also contributed to the increase. In addition, accrual releases related to the settlement or reassessment of operational contingencies gave rise to an increase in programming and copyright costs of $10.5 million, as the impact of net accrual releases that reduced the 2012 costs in Germany, the Netherlands, Poland and Belgium more than offset the impact of net accrual releases that reduced the 2013 costs in the Netherlands;

•
An increase in interconnect costs of $72.7 million or 23.1%, primarily due to the net effect of (i) increased costs in Belgium attributable to (a) mobile subscriber growth and (b) increased mobile voice and data volumes on a per subscriber basis and (ii) decreased costs due to lower rates in Germany and the Netherlands and lower call volumes in Switzerland;

•
An increase in outsourced labor and professional fees of $19.5 million or 12.0%, primarily due to (i) higher call center costs in Germany, Switzerland and the Netherlands and (ii) higher consulting costs related to (a) the Horizon TV platform incurred in the European Operations Division’s central operations and (b) a customer retention project in Germany. These increases were partially offset by lower call center costs in Belgium, Hungary and the U.K. primarily due to reduced proportions of calls handled by third parties;

•
An increase in personnel costs of $14.3 million or 2.9%, primarily due to (i) annual wage increases, primarily in Germany, Belgium and the Netherlands, (ii) increased staffing levels, primarily in the European Operations Division’s central operations, the Netherlands and Belgium, (iii) higher costs of $3.8 million due to the impact of reimbursements received from the Belgian government during the third and fourth quarters of 2012 with respect to the employment of certain individuals with advanced degrees and (iv) higher costs of $3.1 million due to favorable reassessments of certain post-employment benefit obligations during the third and fourth quarters of 2012 in Belgium. These increases were partially offset by a decrease in personnel costs related to lower staffing levels in Germany and Ireland;

•
An increase in network-related expenses of $12.8 million or 2.4%, primarily due to (i) increased network and customer premises equipment maintenance costs, primarily in the Netherlands and Germany, (ii) higher outsourced labor costs associated with customer-facing activities in Germany and (iii) an increase of $2.9 million due to the net impact of favorable settlements during 2013 and 2012 for claims of costs incurred in connection with faulty customer premises equipment, primarily in Switzerland and the Netherlands. These increases were partially offset by lower costs in Belgium associated with customer-facing activities;

•
An increase in bad debt and collection expenses of $9.5 million or 11.0%, due to the net impact of (i) increased bad debt expenses in Germany, Belgium and Hungary, (ii) decreases in bad debt expenses in the Netherlands due to improved collection experience and (iii) an increase of $3.0 million due to the impact of a favorable nonrecurring adjustment recorded in the second quarter of 2012 related to the settlement of an operational contingency in Belgium; and

•
Higher costs of $4.6 million associated with the impact of favorable nonrecurring adjustments recorded by our Belgium operations during the third and fourth quarters of 2012 resulting from the reassessment of a social tariff obligation.

LiLAC Division. The LiLAC Division’s operating expenses (exclusive of share-based compensation expense) increased $99.1 million or 19.4% during 2013, as compared to 2012. This increase includes $75.5 million attributable to the impact of the Puerto Rico Transaction. Excluding the effects of the Puerto Rico Transaction and FX, the LiLAC Division’s operating expenses increased $31.9 million or 6.2%. This increase includes the following factors:

•	An increase in programming and copyright costs of $12.3 million or 6.6%, primarily associated with growth in digital cable services in Chile;

•	An increase in mobile access and interconnect costs of $9.4 million or 12.3%, primarily due to the impact of Chile’s mobile services, which launched in May 2012;

•	An increase in personnel costs of $6.5 million or 12.1%, largely due to higher incentive compensation costs in Chile;

•
A decrease in facilities expenses of $5.5 million or 25.3%, primarily due to lower tower and real estate rental costs, as the fair value of all remaining payments due under these leases was included in the restructuring charges recorded during the third and fourth quarters of 2013 in connection with certain strategic changes that were implemented with regard to Chile’s mobile operations, as further described in note 9 to our consolidated financial statements;

•
An increase in outsourced labor and professional fees of $4.6 million or 11.7%. This increase is primarily attributable to (i) a $3.0 million non-recurring charge recorded during the second quarter of 2013 to provide for Chile’s mandated share of severance and other labor-related obligations that were incurred by a VTR contractor in connection with such contractor’s bankruptcy and (ii) higher outsourced labor associated with customer-facing activities in Puerto Rico;

•
An increase in bad debt and collection expense of $1.2 million or 2.8%, primarily due to the net effect of (i) an increase in Chile, largely a function of the May 2012 launch of mobile services, and (ii) a decrease in Puerto Rico, primarily due to improved collection experience; and

•
A decrease in Chile’s mobile handset costs of $0.7 million, primarily attributable to the net effect of (i) an aggregate increase of $4.4 million related to the liquidation or write-off of slow-moving or obsolete handsets and wireless network adaptors and (ii) a decrease of $5.4 million in mobile handset sales largely due to a reduced emphasis on prepaid mobile plans.

SG&A Expenses of our Reportable Segments
SG&A expenses — 2014 compared to 2013

	Year ended December 31,		Increase (decrease)		Organic increase (a)
	2014	2013	$	%	%
	in millions
European Operations Division:
U.K./Ireland (b)	$984.9	$521.1	$463.8	89.0	6.2
The Netherlands (c)	195.7	144.5	51.2	35.4	9.1
Germany	409.5	386.6	22.9	5.9	5.9
Belgium	264.3	260.7	3.6	1.4	1.8
Switzerland/Austria	261.2	251.1	10.1	4.0	3.0
Total Western Europe	2,115.6	1,564.0	551.6	35.3	5.1
Central and Eastern Europe	176.5	174.0	2.5	1.4	3.3
Central and other	210.3	182.5	27.8	15.2	18.8
Total European Operations Division	2,502.4	1,920.5	581.9	30.3	6.3
LiLAC Division:
Chile	154.9	170.8	(15.9)	(9.3)	4.4
Puerto Rico	41.9	47.3	(5.4)	(11.4)	(11.4)
Total LiLAC Division	196.8	218.1	(21.3)	(9.8)	1.0
Corporate and other	224.3	190.5	33.8	17.7	15.3
Intersegment eliminations	(0.3)	(1.2)	0.9	N.M.	N.M.
Total SG&A expenses excluding share-based compensation expense	2,923.2	2,327.9	595.3	25.6	6.6
Share-based compensation expense	249.6	288.6	(39.0)	(13.5)
Total	$3,172.8	$2,616.5	$556.3	21.3
___________

(a)
As further described under Results of Operations above, the organic increase in our SG&A expenses during 2014 is impacted by the organic increase in Virgin Media’s SG&A expenses. Excluding the impact of Virgin Media, the organic increase in (i) U.K./Ireland’s SG&A expenses would have been 2.4% and (ii) our total SG&A expenses would have been 6.5%.

(b)	The amount presented for 2013 includes the post-acquisition SG&A expenses of Virgin Media from June 8, 2013 through December 31, 2013.

(c)	The amount presented for 2014 includes the post-acquisition SG&A expenses of Ziggo from November 12, 2014 through December 31, 2014.

N.M. — Not Meaningful.

General. SG&A expenses include human resources, information technology, general services, management, finance, legal and sales and marketing costs, share-based compensation and other general expenses. We do not include share-based compensation in the following discussion and analysis of the SG&A expenses of our reportable segments as share-based compensation expense is not included in the performance measures of our reportable segments. Share-based compensation expense is discussed under Discussion and Analysis of Our Consolidated Operating Results below. As noted under Operating Expenses of our Reportable Segments above, we are subject to inflationary pressures with respect to our labor and other costs and foreign currency exchange risk with respect to non-functional currency expenses. For additional information concerning our foreign currency exchange risks see Quantitative and Qualitative Disclosures about Market Risk — Foreign Currency Risk below.

European Operations Division. The European Operations Division’s SG&A expenses (exclusive of share-based compensation expense) increased $581.9 million or 30.3% during 2014, as compared to 2013. This increase includes $429.5 million attributable to the impact of the Virgin Media Acquisition, the Ziggo Acquisition and other less significant acquisitions. Excluding the effects of acquisitions and FX, the European Operations Division’s SG&A expenses increased $120.1 million or 6.3%. This increase includes the following factors:

•
An increase in information technology-related expenses of $41.4 million or 51.2%, largely due to higher software and other information technology-related maintenance costs, primarily in the U.K., the European Operations Division’s central operations, Germany and Belgium;

•
An increase in sales and marketing costs of $35.4 million or 5.3%, primarily due to the net effect of (i) higher costs associated with advertising campaigns, predominantly in the U.K., Germany, the Netherlands and Switzerland, and (ii) a decrease in third-party sales commissions, primarily attributable to the net impact of (a) decreases in the U.K. and Switzerland and (b) an increase in Germany;

•
An increase in personnel costs of $32.3 million or 4.2%, due to the net effect of (i) higher incentive compensation costs predominantly in the U.K. and, to a lesser extent, the European Operations Division’s central operations and the Netherlands, (ii) decreased staffing levels in the U.K. as a result of integration and reorganization activities following the Virgin Media Acquisition, (iii) increased staffing levels in the European Operations Division’s central operations, Germany, the Netherlands and Switzerland, (iv) annual wage increases, mostly in the U.K., the Netherlands, Germany, the European Operations Division’s central operations and Belgium, and (v) a $3.5 million decrease in the European Operations Division’s central operations due to the impact of an accrual release in the fourth quarter of 2014 associated with the settlement of an operational contingency; and

•
An increase in outsourced labor and professional fees of $22.0 million or 16.1%, primarily due to (i) increased consulting costs associated with scale initiatives in the areas of information technology and finance, primarily in the European Operations Division’s central operations, Switzerland and Germany, and (ii) a $7.3 million increase associated with a nonrecurring consulting fee incurred during the third quarter of 2014 in connection with the retroactive reduction in U.K. local authority charges, as discussed under Operating Expenses of our Reportable Segments above.

LiLAC Division. The LiLAC Division’s SG&A expenses (exclusive of share-based compensation expense) decreased $21.3 million or 9.8% during 2014, as compared to 2013. Excluding the effects of FX, the LiLAC Division’s SG&A expenses increased $2.1 million or 1.0%. This increase includes the following factors:

•
An increase in sales and marketing costs of $12.8 million or 22.9%, primarily due to the net effect of (i) higher third-party sales commissions and advertising costs related to Chile’s cable operations and (ii) lower third-party sales commissions related to Chile’s mobile operations;

•	A decrease in outsourced labor and professional fees of $6.2 million or 30.5%, primarily due to lower fees associated with legal proceedings in Puerto Rico;

•	A decrease of $1.9 million due to the favorable impact of nonrecurring adjustments in Chile during the fourth quarter of 2014 related to the reassessment of certain accrued liabilities;

•
A decrease in personnel costs of $1.5 million or 2.1%, primarily due to the net effect of (i) a decrease due to lower staffing levels in Chile, (ii) an increase due to higher incentive compensation costs in Chile, (iii) an increase due to higher severance costs and (iv) an increase due to higher staffing levels in Puerto Rico; and

•	A net decrease resulting from individually insignificant changes in various other SG&A expense categories.

SG&A expenses — 2013 compared to 2012

	Year ended December 31,		Increase (decrease)		Organic increase (decrease)
	2013	2012	$	%	%
	in millions
European Operations Division:
U.K./Ireland (a)	$521.1	$53.0	$468.1	N.M.	N.M.
The Netherlands	144.5	137.5	7.0	5.1	1.6
Germany	386.6	398.4	(11.8)	(3.0)	(5.9)
Belgium	260.7	242.8	17.9	7.4	4.0
Switzerland/Austria	251.1	246.2	4.9	2.0	0.4
Total Western Europe	1,564.0	1,077.9	486.1	45.1	(3.1)
Central and Eastern Europe	174.0	159.4	14.6	9.2	6.6
Central and other	182.5	157.2	25.3	16.1	11.9
Total European Operations Division	1,920.5	1,394.5	526.0	37.7	(0.3)
LiLAC Division:
Chile	170.8	184.0	(13.2)	(7.2)	(5.7)
Puerto Rico (b)	47.3	24.3	23.0	94.7	(6.2)
Total LiLAC Division (b)	218.1	208.3	9.8	4.7	(5.7)
Corporate and other	190.5	159.6	30.9	19.4	17.5
Intersegment eliminations	(1.2)	(3.7)	2.5	N.M.	N.M.
Total SG&A expenses excluding share-based compensation expense	2,327.9	1,758.7	569.2	32.4	0.8
Share-based compensation expense	288.6	101.6	187.0	184.1
Total	$2,616.5	$1,860.3	$756.2	40.6
 ____________

(a)	The amount presented for 2013 reflects the post-acquisition SG&A expenses of Virgin Media from June 8, 2013 through December 31, 2013.

(b)
As further described under Results of Operations above, the organic increase in Puerto Rico’s SG&A expenses is impacted by the organic decrease in OneLink’s SG&A expenses. Excluding the impact of OneLink, (i) the organic increase in Puerto Rico’s SG&A expenses would have been 12.5% during 2013, as compared to 2012, and (ii) the organic decrease in the LiLAC Division’s SG&A expenses would have been 4.1% during 2013, as compared to 2012.

N.M. — Not Meaningful.

European Operations Division. The European Operations Division’s SG&A expenses (exclusive of share-based compensation expense) increased $526.0 million or 37.7% during 2013, as compared to 2012. This increase includes $491.4 million attributable to the impact of the Virgin Media Acquisition and other less significant acquisitions. Excluding the effects of acquisitions and FX, the European Operations Division’s SG&A expenses decreased $4.0 million or 0.3%. This decrease includes the following factors:

•
A decrease in sales and marketing costs of $43.6 million or 8.6%, primarily due to (i) lower costs associated with advertising campaigns and rebranding, primarily in the U.K., Germany, and the European Operations Division’s central operations, and (ii) lower third-party sales commissions, primarily in the Netherlands, Switzerland, Hungary, Austria and the Czech Republic;

•
An increase in personnel costs of $22.7 million or 4.3%, largely due to (i) increased staffing levels, primarily in Belgium, Switzerland, Germany, Hungary and the European Operations Division’s central operations, (ii) annual wage increases, primarily in the Netherlands, the European Operations Division’s central operations, Belgium, Germany and Switzerland, and (iii) higher costs of $1.4 million due to the favorable reassessment of certain post-employment benefit obligations during the third quarter of 2012 in Belgium;

•
An increase in information technology-related expenses of $17.4 million or 26.8%, primarily due to (i) higher software and other information technology-related maintenance costs, primarily in the European Operations Division’s central operations, Hungary and Germany and (ii) higher costs incurred in connection with the migration of certain operating systems in Germany;

•	An increase in facilities expenses of $8.4 million or 8.1%, largely due to higher rental expense in Germany and the European Operations Division’s central operations;

•
An increase in outsourced labor and professional fees of $8.3 million or 8.5%, largely due to the net effect of (i) higher consulting costs associated with certain strategic initiatives in Belgium, the European Operations Division’s central operations and the Netherlands and (ii) a decrease in consulting costs in Germany, primarily associated with the impact of integration activities during 2012 related to the KBW Acquisition; and

•	A net decrease resulting from individually insignificant changes in other SG&A expense categories.

LiLAC Division. The LiLAC Division’s SG&A expenses (exclusive of share-based compensation expense) increased $9.8 million or 4.7% during 2013, as compared to 2012. This increase includes $24.5 million attributable to the impact of the Puerto Rico Transaction. Excluding the effects of the Puerto Rico Transaction and FX, the LiLAC Division’s SG&A expenses decreased $11.9 million or 5.7%. This decrease includes the following factors:

•	A decrease in sales and marketing costs of $9.7 million or 15.2%, primarily due to (i) lower advertising costs in Chile and (ii) lower marketing costs in Puerto Rico;

•
A decrease in outsourced labor and professional fees of $3.9 million or 21.8%, primarily due to the net effect of (i) a decrease in fees associated with integration activities in Puerto Rico and (ii) higher fees associated with legal proceedings in Puerto Rico;

•
An increase in personnel costs of $3.8 million or 5.5%, primarily attributable to the net effect of (i) an increase related to Chile’s cable operations, primarily due to (a) higher incentive compensation costs, (b) a combination of increased staffing levels and higher salaries and (c) higher severance, (ii) a decrease related to Chile’s mobile operations, primarily due to lower staffing levels and bonus accruals, and (iii) an increase in Puerto Rico, primarily due to increased staffing levels and higher commissions; and

•
A decrease in facilities expenses of $1.3 million or 4.0%, primarily attributable to (i) a decrease related to Chile’s cable operations, primarily due to (a) lower rental costs and (b) lower insurance expenses and (ii) a decrease related to Chile’s mobile operations, as the fair value of all remaining payments due under certain facilities-related contracts were included in the restructuring charges recorded during the third and fourth quarters of 2013, as further described in note 9 to our consolidated financial statements.

Adjusted OIBDA of our Reportable Segments

Adjusted OIBDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance. For the definition of this performance measure and for a reconciliation of total segment Adjusted OIBDA to our loss from continuing operations before income taxes, see note 18 to our consolidated financial statements.

Adjusted OIBDA — 2014 compared to 2013

	Year ended December 31,		Increase (decrease)		Organic increase (decrease) (a)
	2014	2013	$	%	%
	in millions
European Operations Division:
U.K./Ireland (b)	$3,235.7	$1,742.8	$1,492.9	85.7	13.0
The Netherlands (c)	857.9	721.7	136.2	18.9	(1.0)
Germany	1,678.2	1,541.1	137.1	8.9	9.0
Belgium	1,125.0	1,049.4	75.6	7.2	6.9
Switzerland/Austria	1,056.4	1,005.7	50.7	5.0	3.6
Total Western Europe	7,953.2	6,060.7	1,892.5	31.2	7.7
Central and Eastern Europe	583.0	584.5	(1.5)	(0.3)	1.5
Central and other	(282.7)	(239.1)	(43.6)	(18.2)	(18.6)
Total European Operations Division	8,253.5	6,406.1	1,847.4	28.8	6.7
LiLAC Division:
Chile	351.0	353.6	(2.6)	(0.7)	14.3
Puerto Rico	128.9	107.3	21.6	20.1	20.1
Total LiLAC Division	479.9	460.9	19.0	4.1	15.8
Corporate and other	(215.1)	(171.1)	(44.0)	(25.7)	(25.0)
Intersegment eliminations	4.0	44.8	(40.8)	N.M.	N.M.
Total	$8,522.3	$6,740.7	$1,781.6	26.4	6.2
______________

(a)
As further described under Results of Operations above, the organic increase in our Adjusted OIBDA during 2014 is impacted by the organic increase in Virgin Media’s Adjusted OIBDA. Excluding the impact of Virgin Media, the organic increase in (i) U.K./Ireland’s Adjusted OIBDA would have been 4.6% and (ii) our total Adjusted OIBDA would have been 3.8%.

(b)	The amount presented for 2013 includes the post-acquisition Adjusted OIBDA of Virgin Media from June 8, 2013 through December 31, 2013.

(c)	The amount presented for 2014 includes the post-acquisition Adjusted OIBDA of Ziggo from November 12, 2014 through December 31, 2014.

N.M. — Not Meaningful.

Adjusted OIBDA — 2013 compared to 2012

	Year ended December 31,		Increase (decrease)		Organic increase (decrease)
	2013	2012	$	%	%
	in millions
European Operations Division:
U.K./Ireland (a)	$1,742.8	$189.1	$1,553.7	N.M.	N.M.
The Netherlands	721.7	737.1	(15.4)	(2.1)	(5.3)
Germany	1,541.1	1,364.3	176.8	13.0	9.3
Belgium	1,049.4	940.7	108.7	11.6	8.0
Switzerland/Austria	1,005.7	936.5	69.2	7.4	5.5
Total Western Europe	6,060.7	4,167.7	1,893.0	45.4	6.2
Central and Eastern Europe	584.5	589.2	(4.7)	(0.8)	(2.7)
Central and other	(239.1)	(195.7)	(43.4)	(22.2)	(17.7)
Total European Operations Division	6,406.1	4,561.2	1,844.9	40.4	4.5
LiLAC Division:
Chile	353.6	314.2	39.4	12.5	14.9
Puerto Rico (b)	107.3	52.9	54.4	102.8	16.8
Total LiLAC Division (b)	460.9	367.1	93.8	25.6	15.2
Corporate and other	(171.1)	(136.0)	(35.1)	(25.8)	(23.3)
Intersegment eliminations	44.8	38.6	6.2	N.M.	N.M.
Total	$6,740.7	$4,830.9	$1,909.8	39.5	4.9
_______________

(a)	The amount presented for 2013 reflects the post-acquisition Adjusted OIBDA of Virgin Media from June 8, 2013 through December 31, 2013.

(b)
As further described under Results of Operations above, the organic increase in Puerto Rico’s Adjusted OIBDA is impacted by the organic decrease in OneLink’s Adjusted OIBDA. Excluding the impact of OneLink, (i) the organic increase in Puerto Rico’s Adjusted OIBDA would have been 0.4% during 2013, as compared to 2012, and (ii) the organic increase in the LiLAC Division’s Adjusted OIBDA would have been 13.1% during 2013, as compared to 2012.

N.M. — Not Meaningful.

Adjusted OIBDA Margin — 2014, 2013 and 2012

The following table sets forth the Adjusted OIBDA margins (Adjusted OIBDA divided by revenue) of each of our reportable segments:

	Year ended December 31,
	2014	2013	2012
	%
European Operations Division:
U.K./Ireland	43.7	42.3	44.3
The Netherlands	57.3	58.1	60.0
Germany	61.9	60.2	59.0
Belgium	49.4	48.0	49.0
Switzerland/Austria	57.2	56.9	55.7
Total Western Europe	50.5	51.1	55.1
Central and Eastern Europe	46.3	46.0	47.9
Total European Operations Division	48.6	48.7	51.8
LiLAC Division:
Chile	39.1	35.7	33.4
Puerto Rico	42.1	36.1	36.4
Total LiLAC Division	39.8	35.8	33.8

With the exception of the Netherlands, the Adjusted OIBDA margins of the European Operations Division’s reportable segments improved or remained relatively unchanged during 2014, as compared to 2013. These results are primarily attributable to improved operational leverage, resulting from revenue growth that more than offset the accompanying net organic increase in operating and SG&A expenses. The decline in the Adjusted OIBDA margin of the Netherlands during 2014, as compared to 2013, was due to the inclusion of the relatively lower Adjusted OIBDA margin of Ziggo from November 12, 2014 through December 31, 2014. In addition, the overall Adjusted OIBDA margin of the European Operations Division during 2014 was negatively impacted by (i) the full-year inclusion of the relatively lower Adjusted OIBDA margin of Virgin Media and (ii) an increase in the Adjusted OIBDA deficit of the European Operations Division’s central and other category, primarily attributable to scale initiatives in the areas of information technology and finance.

The Adjusted OIBDA margin of the LiLAC Division improved during 2014, as compared to 2013, primarily due to (i) improved operational leverage and the benefit of certain strategic changes that were implemented with regard to Chile’s mobile operations and (ii) the full-year impact of synergies associated with the Puerto Rico Transaction in Puerto Rico. For additional information regarding the changes in Chile’s mobile strategy, see note 9 to our consolidated financial statements.

During 2014, as compared to 2013, nonrecurring items favorably impacted the Adjusted OIBDA margins of the European Operations Division and Chile. For additional information, see the applicable discussion of revenue, operating expenses and SG&A expenses of our reportable segments above.

With the exception of Belgium, the Netherlands and Central and Eastern Europe, the Adjusted OIBDA margins of our reportable segments improved during 2013, as compared to 2012. The decline in Belgium’s Adjusted OIBDA margin is primarily due to (i) increased interconnect and other costs associated with the expansion of Belgium’s mobile business, (ii) the net negative impact of certain favorable nonrecurring items recorded in Belgium during 2012, as described under the Belgium (revenue) and European Operations Division (operating and SG&A expenses) sections of our Discussion and Analysis of our Reportable Segments above, and (iii) a decrease in revenue associated with changes in how Belgium recognizes certain up-front fees. As a result of significant competition, the Netherlands experienced a decline in revenue in 2013, which resulted in a lower Adjusted OIBDA margin during 2013, as compared to 2012. In Central and Eastern Europe, competitive, economic and other factors contributed to the decline in the Adjusted OIBDA margin. In addition, the Adjusted OIBDA margin of the European Operations Division during 2013 was negatively impacted by (a) the inclusion of the relatively lower Adjusted OIBDA margin of Virgin Media from June 8, 2013 through December 31, 2013 and (b) an increase in the Adjusted OIBDA deficit of the European Operations Division’s central and other category, which is primarily attributable to higher personnel and consulting costs, due in part to increased levels of strategic initiatives.

The increase in the Adjusted OIBDA margin of the LiLAC Division during 2013, as compared to 2012, reflects lower advertising costs at Chile’s cable operations and the improvement in the incremental Adjusted OIBDA deficit of Chile’s mobile operations.

For additional discussion of the factors contributing to the changes in the Adjusted OIBDA margins of our reportable segments, see the above analyses of the revenue, operating expenses and SG&A expenses of our reportable segments.

We expect that the 2015 Adjusted OIBDA margins of the European Operations Division and the LiLAC Division will increase slightly, each as compared to 2014. In the European Operations Division, we expect that slight improvements in the Adjusted OIBDA margins of U.K./Ireland and Switzerland/Austria will be partially offset by a decline in the Adjusted OIBDA margin of Central and Eastern Europe. In addition, we expect that the 2015 Adjusted OIBDA margin of the Netherlands will remain relatively unchanged, as compared to 2014, as improvements from synergies associated with the integration of Ziggo are expected to offset the negative impacts of (i) the inclusion of the relatively lower Adjusted OIBDA margin of Ziggo for all of 2015 and (ii) significant competition. As discussed above under Overview, the incumbent telecommunications operator is overbuilding our network in the Netherlands using FTTx and advanced DSL technologies resulting in significant competition in this market. For additional information regarding the competition facing our markets, see the discussion under Overview and Discussion and Analysis of our Reportable Segments - General above. Sustained or increased competition, particularly in combination with unfavorable regulatory, economic or political developments, could adversely impact the Adjusted OIBDA margins of our reportable segments.

Discussion and Analysis of our Consolidated Operating Results

General

For more detailed explanations of the changes in our revenue, operating expenses and SG&A expenses, including the impacts of nonrecurring items, see the Discussion and Analysis of our Reportable Segments above.

2014 compared to 2013

Revenue

Our revenue by major category is set forth below:

	Year ended December 31,		Increase		Organic increase (decrease) (e)
	2014	2013	$	%	%
	in millions
Subscription revenue (a):
Video	$6,544.0	$5,724.1	$819.9	14.3	0.6
Broadband internet	4,724.6	3,538.7	1,185.9	33.5	13.6
Fixed-line telephony	3,261.4	2,508.5	752.9	30.0	(0.4)
Cable subscription revenue	14,530.0	11,771.3	2,758.7	23.4	4.3
Mobile subscription revenue (b)	1,085.6	669.9	415.7	62.1	10.9
Total subscription revenue	15,615.6	12,441.2	3,174.4	25.5	4.6
B2B revenue (c)	1,517.9	986.9	531.0	53.8	7.0
Other revenue (b) (d)	1,114.8	1,046.1	68.7	6.6	(11.5)
Total	$18,248.3	$14,474.2	$3,774.1	26.1	3.6
_______________

(a)
Subscription revenue includes amounts received from subscribers for ongoing services, excluding installation fees and late fees. Subscription revenue from subscribers who purchase bundled services at a discounted rate is generally allocated proportionally to each service based on the standalone price for each individual service. As a result, changes in the standalone pricing of our cable and mobile products or the composition of bundles can contribute to changes in our product revenue categories from period to period.

(b)
Mobile subscription revenue excludes mobile interconnect revenue of $245.0 million and $175.2 million during 2014 and 2013, respectively. Mobile interconnect revenue and revenue from mobile handset sales are included in other revenue.

(c)
B2B revenue includes revenue from business broadband internet, video, voice, wireless and data services offered to medium to large enterprises and, on a wholesale basis, to other operators. We also provide services to certain SOHO subscribers. SOHO subscribers pay a premium price to receive enhanced service levels along with video, broadband internet, fixed-line telephony or mobile services that are the same or similar to the mass marketed products offered to our residential subscribers. Revenue from SOHO subscribers, which aggregated $204.1 million and $152.5 million during 2014 and 2013, respectively, is included in cable subscription revenue.

(d)	Other revenue includes, among other items, interconnect, installation and carriage fee revenue.

(e)
As further described under Results of Operations above, our organic revenue growth rates for 2014, as compared to 2013, are impacted by the organic growth of Virgin Media. Excluding the impacts of the organic growth of Virgin Media, our organic growth rates (%) for such period would have been as follows:

Subscription revenue:
Video	1.3
Broadband internet	9.0
Fixed-line telephony	1.9
Cable subscription revenue	3.7
Mobile subscription revenue	9.5
Total subscription revenue	3.9
B2B revenue	4.2
Other revenue	(5.2)
Total	3.2

Total revenue. Our consolidated revenue increased $3,774.1 million during 2014, as compared to 2013. This increase includes $3,096.0 million attributable to the impact of acquisitions. Excluding the effects of acquisitions and FX, total consolidated revenue increased $523.9 million or 3.6%.

Subscription revenue. The details of the increase in our consolidated subscription revenue for 2014, as compared to 2013, is as follows (in millions):

Increase in cable subscription revenue due to change in:
Average number of RGUs	$347.9
ARPU	154.8
Total increase in cable subscription revenue	502.7
Increase in mobile subscription revenue	73.0
Total increase in subscription revenue	575.7
Impact of acquisitions	2,468.9
Impact of FX	129.8
Total	$3,174.4

Excluding the effects of acquisitions and FX, our consolidated cable subscription revenue increased $502.7 million or 4.3% during 2014, as compared to 2013. This increase in subscription revenue is attributable to the net effect of (i) an increase from broadband internet services of $479.7 million or 13.6%, primarily attributable to an increase in the average number of broadband internet RGUs and higher ARPU from broadband internet services, (ii) an increase from video services of $32.6 million or 0.6%, primarily attributable to the net effect of (a) higher ARPU from video services and (b) a decline in the average number of video RGUs, and (iii) a decrease from fixed-line telephony services of $9.6 million or 0.4%, primarily attributable to the net effect of (1) lower ARPU from fixed-line telephony services and (2) an increase in the average number of fixed-line telephony RGUs.

Excluding the effects of acquisitions and FX, our consolidated mobile subscription revenue increased $73.0 million or 10.9% during 2014, as compared to 2013. This increase is primarily due to increases in the U.K. and, to a lesser extent, Belgium, Chile and Germany.

B2B revenue. Excluding the effects of acquisitions and FX, our consolidated B2B revenue increased $68.7 million or 7.0% during 2014, as compared to 2013. This increase is primarily due to increases in the U.K. and, to a lesser extent, Switzerland and Belgium.

Other revenue. Excluding the effects of acquisitions and FX, our consolidated other revenue decreased $120.5 million or 11.5% during 2014, as compared to 2013. This decrease is primarily attributable to declines in (i) fixed-line interconnect revenue, (ii) Virgin Media’s non-cable subscriber base and (iii) installation revenue.

For additional information concerning the changes in our subscription and other revenue, see Discussion and Analysis of our Reportable Segments — Revenue — 2014 compared to 2013 above. For information regarding the competitive environment in certain of our markets, see Overview above.

Operating expenses

Our operating expenses increased $1,392.7 million during 2014, as compared to 2013. This increase includes $1,376.4 million attributable to the impact of acquisitions. Our operating expenses include share-based compensation expense, which decreased $4.5 million during 2014. For additional information, see the discussion under Share-based compensation expense below. Excluding the effects of acquisitions, FX and share-based compensation expense, our operating expenses decreased $45.5 million or 0.8% during 2014, as compared to 2013. This decrease is primarily attributable to the net effect of (i) a decrease in network-related expenses, (ii) an increase in programming and copyright costs, (iii) a decrease in outsourced labor and professional fees, (iv) an increase in installation and other direct costs associated with B2B services in the U.K., (v) a decrease in mobile handset costs, (vi) a decrease in mobile access and interconnect costs, (vii) a decrease in bad debt and collections expenses, (viii) a decrease in certain direct costs associated with the U.K.’s non-cable subscriber base and (ix) a decrease in personnel costs. For additional information regarding the changes in our operating expenses, see Discussion and Analysis of our Reportable Segments — Operating Expenses of our Reportable Segments above.

SG&A expenses

Our SG&A expenses increased $556.3 million during 2014, as compared to 2013. This increase includes $429.5 million attributable to the impact of acquisitions. Our SG&A expenses include share-based compensation expense, which decreased $39.0 million during 2014. For additional information, see the discussion under Share-based compensation expense below. Excluding the effects of acquisitions, FX and share-based compensation expense, our SG&A expenses increased $152.6 million or 6.6% during 2014, as compared to 2013. This increase is primarily due to increases in (i) personnel costs, (ii) sales and marketing costs, (iii) information technology-related expenses and (iv) outsourced labor and professional fees, as increases in consulting costs associated with scale initiatives in the areas of information technology and finance were only partially offset by a decrease in integration costs. For additional information regarding the changes in our SG&A expenses, see Discussion and Analysis of our Reportable Segments — SG&A Expenses of our Reportable Segments above.

Share-based compensation expense (included in operating and SG&A expenses)

We record share-based compensation that is associated with Liberty Global shares and the shares of certain of our subsidiaries. A summary of the aggregate share-based compensation expense that is included in our operating and SG&A expenses is set forth below:

	Year ended December 31,
	2014	2013
	in millions
Liberty Global shares:
Performance-based incentive awards (a)	$129.9	$58.6
Other share-based incentive awards	99.7	182.9
Total Liberty Global shares (b)	229.6	241.5
Telenet share-based incentive awards (c)	14.6	56.5
Other	13.0	4.5
Total	$257.2	$302.5
Included in:
Operating expense	$7.6	$12.1
SG&A expense	249.6	288.6
Total	$257.2	$300.7
_______________

(a)	Includes share-based compensation expense related to (i) Liberty Global PSUs, (ii) the Challenge Performance Awards, which were issued on June 24, 2013, and (iii) for 2014, the PGUs.

(b)
In connection with the Virgin Media Acquisition, we issued Virgin Media Replacement Awards to employees and former directors of Virgin Media in exchange for corresponding Virgin Media awards. Virgin Media recorded share-based compensation expense of $55.8 million during 2014, including compensation expense related to the Virgin Media Replacement Awards and new awards that were granted after the Virgin Media Replacement Awards were issued. During 2013, Virgin Media recorded share-based compensation expense of $134.3 million, primarily related to the Virgin Media Replacement Awards, including $80.1 million that was charged to expense in recognition of the Virgin Media Replacement Awards that were fully vested on June 7, 2013 or for which vesting was accelerated pursuant to the terms of the Virgin Media Merger Agreement on or prior to December 31, 2013.

(c)
During 2013, Telenet modified the terms of certain of its share-based incentive plans to provide for anti-dilution adjustments in connection with its shareholder returns. In connection with these anti-dilution adjustments, Telenet recognized share-based compensation expense of $32.7 million and continues to recognize additional share-based compensation expense as the underlying options vest. In addition, during 2013, Telenet recognized expense of $6.2 million related to the accelerated vesting of certain options.

For additional information concerning our share-based compensation, see note 13 to our consolidated financial statements.

Depreciation and amortization expense

Our depreciation and amortization expense increased $1,223.7 million during 2014, as compared to 2013. Excluding the effects of FX, depreciation and amortization expense increased $1,131.5 million or 26.5%. This increase is primarily due to the impact of the Virgin Media Acquisition and, to a lesser extent, the Ziggo Acquisition. In addition, a net increase resulted from the following factors: (i) an increase associated with property and equipment additions related to the installation of customer premises equipment, the expansion and upgrade of our networks and other capital initiatives, (ii) a decrease associated with certain assets becoming fully depreciated, primarily in the U.K., Belgium, Chile and Switzerland, and (iii) a decrease due to the impact of accelerated depreciation recorded during 2013, primarily in Chile where the acceleration was due to a change in our mobile strategy, as further discussed in note 9 to our consolidated financial statements.

Release of litigation provision

During 2007, we recorded a litigation provision of $146.0 million based on our assessment at the time of our loss exposure with respect to the 2002 Cignal Action and the 2006 Cignal Action. As further described in note 17 to our consolidated financial statements, on October 25, 2013, we received what we consider to be the final resolution of the 2006 Cignal Action and the effective resolution of the 2002 Cignal Action. Accordingly, we released the entire $146.0 million provision related to this matter during the third quarter of 2013.

Impairment, restructuring and other operating items, net

We recognized impairment, restructuring and other operating items, net, of $536.8 million during 2014, as compared to $297.5 million during 2013.

The 2014 amount includes (i) direct acquisition costs of $331.3 million, including (a) a $222.0 million settlement recorded during the fourth quarter in connection with the FCO Appeals, as further described in note 17 to our consolidated financial statements, and (b) $84.1 million associated with the Ziggo Acquisition, (ii) restructuring charges of $166.9 million, including (1) an $86.1 million charge recorded by Telenet during the first quarter of 2014 in connection with its DTT capacity contracts, as described below, and (2) $60.4 million of employee severance and termination costs related to certain reorganization activities, primarily in the U.K., the Netherlands, Germany, Chile and the European Operations Division’s central operations, and (iii) an impairment charge of $68.7 million that was recorded by Ziggo during the fourth quarter of 2014 to write-off certain internal-use software assets that will not be used by our combined operations in the Netherlands.

The 2013 amount includes (i) restructuring charges of $178.7 million, (ii) direct acquisition and disposition costs of $64.7 million, primarily related to the Virgin Media Acquisition, (iii) an impairment charge of $73.0 million to reduce the carrying amount of Telenet’s spectrum rights following Telenet’s determination that it would no longer be able to utilize its spectrum rights as a result of the conclusion of negotiations with network operators in Belgium and the absence of regulatory alternatives and (iv) a $20.0 million credit resulting from cash received from the OneLink Seller upon the settlement of certain claims related to the Puerto Rico Transaction, as further described in note 4 to our consolidated financial statements. The restructuring charges include (a) $84.9 million recorded by VTR’s mobile operations during the third and fourth quarters of 2013 as a result of the decision to cease commercial use of VTR’s mobile network, as further described in note 9 to our consolidated financial statements, and (b) $77.9 million of employee severance and termination costs related to certain reorganization and integration activities, primarily in the U.K., Germany and Chile. The restructuring charges recorded by VTR’s mobile operations include the fair value of (1) the remaining payments due under certain tower and real estate operating leases of $71.5 million and (2) certain other required payments associated with VTR’s mobile network.

Prior to March 31, 2014, Telenet operated a DTT business that served a limited number of subscribers. The DTT network was accessed by Telenet pursuant to third-party capacity contracts that were accounted for as operating agreements. On March 31, 2014, Telenet discontinued the provision of DTT services and, accordingly, recorded an $86.1 million restructuring charge during the three months ended March 31, 2014. This charge was equal to the then fair value of the remaining payments due under the DTT capacity contracts.

We expect to record further restructuring charges during 2015 in connection with the continued integration of Ziggo with UPC Nederland and the European Operations Division. For additional information regarding our restructuring charges, see note 14 to our consolidated financial statements.

If, among other factors, (i) our equity values were to decline significantly or (ii) the adverse impacts of economic, competitive, regulatory or other factors were to cause our results of operations or cash flows to be worse than anticipated, we could conclude in future periods that impairment charges are required in order to reduce the carrying values of our goodwill, and to a lesser extent, other long-lived assets.  Any such impairment charges could be significant. For additional information, see Critical Accounting Policies, Judgments and Estimates — Impairment of Property and Equipment and Intangible Assets below.

Interest expense

Our interest expense increased $257.8 million during 2014, as compared to 2013. Excluding the effects of FX, interest expense increased $538.2 million or 23.5%. This increase is primarily attributable to the net impact of (i) a higher average outstanding debt balance, largely due to (a) debt that was incurred in the first and second quarters of 2013 in connection with the Virgin Media Acquisition and (b) debt that was incurred in the fourth quarter of 2014 in connection with the Ziggo Acquisition, and (ii) a lower weighted average interest rate. The decrease in our weighted average interest rate is primarily related to (1) the completion of certain financing transactions that resulted in extended maturities and net decreases to certain of our interest rates and (2) decreases in certain of the base rates for our variable-rate indebtedness. For additional information regarding our outstanding indebtedness, see note 10 to our consolidated financial statements.

It is possible that (i) the interest rates on any new borrowings could be higher than the current interest rates on our existing indebtedness and (ii) the interest rates on our variable-rate indebtedness could increase in future periods. As further discussed in note 7 to our consolidated financial statements and under Qualitative and Quantitative Disclosures about Market Risk below, we use derivative instruments to manage our interest rate risks.

Interest and dividend income

Our interest and dividend income decreased $81.4 million during 2014, as compared to 2013. This decrease is primarily attributable to (i) a decrease in dividend income related to our investment in shares of Ziggo, as Ziggo did not declare any dividends following the January 2014 execution of the Ziggo Merger Agreement, and (ii) a slight decrease in interest income due to a lower average cash and cash equivalent and restricted cash balance.

Realized and unrealized gains (losses) on derivative instruments, net

Our realized and unrealized gains or losses on derivative instruments include (i) unrealized changes in the fair values of our derivative instruments that are non-cash in nature until such time as the derivative contracts are fully or partially settled and (ii) realized gains or losses upon the full or partial settlement of the derivative contracts.  The details of our realized and unrealized gains (losses) on derivative instruments, net, are as follows:

	Year ended December 31,
	2014	2013
	in millions

Cross-currency and interest rate derivative contracts (a)	$293.6	$(586.5)
Equity-related derivative instruments (b):
Ziggo Collar	(113.3)	(152.5)
ITV Collar	(77.4)	—
Sumitomo Collar	(46.0)	(206.4)
Virgin Media Capped Calls	0.4	(3.4)
Total equity-related derivative instruments	(236.3)	(362.3)
Foreign currency forward contracts (c)	31.6	(72.9)
Other	(0.1)	1.3
Total	$88.8	$(1,020.4)
_______________

(a)
The gain during 2014 is primarily attributable to the net effect of (i) gains associated with decreases in the values of the euro, British pound sterling, Chilean peso and Swiss franc relative to the U.S. dollar, (ii) losses associated with decreases in market interest rates in the euro, British pound sterling, Swiss franc and Chilean peso markets and (iii) gains associated with decreases in the values of the Hungarian forint and Polish zloty relative to the euro. In addition, the gain during 2014 includes a net loss of $120.9 million resulting from changes in our credit risk valuation adjustments. The loss during 2013 is primarily attributable to the net effect of (i) losses associated with increases in the values of the British pound sterling, euro and Swiss franc relative to the U.S. dollar, (ii) gains associated with increases in market interest rates in the British pound sterling, euro and Swiss franc markets, (iii) losses associated with increases in market interest rates in the U.S. dollar market, (iv) gains associated with decreases in the values of the Chilean peso, Czech koruna, Swiss franc, Polish zloty and Hungarian forint relative to the euro, and (v) gains associated with a decrease in the value of the Chilean peso relative to the U.S. dollar. In addition, the loss during 2013 includes a net gain of $15.3 million resulting from changes in our credit risk valuation adjustments.

(b)	For information concerning the factors that impact the valuations of our equity-related derivative instruments, see note 8 to our consolidated financial statements.

(c)
Primarily includes activity with respect to the foreign currency forward contracts of LGE Financing, which contracts were settled during the fourth quarter of 2014, and activity during the first half of 2013 related to deal contingent forward contracts that were settled in connection with the Virgin Media Acquisition.

For additional information concerning our derivative instruments, see notes 7 and 8 to our consolidated financial statements and Quantitative and Qualitative Disclosures about Market Risk below.

Foreign currency transaction gains (losses), net

Our foreign currency transaction gains or losses primarily result from the remeasurement of monetary assets and liabilities that are denominated in currencies other than the underlying functional currency of the applicable entity.  Unrealized foreign currency transaction gains or losses are computed based on period-end exchange rates and are non-cash in nature until such time as the amounts are settled. The details of our foreign currency transaction gains (losses), net, are as follows:

	Year ended December 31,
	2014	2013
	in millions

U.S. dollar denominated debt issued by euro functional currency entities	$(481.5)	$160.7
Intercompany payables and receivables denominated in a currency other than the entity’s functional currency (a)	(251.8)	(280.0)
U.S. dollar denominated debt issued by a British pound sterling functional currency entity	(175.1)	249.3
U.S. dollar denominated debt issued by a Chilean peso functional currency entity	(137.1)	—
Euro denominated debt issued by a U.S. dollar functional currency entity	131.8	(34.6)
Yen denominated debt issued by a U.S. dollar functional currency entity	109.2	192.3
Cash and restricted cash denominated in a currency other than the entity’s functional currency	(32.0)	94.6
British pound sterling denominated debt issued by a U.S. dollar functional currency entity	—	(37.3)
Other	—	4.3
Total	$(836.5)	$349.3
_______________

(a)
Amounts primarily relate to (i) loans between certain of our non-operating and operating subsidiaries in Europe, which generally are denominated in the currency of the applicable operating subsidiary, and (ii) loans between certain of our non-operating subsidiaries in the U.S., Europe and Chile.

For information regarding how we manage our exposure to foreign currency risk, see Quantitative and Qualitative Disclosures about Market Risk — Foreign Currency Risk below.

Realized and unrealized gains (losses) due to changes in fair values of certain investments, net

Our realized and unrealized gains or losses due to changes in fair values of certain investments include unrealized gains or losses associated with changes in fair values that are non-cash in nature until such time as these gains or losses are realized through cash transactions. The details of our realized and unrealized gains (losses) due to changes in fair values of certain investments, net, are as follows:

	Year ended December 31,
	2014	2013
	in millions
Investments (a):
Ziggo	$224.0	$582.9
Sumitomo	(99.8)	(6.8)
ITV	54.9	—
Other, net (b)	26.1	(52.0)
Total	$205.2	$524.1
_______________

(a)	For additional information regarding our investments and fair value measurements, see notes 6 and 8 to our consolidated financial statements.

(b)
The 2014 amount primarily includes an increase in the fair value of our investment in ITI Neovision. The 2013 amount includes decreases in the fair values of our investments in ITI Neovision and O3B Networks Limited.

Losses on debt modification, extinguishment and conversion, net

We recognized a loss on debt modification, extinguishment and conversion, net, of $186.2 million during 2014.  This loss includes the following:

•
a $71.3 million loss during the fourth quarter related to the repayment of the 2009 UM Senior Notes, which includes (i) the payment of $45.0 million of redemption premium, (ii) the write-off of $14.0 million of deferred financing costs and (iii) the write-off of $12.3 million of unamortized discount;

•
a $59.5 million loss during the fourth quarter related to the repayment of the UM Senior Secured Fixed-Rate Exchange Notes, which includes (i) the payment of $70.1 million of redemption premium and (ii) the write-off of $10.6 million of unamortized premium;

•
a $41.5 million loss during the second quarter related to the repayment of the UPC Holding 9.875% Senior Notes, which includes (i) the payment of $19.7 million of redemption premium, (ii) the write-off of $17.4 million of unamortized discount and (iii) the write-off of $4.4 million of deferred financing costs;

•
a $32.5 million gain during the fourth quarter related to the repayment of the 2019 VM Senior Notes, which includes (i) the write-off of $75.2 million of unamortized premium, (ii) the payment of $39.3 million of redemption premium and (iii) the write-off of $3.4 million of deferred financing costs;

•
a $16.5 million loss during the first quarter related to the repayment of Facilities R, S, AE and AF under the UPC Broadband Holding Bank Facility, which includes (i) the write-off of $11.6 million of deferred financing costs and (ii) the write-off of $4.9 million of unamortized discount;

•
an $11.9 million loss during the second quarter related to the completion of certain refinancing transactions with respect to the Telenet Credit Facility, which includes (i) the write-off of $7.1 million of deferred financing costs, (ii) the payment of $3.6 million of redemption premium and (iii) the write-off of $1.2 million of unamortized discount; and

•
an aggregate net loss of $18.3 million related to the refinancing of (i) the Liberty Puerto Rico Bank Facility, (ii) the 2018 VM Dollar Senior Secured Notes, (iii) the 2018 VM Sterling Senior Secured Notes, (iv) the Ziggo Collar Loan, (v) the Ziggo Margin Loan and (vi) VTR’s former term loan bank facility.

We recognized a loss on debt modification, extinguishment and conversion, net, of $212.2 million during 2013.  This loss includes the following:

•
aggregate losses of $112.5 million during the first and fourth quarters related to the redemption of all of Unitymedia KabelBW’s 2009 UM Euro Senior Secured Notes, which includes (i) the payment of $75.0 million of redemption premium and (ii) the write-off of $37.5 million associated with deferred financing costs and unamortized discount;

•
an $85.5 million loss during the first quarter, which includes (i) $35.6 million of aggregate redemption premiums related to the UPC Holding 8.0% Senior Notes and the UPC Holding 9.75% Senior Notes, (ii) the write-off of $24.5 million of unamortized discount related to the UPC Holding 9.75% Senior Notes, (iii) the write-off of $19.0 million of aggregate deferred financing costs associated with the UPC Holding 8.0% Senior Notes and the UPC Holding 9.75% Senior Notes and (iv) $6.4 million of aggregate interest incurred on the UPC Holding 8.0% Senior Notes and the UPC Holding 9.75% Senior Notes between the respective dates that we and the trustee were legally discharged; and

•
an $11.9 million loss during the second quarter in connection with the prepayment of amounts outstanding under certain facilities of the UPC Broadband Holding Bank Facility, which includes (i) $7.7 million of third-party costs and (ii) the write-off of $4.2 million associated with deferred financing costs and unamortized discount.

For additional information concerning our losses on debt modification, extinguishment and conversion, net, see note 10 to our consolidated financial statements.

Income tax benefit (expense)

We recognized income tax benefit (expense) of $75.0 million and ($355.5 million) during 2014 and 2013, respectively.

The income tax benefit during 2014 differs from the expected income tax benefit of $221.7 million (based on the U.K. statutory income tax rate of 21.0%) primarily due to the net negative impact of (i) an increase in valuation allowances, (ii) certain permanent differences between the financial and tax accounting treatment of interest and other items and (iii) certain permanent differences between the financial and tax accounting treatment of items associated with investments in subsidiaries. The net negative impact of these items were partially offset by the net positive impact of (a) statutory tax rates in certain jurisdictions in which we operate that are different than the U.K. statutory income tax rate, (b) the tax effect of intercompany financing, (c) non-deductible or non-taxable foreign currency exchange results and (d) the recognition of previously unrecognized tax benefits.

The income tax expense during 2013 differs from the expected income tax benefit of $121.1 million (based on the U.K. statutory income tax rate of 23.0%) primarily due to the net negative impact of (i) a reduction in net deferred tax assets in the U.K. due to enacted changes in tax law, (ii) a loss of subsidiary tax attributes due to a deemed change in control related to the Virgin Media Acquisition, (iii) an increase in valuation allowances, (iv) non-deductible or non-taxable foreign currency exchange results and (v) certain permanent differences between the financial and tax accounting treatment of interest and other items, including $51.1 million related to the reversal of a litigation provision in the third quarter, as further described in note 17 to our consolidated financial statements. The net negative impact of these items were partially offset by the net positive impact of (a) statutory tax rates in certain jurisdictions in which we operate that are different than the U.K. statutory income tax rate and (b) the tax effect of intercompany financing.

For additional information concerning our income taxes, see note 11 to our consolidated financial statements.

Loss from continuing operations

During 2014 and 2013, we reported losses from continuing operations of $980.9 million and $882.0 million, respectively, including (i) operating income of $2,228.2 million and $2,012.1 million, respectively, (ii) net non-operating expenses of $3,284.1 million and $2,538.6 million, respectively, and (iii) income tax benefit (expense) of $75.0 million and ($355.5 million), respectively.

Gains or losses associated with (i) changes in the fair values of derivative instruments, (ii) movements in foreign currency exchange rates and (iii) the disposition of assets and changes in ownership are subject to a high degree of volatility and, as such, any gains from these sources do not represent a reliable source of income. In the absence of significant gains in the future from these sources or from other non-operating items, our ability to achieve earnings from continuing operations is largely dependent on our ability to increase our aggregate Adjusted OIBDA to a level that more than offsets the aggregate amount of our (a) share-based compensation expense, (b) depreciation and amortization, (c) impairment, restructuring and other operating items, net, (d) interest expense, (e) other net non-operating expenses and (f) income tax expenses.

Due largely to the fact that we seek to maintain our debt at levels that provide for attractive equity returns, as discussed under Liquidity and Capital Resources — Capitalization below, we expect that we will continue to report significant levels of interest expense for the foreseeable future. For information concerning our expectations with respect to trends that may affect certain aspects of our operating results in future periods, see the discussion under Overview above. For information concerning the reasons for changes in specific line items in our consolidated statements of operations, see the discussion under Discussion and Analysis of our Reportable Segments and Discussion and Analysis of our Consolidated Operating Results above.

Discontinued operations

Our earnings (loss) from discontinued operations, net of taxes, of $0.8 million and ($23.7 million) during 2014 and 2013, respectively, relates to the operations of the Chellomedia Disposal Group. In addition, we recognized an after-tax gain on the disposal of a discontinued operation of $332.7 million related to the January 31, 2014 completion of the Chellomedia Transaction. For additional information, see note 5 to our consolidated financial statements.

Net earnings attributable to noncontrolling interests

Net earnings or loss attributable to noncontrolling interests includes the noncontrolling interests’ share of the results of our continuing and discontinued operations. Net earnings attributable to noncontrolling interests decreased $10.6 million during 2014, as compared to 2013, primarily due to the net effect of (i) a decline in the results of operations of Telenet and (ii) the impact of the VTR NCI Acquisition, which was completed during the first quarter of 2014.

2013 compared to 2012

Revenue

Our revenue by major category is set forth below:

	Year ended December 31,		Increase		Organic increase (decrease)
	2013	2012	$	%	%
	in millions
Subscription revenue (a):
Video	$5,724.1	$4,637.6	$1,086.5	23.4	0.6
Broadband internet	3,538.7	2,407.0	1,131.7	47.0	10.7
Fixed-line telephony	2,508.5	1,518.9	989.6	65.2	4.5
Cable subscription revenue	11,771.3	8,563.5	3,207.8	37.5	4.1
Mobile subscription revenue (b)	669.9	131.5	538.4	409.4	102.1
Total subscription revenue	12,441.2	8,695.0	3,746.2	43.1	5.6
B2B revenue (c)	986.9	467.9	519.0	110.9	(2.6)
Other revenue (b) (d)	1,046.1	767.9	278.2	36.2	3.9
Total	$14,474.2	$9,930.8	$4,543.4	45.8	5.1
 _________________

(a)
Subscription revenue includes amounts received from subscribers for ongoing services, excluding installation fees and late fees. Subscription revenue from subscribers who purchase bundled services at a discounted rate is generally allocated proportionally to each service based on the standalone price for each individual service. As a result, changes in the standalone pricing of our cable and mobile products or the composition of bundles can contribute to changes in our product revenue categories from period to period.

(b)
Mobile subscription revenue excludes mobile interconnect revenue of $175.2 million and $35.1 million during 2013 and 2012, respectively. Mobile interconnect revenue and revenue from mobile handset sales are included in other revenue.

(c)
B2B revenue includes revenue from business broadband internet, video, voice, wireless and data services offered to medium to large enterprises and, on a wholesale basis, to other operators. We also provide services to certain SOHO subscribers. SOHO subscribers pay a premium price to receive enhanced service levels along with video, broadband internet, fixed-line telephony or mobile services that are the same or similar to the mass marketed products offered to our residential subscribers. Revenue from SOHO subscribers, which aggregated $152.5 million and $59.7 million during 2013 and 2012, respectively, is included in cable subscription revenue.

(d)	Other revenue includes, among other items, interconnect, installation and carriage fee revenue.

Total revenue. Our consolidated revenue increased $4,543.4 million during 2013, as compared to 2012. This increase includes $3,804.7 million attributable to the impact of acquisitions. Excluding the effects of acquisitions and FX, total consolidated revenue increased $504.2 million or 5.1%.

Subscription revenue. The details of the increase in our consolidated subscription revenue for 2013, as compared to 2012, are as follows (in millions):

Increase in cable subscription revenue due to change in:
Average number of RGUs	$355.6
ARPU	(3.8)
Total increase in cable subscription revenue	351.8
Increase in mobile subscription revenue	134.3
Total increase in subscription revenue	486.1
Impact of acquisitions	3,053.5
Impact of FX	206.6
Total	$3,746.2

Excluding the effects of acquisitions and FX, our consolidated cable subscription revenue increased $351.8 million or 4.1% during 2013, as compared to 2012. This increase is attributable to (i) an increase in subscription revenue from broadband internet services of $257.0 million or 10.7%, as the impact of an increase in the average number of broadband internet RGUs was only partially offset by lower ARPU from broadband internet services, (ii) an increase in subscription revenue from fixed-line telephony services of $68.5 million or 4.5%, as the impact of an increase in the average number of fixed-line telephony RGUs was only partially offset by lower ARPU from fixed-line telephony services, and (iii) an increase in subscription revenue from video services of $26.3 million or 0.6%, as the impact of higher ARPU from video services was only partially offset by a decline in the average number of video RGUs.

Excluding the effects of acquisitions and FX, our consolidated mobile subscription revenue increased $134.3 million or 102.1% during 2013, as compared to 2012, primarily in Belgium and, to a lesser extent, Chile, Germany and the U.K.

B2B revenue. Excluding the effects of acquisitions and FX, our consolidated B2B revenue decreased $12.1 million or 2.6% during 2013, as compared to 2012. This decrease is primarily due to the net effect of (i) decreases in the Netherlands, Belgium, Switzerland and Austria and (ii) an increase in Germany.

Other revenue. Excluding the effects of acquisitions and FX, our consolidated other revenue increased $30.2 million or 3.9% during 2013, as compared to 2012. This increase is primarily attributable to the net effect of (i) higher interconnect and installation revenue in Belgium and (ii) a decrease in carriage fee revenue in Germany.

For additional information concerning the changes in our subscription and other revenue, see Discussion and Analysis of our Reportable Segments — Revenue — 2013 compared to 2012 above.

Operating expenses

Our operating expenses increased $2,068.0 million during 2013, as compared to 2012. This increase includes $1,735.2 million attributable to the impact of acquisitions. Our operating expenses include share-based compensation expense, which increased $3.6 million during 2013. For additional information, see the discussion under Share-based compensation expense below. Excluding the effects of acquisitions, FX and share-based compensation expense, our operating expenses increased $250.1 million or 7.5% during 2013, as compared to 2012. This increase primarily is attributable to a net increase in (i) programming and copyright costs, (ii) interconnect costs, primarily in Belgium, (iii) outsourced labor and professional fees, (iv) personnel costs and (v) network-related expenses. For additional information regarding the changes in our operating expenses, see Discussion and Analysis of our Reportable Segments — Operating Expenses of our Reportable Segments above.

SG&A expenses

Our SG&A expenses increased $756.2 million during 2013, as compared to 2012. This increase includes $516.7 million attributable to the impact of acquisitions. Our SG&A expenses include share-based compensation expense, which increased $187.0 million during 2013. For additional information, see the discussion under Share-based compensation expense below. Excluding the effects of acquisitions, FX and share-based compensation expense, our SG&A expenses increased $13.5 million or 0.8% during 2013, as compared to 2012. This increase is primarily attributable to the net effect of (i) a decrease in sales and marketing costs, (ii) an increase in personnel costs, (iii) an increase in information technology-related expenses and (iv) an increase in integration costs, primarily due to costs incurred during 2013 by our corporate offices in connection with the integration of Virgin Media. For additional information regarding the changes in our SG&A expenses, see Discussion and Analysis of our Reportable Segments — SG&A Expenses of our Reportable Segments above.

Share-based compensation expense (included in operating and SG&A expenses)

A summary of the aggregate share-based compensation expense that is included in our operating and SG&A expenses is set forth below:

	Year ended December 31,
	2013	2012
	in millions
Liberty Global shares:
Performance-based incentive awards (a)	$58.6	$33.0
Other share-based incentive awards	182.9	46.0
Total Liberty Global shares (b)	241.5	79.0
Telenet share-based incentive awards (c)	56.5	31.2
Other	4.5	2.2
Total	$302.5	$112.4
Included in:
Operating expense	$12.1	$8.5
SG&A expense	288.6	101.6
Total	$300.7	$110.1
 ________________

(a)	Includes share-based compensation expense related to Liberty Global PSUs for both years presented and the Challenge Performance Awards for the applicable 2013 period.

(b)
In connection with the Virgin Media Acquisition, we issued Virgin Media Replacement Awards to employees and former directors of Virgin Media in exchange for corresponding Virgin Media awards. During 2013, Virgin Media recorded share-based compensation expense of $134.3 million, primarily related to the Virgin Media Replacement Awards, including $80.1 million that was charged to expense in recognition of the Virgin Media Replacement Awards that were fully vested on June 7, 2013 or for which vesting was accelerated pursuant to the terms of the Virgin Media Merger Agreement on or prior to December 31, 2013.

(c)
During 2013 and 2012, Telenet modified the terms of certain of its share-based incentive plans to provide for anti-dilution adjustments in connection with its shareholder returns. In connection with these anti-dilution adjustments, Telenet recognized share-based compensation expense of $32.7 million and $12.6 million, respectively, and continues to recognize additional share-based compensation expense as the underlying options vest. In addition, during 2013, Telenet recognized expense of $6.2 million related to the accelerated vesting of certain options.

For additional information concerning our share-based compensation, see note 13 to our consolidated financial statements.

Depreciation and amortization expense

Our depreciation and amortization expense increased $1,614.9 million during 2013 as compared to 2012. Excluding the effects of FX, depreciation and amortization expense increased $1,555.0 million or 58.4%. This increase is primarily due to the net effect of (i) an increase associated with the Virgin Media Acquisition, (ii) an increase associated with property and equipment additions related to the installation of customer premises equipment, the expansion and upgrade of our networks and other capital initiatives, (iii) a decrease associated with certain assets becoming fully depreciated, largely in Belgium, Chile and Switzerland and (iv) an increase due to accelerated depreciation, primarily in Chile where the acceleration is due to a change in our mobile strategy, as further discussed in note 9 to our consolidated financial statements.

Impairment, restructuring and other operating items, net

We recognized impairment, restructuring and other operating items, net, of $297.5 million during 2013, as compared to $76.2 million during 2012.

The 2013 amount includes (i) restructuring charges of $178.7 million, (ii) direct acquisition and disposition costs of $64.7 million, primarily related to the Virgin Media Acquisition, (iii) an impairment charge of $73.0 million to reduce the carrying amount of Telenet’s spectrum rights following Telenet’s determination that it would no longer be able to utilize its spectrum rights as a result of the conclusion of negotiations with network operators in Belgium and the absence of regulatory alternatives and (iv) a $20.0 million credit resulting from cash received from the OneLink Seller upon the settlement of certain claims related to the Puerto Rico Transaction, as further described in note 4 to our consolidated financial statements. The restructuring charges include (a) $84.9 million recorded by VTR’s mobile operations during the third and fourth quarters of 2013 as a result of the decision to cease commercial use of VTR’s mobile network, as further described in note 9 to our consolidated financial statements, and (b) $77.9 million of employee severance and termination costs related to certain reorganization and integration activities, primarily in the U.K., Germany and Chile. The restructuring charges recorded by VTR’s mobile operations include the fair value of (1) the remaining payments due under certain tower and real estate operating leases of $71.5 million and (2) certain other required payments associated with VTR’s mobile network.

The 2012 amount includes (i) aggregate restructuring charges of $53.0 million, primarily associated with employee severance and termination costs related to certain reorganization activities, mainly in Germany, and (ii) $20.4 million of direct acquisition costs, primarily related to the Puerto Rico Transaction.

For additional information regarding our restructuring charges, see note 14 to our consolidated financial statements.

Interest expense

Our interest expense increased $613.3 million during 2013, as compared to 2012. Excluding the effects of FX, interest expense increased $568.8 million or 34.0%. This increase is primarily attributable to the net impact of (i) a higher average outstanding debt balance, largely due to debt incurred in connection with the Virgin Media Acquisition, and (ii) a lower weighted average interest rate. The decrease in our weighted average interest rate is primarily related to (a) the completion of certain financing transactions (including the financing transactions related to the Virgin Media Acquisition) that resulted in extended maturities and net decreases to certain of our interest rates and (b) decreases in certain of the base rates for our variable-rate indebtedness. For additional information regarding our outstanding indebtedness, see note 10 to our consolidated financial statements.

Interest and dividend income

Our interest and dividend income increased $71.0 million during 2013, as compared to 2012. This increase is primarily attributable to (i) higher dividend income related to our investment in shares of Ziggo (after taking into account the impact of the Ziggo Collar) that was only partially offset by lower dividend income related to our investment in shares of Sumitomo (before taking into account the impact of the Sumitomo Collar) and (ii) higher interest income due to the net effect of (a) higher average cash and cash equivalent and restricted cash balances and (b) lower weighted average interest rates earned on our cash and cash equivalent and restricted cash balances. For information regarding the Ziggo Collar and the Sumitomo Collar, see note 7 to our consolidated financial statements.

Realized and unrealized losses on derivative instruments, net

The details of our realized and unrealized losses on derivative instruments, net, are as follows:

	Year ended December 31,
	2013	2012
	in millions

Cross-currency and interest rate derivative contracts (a)	$(586.5)	$(958.3)
Equity-related derivative instruments (b):
Sumitomo Collar	(206.4)	(109.0)
Ziggo Collar	(152.5)	—
Virgin Media Capped Calls	(3.4)	—
Total equity-related derivative instruments	(362.3)	(109.0)
Foreign currency forward contracts (c)	(72.9)	(6.0)
Other	1.3	3.0
Total	$(1,020.4)	$(1,070.3)
 _______________

(a)
The loss during 2013 is primarily attributable to the net effect of (i) losses associated with increases in the values of the British pound sterling, euro and Swiss franc relative to the U.S. dollar, (ii) gains associated with increases in market interest rates in the British pound sterling, euro and Swiss franc markets, (iii) losses associated with increases in market interest rates in the U.S. dollar market, (iv) gains associated with decreases in the values of the Chilean peso, Czech koruna, Swiss franc, Polish zloty and Hungarian forint relative to the euro, and (v) gains associated with a decrease in the value of the Chilean peso relative to the U.S. dollar. In addition, the loss during 2013 includes a net gain of $15.3 million resulting from changes in our credit risk valuation adjustments. The loss during 2012 is primarily attributable to the net effect of (a) losses associated with decreases in market interest rates in the euro, Hungarian forint, Polish zloty, Swiss franc, and Czech koruna markets, (b) losses associated with increases in the values of the Polish zloty, Hungarian forint, Chilean peso, Swiss franc, and Czech koruna relative to the euro, (c) losses associated with increases in the values of the Chilean peso, euro and Swiss franc relative to the U.S. dollar and (d) gains associated with decreases in market interest rates in the U.S. dollar market. In addition, the loss during 2012 includes a net loss of $57.3 million resulting from changes in our credit risk valuation adjustments.

(b)	For information concerning the factors that impact the valuations of our equity-related derivative instruments, see note 8 to our consolidated financial statements.

(c)
Primarily includes activity with respect to the foreign currency forward contracts of LGE Financing and activity during the first half of 2013 related to deal contingent forward contracts that were settled in connection with the Virgin Media Acquisition.

For additional information concerning our derivative instruments, see notes 7 and 8 to our consolidated financial statements and Quantitative and Qualitative Disclosures about Market Risk below.

Foreign currency transaction gains, net

The details of our foreign currency transaction gains, net, are as follows:

	Year ended December 31,
	2013	2012
	in millions

Intercompany payables and receivables denominated in a currency other than the entity’s functional currency (a)	$(280.0)	$229.3
U.S. dollar denominated debt issued by a British pound sterling functional currency entity	249.3	—
Yen denominated debt issued by a U.S. dollar functional currency entity	192.3	135.7
U.S. dollar denominated debt issued by euro functional currency entities	160.7	74.0
Cash and restricted cash denominated in a currency other than the entity’s functional currency	94.6	0.5
British pound sterling denominated debt issued by a U.S. dollar functional currency entity	(37.3)	—
Euro denominated debt issued by a U.S. dollar functional currency entity	(34.6)	—
Other	4.3	(1.1)
Total	$349.3	$438.4
_______________

(a)
Amounts primarily relate to (i) loans between certain of our non-operating and operating subsidiaries in Europe, which generally are denominated in the currency of the applicable operating subsidiary, and (ii) loans between certain of our non-operating subsidiaries in the U.S., Europe and Chile.

For information regarding how we manage our exposure to foreign currency risk, see Quantitative and Qualitative Disclosures about Market Risk — Foreign Currency Risk below.

Realized and unrealized gains (losses) due to changes in fair values of certain investments, net

The details of our realized and unrealized gains (losses) due to changes in fair values of certain investments, net, are as follows:

	Year ended December 31,
	2013	2012
	in millions
Investments (a):
Ziggo	$582.9	$—
Sumitomo	(6.8)	(38.2)
Other, net (b)	(52.0)	28.0
Total	$524.1	$(10.2)
_______________

(a)	For additional information regarding our investments and fair value measurements, see notes 6 and 8 to our consolidated financial statements.

(b)
The 2013 amount primarily includes an increase in the fair value of our investment in ITI Neovision and O3B Networks Limited. The 2012 amount primarily includes an increase in the fair value of our investment in ITI Neovision.

Losses on debt modification, extinguishment and conversion, net

We recognized a loss on debt modification, extinguishment and conversion, net, of $212.2 million during 2013.  This loss includes the following:

•
aggregate losses of $112.5 million during the first and fourth quarters related to the redemption of all of Unitymedia KabelBW’s 2009 UM Euro Senior Secured Notes, which includes (i) the payment of $75.0 million of redemption premium and (ii) the write-off of $37.5 million associated with deferred financing costs and unamortized discount;

•
an $85.5 million loss during the first quarter, which includes (i) $35.6 million of aggregate redemption premiums related to the UPC Holding 8.0% Senior Notes and the UPC Holding 9.75% Senior Notes, (ii) the write-off of $24.5 million of unamortized discount related to the UPC Holding 9.75% Senior Notes, (iii) the write-off of $19.0 million of aggregate deferred financing costs associated with the UPC Holding 8.0% Senior Notes and the UPC Holding 9.75% Senior Notes and (iv) $6.4 million of aggregate interest incurred on the UPC Holding 8.0% Senior Notes and the UPC Holding 9.75% Senior Notes between the respective dates that we and the trustee were legally discharged; and

•
an $11.9 million loss during the second quarter in connection with the prepayment of amounts outstanding under certain facilities of the UPC Broadband Holding Bank Facility, which includes (i) $7.7 million of third-party costs and (ii) the write-off of $4.2 million associated with deferred financing costs and unamortized discount.

We recognized a loss on debt modification, extinguishment and conversion, net, of $213.8 million during 2012.  This loss includes the following:

•
a $175.8 million loss during the fourth quarter associated with the redemption and repurchase of all of the 2009 UM Dollar Senior Secured Notes and a portion of the 2009 UM Euro Senior Secured Notes, which includes (i) the payment of $125.9 million of redemption premium and (ii) the write-off of $49.4 million associated with deferred financing costs and unamortized discount;

•
a $16.3 million loss during the fourth quarter associated with the repayment of borrowings under the UPC Broadband Holding Bank Facility, which includes the write-off of $12.4 million associated with deferred financing costs and unamortized discount in connection with the prepayment of Facility AB;

•	a $10.2 million loss during the third quarter representing the payment of redemption premium related to the UM Senior Secured Floating-Rate Exchange Notes; and

•
a $7.0 million loss incurred by Unitymedia KabelBW associated with the Unitymedia KabelBW Exchange and the Special Optional Redemptions, which includes (i) $5.6 million of third-party costs and (ii) the payment of $1.4 million of redemption premium pursuant to the Special Optional Redemptions.

For additional information concerning our losses on debt modification, extinguishment and conversion, net, see note 10 to our consolidated financial statements.

Income tax expense

We recognized income tax expense of $355.5 million and $75.0 million during 2013 and 2012, respectively.

The income tax expense during 2013 differs from the expected income tax benefit of $121.1 million (based on the U.K. statutory income tax rate of 23.0%) primarily due to the net negative impact of (i) a reduction in net deferred tax assets in the U.K. due to enacted changes in tax law, (ii) a loss of subsidiary tax attributes due to a deemed change in control related to the Virgin Media Acquisition, (iii) an increase in valuation allowances, (iv) non-deductible or non-taxable foreign currency exchange results and (v) certain permanent differences between the financial and tax accounting treatment of interest and other items, including $51.1 million related to the reversal of a litigation provision in the third quarter, as further described in note 17 to our consolidated financial statements. The net negative impact of these items were partially offset by the net positive impact of (a) statutory tax rates in certain jurisdictions in which we operate that are different than the U.K. statutory income tax rate and (b) the tax effect of intercompany financing.

The income tax expense during 2012 differs from the expected income tax benefit of $178.1 million (based on the U.S. federal 35.0% income tax rate) primarily due to the net negative impact of (i) an increase in valuation allowances and (ii) certain permanent differences between the financial and tax accounting treatment of interest and other items.

For additional information concerning our income taxes, see note 11 to our consolidated financial statements.

Loss from continuing operations

During 2013 and 2012, we reported losses from continuing operations of $882.0 million and $583.9 million, respectively, including (i) operating income of $2,012.1 million and $1,983.1 million, respectively, (ii) net non-operating expenses of $2,538.6 million and $2,492.0 million, respectively, and (iii) income tax expense of $355.5 million and $75.0 million, respectively.
Discontinued operations

Our loss from discontinued operations of $23.7 million during 2013 relates to the operations of the Chellomedia Disposal Group and our earnings from discontinued operations of $47.1 million during 2012 relates to the operations of Austar and the Chellomedia Disposal Group. In addition, we recognized an after-tax gain on the disposal of discontinued operations of $924.1 million during 2012 related to the May 23, 2012 completion of the Austar Transaction. For additional information, see note 5 to our consolidated financial statements.

Net earnings attributable to noncontrolling interests

Net earnings attributable to noncontrolling interests decreased $6.3 million during 2013, as compared to 2012, primarily due to the net impact of (i) an increase due to the net effect of (a) an improvement in the results of operations of Telenet and (b) the impact of a decrease in the noncontrolling interests’ share of Telenet’s results following the Telenet Tender, (ii) a decline in the results of VTR and (iii) a decrease associated with our May 2012 disposition of Austar.

Liquidity and Capital Resources

Sources and Uses of Cash

We are a holding company that is dependent on the capital resources of our subsidiaries to satisfy our liquidity requirements at the corporate level. Although our consolidated operating subsidiaries generate cash from operating activities, each of our significant operating subsidiaries is included within one of our seven subsidiary “borrowing groups,” which borrowing groups comprise Virgin Media, UPC Holding, Unitymedia KabelBW, Ziggo, Telenet, VTR Finance and Liberty Puerto Rico, each together with their respective restricted subsidiaries. As set forth in the table below, our borrowing groups accounted for a significant portion of our consolidated cash and cash equivalents at December 31, 2014. The terms of the instruments governing the indebtedness of these borrowing groups restrict our ability to access the assets of these subsidiaries. In addition, our ability to access the liquidity of these and other subsidiaries may be limited by tax and legal considerations, the presence of noncontrolling interests and other factors. For information regarding certain financing transactions that were completed subsequent to December 31, 2014, see note 20 to our consolidated financial statements.

Cash and cash equivalents

The details of the U.S. dollar equivalent balances of our consolidated cash and cash equivalents at December 31, 2014 are set forth in the following table (in millions):

Cash and cash equivalents held by:
Liberty Global and unrestricted subsidiaries:
Liberty Global (a)	$41.9
Unrestricted subsidiaries (b) (c)	604.9
Total Liberty Global and unrestricted subsidiaries	646.8
Borrowing groups (d):
Telenet	228.8
VTR Finance	85.2
UPC Holding	71.8
Virgin Media (c)	53.8
Ziggo	32.7
Liberty Puerto Rico	21.9
Unitymedia KabelBW	17.5
Total operating subsidiaries	511.7
Total cash and cash equivalents	$1,158.5
_________________

(a)	Represents the amount held by Liberty Global on a standalone basis.

(b)	Represents the aggregate amount held by subsidiaries of Liberty Global that are outside of our borrowing groups.

(c)
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media, but excludes Virgin Media. The $0.8 million of cash and cash equivalents held by Virgin Media is included in the amount shown for Liberty Global’s unrestricted subsidiaries.

(d)	Except as otherwise noted, represents the aggregate amounts held by the parent entity and restricted subsidiaries of each of our borrowing groups.

Liquidity of Liberty Global and its unrestricted subsidiaries

The $41.9 million of cash and cash equivalents held by Liberty Global and, subject to certain tax and legal considerations, the $604.9 million of cash and cash equivalents held by Liberty Global’s unrestricted subsidiaries, represented available liquidity at the corporate level at December 31, 2014. Our remaining cash and cash equivalents of $511.7 million at December 31, 2014 were held by our borrowing groups as set forth in the table above. As noted above, various factors may limit our ability to access the cash of our borrowing groups. For information regarding certain limitations imposed by our subsidiaries’ debt instruments at December 31, 2014, see note 10 to our consolidated financial statements.

Our current sources of corporate liquidity include (i) cash and cash equivalents held by Liberty Global and, subject to certain tax and legal considerations, Liberty Global’s unrestricted subsidiaries, (ii) interest received on a note receivable from a subsidiary (outstanding principal of $9.6 billion at December 31, 2014) and (iii) interest and dividend income received on our and, subject to certain tax and legal considerations, our unrestricted subsidiaries’ cash and cash equivalents and investments.

From time to time, Liberty Global and its unrestricted subsidiaries may also receive (i) proceeds in the form of distributions or loan repayments from Liberty Global’s borrowing groups or affiliates, including any principal payments received on the aforementioned note receivable from a subsidiary, upon (a) the completion of recapitalizations, refinancings, asset sales or similar transactions by these entities or (b) the accumulation of excess cash from operations or other means, (ii) proceeds upon the disposition of investments and other assets of Liberty Global and its unrestricted subsidiaries and (iii) proceeds in connection with the incurrence of debt by Liberty Global or its unrestricted subsidiaries or the issuance of equity securities by Liberty Global, including equity securities issued to satisfy subsidiary obligations. No assurance can be given that any external funding would be available to Liberty Global or its unrestricted subsidiaries on favorable terms, or at all. For information regarding the disposition of the Chellomedia Disposal Group, see note 5 to our consolidated financial statements.

At December 31, 2014, our consolidated cash and cash equivalents balance includes $1,062.6 million that is held by entities that are domiciled outside of the U.K. Based on our assessment of our ability to access the liquidity of our subsidiaries on a tax efficient basis and our expectations with respect to our corporate liquidity requirements, we do not anticipate that tax considerations will adversely impact our corporate liquidity over the next 12 months. Our ability to access the liquidity of our subsidiaries on a tax efficient basis is a consideration in assessing the extent of our share repurchase program.

The ongoing cash needs of Liberty Global and its unrestricted subsidiaries include (i) corporate general and administrative expenses and (ii) interest payments on the Sumitomo Collar Loan. In addition, Liberty Global and its unrestricted subsidiaries may require cash in connection with (a) the repayment of outstanding debt, (b) the satisfaction of contingent liabilities, (c) acquisitions, (d) the repurchase of equity and debt securities, (e) other investment opportunities or (f) income tax payments. For information concerning the cash requirements of the Statutory Squeeze-out with respect to our acquisition of Ziggo, see note 4 to our consolidated financial statements. For information concerning our contingencies, see note 17 to our consolidated financial statements.

As a U.K. incorporated company, we may only elect to repurchase shares or pay dividends to the extent of our “Distributable Reserves.” Distributable Reserves, which are not linked to a GAAP reported amount, may be created through the earnings of the U.K. parent company and, amongst other methods, through a reduction in share premium approved by the English Companies Court. Based on the amounts set forth in our 2013 U.K. Companies Act Report that was filed with the U.K. Companies House on May, 7, 2014, our Distributable Reserves are $28.7 billion. This amount does not reflect earnings, share repurchases, dividends or other activity that occurred in 2014, each of which impacts the amount of our Distributable Reserves.

During 2014, we repurchased a total of 8,062,792 Liberty Global Class A ordinary shares at a weighted average price of $42.19 per share and 28,401,019 Liberty Global Class C ordinary shares at a weighted average price of $44.25 per share, for an aggregate purchase price of $1,596.9 million, including direct acquisition costs and the effects of derivative instruments. As of December 31, 2014, the remaining amount authorized for share repurchases was $1,933.7 million. Subsequent to December 31, 2014, our board of directors authorized an additional $2.0 billion of availability for share repurchases.

Liquidity of borrowing groups

The cash and cash equivalents of our borrowing groups are detailed in the table above. In addition to cash and cash equivalents, the primary sources of liquidity of our borrowing groups are cash provided by operations and borrowing availability under their respective debt instruments. For the details of the borrowing availability of such entities at December 31, 2014, see note 10 to our consolidated financial statements. The aforementioned sources of liquidity may be supplemented in certain cases by contributions and/or loans from Liberty Global and its unrestricted subsidiaries. The liquidity of our borrowing groups generally is used to fund property and equipment additions and debt service requirements. From time to time, our borrowing groups may also require funding in connection with (i) acquisitions and other investment opportunities, (ii) loans to Liberty Global, (iii) capital distributions to Liberty Global and other equity owners or (iv) the satisfaction of contingencies. No assurance can be given that any external funding would be available to our borrowing groups on favorable terms, or at all. For information regarding our acquisitions and contingencies, see notes 4 and 17 to our consolidated financial statements, respectively.

For additional information regarding our consolidated cash flows, see the discussion under Consolidated Statements of Cash Flows below.

Capitalization

We seek to maintain our debt at levels that provide for attractive equity returns without assuming undue risk. In this regard, we generally seek to cause our operating subsidiaries to maintain their debt at levels that result in a consolidated debt balance (excluding the Sumitomo Collar Loan and the ITV Collar Loan and measured using subsidiary debt figures at swapped foreign currency exchange rates, consistent with the covenant calculation requirements of our subsidiary debt agreements) that is between four and five times our consolidated Adjusted OIBDA, although it should be noted that the timing of our acquisitions and financing transactions (including those related to the Ziggo Acquisition) and the interplay of average and spot foreign currency rates may impact this ratio. The ratio of our December 31, 2014 consolidated debt to our annualized consolidated Adjusted OIBDA for the quarter ended December 31, 2014 was 5.1x. In addition, the ratio of our December 31, 2014 consolidated net debt (debt, as defined above, less cash and cash equivalents) to our annualized consolidated Adjusted OIBDA for the quarter ended December 31, 2014 was 5.0x.

When it is cost effective, we generally seek to match the denomination of the borrowings of our subsidiaries with the functional currency of the operations that are supporting the respective borrowings. As further discussed under Quantitative and Qualitative Disclosures about Market Risk below and in note 7 to our consolidated financial statements, we also use derivative instruments to mitigate foreign currency and interest rate risk associated with our debt instruments.

Our ability to service or refinance our debt and to maintain compliance with the leverage covenants in the credit agreements and indentures of our borrowing groups is dependent primarily on our ability to maintain or increase the Adjusted OIBDA of our operating subsidiaries and to achieve adequate returns on our property and equipment additions and acquisitions. In addition, our ability to obtain additional debt financing is limited by the leverage covenants contained in the various debt instruments of our borrowing groups. For example, if the Adjusted OIBDA of UPC Broadband Holding were to decline, we could be required to partially repay or limit our borrowings under the UPC Broadband Holding Bank Facility in order to maintain compliance with applicable covenants. No assurance can be given that we would have sufficient sources of liquidity, or that any external funding would be available on favorable terms, or at all, to fund any such required repayment. The ability to access available borrowings under the UPC Broadband Holding Bank Facility and/or UPC Holding’s ability to complete additional financing transactions can also be impacted by the interplay of average and spot foreign currency rates with respect to leverage calculations under the indentures for UPC Holding’s senior notes. At December 31, 2014, each of our borrowing groups was in compliance with its debt covenants. In addition, we do not anticipate any instances of non-compliance with respect to the debt covenants of our borrowing groups that would have a material adverse impact on our liquidity during the next 12 months.

At December 31, 2014, our outstanding consolidated debt and capital lease obligations aggregated $46.2 billion, including $1,550.9 million that is classified as current in our consolidated balance sheet and $42.1 billion that is not due until 2020 or thereafter. For additional information concerning our current debt maturities, see note 10 to our consolidated financial statements.

Notwithstanding our negative working capital position at December 31, 2014, we believe that we have sufficient resources to repay or refinance the current portion of our debt and capital lease obligations and to fund our foreseeable liquidity requirements during the next 12 months. However, as our maturing debt grows in later years, we anticipate that we will seek to refinance or otherwise extend our debt maturities.  No assurance can be given that we will be able to complete these refinancing transactions or otherwise extend our debt maturities.  In this regard, it is not possible to predict how political and economic conditions, sovereign debt concerns or any adverse regulatory developments could impact the credit and equity markets we access and, accordingly, our future liquidity and financial position.  However, (i) the financial failure of any of our counterparties could (a) reduce amounts available under committed credit facilities and (b) adversely impact our ability to access cash deposited with any failed financial institution and (ii) tightening of the credit markets could adversely impact our ability to access debt financing on favorable terms, or at all. In addition, any weakness in the equity markets could make it less attractive to use our shares to satisfy contingent or other obligations, and sustained or increased competition, particularly in combination with adverse economic or regulatory developments, could have an unfavorable impact on our cash flows and liquidity.

All of our consolidated debt and capital lease obligations have been borrowed or incurred by our subsidiaries at December 31, 2014.

For additional information concerning our debt and capital lease obligations, see notes 10 and 20 to our consolidated financial statements.

Consolidated Statements of Cash Flows

General. Our cash flows are subject to significant variations due to FX. See related discussion under Quantitative and Qualitative Disclosures about Market Risk — Foreign Currency Risk below. All of the cash flows discussed below are those of our continuing operations.

Consolidated Statements of Cash Flows — 2014 compared to 2013

Summary. The 2014 and 2013 consolidated statements of cash flows of our continuing operations are summarized as follows:

	Year ended December 31,
	2014	2013	Change
	in millions

Net cash provided by operating activities	$5,612.8	$3,921.0	$1,691.8
Net cash used by investing activities	(2,799.6)	(7,950.1)	5,150.5
Net cash provided (used) by financing activities	(4,260.1)	4,623.3	(8,883.4)
Effect of exchange rate changes on cash	(81.9)	85.4	(167.3)
Net increase (decrease) in cash and cash equivalents	$(1,528.8)	$679.6	$(2,208.4)

Operating Activities. The increase in net cash provided by our operating activities is primarily attributable to the net effect of (i) an increase in the cash provided by our Adjusted OIBDA and related working capital items, largely due to the impact of the Virgin Media Acquisition and, to a lesser extent, the Ziggo Acquisition, (ii) a decrease in cash provided due to higher cash payments for interest, a significant portion of which is due to the impact of the Virgin Media Acquisition, (iii) an increase in the reported net cash provided by operating activities due to FX, (iv) a decrease in cash provided due to lower cash dividends received and (v) a decrease in cash provided due to higher cash payments related to derivative instruments.

Investing Activities. The decrease in net cash used by our investing activities is primarily attributable to the net effect of (i) a decrease in cash used of $4,000.1 million associated with lower cash paid in connection with acquisitions, (ii) a decrease in cash used of $988.5 million associated with cash proceeds received during 2014 in connection with the Chellomedia Transaction, (iii) a decrease in cash used of $333.7 million associated with lower cash paid in connection with investments in and loans to affiliates and others and (iv) an increase in cash used of $202.9 million due to higher capital expenditures. Capital expenditures increased from $2,481.5 million during 2013 to $2,684.4 million during 2014, primarily due to increases related to the Virgin Media Acquisition and, to a much lesser extent, the Ziggo Acquisition, that were only partially offset by a net decrease in the local currency capital expenditures of our other subsidiaries, due primarily to an increase in vendor financing during 2014 as compared to 2013.

The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under capital-related vendor financing or capital lease arrangements. Instead, these amounts are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the principal is repaid. In the following discussion, we refer to (i) our capital expenditures as reported in our consolidated statements of cash flows, which exclude amounts financed under capital-related vendor financing or capital lease arrangements, and (ii) our total property and equipment additions, which include our capital expenditures on an accrual basis and amounts financed under capital-related vendor financing or capital lease arrangements. A reconciliation of our consolidated property and equipment additions to our consolidated capital expenditures as reported in our consolidated statements of cash flows is set forth below:

	Year ended December 31,
	2014	2013
	in millions

Property and equipment additions	$3,909.2	$3,161.6
Assets acquired under capital-related vendor financing arrangements	(975.3)	(573.5)
Assets acquired under capital leases	(127.2)	(143.0)
Changes in current liabilities related to capital expenditures	(122.3)	36.4
Capital expenditures	$2,684.4	$2,481.5

The European Operations Division accounted for $3,648.0 million and $2,901.0 million of our consolidated property and equipment additions during 2014 and 2013, respectively. The increase in the European Operations Division’s property and equipment additions is primarily due to the net effect of (i) an increase due to impact of the Virgin Media Acquisition and, to a lesser extent, the Ziggo Acquisition, (ii) a decrease in expenditures for the purchase and installation of customer premises equipment, (iii) an increase in expenditures for new build and upgrade projects to expand services and (iv) an increase in expenditures for support capital, such as information technology upgrades and general support systems. During 2014 and 2013, the European Operations Division property and equipment additions represented 21.5% and 22.1% of its revenue, respectively.

The LiLAC Division accounted for $256.2 million and $254.3 million of our consolidated property and equipment additions during 2014 and 2013, respectively. The increase in the LiLAC Division’s property and equipment additions is primarily due to the net effect of (i) a decrease due to FX, (ii) an increase in expenditures for new build and upgrade projects, (iii) an increase in expenditures for support capital, such as information technology upgrades and general support systems, and (iv) an increase in expenditures for the purchase and installation of customer premises equipment. During 2014 and 2013, the LiLAC Division’s property and equipment additions represented 21.3% and 19.7% of its revenue, respectively.

For additional information regarding our property and equipment additions, see note 18 to our consolidated financial statements.

After giving effect to the U.K. Network Extension as discussed under Overview, we expect the percentage of revenue represented by our aggregate 2015 consolidated property and equipment additions to range from 21% to 23%, including (i) 21% to 23% for the European Operations Division (including 21% to 23% for U.K./Ireland, 19% to 21% for Germany, 19% to 21% for Belgium, 20% to 22% for the Netherlands, inclusive of Ziggo, and 16% to 18% for Switzerland/Austria) and (ii) 17% to 19% for Chile. The actual amount of our 2015 consolidated property and equipment additions and the 2015 property and equipment additions of the European Operations Division (including U.K./Ireland, Germany, Belgium, the Netherlands and Switzerland/Austria) and Chile may vary from expected amounts for a variety of reasons, including (a) changes in (1) the competitive or regulatory environment, (2) business plans or (3) our current or expected future operating results and (b) the availability of sufficient capital.  Accordingly, no assurance can be given that our actual property and equipment additions will not vary materially from our expectations.

Financing Activities. The change in net cash provided (used) by our financing activities is primarily attributable to the net effect of (i) a decrease in cash of $3,652.5 million primarily due to the release of restricted cash in June 2013 in connection with the Virgin Media Acquisition, (ii) a decrease in cash of $3,095.4 million related to lower net borrowings of debt, (iii) a decrease in cash of $1,539.7 million due to the release of restricted cash during 2013 in connection with the Telenet Tender, (iv) a decrease in cash of $745.5 million due to higher cash paid related to derivative instruments, (v) an increase in cash of $526.4 million related to lower distributions by subsidiaries to noncontrolling interests, (vi) a decrease in cash of $427.7 million related to higher repurchases of our shares and (vii) an increase in cash of $200.6 million related to a decrease in purchases of additional shares of our subsidiaries.

Consolidated Statements of Cash Flows — 2013 compared to 2012

Summary. The 2013 and 2012 consolidated statements of cash flows of our continuing operations are summarized as follows:

	Year ended December 31,
	2013	2012	Change
	in millions

Net cash provided by operating activities	$3,921.0	$2,837.5	$1,083.5
Net cash used by investing activities	(7,950.1)	(957.7)	(6,992.4)
Net cash provided (used) by financing activities	4,623.3	(1,465.1)	6,088.4
Effect of exchange rate changes on cash	85.4	28.3	57.1
Net increase in cash and cash equivalents	$679.6	$443.0	$236.6

Operating Activities. The increase in net cash provided by our operating activities is primarily attributable to the net effect of (i) an increase in the cash provided by our Adjusted OIBDA and related working capital items, largely due to the impact of the Virgin Media Acquisition, (ii) a decrease in cash provided due to higher cash payments for interest, largely due to the impact of the Virgin Media Acquisition, (iii) an increase in the reported net cash provided by operating activities due to FX, (iv) a decrease in cash provided due to higher net cash payments for taxes and (v) an increase in cash provided due to lower cash payments related to derivative instruments.

Investing Activities. The increase in net cash used by our investing activities is primarily attributable to (i) an increase in cash used of $3,919.2 million associated with higher cash paid in connection with acquisitions, (ii) an increase in cash used of $1,317.9 million associated with higher cash paid in connection with investments in and loans to affiliates and others, primarily due to the cash we paid to acquire Ziggo shares during 2013, (iii) an increase in cash used of $1,055.4 million associated with cash proceeds received in connection with the Austar Transaction during 2012 and (iv) an increase in cash used of $613.2 million associated with higher capital expenditures. Capital expenditures increased from $1,868.3 million during 2012 to $2,481.5 million during 2013, primarily due to an increase related to the Virgin Media Acquisition and other less significant acquisitions that was only partially offset by a net decrease in the local currency capital expenditures of our subsidiaries.

A reconciliation of our consolidated property and equipment additions to our consolidated capital expenditures as reported in the consolidated statements of cash flows is set forth below:

	Year ended December 31,
	2013	2012
	in millions

Property and equipment additions	$3,161.6	$2,258.6
Assets acquired under capital-related vendor financing arrangements	(573.5)	(246.5)
Assets acquired under capital leases	(143.0)	(63.1)
Changes in current liabilities related to capital expenditures	36.4	(80.7)
Capital expenditures	$2,481.5	$1,868.3

The European Operations Division accounted for $2,901.0 million and $1,981.6 million of our consolidated property and equipment additions during 2013 and 2012, respectively. The increase in the European Operations Division’s property and equipment additions is primarily due to the net effect of (i) an increase due to the Virgin Media Acquisition and other less significant acquisitions, (ii) an increase in expenditures for support capital, such as information technology upgrades and general support systems, (iii) an increase due to FX, (iv) a decrease in expenditures for the purchase and installation of customer premises equipment and (v) an increase in expenditures for new build and upgrade projects to expand services. During 2013 and 2012, the European Operations Division property and equipment additions represented 22.1% and 22.5% of its revenue, respectively.

The LiLAC Division accounted for $254.3 million and $268.9 million of our consolidated property and equipment additions during 2013 and 2012, respectively. The decrease in the LiLAC Division’s property and equipment additions is primarily due to the net effect of (i) an increase due to the Puerto Rico Transaction, (ii) a decrease in expenditures related to the construction of VTR’s mobile network, (iii) a decrease in expenditures for new build and upgrade projects, (iv) a decrease in expenditures for the purchase and installation of customer premises equipment, (v) an increase in expenditures for support capital, such as information technology upgrades and general support systems and (vi) a decrease due to FX. During 2013 and 2012, the LiLAC Division’s property and equipment additions represented 19.7% and 24.8% of its revenue, respectively.

For additional information regarding our property and equipment additions, see note 18 to our consolidated financial statements.

Financing Activities. The change in net cash provided (used) by our financing activities is primarily attributable to the net effect of (i) an increase in cash of $3,534.2 million primarily due to the release of restricted cash in June 2013 in connection with the Virgin Media Acquisition, (ii) an increase in cash of $3,003.8 million due to the release of restricted cash in connection with the Telenet Tender, (iii) an increase in cash of $632.9 million due to higher cash received related to derivative instruments, (iv) a decrease in cash of $461.3 million, substantially all of which related to shares purchased in connection with the Telenet Tender, (v) a decrease in cash of $256.1 million related to lower net borrowings of debt, (vi) a decrease in cash of $203.0 million related to higher distributions by subsidiaries to noncontrolling interests, (vii) a decrease in cash of $186.9 million related to higher repurchases of our shares and (viii) a decrease in cash of $159.8 million due to higher payments for financing costs, debt premiums and exchange offer consideration.

Free cash flow

We define free cash flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of share-based incentive awards and (ii) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, less (a) capital expenditures, as reported in our consolidated statements of cash flows, (b) principal payments on capital-related vendor financing obligations and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations.  We believe that our presentation of free cash flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated statements of cash flows.

The following table provides the details of our free cash flow:

	Year ended December 31,
	2014	2013	2012
	in millions

Net cash provided by operating activities of our continuing operations	$5,612.8	$3,921.0	$2,837.5
Excess tax benefits from share-based compensation	7.0	41.0	6.7
Cash payments for direct acquisition and disposition costs	79.7	61.0	31.5
Capital expenditures	(2,684.4)	(2,481.5)	(1,868.3)
Principal payments on capital-related vendor financing obligations	(677.6)	(320.4)	(104.7)
Principal payments on certain capital leases	(183.3)	(95.8)	(17.5)
Free cash flow	$2,154.2	$1,125.3	$885.2

Contractual Commitments

The U.S. dollar equivalents of the commitments of our continuing operations as of December 31, 2014 are presented below:

	Payments due during:
	2015	2016	2017	2018	2019	Thereafter	Total
	in millions

Debt (excluding interest)	$1,350.3	$360.0	$917.1	$248.5	$604.8	$41,131.5	$44,612.2
Capital leases (excluding interest)	198.5	151.4	111.0	83.9	74.4	928.4	1,547.6
Programming commitments	863.9	785.4	612.7	528.0	231.4	2.0	3,023.4
Network and connectivity commitments	359.9	261.5	240.2	127.1	90.2	1,048.5	2,127.4
Purchase commitments	827.8	119.4	62.9	10.1	4.0	—	1,024.2
Operating leases	174.0	141.5	117.3	98.1	75.4	279.3	885.6
Other commitments	350.2	198.7	150.1	90.0	39.2	48.2	876.4
Total (a)	$4,124.6	$2,017.9	$2,211.3	$1,185.7	$1,119.4	$43,437.9	$54,096.8
Projected cash interest payments on debt and capital lease obligations (b)	$2,342.9	$2,352.3	$2,334.0	$2,320.9	$2,287.2	$7,006.0	$18,643.3
_______________

(a)
The commitments reflected in this table do not reflect any liabilities that are included in our December 31, 2014 consolidated balance sheet other than debt and capital lease obligations.  Our liability for uncertain tax positions in the various jurisdictions in which we operate ($373.3 million at December 31, 2014) has been excluded from the table as the amount and timing of any related payments are not subject to reasonable estimation.

(b)
Amounts are based on interest rates, interest payment dates and contractual maturities in effect as of December 31, 2014. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments required in future periods. In addition, the amounts presented do not include the impact of our interest rate derivative contracts, deferred financing costs, discounts or premiums, all of which affect our overall cost of borrowing.

Programming commitments consist of obligations associated with certain of our programming, studio output and sports rights contracts that are enforceable and legally binding on us in that we have agreed to pay minimum fees without regard to (i) the actual number of subscribers to the programming services, (ii) whether we terminate service to a portion of our subscribers or dispose of a portion of our distribution systems or (iii) whether we discontinue our premium film or sports services. In addition, programming commitments do not include increases in future periods associated with contractual inflation or other price adjustments that are not fixed. Accordingly, the amounts reflected in the above table with respect to these contracts are significantly less than the amounts we expect to pay in these periods under these contracts. Payments to programming vendors have in the past represented, and are expected to continue to represent in the future, a significant portion of our operating costs. In this regard, during 2014, 2013 and 2012, the third-party programming and copyright costs incurred by our broadband communications and DTH operations aggregated $2,145.0 million, $1,612.5 million and $978.4 million, respectively. The ultimate amount payable in excess of the contractual minimums of our studio output contracts, which expire at various dates through 2019, is dependent upon the number of subscribers to our premium movie service and the theatrical success of the films that we exhibit.

Network and connectivity commitments include (i) Telenet’s commitments for certain operating costs associated with its leased network, (ii) commitments associated with our MVNO agreements and (iii) certain repair and maintenance, fiber capacity and energy commitments of Unitymedia KabelBW. Subsequent to October 1, 2015, Telenet’s commitments for certain operating costs will be subject to adjustment based on changes in the network operating costs incurred by Telenet with respect to its own networks. These potential adjustments are not subject to reasonable estimation and, therefore, are not included in the above table. The amounts reflected in the table with respect to certain of our MVNO commitments represent fixed minimum amounts payable under these agreements and, therefore, may be significantly less than the actual amounts we ultimately pay in these periods.

Purchase commitments include unconditional purchase obligations associated with commitments to purchase customer premises and other equipment that are enforceable and legally binding on us.

Commitments arising from acquisition agreements are not reflected in the above table. In addition, the table does not include our commitments with respect to the amounts we have agreed to pay to settle the FCO Appeals. For additional information, see note 17 to our consolidated financial statements.

In addition to the commitments set forth in the table above, we have significant commitments under (i) derivative instruments and (ii) defined benefit plans and similar agreements, pursuant to which we expect to make payments in future periods. For information regarding projected cash flows associated with these derivative instruments, see Quantitative and Qualitative Disclosures about Market Risk — Projected Cash Flows Associated with Derivatives below. For information regarding our derivative instruments, including the net cash paid or received in connection with these instruments during 2014, 2013 and 2012, see note 7 to our consolidated financial statements. For information concerning our defined benefit plans, see note 15 to our consolidated financial statements.

We also have commitments pursuant to agreements with, and obligations imposed by, franchise authorities and municipalities, which may include obligations in certain markets to move aerial cable to underground ducts or to upgrade, rebuild or extend portions of our broadband communication systems. Such amounts are not included in the above table because they are not fixed or determinable.

Critical Accounting Policies, Judgments and Estimates

In connection with the preparation of our consolidated financial statements, we make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. Critical accounting policies are defined as those policies that are reflective of significant judgments, estimates and uncertainties, which would potentially result in materially different results under different assumptions and conditions. We believe the following accounting policies are critical in the preparation of our consolidated financial statements because of the judgment necessary to account for these matters and the significant estimates involved, which are susceptible to change:

•	Impairment of property and equipment and intangible assets (including goodwill);

•	Costs associated with construction and installation activities;

•	Useful lives of long-lived assets;

•	Fair value measurements; and

•	Income tax accounting.
We have discussed the selection of the aforementioned critical accounting policies with the audit committee of our board of directors. For additional information concerning our significant accounting policies, see note 3 to our consolidated financial statements.

Impairment of Property and Equipment and Intangible Assets

Carrying Value. The aggregate carrying value of our property and equipment and intangible assets (including goodwill) that were held for use comprised 85.9% of our total assets at December 31, 2014.

We review, when circumstances warrant, the carrying amounts of our property and equipment and our intangible assets (other than goodwill and other indefinite-lived intangible assets) to determine whether such carrying amounts continue to be recoverable. Such changes in circumstance may include, among other items, (i) an expectation of a sale or disposal of a long-lived asset or asset group, (ii) adverse changes in market or competitive conditions, (iii) an adverse change in legal factors or business climate in the markets in which we operate and (iv) operating or cash flow losses. For purposes of impairment testing, long-lived assets are grouped at the lowest level for which cash flows are largely independent of other assets and liabilities, generally at or below the reporting unit level (see below). If the carrying amount of the asset or asset group is greater than the expected undiscounted cash flows to be generated by such asset or asset group, an impairment adjustment is recognized. Such adjustment is measured by the amount that the carrying value of such asset or asset group exceeds its fair value. We generally measure fair value by considering (a) sale prices for similar assets, (b) discounted estimated future cash flows using an appropriate discount rate and/or (c) estimated replacement cost. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

We evaluate the goodwill, franchise rights and other indefinite-lived intangible assets for impairment at least annually on October 1 and whenever other facts and circumstances indicate that the carrying amounts of goodwill and other indefinite-lived intangible assets may not be recoverable. For impairment evaluations with respect to both goodwill and other indefinite-lived intangibles, we first make a qualitative assessment to determine if the goodwill or other indefinite-lived intangible may be impaired. In the case of goodwill, if it is more-likely-than-not that a reporting unit’s fair value is less than its carrying value, we then compare the fair value of the reporting unit to its respective carrying amount. A reporting unit is an operating segment or one level below an operating segment (referred to as a “component”). In most cases, our operating segments are deemed to be a reporting unit either because the operating segment is comprised of only a single component, or the components below the operating segment are aggregated as they have similar economic characteristics. If the carrying value of a reporting unit were to exceed its fair value, we would then compare the implied fair value of the reporting unit’s goodwill to its carrying amount, and any excess of the carrying amount over the fair value would be charged to operations as an impairment loss. With respect to franchise rights or other indefinite-lived intangible assets, if it is more-likely-than-not that the fair value of an indefinite-lived intangible asset is less than its carrying value, we then estimate its fair value and any excess of the carrying value over the fair value of the franchise right or other indefinite-lived intangible asset is also charged to operations as an impairment loss.

When required, considerable management judgment is necessary to estimate the fair value of reporting units and underlying long-lived and indefinite-lived assets. The equity of one of our reporting units, Telenet, is publicly traded in an active market. For this reporting unit, our fair value determination is based on quoted market prices. For other reporting units, we typically determine fair value using an income-based approach (discounted cash flows) based on assumptions in our long-range business plans and, in some cases, a combination of an income-based approach and a market-based approach. With respect to our discounted cash flow analysis used in the income-based approach, the timing and amount of future cash flows under these business plans require estimates, among other items, of subscriber growth and retention rates, rates charged per product, expected gross margin and Adjusted OIBDA margins and expected property and equipment additions. The development of these cash flows, and the discount rate applied to the cash flows, is subject to inherent uncertainties, and actual results could vary significantly from such estimates. Our determination of the discount rate is based on a weighted average cost of capital approach, which uses a market participant’s cost of equity and after-tax cost of debt and reflects the risks inherent in the cash flows. Based on the results of our 2014 qualitative assessment of our reporting unit carrying values, we determined that it was more-likely-than-not that fair value exceeded carrying value for all of our reporting units.

During the three years ended December 31, 2014, the most significant impairment charges that we recorded with respect to our property and equipment and intangible assets were (i) the $73.0 million impairment charge that Telenet recorded during the fourth quarter of 2013 to reduce the carrying value of the intangible assets related to certain of its spectrum rights and (ii) the $68.7 million impairment charge that we recorded during the fourth quarter of 2014 to reduce the carrying amount of certain of Ziggo’s internal-use software assets. For additional information, see note 9 to our consolidated financial statements.

Based on the results of our October 1, 2014 goodwill impairment test, a hypothetical decline of 20% or more in the fair value of one of our reporting units, Liberty Puerto Rico, could result in the need to record a goodwill impairment charge. At December 31, 2014, the goodwill associated with the Liberty Puerto Rico reporting unit, which is included in our corporate and other category, was $347.0 million. If, among other factors, (i) our equity values were to decline significantly, or (ii) the adverse impacts of economic, competitive, regulatory or other factors were to cause our results of operations or cash flows to be worse than anticipated, we could conclude in future periods that impairment charges are required in order to reduce the carrying values of our goodwill and, to a lesser extent, other long-lived assets.  Any such impairment charges could be significant.
Costs Associated with Construction and Installation Activities

We capitalize costs associated with the construction of new cable transmission and distribution facilities and the installation of new cable services. Installation activities that are capitalized include (i) the initial connection (or drop) from our cable system to a customer location, (ii) the replacement of a drop and (iii) the installation of equipment for additional services, such as digital cable, telephone or broadband internet service. The costs of other customer-facing activities, such as reconnecting customer locations where a drop already exists, disconnecting customer locations and repairing or maintaining drops, are expensed as incurred.

The nature and amount of labor and other costs to be capitalized with respect to construction and installation activities involves significant judgment. In addition to direct external and internal labor and materials, we also capitalize other costs directly attributable to our construction and installation activities, including dispatch costs, quality-control costs, vehicle-related costs and certain warehouse-related costs. The capitalization of these costs is based on time sheets, time studies, standard costs, call tracking systems and other verifiable means that directly link the costs incurred with the applicable capitalizable activity. We continuously monitor the appropriateness of our capitalization policies and update the policies when necessary to respond to changes in facts and circumstances, such as the development of new products and services, and changes in the manner that installations or construction activities are performed.

Useful Lives of Long-Lived Assets

We depreciate our property and equipment on a straight-line basis over the estimated useful life of the assets. The determination of the useful lives of property and equipment requires significant management judgment, based on factors such as the estimated physical lives of the assets, technological changes, changes in anticipated use, legal and economic factors, rebuild and equipment swap-out plans, and other factors. Our intangible assets with finite lives primarily consist of customer relationships. Customer relationship intangible assets are amortized on a straight-line basis over the estimated weighted average life of the customer relationships. The determination of the estimated useful life of customer relationship intangible assets requires significant management judgment and is primarily based on historical and forecasted subscriber disconnect rates, adjusted when necessary for risk associated with demand, competition, technological changes and other economic factors. We regularly review whether changes to estimated useful lives are required in order to accurately reflect the economic use of our property and equipment and intangible assets with finite lives. Any changes to estimated useful lives are reflected prospectively. Depreciation and amortization expense of our continuing operations during 2014, 2013 and 2012 was $5,500.1 million, $4,276.4 million and $2,661.5 million, respectively. A 10% increase in the aggregate amount of the depreciation and amortization expense of our continuing operations during 2014 would have resulted in a $550.0 million or 24.7% decrease in our 2014 operating income.

Fair Value Measurements

GAAP provides guidance with respect to the recurring and nonrecurring fair value measurements and for a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.

Recurring Valuations. We perform recurring fair value measurements with respect to our derivative instruments and fair value method investments, each of which are carried at fair value. We use (i) cash flow valuation models to determine the fair values of our interest rate and foreign currency derivative instruments and (ii) a binomial option pricing model to determine the fair values of our equity-related derivative instruments. We use quoted market prices when available and, when not available, we use a combination of an income approach (discounted cash flows) and a market approach (market multiples of similar businesses) to determine the fair value of our fair value method investments. For a detailed discussion of the inputs we use to determine the fair value of our derivative instruments and fair value method investments, see note 8 to our consolidated financial statements. See also notes 6 and 7 to our consolidated financial statements for information concerning our fair value method investments and derivative instruments, respectively.

Changes in the fair values of our derivative instruments and fair value method investments have had, and we believe will continue to have, a significant and volatile impact on our results of operations. During 2014, 2013 and 2012, our continuing operations included net gains (losses) of $294.0 million, ($496.3 million) and ($1,080.5 million), respectively, attributable to changes in the fair values of these items.

As further described in note 8 to our consolidated financial statements, actual amounts received or paid upon the settlement of our derivative instruments or disposal of our fair value method investments may differ materially from the recorded fair values at December 31, 2014.

For information concerning the sensitivity of the fair value of certain of our more significant derivative instruments to changes in market conditions, see Quantitative and Qualitative Disclosures About Market Risk — Sensitivity Information below.

Nonrecurring Valuations. Our nonrecurring valuations are primarily associated with (i) the application of acquisition accounting and (ii) impairment assessments, both of which require that we make fair value determinations as of the applicable valuation date. In making these determinations, we are required to make estimates and assumptions that affect the recorded amounts, including, but not limited to, expected future cash flows, market comparables and discount rates, remaining useful lives of long-lived assets, replacement or reproduction costs of property and equipment and the amounts to be recovered in future periods from acquired net operating losses and other deferred tax assets. To assist us in making these fair value determinations, we may engage third-party valuation specialists. Our estimates in this area impact, among other items, the amount of depreciation and amortization, impairment charges and income tax expense or benefit that we report. Our estimates of fair value are based upon assumptions we believe to be reasonable, but which are inherently uncertain. A significant portion of our long-lived assets were initially recorded through the application of acquisition accounting and all of our long-lived assets are subject to impairment assessments. For additional information, see notes 4, 8 and 9 to our consolidated financial statements.

Income Tax Accounting

We are required to estimate the amount of tax payable or refundable for the current year and the deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax basis of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards, using enacted tax rates in effect for each taxing jurisdiction in which we operate for the year in which those temporary differences are expected to be recovered or settled. This process requires our management to make assessments regarding the timing and probability of the ultimate tax impact of such items.

Net deferred tax assets are reduced by a valuation allowance if we believe it more-likely-than-not such net deferred tax assets will not be realized. Establishing or reducing a tax valuation allowance requires us to make assessments about the timing of future events, including the probability of expected future taxable income and available tax planning strategies. At December 31, 2014, the aggregate valuation allowance provided against deferred tax assets was $6,679.4 million. The actual amount of deferred income tax benefits realized in future periods will likely differ from the net deferred tax assets reflected in our December 31, 2014 balance sheet due to, among other factors, possible future changes in income tax law or interpretations thereof in the jurisdictions in which we operate and differences between estimated and actual future taxable income. Any of such factors could have a material effect on our current and deferred tax positions as reported in our consolidated financial statements. A high degree of judgment is required to assess the impact of possible future outcomes on our current and deferred tax positions.

Tax laws in jurisdictions in which we have a presence are subject to varied interpretation, and many tax positions we take are subject to significant uncertainty regarding whether the position will be ultimately sustained after review by the relevant tax authority. We recognize the financial statement effects of a tax position when it is more-likely-than-not, based on technical merits, that the position will be sustained upon examination. The determination of whether the tax position meets the more-likely-than-not threshold requires a facts-based judgment using all information available. In a number of cases, we have concluded that the more-likely-than-not threshold is not met and, accordingly, the amount of tax benefit recognized in our consolidated financial statements is different than the amount taken or expected to be taken in our tax returns. As of December 31, 2014, the amount of unrecognized tax benefits for financial reporting purposes, but taken or expected to be taken on tax returns, was $513.5 million, of which $332.9 million would have a favorable impact on our effective income tax rate if ultimately recognized, after considering amounts that we would expect to be offset by valuation allowances.

We are required to continually assess our tax positions, and the results of tax examinations or changes in judgment can result in substantial changes to our unrecognized tax benefits.

We have taxable outside basis differences on certain investments in non-U.S. subsidiaries. We do not recognize the deferred tax liabilities associated with these outside basis differences when the difference is considered essentially permanent in duration. In order to be considered essentially permanent in duration, sufficient evidence must indicate that the foreign subsidiary has invested or will invest its undistributed earnings indefinitely, or that earnings will be remitted in a tax-free liquidation. If circumstances change and it becomes apparent that some or all of the undistributed earnings will be remitted on a taxable basis in the foreseeable future, a net deferred tax liability must be recorded for some or all of the outside basis difference. The assessment of whether these outside basis differences are considered permanent in nature requires significant judgment and is based on management’s intentions to reinvest the earnings of a foreign subsidiary indefinitely in light of anticipated liquidity requirements and other relevant factors. At December 31, 2014, income and withholding taxes for which a net deferred tax liability might otherwise be required have not been provided on an estimated $11.1 billion of cumulative temporary differences on non-U.S. entities. If our plans or intentions change in the future due to liquidity or other relevant considerations, we could decide that it would be prudent to repatriate significant funds or other assets from one or more of our subsidiaries, even though we would incur a tax liability in connection with any such repatriation. If our plans or intentions were to change in this manner, the recognition of all or a part of these outside basis differences could have an adverse impact on our consolidated net loss.

For additional information concerning our income taxes, see note 11 to our consolidated financial statements.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Global plc:

We have audited the accompanying consolidated balance sheets of Liberty Global plc and subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive earnings (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2014. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedules I and II. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 12, 2015 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

As discussed in note 18, in 2015, Liberty Global plc changed its presentation of reportable segments.

/s/ KPMG LLP
Denver, Colorado
February 12, 2015, except for note 18 – Segment
Reporting, which is as of January 20, 2016

LIBERTY GLOBAL PLC
CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,158.5	$2,701.9
Trade receivables, net	1,499.5	1,588.7
Derivative instruments (note 7)	446.6	252.1
Deferred income taxes (note 11)	290.3	226.1
Prepaid expenses	189.7	238.2
Current assets of discontinued operation (note 5)	—	238.7
Other current assets	335.9	236.9
Total current assets	3,920.5	5,482.6
Investments (including $1,662.7 million and $3,481.8 million, respectively, measured at fair value) (note 6)	1,808.2	3,491.2
Property and equipment, net (note 9)	23,840.6	23,974.9
Goodwill (note 9)	29,001.6	23,748.8
Intangible assets subject to amortization, net (note 9)	9,189.8	5,795.4
Long-term assets of discontinued operation (note 5)	—	513.6
Other assets, net (notes 7, 9 and 11)	5,081.2	4,707.8
Total assets	$72,841.9	$67,714.3

The accompanying notes are an integral part of these consolidated financial statements.

LIBERTY GLOBAL PLC
CONSOLIDATED BALANCE SHEETS — (Continued)

	December 31,
	2014	2013
	in millions
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,039.0	$1,072.9
Deferred revenue and advance payments from subscribers and others	1,452.2	1,406.2
Current portion of debt and capital lease obligations (note 10)	1,550.9	1,023.4
Derivative instruments (note 7)	1,043.7	751.2
Accrued interest	690.6	598.7
Accrued programming and copyright fees	368.5	359.1
Current liabilities of discontinued operation (note 5)	—	127.5
Other accrued and current liabilities (notes 11 and 14)	3,045.4	2,344.0
Total current liabilities	9,190.3	7,683.0
Long-term debt and capital lease obligations (note 10)	44,608.1	43,680.9
Long-term liabilities of discontinued operation (note 5)	—	19.8
Other long-term liabilities (notes 7, 11, 14 and 15)	4,927.5	4,789.1
Total liabilities	58,725.9	56,172.8
Commitments and contingencies (notes 4, 7, 10, 11, 15, 17 and 20)
Equity (note 12):
Liberty Global shareholders:
Class A ordinary shares, $0.01 nominal value. Issued and outstanding 251,167,686 and 222,081,117 shares, respectively	2.5	2.2
Class B ordinary shares, $0.01 nominal value. Issued and outstanding 10,139,184 and 10,147,184 shares, respectively	0.1	0.1
Class C ordinary shares, $0.01 nominal value. Issued and outstanding 630,353,372 and 556,221,669 shares, respectively	6.3	5.6
Additional paid-in capital	17,070.8	12,809.4
Accumulated deficit	(4,007.6)	(3,312.6)
Accumulated other comprehensive earnings, net of taxes	1,646.6	2,528.8
Treasury shares, at cost	(4.2)	(7.7)
Total Liberty Global shareholders	14,714.5	12,025.8
Noncontrolling interests	(598.5)	(484.3)
Total equity	14,116.0	11,541.5
Total liabilities and equity	$72,841.9	$67,714.3

The accompanying notes are an integral part of these consolidated financial statements.

LIBERTY GLOBAL PLC
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2014	2013	2012
	in millions, except share and per share amounts

Revenue (note 18)	$18,248.3	$14,474.2	$9,930.8
Operating costs and expenses:
Operating (other than depreciation and amortization) (including share-based compensation) (note 13)	6,810.4	5,417.7	3,349.7
Selling, general and administrative (SG&A) (including share-based compensation) (note 13)	3,172.8	2,616.5	1,860.3
Depreciation and amortization	5,500.1	4,276.4	2,661.5
Release of litigation provision (note 17)	—	(146.0)	—
Impairment, restructuring and other operating items, net (notes 4, 9, 14 and 17)	536.8	297.5	76.2
	16,020.1	12,462.1	7,947.7
Operating income	2,228.2	2,012.1	1,983.1
Non-operating income (expense):
Interest expense	(2,544.7)	(2,286.9)	(1,673.6)
Interest and dividend income	31.7	113.1	42.1
Realized and unrealized gains (losses) on derivative instruments, net (note 7)	88.8	(1,020.4)	(1,070.3)
Foreign currency transaction gains (losses), net	(836.5)	349.3	438.4
Realized and unrealized gains (losses) due to changes in fair values of certain investments, net (notes 6 and 8)	205.2	524.1	(10.2)
Losses on debt modification, extinguishment and conversion, net (note 10)	(186.2)	(212.2)	(213.8)
Other expense, net	(42.4)	(5.6)	(4.6)
	(3,284.1)	(2,538.6)	(2,492.0)
Loss from continuing operations before income taxes	(1,055.9)	(526.5)	(508.9)
Income tax benefit (expense) (note 11)	75.0	(355.5)	(75.0)
Loss from continuing operations	(980.9)	(882.0)	(583.9)
Discontinued operations (note 5):
Earnings (loss) from discontinued operations, net of taxes	0.8	(23.7)	47.1
Gain on disposal of discontinued operations, net of taxes	332.7	—	924.1
	333.5	(23.7)	971.2
Net earnings (loss)	(647.4)	(905.7)	387.3
Net earnings attributable to noncontrolling interests	(47.6)	(58.2)	(64.5)
Net earnings (loss) attributable to Liberty Global shareholders	$(695.0)	$(963.9)	$322.8

Basic and diluted earnings (loss) attributable to Liberty Global shareholders per share (note 3):
Continuing operations	$(1.29)	$(1.39)	$(1.17)
Discontinued operations	0.42	(0.04)	1.77
	$(0.87)	$(1.43)	$0.60

Weighted average ordinary shares outstanding - basic and diluted	798,869,761	672,348,540	534,641,440

The accompanying notes are an integral part of these consolidated financial statements.

LIBERTY GLOBAL PLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS (LOSS)

	Year ended December 31,
	2014	2013	2012
	in millions

Net earnings (loss)	$(647.4)	$(905.7)	$387.3
Other comprehensive earnings (loss), net of taxes (note 16):
Foreign currency translation adjustments	(935.9)	900.8	98.0
Reclassification adjustments included in net earnings (loss)	124.4	(0.7)	(12.1)
Pension-related adjustments and other	(71.2)	11.3	5.4
Other comprehensive earnings (loss)	(882.7)	911.4	91.3
Comprehensive earnings (loss)	(1,530.1)	5.7	478.6
Comprehensive earnings attributable to noncontrolling interests	(47.1)	(41.3)	(64.8)
Comprehensive earnings (loss) attributable to Liberty Global shareholders	$(1,577.2)	$(35.6)	$413.8

The accompanying notes are an integral part of these consolidated financial statements.

LIBERTY GLOBAL PLC
CONSOLIDATED STATEMENTS OF EQUITY

	Liberty Global shareholders							Non-controlling interests	Total equity
	Common stock			Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive earnings, net of taxes	Total Liberty Global shareholders
	Series A	Series B	Series C
	in millions

Balance at January 1, 2012	$1.5	$0.1	$5.2	$3,960.6	$(2,671.5)	$1,509.5	$2,805.4	$126.0	$2,931.4
Net earnings	—	—	—	—	322.8	—	322.8	64.5	387.3
Other comprehensive earnings, net of taxes (note 16)	—	—	—	—	—	91.0	91.0	0.3	91.3
Repurchase and cancellation of LGI common stock (note 12)	(0.1)	—	(0.1)	(980.5)	—	—	(980.7)	—	(980.7)
LGI call option contracts (note 12)	—	—	—	(53.2)	—	—	(53.2)	—	(53.2)
Share-based compensation (note 13)	—	—	—	70.4	—	—	70.4	—	70.4
Telenet Share Repurchase Agreement (note 12)	—	—	—	(62.8)	—	—	(62.8)	2.2	(60.6)
Sale of Austar (note 5)	—	—	—	—	—	—	—	(84.4)	(84.4)
Puerto Rico Transaction (note 4)	—	—	—	48.3	—	—	48.3	48.2	96.5
Distributions by subsidiaries to noncontrolling interest owners (note 12)	—	—	—	—	—	—	—	(351.3)	(351.3)
Adjustments due to changes in subsidiaries’ equity and other, net	—	—	—	(31.2)	—	—	(31.2)	69.6	38.4
Balance at December 31, 2012	$1.4	$0.1	$5.1	$2,951.6	$(2,348.7)	$1,600.5	$2,210.0	$(124.9)	$2,085.1
The accompanying notes are an integral part of these consolidated financial statements.

LIBERTY GLOBAL PLC
CONSOLIDATED STATEMENTS OF EQUITY — (Continued)

				Liberty Global shareholders								Non-controlling interests	Total equity
	Ordinary Shares			Common stock			Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive earnings, net of taxes	Treasury shares, at cost	Total Liberty Global shareholders
	Class A	Class B	Class C	Series A	Series B	Series C
	in millions

Balance at January 1, 2013	$—	$—	$—	$1.4	$0.1	$5.1	$2,951.6	$(2,348.7)	$1,600.5	$—	$2,210.0	$(124.9)	$2,085.1
Net loss	—	—	—	—	—	—	—	(963.9)	—	—	(963.9)	58.2	(905.7)
Other comprehensive earnings, net of taxes (note 16)	—	—	—	—	—	—	—	—	928.3	—	928.3	(16.9)	911.4
Shares issued in connection with the Virgin Media Acquisition and impacts of related change in parent entity (notes 1 and 4)	2.1	0.1	5.6	(1.4)	(0.1)	(5.1)	9,374.1	—	—	—	9,375.3	—	9,375.3
Revaluation of VM Convertible Notes in connection with the Virgin Media Acquisition (notes 4 and 10)	—	—	—	—	—	—	1,660.0	—	—	—	1,660.0	—	1,660.0
Repurchase and cancellation of Liberty Global and LGI shares (note 12)	(0.1)	—	(0.1)	—	—	—	(1,151.7)	—	—	—	(1,151.9)	—	(1,151.9)
Distributions by subsidiaries to noncontrolling interest owners (note 12)	—	—	—	—	—	—	—	—	—	—	—	(542.7)	(542.7)
Purchase of additional Telenet shares (note 12)	—	—	—	—	—	—	(525.7)	—	—	—	(525.7)	63.5	(462.2)
Share-based compensation (note 13)	—	—	—	—	—	—	206.3	—	—	—	206.3	—	206.3
Exchange of VM Convertible Notes (note 10)	0.1	—	0.1	—	—	—	113.5	—	—	—	113.7	—	113.7
Adjustments due to changes in subsidiaries’ equity and other, net	0.1	—	—	—	—	—	181.3	—	—	(7.7)	173.7	78.5	252.2
Balance at December 31, 2013	$2.2	$0.1	$5.6	$—	$—	$—	$12,809.4	$(3,312.6)	$2,528.8	$(7.7)	$12,025.8	$(484.3)	$11,541.5

The accompanying notes are an integral part of these consolidated financial statements.

LIBERTY GLOBAL PLC
CONSOLIDATED STATEMENTS OF EQUITY — (Continued)

	Liberty Global shareholders								Non-controlling interests	Total equity
	Ordinary Shares			Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive earnings, net of taxes	Treasury shares, at cost	Total Liberty Global shareholders
	Class A	Class B	Class C
	in millions

Balance at January 1, 2014	$2.2	$0.1	$5.6	$12,809.4	$(3,312.6)	$2,528.8	$(7.7)	$12,025.8	$(484.3)	$11,541.5
Net loss	—	—	—	—	(695.0)	—	—	(695.0)	47.6	(647.4)
Other comprehensive loss, net of taxes (note 16)	—	—	—	—	—	(882.2)	—	(882.2)	(0.5)	(882.7)
Repurchase and cancellation of Liberty Global ordinary shares (note 12)	—	—	(0.2)	(1,596.7)	—	—	—	(1,596.9)	—	(1,596.9)
VTR NCI Acquisition (note 12)	—	—	0.1	185.3	—	—	—	185.4	(185.4)	—
Shares issued in connection with the Ziggo Acquisition (note 4)	0.3	—	0.8	4,904.7	—	—	—	4,905.8	1,080.6	5,986.4
Ziggo NCI Acquisition and impact of Statutory Squeeze-out (note 4)	—	—	0.1	663.8	—	—	—	663.9	(1,080.6)	(416.7)
Share-based compensation (note 13)	—	—	—	216.0	—	—	—	216.0	—	216.0
Adjustments due to changes in subsidiaries’ equity and other, net (note 12)	—	—	(0.1)	(111.7)	—	—	3.5	(108.3)	24.1	(84.2)
Balance at December 31, 2014	$2.5	$0.1	$6.3	$17,070.8	$(4,007.6)	$1,646.6	$(4.2)	$14,714.5	$(598.5)	$14,116.0

The accompanying notes are an integral part of these consolidated financial statements.

LIBERTY GLOBAL PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2014	2013	2012
	in millions
Cash flows from operating activities:
Net earnings (loss)	$(647.4)	$(905.7)	$387.3
Loss (earnings) from discontinued operations	(333.5)	23.7	(971.2)
Loss from continuing operations	(980.9)	(882.0)	(583.9)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Share-based compensation expense	257.2	300.7	110.1
Depreciation and amortization	5,500.1	4,276.4	2,661.5
Release of litigation provision	—	(146.0)	—
Impairment, restructuring and other operating items, net	536.8	297.5	76.2
Amortization of deferred financing costs and non-cash interest accretion	84.3	78.0	65.7
Realized and unrealized losses (gains) on derivative instruments, net	(88.8)	1,020.4	1,070.3
Foreign currency transaction losses (gains), net	836.5	(349.3)	(438.4)
Realized and unrealized losses (gains) due to changes in fair values of certain investments, including impact of dividends	(203.7)	(523.1)	19.6
Losses on debt modification, extinguishment and conversion, net	186.2	212.2	213.8
Deferred income tax expense (benefit)	(350.6)	18.6	36.0
Excess tax benefits from share-based compensation	(7.0)	(41.0)	(6.7)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Receivables and other operating assets	860.5	866.7	785.0
Payables and accruals	(1,017.8)	(1,208.1)	(1,171.7)
Net cash provided (used) by operating activities of discontinued operations	(9.6)	10.3	82.2
Net cash provided by operating activities	5,603.2	3,931.3	2,919.7

Cash flows from investing activities:
Capital expenditures	(2,684.4)	(2,481.5)	(1,868.3)
Investments in and loans to affiliates and others	(1,016.6)	(1,350.3)	(32.4)
Proceeds received upon disposition of discontinued operations, net of disposal costs	988.5	—	1,055.4
Cash paid in connection with acquisitions, net of cash acquired	(73.3)	(4,073.4)	(154.2)
Other investing activities, net	(13.8)	(44.9)	41.8
Net cash used by investing activities of discontinued operations, including deconsolidated cash	(3.8)	(14.9)	(123.2)
Net cash used by investing activities	$(2,803.4)	$(7,965.0)	$(1,080.9)

The accompanying notes are an integral part of these consolidated financial statements.

LIBERTY GLOBAL PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year ended December 31,
	2014	2013	2012
	in millions
Cash flows from financing activities:
Repayments and repurchases of debt and capital lease obligations	$(11,316.1)	$(8,318.6)	$(4,373.6)
Borrowings of debt	9,572.4	9,670.3	5,981.4
Repurchase of Liberty Global and LGI shares	(1,584.9)	(1,157.2)	(970.3)
Payment of financing costs, debt premiums and exchange offer consideration	(379.8)	(389.6)	(229.8)
Purchase of additional shares of subsidiaries	(260.7)	(461.3)	—
Net cash received (paid) related to derivative instruments	(221.0)	524.5	(108.4)
Change in cash collateral	(58.7)	3,593.8	59.6
Distributions by subsidiaries to noncontrolling interest owners	(11.7)	(538.1)	(335.1)
Decrease (increase) in restricted cash related to the Telenet Tender	—	1,539.7	(1,464.1)
Contributions by noncontrolling interest owners to subsidiaries	—	22.2	115.1
Other financing activities, net	0.4	137.6	(139.9)
Net cash used by financing activities of discontinued operations	(1.2)	(7.4)	(4.7)
Net cash provided (used) by financing activities	(4,261.3)	4,615.9	(1,469.8)

Effect of exchange rate changes on cash:
Continuing operations	(81.9)	85.4	28.3
Discontinued operations	—	—	(9.6)
Total	(81.9)	85.4	18.7
Net increase (decrease) in cash and cash equivalents:
Continuing operations	(1,528.8)	679.6	443.0
Discontinued operations	(14.6)	(12.0)	(55.3)
Net increase (decrease) in cash and cash equivalents	(1,543.4)	667.6	387.7
Cash and cash equivalents:
Beginning of year	2,701.9	2,038.9	1,651.2
End of year	1,158.5	2,706.5	2,038.9
Less cash and cash equivalents of discontinued operations at end of year	—	(4.6)	—
Cash and cash equivalents of continuing operations at end of year	$1,158.5	$2,701.9	$2,038.9

Cash paid for interest:
Continuing operations	$2,376.7	$2,148.8	$1,562.7
Discontinued operations	—	—	28.9
Total	$2,376.7	$2,148.8	$1,591.6
Net cash paid for taxes:
Continuing operations	$97.3	$97.5	$0.3
Discontinued operations	2.2	11.7	11.5
Total	$99.5	$109.2	$11.8

The accompanying notes are an integral part of these consolidated financial statements.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

(1)    Basis of Presentation

Liberty Global plc (Liberty Global) is a public limited company organized under the laws of England and Wales. As a result of a series of mergers that were completed on June 7, 2013, Liberty Global became the publicly-held parent company of the successors by merger of Liberty Global, Inc. (LGI) (the predecessor to Liberty Global) and Virgin Media Inc. (Virgin Media). In these notes, the terms “we,” “our,” “our company” and “us” may refer, as the context requires, to Liberty Global (or its predecessor) or collectively to Liberty Global (or its predecessor) and its subsidiaries.

We are an international provider of video, broadband internet, fixed-line telephony and mobile services, with consolidated operations at December 31, 2014 in 14 countries. Through Virgin Media and Unitymedia KabelBW GmbH (Unitymedia KabelBW), each a wholly-owned subsidiary, and Telenet Group Holding NV (Telenet), a 56.6%-owned subsidiary, we provide video, broadband internet, fixed-line telephony and mobile services in the United Kingdom (U.K.), Germany and Belgium, respectively. In the Netherlands, we provide video, broadband internet, fixed-line telephony and mobile services through (i) Ziggo Holding B.V. (Ziggo), formerly known as Ziggo N.V., which, as described in note 4, we acquired on November 11, 2014, and (ii) UPC Nederland B.V. (UPC Nederland). We also provide (i) video, broadband internet and fixed-line telephony services in eight other European countries and (ii) mobile services in four other European countries. The operations of Virgin Media, Unitymedia KabelBW, Telenet, Ziggo, UPC Nederland and our other operations in Europe are collectively referred to herein as the “European Operations Division.” In Chile, we provide video, broadband internet, fixed-line telephony and mobile services through VTR GlobalCom SpA (VTR). In Puerto Rico, we provide video, broadband internet and fixed-line telephony services through Liberty Cablevision of Puerto Rico LLC (Liberty Puerto Rico), an entity in which we hold a 60.0% ownership interest. The operations of VTR and Liberty Puerto Rico are collectively referred to herein as the “LiLAC Division.”

At December 31, 2013, we owned programming interests in Europe and Latin America that were held through Chellomedia B.V. (Chellomedia). Certain of Chellomedia’s subsidiaries and affiliates provided programming services to certain of our broadband communications operations, primarily in Europe. On January 31, 2014, we completed the sale of substantially all of Chellomedia’s assets (the Chellomedia Disposal Group). On May 23, 2012, we completed the sale of our then 54.15%-owned subsidiary, Austar United Communications Limited (Austar), a provider of direct-to-home (DTH) services in Australia. We have accounted for the Chellomedia Disposal Group and Austar as discontinued operations in our consolidated financial statements. Accordingly, (i) the Chellomedia Disposal Group is presented as a discontinued operation in our consolidated balance sheet as of December 31, 2013, (ii) our consolidated statements of operations and cash flows have been reclassified to present the Chellomedia Disposal Group and Austar as discontinued operations for all periods presented and (iii) the amounts presented in these notes relate only to our continuing operations, unless otherwise noted. For additional information regarding our discontinued operations, see note 5.

On January 26, 2014, our board of directors approved a share split in the form of a share dividend (the 2014 Share Dividend), which constitutes a bonus issue under our articles of association and English law, of one Liberty Global Class C ordinary share on each outstanding Liberty Global Class A, Class B and Class C ordinary share as of the February 14, 2014 record date. The distribution date for the 2014 Share Dividend was March 3, 2014. All Liberty Global share and per share amounts presented herein have been retroactively adjusted to give effect to the 2014 Share Dividend.

Unless otherwise indicated, ownership percentages and convenience translations into United States (U.S.) dollars are calculated as of December 31, 2014.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

(2)    Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace existing revenue recognition accounting principles generally accepted in the United States (GAAP) when it becomes effective, currently scheduled for January 1, 2017. Early application is not permitted. This new standard permits the use of either the retrospective or cumulative effect transition method. We are currently evaluating the effect that ASU 2014-09 will have on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

(3)    Summary of Significant Accounting Policies

Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are used in accounting for, among other things, the valuation of acquisition-related assets and liabilities, allowances for uncollectible accounts, programming and copyright expenses, deferred income taxes and related valuation allowances, loss contingencies, fair value measurements, impairment assessments, capitalization of internal costs associated with construction and installation activities, useful lives of long-lived assets, share-based compensation and actuarial liabilities associated with certain benefit plans. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Principles of Consolidation

The accompanying consolidated financial statements include our accounts and the accounts of all voting interest entities where we exercise a controlling financial interest through the ownership of a direct or indirect controlling voting interest and variable interest entities for which our company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents and Restricted Cash

Cash equivalents consist of money market funds and other investments that are readily convertible into cash and have maturities of three months or less at the time of acquisition. We record money market funds at the net asset value reported by the investment manager as there are no restrictions on our ability, contractual or otherwise, to redeem our investments at the stated net asset value reported by the investment manager.

Restricted cash consists of cash held in restricted accounts, including cash held as collateral for debt and other compensating balances. Restricted cash amounts that are required to be used to purchase long-term assets or repay long-term debt are classified as long-term assets. All other cash that is restricted to a specific use is classified as current or long-term based on the expected timing of the disbursement. At December 31, 2014 and 2013, our aggregate current and long-term restricted cash balances aggregated $78.0 million and $23.3 million, respectively.

Our significant non-cash investing and financing activities are disclosed in our consolidated statements of equity and in notes 4, 5, 9, and 10.

Trade Receivables

Our trade receivables are reported net of an allowance for doubtful accounts. Such allowance aggregated $116.1 million and $122.6 million at December 31, 2014 and 2013, respectively. The allowance for doubtful accounts is based upon our assessment of probable loss related to uncollectible accounts receivable. We use a number of factors in determining the allowance, including,

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

among other things, collection trends, prevailing and anticipated economic conditions and specific customer credit risk. The allowance is maintained until either receipt of payment or the likelihood of collection is considered to be remote.

Concentration of credit risk with respect to trade receivables is limited due to the large number of customers and their dispersion across many different countries worldwide. We also manage this risk by disconnecting services to customers whose accounts are delinquent.

Investments

We make elections, on an investment-by-investment basis, as to whether we measure our investments at fair value. Such elections are generally irrevocable. We generally elect the fair value method for all investments, except those investments over which we exercise significant influence. For investments over which we have significant influence, we consider statutory reporting obligations, the significance of transactions between our company and our equity affiliates and other factors in determining whether the fair value should be applied. We generally will not elect the fair value option if we are required to account for an investment under the equity method of accounting under statutory reporting obligations. In addition, we generally do not elect the fair value option for those significant-influence investments with which Liberty Global or its consolidated subsidiaries have significant related-party obligations.

Under the fair value method, investments are recorded at fair value and any changes in fair value are reported in realized and unrealized gains or losses due to changes in fair values of certain investments, net, in our consolidated statements of operations. All costs directly associated with the acquisition of an investment to be accounted for using the fair value method are expensed as incurred. Under the equity method of accounting, investments are recorded at cost and are subsequently increased or reduced to reflect the share of income or losses of the investee. All costs directly associated with the acquisition of an investment to be accounted for using the equity method are included in the carrying amount of the investment. For additional information regarding our fair value and equity method investments, see notes 6 and 8.

Dividends from publicly-traded investees are recognized when declared as dividend income in our consolidated statements of operations. Dividends from privately-held investees generally are reflected as reductions of the carrying values of the applicable investments.

Realized gains and losses are determined on an average cost basis. Securities transactions are recorded on the trade date.

Financial Instruments

Due to the short maturities of cash and cash equivalents, restricted cash, short-term liquid investments, trade and other receivables, other current assets, accounts payable, accrued liabilities, subscriber advance payments and deposits and other current liabilities, their respective carrying values approximate their respective fair values. For information concerning the fair values of certain of our investments, our derivatives and debt, see notes 6, 7 and 10, respectively. For information concerning how we arrive at certain of our fair value measurements, see note 8.

Derivative Instruments

All derivative instruments, whether designated as hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative instrument is not designated as a hedge, changes in the fair value of the derivative instrument are recognized in earnings. If the derivative instrument is designated as a fair value hedge, the changes in the fair value of the derivative instrument and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative instrument is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative instrument are recorded in other comprehensive earnings or loss and subsequently reclassified into our consolidated statements of operations when the hedged forecasted transaction affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. We generally do not apply hedge accounting to our derivative instruments. For information regarding our derivative instruments, including our policy for classifying cash flows related to derivative instruments in our consolidated statements of cash flows, see note 7.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. We capitalize costs associated with the construction of new cable transmission and distribution facilities and the installation of new cable services. Capitalized construction and installation costs include materials, labor and other directly attributable costs. Installation activities that are capitalized include (i) the initial connection (or drop) from our cable system to a customer location, (ii) the replacement of a drop and (iii) the installation of equipment for additional services, such as digital cable, telephone or broadband internet service. The costs of other customer-facing activities such as reconnecting customer locations where a drop already exists, disconnecting customer locations and repairing or maintaining drops, are expensed as incurred. Interest capitalized with respect to construction activities was not material during any of the periods presented.

Capitalized internal-use software is included as a component of property and equipment. We capitalize internal and external costs directly associated with the development of internal-use software. We also capitalize costs associated with the purchase of software licenses. Maintenance and training costs, as well as costs incurred during the preliminary stage of an internal-use software development project, are expensed as incurred.
Depreciation is computed using the straight-line method over the estimated useful life of the underlying asset. Equipment under capital leases is amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Useful lives used to depreciate our property and equipment are assessed periodically and are adjusted when warranted. The useful lives of cable distribution systems that are undergoing a rebuild are adjusted such that property and equipment to be retired will be fully depreciated by the time the rebuild is completed. For additional information regarding the useful lives of our property and equipment, see note 9.

Additions, replacements and improvements that extend the asset life are capitalized. Repairs and maintenance are charged to operations.

We recognize a liability for asset retirement obligations in the period in which it is incurred if sufficient information is available to make a reasonable estimate of fair values. Asset retirement obligations may arise from the loss of rights of way that we obtain from local municipalities or other relevant authorities. Under certain circumstances, the authorities could require us to remove our network equipment from an area if, for example, we were to discontinue using the equipment for an extended period of time or the authorities were to decide not to renew our access rights. However, because the rights of way are integral to our ability to deliver broadband communications services to our customers, we expect to conduct our business in a manner that will allow us to maintain these rights for the foreseeable future. In addition, we have no reason to believe that the authorities will not renew our rights of way and, historically, renewals have been granted. We also have obligations in lease agreements to restore the property to its original condition or remove our property at the end of the lease term. Sufficient information is not available to estimate the fair value of our asset retirement obligations in certain of our lease arrangements. This is the case for long-term lease arrangements in which the underlying leased property is integral to our operations, there is not an acceptable alternative to the leased property and we have the ability to indefinitely renew the lease. Accordingly, for most of our rights of way and certain lease agreements, the possibility is remote that we will incur significant removal costs in the foreseeable future and, as such, we do not have sufficient information to make a reasonable estimate of fair value for these asset retirement obligations.

As of December 31, 2014 and 2013, the recorded value of our asset retirement obligations was $65.1 million and $79.3 million, respectively.

Intangible Assets

Our primary intangible assets relate to goodwill, customer relationships and cable television franchise rights. Goodwill represents the excess purchase price over the fair value of the identifiable net assets acquired in a business combination. Customer relationships and cable television franchise rights were originally recorded at their fair values in connection with business combinations.

Goodwill and other intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually. Intangible assets with finite lives are amortized on a straight-line basis over their respective estimated useful lives to their estimated residual values, and reviewed for impairment.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

We do not amortize our franchise rights and certain other intangible assets as these assets have indefinite lives. For additional information regarding the useful lives of our intangible assets, see note 9.

Impairment of Property and Equipment and Intangible Assets

We review, when circumstances warrant, the carrying amounts of our property and equipment and our intangible assets (other than goodwill and other indefinite-lived intangible assets) to determine whether such carrying amounts continue to be recoverable. Such changes in circumstance may include, among other items, (i) an expectation of a sale or disposal of a long-lived asset or asset group, (ii) adverse changes in market or competitive conditions, (iii) an adverse change in legal factors or business climate in the markets in which we operate and (iv) operating or cash flow losses. For purposes of impairment testing, long-lived assets are grouped at the lowest level for which cash flows are largely independent of other assets and liabilities, generally at or below the reporting unit level (see below). If the carrying amount of the asset or asset group is greater than the expected undiscounted cash flows to be generated by such asset or asset group, an impairment adjustment is recognized. Such adjustment is measured by the amount that the carrying value of such asset or asset group exceeds its fair value. We generally measure fair value by considering (a) sale prices for similar assets, (b) discounted estimated future cash flows using an appropriate discount rate and/or (c) estimated replacement cost. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

We evaluate the goodwill, franchise rights and other indefinite-lived intangible assets for impairment at least annually on October 1 and whenever other facts and circumstances indicate that the carrying amounts of goodwill and other indefinite-lived intangible assets may not be recoverable. For impairment evaluations with respect to both goodwill and other indefinite-lived intangibles, we first make a qualitative assessment to determine if the goodwill or other indefinite-lived intangible may be impaired. In the case of goodwill, if it is more-likely-than-not that a reporting unit’s fair value is less than its carrying value, we then compare the fair value of the reporting unit to its respective carrying amount. A reporting unit is an operating segment or one level below an operating segment (referred to as a “component”). In most cases, our operating segments are deemed to be a reporting unit either because the operating segment is comprised of only a single component, or the components below the operating segment are aggregated as they have similar economic characteristics. If the carrying value of a reporting unit were to exceed its fair value, we would then compare the implied fair value of the reporting unit’s goodwill to its carrying amount, and any excess of the carrying amount over the fair value would be charged to operations as an impairment loss. With respect to franchise rights or other indefinite-lived intangible assets, if it is more-likely-than-not that the fair value of an indefinite-lived intangible asset is less than its carrying value, we then estimate its fair value and any excess of the carrying value over the fair value of the franchise right or other indefinite-lived intangible asset is also charged to operations as an impairment loss.

Income Taxes

Income taxes are accounted for under the asset and liability method. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax basis of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards, using enacted tax rates in effect for each taxing jurisdiction in which we operate for the year in which those temporary differences are expected to be recovered or settled. We recognize the financial statement effects of a tax position when it is more-likely-than-not, based on technical merits, that the position will be sustained upon examination. Net deferred tax assets are then reduced by a valuation allowance if we believe it is more-likely-than-not such net deferred tax assets will not be realized. Certain of our valuation allowances and tax uncertainties are associated with entities that we acquired in business combinations. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. Deferred tax liabilities related to investments in foreign subsidiaries and foreign corporate joint ventures that are essentially permanent in duration are not recognized until it becomes apparent that such amounts will reverse in the foreseeable future. Interest and penalties related to income tax liabilities are included in income tax expense. For additional information on our income taxes, see note 11.

Defined Benefit Plans

Certain of our subsidiaries maintain various employee defined benefit plans. Certain assumptions and estimates must be made in order to determine the costs and future benefits that will be associated with these plans. These assumptions include (i) the estimated long-term rates of return to be earned by plan assets, (ii) the estimated discount rates used to value the projected benefit obligations and (iii) estimated wage increases. We estimate discount rates annually based upon the yields on high-quality fixed-income investments available at the measurement date and expected to be available during the period to maturity of the benefits

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

under the applicable defined benefit plan. For the long-term rates of return, we consider relevant factors such as discount rates and estimated returns on the subsidiaries’ targeted and actual asset allocations. To the extent that net actuarial gains or losses exceed 10% of the greater of plan assets or plan liabilities, such gains or losses are amortized over the average future service period of plan participants. For additional information, see note 15.

Foreign Currency Translation and Transactions

The reporting currency of our company is the U.S. dollar. The functional currency of our foreign operations generally is the applicable local currency for each foreign subsidiary and equity method investee. Assets and liabilities of foreign subsidiaries (including intercompany balances for which settlement is not anticipated in the foreseeable future) are translated at the spot rate in effect at the applicable reporting date. With the exception of certain material transactions, the amounts reported in our consolidated statements of operations are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment, net of applicable income taxes, is recorded as a component of accumulated other comprehensive earnings or loss in our consolidated statements of equity. With the exception of certain material transactions, the cash flows from our operations in foreign countries are translated at the average rate for the applicable period in our consolidated statements of cash flows. The impacts of material transactions generally are recorded at the applicable spot rates in our consolidated statements of operations and cash flows. The effect of exchange rates on cash balances held in foreign currencies are separately reported in our consolidated statements of cash flows.

Transactions denominated in currencies other than our or our subsidiaries’ functional currencies are recorded based on exchange rates at the time such transactions arise. Changes in exchange rates with respect to amounts recorded in our consolidated balance sheets related to these non-functional currency transactions result in transaction gains and losses that are reflected in our consolidated statements of operations as unrealized (based on the applicable period end exchange rates) or realized upon settlement of the transactions.

Revenue Recognition

Service Revenue — Cable Networks. We recognize revenue from the provision of video, broadband internet and fixed-line telephony services over our cable network to customers in the period the related services are provided. Installation revenue (including reconnect fees) related to services provided over our cable network is recognized as revenue in the period during which the installation occurs to the extent these fees are equal to or less than direct selling costs, which costs are expensed as incurred. To the extent installation revenue exceeds direct selling costs, the excess revenue is deferred and amortized over the average expected subscriber life.

Sale of Multiple Products and Services. We sell video, broadband internet, fixed-line telephony and, in certain markets, mobile services to our customers in bundled packages at a rate lower than if the customer purchased each product on a standalone basis. Revenue from bundled packages generally is allocated proportionally to the individual services based on the relative standalone price for each respective service.

Mobile Revenue — General. Arrangement consideration from mobile contracts is allocated to the airtime service element and the handset service element based on the relative standalone prices of each element. The amount of arrangement consideration allocated to the handset is limited to the amount that is not contingent upon the delivery of future airtime services. Certain of our operations that provide mobile services offer handsets under a subsidized contract model, whereby upfront revenue recognition is limited to the upfront cash collected from the customer as the remaining monthly fees to be received from the customer, including fees that may be associated with the handset, are contingent upon delivering future airtime services. At certain of our operations, mobile customers may choose to enter into two distinct contractual relationships: (i) a mobile handset contract and (ii) a mobile airtime services contract. Under the mobile handset contract, the customer takes full title to the handset upon delivery and typically has the option to either (a) pay for the handset in cash upon delivery or (b) pay for the handset in installments over a contractual period. Under these arrangements, the handset installments payments are not contingent upon delivering future airtime services and the arrangement consideration allocated to the handset is not limited to the upfront cash collected.

Mobile Revenue — Airtime Services. We recognize revenue from mobile services in the period the related services are provided. Revenue from pre-pay customers is recorded as deferred revenue prior to the commencement of services and revenue is recognized as the services are rendered or usage rights expire.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Mobile Revenue — Handset Revenue. Arrangement consideration allocated to handsets is recognized as revenue when the goods have been delivered and title has passed. For customers under a mobile handset installment contract that is independent of a mobile airtime services contract, revenue is recognized upon delivery only if collectibility is reasonably assured. Our assessment of collectibility is based principally on internal and external credit assessments as well as historical collection information for similar customers. To the extent that collectibility of installment payments from the customer is not reasonably assured upon delivery of the handset, handset revenue is recognized on a cash basis as customer payments are received.

Business-to-Business (B2B) Revenue. We defer upfront installation and certain nonrecurring fees received on B2B contracts where we maintain ownership of the installed equipment. The deferred fees are amortized into revenue on a straight-line basis over the term of the arrangement or the expected period of performance.

Promotional Discounts. For subscriber promotions, such as discounted or free services during an introductory period, revenue is recognized only to the extent of the discounted monthly fees charged to the subscriber, if any.

Subscriber Advance Payments and Deposits. Payments received in advance for the services we provide are deferred and recognized as revenue when the associated services are provided.

Sales, Use and Other Value-Added Taxes (VAT). Revenue is recorded net of applicable sales, use and other value-added taxes.

Share-Based Compensation

We recognize all share-based payments to employees, including grants of employee share incentive awards based on their grant-date fair values and our estimates of forfeitures. We recognize the fair value of outstanding awards as a charge to operations over the vesting period. The cash benefits of tax deductions in excess of deferred taxes on recognized share-based compensation expense are reported as a financing cash flow.

We use the straight-line method to recognize share-based compensation expense for our outstanding share awards that do not contain a performance condition and the accelerated expense attribution method for our outstanding share awards that contain a performance condition and vest on a graded basis.

We have calculated the expected life of options and share appreciation rights (SARs) granted by Liberty Global to employees based on historical exercise trends. The expected volatility for Liberty Global options and SARs is generally based on a combination of (i) historical volatilities of Liberty Global ordinary shares for a period equal to the expected average life of the Liberty Global awards and (ii) volatilities implied from publicly traded Liberty Global options.

Under U.K. corporate law, we are required to issue new shares of Liberty Global ordinary shares when Liberty Global options or SARs are exercised and when restricted share units (RSUs) and performance-based restricted share units (PSUs) vest. Although we repurchase Liberty Global ordinary shares from time to time, the parameters of our share purchase and redemption activities are not established solely with reference to the dilutive impact of our share-based compensation plans.

For additional information regarding our share-based compensation, see note 13.

Litigation Costs

Legal fees and related litigation costs are expensed as incurred.

Earnings or Loss per Ordinary Share

Basic earnings or loss per share attributable to Liberty Global shareholders is computed by dividing net earnings or loss attributable to Liberty Global shareholders by the weighted average number of ordinary shares (excluding restricted shares) outstanding for the period. Diluted earnings or loss per share attributable to Liberty Global shareholders presents the dilutive effect, if any, on a per share basis of potential ordinary shares (e.g., options, SARs, restricted shares, RSUs and convertible securities) as if they had been exercised, vested or converted at the beginning of the periods presented.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

We reported losses from continuing operations attributable to Liberty Global shareholders during 2014, 2013 and 2012. Therefore, the potentially dilutive effect at December 31, 2014, 2013 and 2012 of (i) the aggregate number of shares issuable pursuant to outstanding options, SARs, PSARs (as defined in note 13) and restricted shares and RSUs of approximately 39.1 million, 40.3 million and 19.7 million, respectively, (ii) the number of shares issuable pursuant to PSUs and PGUs (as defined in note 13) of approximately 5.4 million, 3.7 million and 3.0 million, respectively, and (iii) the aggregate number of shares issuable pursuant to obligations that may be settled in cash or shares of approximately 2.6 million, 2.6 million and 7.3 million, respectively, were not included in the computation of diluted loss per share attributable to Liberty Global shareholders because their inclusion would have been anti-dilutive to the computation or, in the case of certain PSUs, because such awards had not yet met the applicable performance criteria.

The details of our net earnings (loss) attributable to Liberty Global shareholders are set forth below:

	Year ended December 31,
	2014	2013	2012
	in millions
Amounts attributable to Liberty Global shareholders:
Loss from continuing operations	$(1,028.5)	$(937.6)	$(623.7)
Earnings (loss) from discontinued operations	333.5	(26.3)	946.5
Net earnings (loss) attributable to Liberty Global shareholders	$(695.0)	$(963.9)	$322.8

(4)    Acquisitions

Pending 2015 Acquisition

On December 9, 2014, one of our subsidiaries, together with investment funds affiliated with Searchlight Capital Partners, L.P. (collectively, Searchlight), entered into an agreement to acquire 100% of the parent of Puerto Rico Cable Acquisition Company Inc., dba Choice Cable TV (Choice), the second largest cable and broadband services provider in Puerto Rico (the Choice Acquisition). The transaction values Choice at an enterprise value, before transaction costs, of approximately $272.5 million. Most of the purchase price is expected to be funded through $257.5 million of committed facilities under the Liberty Puerto Rico Bank Facility, as defined and described in note 10. The Choice Acquisition is subject to customary closing conditions, including regulatory approvals, and is expected to close in the first half of 2015. Upon completion of the Choice Acquisition, Choice’s operations will be combined with those of Liberty Puerto Rico, and the combined business will be 60%-owned by our company and 40%-owned by Searchlight.
2014 Acquisition

Ziggo. On November 11, 2014 (the Ziggo Acquisition Date), pursuant to an Agreement and Plan of Merger (the Ziggo Merger Agreement) with respect to an offer to acquire all of the shares of Ziggo that we did not already own (the Ziggo Offer), we gained control of Ziggo through the acquisition of 136,603,794 additional Ziggo shares, which increased our ownership interest in Ziggo to 88.9% (the Ziggo Acquisition). From November 12, 2014 through November 19, 2014, we acquired 18,998,057 additional Ziggo shares, further increasing our ownership interest in Ziggo to 98.4% (the Ziggo NCI Acquisition). We have accounted for the Ziggo Acquisition using the acquisition method of accounting and the Ziggo NCI Acquisition as the acquisition of a noncontrolling interest. Ziggo is a provider of video, broadband internet, fixed-line telephony and mobile services in the Netherlands. We acquired Ziggo in order to achieve certain financial, operational and strategic benefits through the integration of Ziggo with UPC Nederland and our other European operations.

Pursuant to the Ziggo Merger Agreement, Ziggo shareholders who tendered their Ziggo shares received an offer price of (i) 0.2282 Liberty Global Class A ordinary shares, (ii) 0.5630 Liberty Global Class C ordinary shares and (iii) €11.00 ($13.71 at the applicable rates) in cash for each Ziggo share that they tendered. In connection with the completion of the Ziggo Acquisition and the Ziggo NCI Acquisition, we (i) issued an aggregate of 35,508,342 Liberty Global Class A and 87,603,842 Liberty Global Class C ordinary shares and (ii) paid aggregate cash consideration of €1,711.6 million ($2,133.6 million at the applicable rates) to holders of Ziggo ordinary shares.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

On December 3, 2014, we initiated a statutory squeeze-out procedure in accordance with the Dutch Civil Code (the Statutory Squeeze-out) in order to acquire the remaining 3,162,605 Ziggo shares not tendered through November 19, 2014. Under the Statutory Squeeze-out, Ziggo shareholders other than Liberty Global will receive cash consideration. We have submitted €39.78 ($48.14) per share as the suggested cash consideration to be paid in the Statutory Squeeze-out. This suggested per share consideration is subject to confirmation of the applicable court in the Netherlands. Effective upon the commencement of the Statutory Squeeze-out, the remaining noncontrolling interest in Ziggo became mandatorily redeemable, and accordingly, is reflected as a liability that is included in other accrued and current liabilities in our consolidated balance sheet. The difference between the carrying value of the noncontrolling interest immediately prior to the date that the noncontrolling interest became mandatorily redeemable and the expected redemption value of €125.8 million ($152.2 million) was reflected as a $2.6 million decrease to additional paid-in capital in our consolidated statement of equity. The Statutory Squeeze-out is expected to be completed during the third quarter of 2015.

In connection with the completion of the Ziggo Acquisition, we obtained regulatory clearance from the European Commission on October 10, 2014, subject to the following commitments:

•	our commitment to divest our Film1 channel to a third party and to carry Film1 on our network in the Netherlands for a period of three years; and

•
our commitment for a period of eight years with respect to our network in the Netherlands (i) not to enforce certain clauses currently contained in carriage agreements with broadcasters that restrict the ability of broadcasters to offer their channels and content via over-the-top services, (ii) not to enter into carriage agreements containing such clauses and (iii) to maintain adequate interconnection capacity through at least three uncongested routes into our network in the Netherlands, at least one of which must be with a large transit provider.

For accounting purposes, the Ziggo Acquisition was treated as the acquisition of Ziggo by Liberty Global. In this regard, the equity and cash consideration paid to acquire Ziggo plus the fair value of our pre-existing investment in Ziggo on the Ziggo Acquisition Date is set forth below (in millions):

Liberty Global Class A ordinary shares (a)	$1,448.7
Liberty Global Class C ordinary shares (a)	3,457.1
Cash (b)	1,872.9
Fair value of pre-existing investment in Ziggo (c)	2,015.4
Total	$8,794.1
_______________

(a)
Represents the value assigned to the 31,172,985 Liberty Global Class A and 76,907,936 Liberty Global Class C ordinary shares issued to Ziggo shareholders in connection with the Ziggo Acquisition through the Ziggo Acquisition Date. These amounts are based on (i) the exchange ratios specified by the Ziggo Merger Agreement, (ii) the applicable closing per share prices of Liberty Global Class A and Class C ordinary shares and (iii) 136,603,794 ordinary shares of Ziggo tendered in the Ziggo Offer through the Ziggo Acquisition Date.

(b)	Represents the cash consideration paid in connection with the Ziggo Acquisition.

(c)	Represents the fair value of the 41,329,850 million shares of Ziggo held by Liberty Global and its subsidiaries immediately prior to the Ziggo Acquisition.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

We have accounted for the Ziggo Acquisition using the acquisition method of accounting, whereby the total purchase price was allocated to the acquired identifiable net assets of Ziggo based on assessments of their respective fair values, and the excess of the purchase price over the fair values of these identifiable net assets was allocated to goodwill. A summary of the purchase price and the preliminary opening balance sheet for the Ziggo Acquisition as of the Ziggo Acquisition Date is presented in the following table. The preliminary opening balance sheet is subject to adjustment based on our final assessment of the fair values of the acquired identifiable assets and liabilities. Although most items in the valuation process remain open, the items with the highest likelihood of changing upon finalization of the valuation process include property and equipment, goodwill, intangible assets associated with customer relationships and income taxes (in millions):

Cash and cash equivalents (a)	$1,889.7
Other current assets	69.6
Property and equipment, net	2,714.9
Goodwill (b)	7,724.3
Intangible assets subject to amortization (c)	5,000.9
Other assets, net	394.6
Current portion of debt and capital lease obligations	(604.0)
Other accrued and current liabilities	(443.5)
Long-term debt and capital lease obligations	(5,351.5)
Other long-term liabilities	(1,520.3)
Noncontrolling interest (d)	(1,080.6)
Total purchase price (e)	$8,794.1
_______________

(a)	The Ziggo Acquisition resulted in $16.8 million of net cash received after deducting the cash consideration paid in the Ziggo Acquisition.

(b)
The goodwill recognized in connection with the Ziggo Acquisition is primarily attributable to (i) the ability to take advantage of Ziggo’s existing advanced broadband communications network to gain immediate access to potential customers and (ii) substantial synergies that are expected to be achieved through the integration of Ziggo with UPC Nederland and our other European operations.

(c)
Amount primarily includes intangible assets related to customer relationships. As of the Ziggo Acquisition Date, the weighted average useful life of Ziggo’s intangible assets was approximately ten years.

(d)	Represents the fair value of the noncontrolling interest in Ziggo as of the Ziggo Acquisition Date.

(e)
Excludes direct acquisition costs of $84.1 million incurred through December 31, 2014, which are included in impairment, restructuring and other operating items, net, in our consolidated statement of operations.

We have accounted for the Ziggo NCI Acquisition as an equity transaction, with the carrying amount of the noncontrolling interest adjusted to reflect the change in ownership of Ziggo. The difference between the fair value of consideration paid and the amount by which the noncontrolling interest was adjusted has been recognized as additional paid-in capital in our consolidated statement of equity. The impact of the Ziggo NCI Acquisition is summarized in the following table (in millions):

Reduction of noncontrolling interests	$927.2
Additional paid-in capital	23.5
Fair value of consideration paid (a)	$950.7
_______________

(a)
Represents (i) the value assigned to the 4,335,357 Liberty Global Class A and 10,695,906 Liberty Global Class C ordinary shares issued to Ziggo shareholders and (ii) cash consideration of €209.0 million ($260.7 million at the applicable rates)

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

paid to Ziggo shareholders, based on the 18,998,057 ordinary shares of Ziggo tendered in connection with the Ziggo NCI Acquisition.

The cash consideration paid in the Ziggo Acquisition and the Ziggo NCI Acquisition was funded with a combination of debt and our existing liquidity. For information regarding the various debt financing arrangements that we entered into in connection with the execution of the Ziggo Merger Agreement and the completion of the Ziggo Acquisition and the Ziggo NCI Acquisition, see note 10. For information regarding additional debt financing transactions involving Ziggo and UPC Nederland that we completed during the first quarter of 2015, see note 20.

2013 Acquisition

Virgin Media. On June 7, 2013, pursuant to an Agreement and Plan of Merger (the Virgin Media Merger Agreement) with Virgin Media and following receipt of regulatory and shareholder approvals, we acquired Virgin Media in a stock and cash merger (the Virgin Media Acquisition). Virgin Media is one of the U.K.’s largest providers of residential broadband internet, television, fixed-line telephony and mobile services in terms of number of customers. We acquired Virgin Media in order to achieve certain financial, operational and strategic benefits through the integration of Virgin Media with our existing European operations.

Pursuant to the Virgin Media Merger Agreement:

•
Each share of common stock of Virgin Media was converted into the right to receive (i) 0.2582 Class A ordinary shares of Liberty Global, (ii) 0.6438 Class C ordinary shares of Liberty Global and (iii) $17.50 in cash (collectively, the Virgin Media Merger Consideration); and

•
Each share of Series A common stock of LGI was converted into the right to receive one Class A ordinary share of Liberty Global; each share of Series B common stock of LGI was converted into the right to receive one Class B ordinary share of Liberty Global; and each share of Series C common stock of LGI was converted into the right to receive one Class C ordinary share of Liberty Global.

In connection with the completion of the Virgin Media Acquisition, we issued 70,233,842 Class A and 175,122,182 Class C ordinary shares to holders of Virgin Media common stock and 141,234,331 Class A, 10,176,295 Class B and 362,556,220 Class C ordinary shares to holders of LGI Series A, Series B and Series C common stock, respectively.

In connection with the execution of the Virgin Media Merger Agreement, we entered into various debt financing arrangements. For additional information, see note 10.

In a transaction that did not impact our cash and cash equivalents, the net proceeds (after deducting certain transaction expenses)from the February 2013 issuance of the April 2021 VM Senior Secured Notes and 2023 VM Senior Notes (each as defined and described in note 10) of $3,557.5 million (equivalent at the transaction date) were placed into segregated escrow accounts (the Virgin Media Escrow Accounts) with a trustee. Such net proceeds were released in connection with the closing of the Virgin Media Acquisition.

The Virgin Media Acquisition and related refinancing transactions were funded with a combination of (i) the proceeds from the Virgin Media Escrow Accounts, (ii) borrowings under the VM Credit Facility (as defined and described in note 10) and (iii) our and Virgin Media’s existing liquidity.

For accounting purposes, the Virgin Media Acquisition was treated as the acquisition of Virgin Media by Liberty Global (as the successor to LGI). In this regard, the equity and cash consideration paid to acquire Virgin Media is set forth below (in millions):

Class A ordinary shares (a)	$2,735.0
Class C ordinary shares (a)	6,369.9
Cash (b)	4,760.2
Fair value of the vested portion of Virgin Media stock incentive awards (c)	270.4
Total equity and cash consideration	$14,135.5

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

_______________

(a)
Represents the value assigned to the 70,233,842 Class A and 175,122,182 Class C ordinary shares issued to Virgin Media shareholders in connection with the Virgin Media Acquisition. These amounts are based on (i) the exchange ratios specified by the Virgin Media Merger Agreement, (ii) the closing per share price on June 7, 2013 of Series A and Series C LGI common stock of $38.94 and $36.37, respectively, and (iii) the 272,013,333 outstanding shares of Virgin Media common stock at June 7, 2013.

(b)
Represents the cash consideration paid in connection with the Virgin Media Acquisition. This amount is based on (i) the $17.50 per share cash consideration specified by the Virgin Media Merger Agreement and (ii) the 272,013,333 outstanding shares of Virgin Media common stock at June 7, 2013.

(c)
Represents the portion of the estimated fair value of the Virgin Media stock incentive awards that are attributable to services provided prior to the June 7, 2013 acquisition date. The estimated fair value is based on the attributes of the 13.03 million outstanding Virgin Media stock incentive awards at June 7, 2013, including the market price of the underlying Virgin Media common stock. The outstanding Virgin Media stock incentive awards at June 7, 2013 include 9.86 million stock options that have been valued using Black Scholes option valuations. In addition, Virgin Media’s stock incentive awards at June 7, 2013 included 3.17 million restricted stock units that included performance conditions and, in certain cases, market conditions. Those restricted stock units with market conditions have been valued using Monte Carlo simulation models.

We have accounted for the acquisition of Virgin Media using the acquisition method of accounting, whereby the total purchase price was allocated to the acquired identifiable net assets of Virgin Media based on assessments of their respective fair values, and the excess of the purchase price over the fair values of these identifiable net assets was allocated to goodwill. A summary of the purchase price and opening balance sheet for the Virgin Media Acquisition at the June 7, 2013 acquisition date is presented in the following table. The opening balance sheet presented below reflects our final purchase price allocation (in millions):

Cash and cash equivalents	$694.6
Other current assets	932.2
Property and equipment, net	9,863.1
Goodwill (a)	9,000.8
Intangible assets subject to amortization (b)	3,925.8
Other assets, net	4,259.4
Current portion of debt and capital lease obligations	(1,184.5)
Other accrued and current liabilities (c) (d)	(1,892.2)
Long-term debt and capital lease obligations	(8,477.4)
Other long-term liabilities (c)	(1,326.3)
Additional paid-in capital (e)	(1,660.0)
Total purchase price (f)	$14,135.5
_______________

(a)
The goodwill recognized in connection with the Virgin Media Acquisition is primarily attributable to (i) the ability to take advantage of Virgin Media’s existing advanced broadband communications network to gain immediate access to potential customers and (ii) substantial synergies that were expected to be achieved through the integration of Virgin Media with our other broadband communications operations in Europe.

(b)	Amount primarily includes intangible assets related to customer relationships. At June 7, 2013, the weighted average useful life of Virgin Media’s intangible assets was approximately seven years.

(c)
No amounts were allocated to deferred revenue with respect to the then ongoing performance obligations associated with Virgin Media’s B2B service contracts, as the remaining fees to be received under these contracts approximated fair value given our estimates of the costs associated with these performance obligations.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

(d)
Amount includes a $35.6 million liability that was recorded to adjust an unfavorable capacity contract to its estimated fair value. This amount was amortized through the March 31, 2014 expiration date of the contract as a reduction of Virgin Media’s operating expenses so that the net effect of this amortization and the payments required under the contract approximated market rates. During the period from June 8, 2013 through December 31, 2013 and the year ended December 31, 2014, $22.8 million and $12.8 million, respectively, of this liability was amortized as a reduction of operating expenses in our consolidated statements of operations.

(e)
Represents the equity component of the VM Convertible Notes (as defined and described in note 10). During the period from June 7, 2013 through December 31, 2013, 94.4% of the VM Convertible Notes were exchanged for Liberty Global Class A and Class C ordinary shares and cash pursuant to the terms of the VM Convertible Notes Indenture. For additional information, see note 10.

(f)	Excludes direct acquisition costs of $51.5 million, which are included in impairment, restructuring and other operating items, net, in our consolidated statements of operations.

2012 Acquisitions

Puerto Rico. On November 8, 2012, one of our subsidiaries, LGI Broadband Operations, Inc. (LGI Broadband Operations), completed a series of transactions (collectively, the Puerto Rico Transaction) with certain investment funds affiliated with Searchlight that resulted in their joint ownership of (i) Liberty Cablevision of Puerto Rico LLC (Old Liberty Puerto Rico), a subsidiary of LGI Broadband Operations, and (ii) San Juan Cable, LLC, doing business as OneLink Communications (OneLink), a broadband communications operator in Puerto Rico. In connection with the Puerto Rico Transaction, (i) Old Liberty Puerto Rico and OneLink were merged, with OneLink as the surviving entity, and (ii) OneLink was renamed Liberty Puerto Rico.

Immediately prior to the acquisition of OneLink, LGI Broadband Operations contributed its 100% interest in Old Liberty Puerto Rico, and Searchlight contributed cash of $94.7 million, to Leo Cable LP (Leo Cable), a newly formed entity. Leo Cable in turn used the cash contributed by Searchlight to fund the acquisition of 100% of the equity of OneLink from a third party (the OneLink Seller) for a purchase price of $96.5 million, including closing adjustments and $1.8 million of transaction-related costs paid by Old Liberty Puerto Rico on behalf of the OneLink Seller. Such purchase price, together with OneLink’s consolidated net debt (aggregate fair value of debt and capital lease obligations outstanding less cash and cash equivalents) at November 8, 2012 of $496.0 million, resulted in total consideration of $592.5 million, excluding direct acquisition costs of $18.1 million, which are included in impairment, restructuring and other operating items, net, in our consolidated statement of operations.

In November 2013, LGI Broadband Operations reached a settlement agreement with respect to certain claims against the OneLink Seller, pursuant to which, among other matters, LGI Broadband Operations received a cash payment of $20.0 million. This amount is included as a credit within impairment, restructuring and other operating items, net, in our consolidated statement of operations, and the cash received is included within cash provided by operating activities in our consolidated statement of cash flows.

As a result of the Puerto Rico Transaction, LGI Broadband Operations acquired a 60.0% interest, and Searchlight acquired a 40.0% interest, in Leo Cable. As LGI Broadband Operations’ 60.0% interest represents a controlling financial interest, LGI Broadband Operations consolidates Leo Cable.

We have accounted for the Puerto Rico Transaction as the acquisition of OneLink and the effective sale of a 40.0% interest in Old Liberty Puerto Rico. The effective sale of the 40.0% interest in Old Liberty Puerto Rico was accounted for as an equity transaction. We have accounted for the acquisition of OneLink using the acquisition method of accounting.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

A summary of the purchase price and opening balance sheet for OneLink at the November 8, 2012 acquisition date is presented in the following table. The opening balance sheet presented below reflects our final purchase price allocation (in millions):

Cash and cash equivalents	$4.4
Other current assets (a)	19.2
Property and equipment, net	150.2
Intangible assets subject to amortization (b)	90.5
Intangible assets not subject to amortization - cable television franchise rights	285.0
Goodwill (c)	226.1
Other assets, net	1.2
Current portion of debt and capital lease obligations	(3.5)
Other current liabilities (a)	(54.1)
Long-term debt and capital lease obligations	(496.9)
Deferred tax liabilities	(125.6)
Total purchase price	$96.5
_______________

(a)
Other current liabilities include an accrual for a loss contingency that was measured based on our best estimate of the probable loss. The OneLink Seller partially indemnified us for the outcome of this loss contingency and, accordingly, other current assets includes an indemnification asset, measured using the same basis as the associated loss contingency.

(b)	Amount primarily includes intangible assets related to customer relationships. At November 8, 2012, the weighted average useful life of OneLink’s intangible assets was approximately 10 years.

(c)
The goodwill recognized in connection with the Puerto Rico Transaction is primarily attributable to (i) the ability to take advantage of the existing advanced broadband communications networks of OneLink to gain immediate access to potential customers and (ii) substantial synergies that were expected to be achieved through the integration of OneLink with our existing broadband communications operations in Puerto Rico.

Pro Forma Information

The following unaudited pro forma consolidated operating results give effect to (i) the acquisition of 100% of Ziggo and (ii) the Virgin Media Acquisition, as if they had been completed as of January 1, 2013. These pro forma amounts are not necessarily indicative of the operating results that would have occurred if these transactions had occurred on such date. The pro forma adjustments are based on certain assumptions that we believe are reasonable.

	Year ended December 31,
	2014	2013
	in millions, except per share amounts
Revenue:
Continuing operations	$20,095.7	$19,301.2
Discontinued operations	26.6	408.6
Total	$20,122.3	$19,709.8

Net loss attributable to Liberty Global shareholders	$(1,223.0)	$(1,200.2)
Basic and diluted loss attributable to Liberty Global shareholders per share	$(1.35)	$(1.30)

Our consolidated statement of operations for 2014 includes revenue and net loss of $272.0 million and $98.7 million, respectively, attributable to Ziggo.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

The following unaudited pro forma consolidated operating results give effect to (i) the Virgin Media Acquisition and (ii) the Puerto Rico Transaction, as if they had been completed as of January 1, 2012. These pro forma amounts are not necessarily indicative of the operating results that would have occurred if these transactions had occurred on such date. The pro forma adjustments are based on certain assumptions that we believe are reasonable.

	Year ended December 31,
	2013	2012
	in millions, except per share amounts
Revenue:
Continuing operations	$17,239.1	$16,465.0
Discontinued operations	408.6	673.7
Total	$17,647.7	$17,138.7

Net earnings (loss) attributable to Liberty Global shareholders (a)	$(1,300.4)	$3,701.5
Basic earnings (loss) attributable to Liberty Global shareholders per share (a)	$(1.63)	$4.48
Diluted earnings (loss) attributable to Liberty Global shareholders per share (a)	$(1.63)	$4.39
_______________

(a)
The 2012 amounts reflect the impact of a $4,144.9 million release of valuation allowances on Virgin Media’s deferred tax assets. This release was included in Virgin Media’s historical results for the fourth quarter of 2012.

Our consolidated statement of operations for 2013 includes revenue and net loss of $3,653.7 million and $987.8 million, respectively, attributable to Virgin Media.

(5)    Discontinued Operations

Chellomedia Disposal Group. On January 31, 2014, we completed the sale of the Chellomedia Disposal Group to AMC Networks Inc. for €750.0 million ($1,013.1 million at the applicable rate) in cash (the Chellomedia Transaction). Accordingly, the Chellomedia Disposal Group is reflected as a discontinued operation in our consolidated statements of operations and cash flows for all periods presented. The assets disposed of pursuant to the Chellomedia Transaction exclude Chellomedia’s premium sports and film channels in the Netherlands. In connection with the sale of the Chellomedia Disposal Group, we recognized a pre-tax gain of $342.2 million. This pre-tax gain is net of a $64.0 million cumulative foreign currency translation loss, which was reclassified to net loss from accumulated other comprehensive earnings. The associated income tax expense of $9.5 million differs from the amount computed by applying the U.K. statutory income tax rate in effect at the time of 21.5% primarily due to the fact that (i) the transaction was not subject to taxation in the U.K. and (ii) most elements of the transaction were not subject to taxation in the Netherlands or the U.S. The net after-tax gain of $332.7 million is included in gain on disposal of discontinued operations, net of taxes, in our consolidated statement of operations.

Certain of our broadband communications operations will continue to receive programming services from the Chellomedia Disposal Group through contracts that were negotiated as part of the disposal.  As such, Liberty Global will have continuing cash outflows associated with the Chellomedia Disposal Group through at least 2017.  However, our involvement as an ongoing customer of the Chellomedia Disposal Group does not disqualify discontinued operations classification because (i) the ongoing cash outflows are not considered significant to the Chellomedia Disposal Group and (ii) Liberty Global does not possess any rights within the ongoing contractual arrangements that would allow us to exert influence over the Chellomedia Disposal Group.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

The summarized financial position of the Chellomedia Disposal Group as of December 31, 2013 is as follows (in millions):

Assets:
Cash and cash equivalents	$4.6
Other current assets	234.1
Investments	21.1
Property and equipment, net	43.1
Goodwill	224.4
Other assets	225.0
Total assets (a)	$752.3

Liabilities:
Current liabilities	$127.5
Other long-term liabilities	19.8
Total liabilities (a)	147.3
Total equity	605.0
Total liabilities and equity	$752.3
______________

(a)	Excludes intercompany payables and receivables that are eliminated within Liberty Global’s consolidated financial statements.

Austar. On July 11, 2011, our company and Austar entered into agreements with certain third parties (collectively, FOXTEL) pursuant to which FOXTEL agreed to acquire 100% of Austar’s ordinary shares through a series of transactions (the Austar Transaction), one of which involved our temporary acquisition of the 45.85% of Austar’s ordinary shares held by the noncontrolling shareholders (the Austar NCI Acquisition). On April 26, 2012, pursuant to the terms of the Austar NCI Acquisition, all of the shares of Austar that we did not already own were acquired by a new wholly-owned subsidiary of Liberty Global (LGI Austar Holdco), with funding provided by a loan from FOXTEL. On May 23, 2012, FOXTEL acquired 100% of Austar from LGI Austar Holdco for AUD 1.52 ($1.50 at the transaction date) per share in cash, which represented a total equity sales price of AUD 1,932.7 million ($1,906.6 million at the transaction date) for the 100% interest in Austar (based on Austar ordinary shares outstanding at the transaction date) or AUD 1,046.5 million for our 54.15% interest in Austar. Upon completion of these transactions and excluding proceeds related to the shares acquired in the Austar NCI Acquisition, our company realized cash proceeds equivalent to $1,056.1 million after taking into account applicable foreign currency forward contracts and before considering cash paid for disposal costs.

In connection with the sale of Austar, we recognized a pre-tax gain of $928.2 million that includes (i) cumulative foreign currency translation gains of $22.6 million and (ii) cumulative cash flow hedge losses of $15.1 million, each of which have been reclassified to net earnings from accumulated other comprehensive earnings. The associated deferred income tax expense of $4.1 million differs from the amount computed by applying the U.S. federal income tax rate of 35% primarily due to the fact that (i) the Austar Transaction was not subject to taxation in Australia and (ii) most elements of the Austar Transaction were not subject to taxation in the U.S. This gain, net of income taxes, is included in gain on disposal of discontinued operations, net of taxes, in our consolidated statement of operations.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

The combined operating results of the Chellomedia Disposal Group (2014, 2013 and 2012) and Austar (2012) are classified as discontinued operations in our consolidated statements of operations and are summarized in the following table:

	Year ended December 31,
	2014 (a) (b)	2013 (b)	2012 (b) (c)
	in millions

Revenue	$26.6	$408.6	$673.7
Operating income	$0.6	$12.1	$78.7
Earnings (loss) before income taxes and noncontrolling interests	$0.9	$(1.0)	$75.2
Income tax expense	$(0.1)	$(22.7)	$(28.1)
Earnings (loss) from discontinued operations attributable to Liberty Global shareholders, net of taxes	$0.8	$(26.3)	$22.4
______________

(a)	Includes the operating results of the Chellomedia Disposal Group through January 31, 2014, the date the Chellomedia Disposal Group was sold.

(b)	Excludes the Chellomedia Disposal Group's intercompany revenue and expenses that are eliminated within Liberty Global's consolidated financial statements.

(c)	Includes the operating results of Austar through May 23, 2012, the date the Austar Transaction was completed.

(6)    Investments

The details of our investments are set forth below:

	December 31,
Accounting Method	2014	2013
	in millions
Fair value:
Ziggo:
Not subject to re-use rights (34.1 million shares at December 31, 2013)	$—	$1,560.1
Subject to re-use rights (22.9 million shares at December 31, 2013)	—	1,049.4
Total — Ziggo	—	2,609.5
ITV — subject to re-use rights	871.2	—
Sumitomo	473.1	572.9
Other	318.4	299.4
Total — fair value	1,662.7	3,481.8
Equity	145.1	8.9
Cost	0.4	0.5
Total	$1,808.2	$3,491.2

Discontinued operation — Investments held by the Chellomedia Disposal Group	$—	$21.1

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Fair Value Investments

Ziggo. Prior to the November 11, 2014 completion of the Ziggo Acquisition, we accounted for our investment in shares of Ziggo as a fair value investment. For additional information regarding the Ziggo Acquisition, see note 4.

At December 31, 2013, we owned 57,000,738 shares of Ziggo, representing 28.5% of the then outstanding shares of Ziggo. In April 2013, LGE HoldCo V BV, our wholly-owned subsidiary, entered into a limited recourse margin loan agreement (the Ziggo Margin Loan) with respect to a portion of our investment in Ziggo and, in July 2013, we entered into a share collar (the Ziggo Collar) and secured borrowing arrangement (the Ziggo Collar Loan) with respect to a portion of our owned Ziggo shares. All but 4,743,738 of the Ziggo shares that we owned at December 31, 2013 were pledged as collateral under one or the other of the Ziggo Collar and Ziggo Collar Loan. During 2013, we received aggregate cash dividends from Ziggo of $78.4 million after taking into account the impact of the Ziggo Collar. In connection with the Ziggo Acquisition, the Ziggo Collar was terminated and the Ziggo Collar Loan was settled. For additional information on the Ziggo Collar and Ziggo Collar Loan, see note 7. As described in note 10, we repaid the Ziggo Margin Loan during the first quarter of 2014.

The summarized financial condition of Ziggo as of December 31, 2013 is set forth below (in millions):

Current assets	$261.9
Long-term assets	6,131.5
Total assets	$6,393.4

Current liabilities	$539.3
Long-term liabilities	4,516.0
Owners’ equity	1,338.1
Total liabilities and owners’ equity	$6,393.4

The summarized results of operations of Ziggo for the periods indicated are set forth below:

	2014 (a)	2013 (b)
	in millions
Revenue	$1,876.9	$1,570.7
Operating income	$336.0	$418.5
Net earnings (loss)	$(230.3)	$199.1
_______________

(a)	Amounts relate to the period from January 1, 2014 through the Ziggo Acquisition Date.

(b)	Amounts relate to the period from March 28, 2013 (the date of our initial investment in Ziggo) through December 31, 2013.

ITV. On July 17, 2014, we acquired an aggregate of 259,820,065 shares of ITV plc (ITV) from British Sky Broadcasting Group plc at a price of £1.85 ($3.14 at the transaction date) per share, for a total investment of £480.7 million ($816.3 million at the transaction date). ITV is a commercial broadcaster in the U.K. Our ITV shares represent 6.4% of the total outstanding shares of ITV as of September 30, 2014, the most current publicly-available information. All of our ITV shares are subject to a share collar (the ITV Collar) and pledged as collateral under a secured borrowing arrangement (the ITV Collar Loan). Under the terms of the ITV Collar, the counterparty has the right to re-use all of the pledged ITV shares. For additional information regarding the ITV Collar Loan and the ITV Collar, including a description of the related re-use rights and the impact of the ITV Collar on the dividends we receive on our ITV shares, see note 7.

Sumitomo. At December 31, 2014 and 2013, we owned 45,652,043 shares of Sumitomo Corporation (Sumitomo) common stock. Our Sumitomo shares represented less than 5% of Sumitomo’s outstanding common stock at December 31, 2014. These shares secure the Sumitomo Collar Loan, as defined and described in note 7.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Other. Includes various fair value investments, the most significant of which is our 17.0% interest in ITI Neovision S.A. (ITI Neovision) (formerly Canal+ Cyfrowy S.A.), a privately-held DTH operator in Poland.

Equity Method Investments

All3Media. As of December 31, 2014, our most significant equity method investment is our investment in All3Media Holdings Limited (All3Media), an independent television, film and digital production and distribution company in the U.K. Our investment in All3Media is held through our 50.0% interest in DLG Acquisition Limited (DLG), a joint venture between one of our subsidiaries and a subsidiary of Discovery Communications, Inc. (Discovery). In September 2014, we and a subsidiary of Discovery each contributed £90.0 million ($147.2 million at the transaction date) to DLG in connection with DLG’s acquisition of 100% of All3Media.

Chellomedia Disposal Group

Substantially all of the investments held by the Chellomedia Disposal Group were measured at fair value. The investments held by the Chellomedia Disposal Group at December 31, 2013 are included in long-term assets of discontinued operations on our consolidated balance sheet. For additional information regarding the Chellomedia Disposal Group, see note 5.

(7)    Derivative Instruments

In general, we seek to enter into derivative instruments to protect against (i) increases in the interest rates on our variable-rate debt and (ii) foreign currency movements, particularly with respect to borrowings that are denominated in a currency other than the functional currency of the borrowing entity. In this regard, through our subsidiaries, we have entered into various derivative instruments to manage interest rate exposure and foreign currency exposure with respect to the U.S. dollar ($), the euro (€), the British pound sterling (£), the Swiss franc (CHF), the Chilean peso (CLP), the Czech koruna (CZK), the Hungarian forint (HUF), the Polish zloty (PLN) and the Romanian lei (RON). We generally do not apply hedge accounting to our derivative instruments. Accordingly, changes in the fair values of most of our derivative instruments are recorded in realized and unrealized gains or losses on derivative instruments, net, in our consolidated statements of operations.

The following table provides details of the fair values of our derivative instrument assets and liabilities:

	December 31, 2014			December 31, 2013
	Current	Long-term (a)	Total	Current	Long-term (a)	Total
	in millions
Assets:
Cross-currency and interest rate derivative contracts (b)	$443.6	$913.7	$1,357.3	$248.4	$520.8	$769.2
Equity-related derivative instruments (c)	—	400.2	400.2	—	430.4	430.4
Foreign currency forward contracts	2.5	—	2.5	2.6	—	2.6
Other	0.5	0.9	1.4	1.1	0.9	2.0
Total	$446.6	$1,314.8	$1,761.4	$252.1	$952.1	$1,204.2
Liabilities:
Cross-currency and interest rate derivative contracts (b)	$1,027.4	$1,443.9	$2,471.3	$727.2	$2,191.4	$2,918.6
Equity-related derivative instruments (c)	15.3	73.1	88.4	15.6	101.3	116.9
Foreign currency forward contracts	0.8	—	0.8	8.2	12.0	20.2
Other	0.2	0.1	0.3	0.2	0.6	0.8
Total	$1,043.7	$1,517.1	$2,560.8	$751.2	$2,305.3	$3,056.5

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

_______________

(a)	Our long-term derivative assets and liabilities are included in other assets, net, and other long-term liabilities, respectively, in our consolidated balance sheets.

(b)
We consider credit risk in our fair value assessments. As of December 31, 2014 and 2013, (i) the fair values of our cross-currency and interest rate derivative contracts that represented assets have been reduced by credit risk valuation adjustments aggregating $30.9 million and $9.8 million, respectively, and (ii) the fair values of our cross-currency and interest rate derivative contracts that represented liabilities have been reduced by credit risk valuation adjustments aggregating $64.6 million and $173.0 million, respectively. The adjustments to our derivative assets relate to the credit risk associated with counterparty nonperformance and the adjustments to our derivative liabilities relate to credit risk associated with our own nonperformance. In all cases, the adjustments take into account offsetting liability or asset positions within a given contract. Our determination of credit risk valuation adjustments generally is based on our and our counterparties’ credit risks, as observed in the credit default swap market and market quotations for certain of our subsidiaries’ debt instruments, as applicable. The changes in the credit risk valuation adjustments associated with our cross-currency and interest rate derivative contracts resulted in net gains (losses) of ($120.9 million), $15.3 million and ($57.3 million) during 2014, 2013 and 2012, respectively. These amounts are included in realized and unrealized gains (losses) on derivative instruments, net, in our consolidated statements of operations. For further information concerning our fair value measurements, see note 8.

(c)
Our equity-related derivative instruments include the fair value of (i) the ITV Collar (as described below) at December 31, 2014, (ii) the share collar (the Sumitomo Collar) with respect to the Sumitomo shares held by our company, (iii) the Virgin Media Capped Calls (as defined and described below) and (iv) the Ziggo Collar (as described below) at December 31, 2013. The fair values of our equity collars do not include credit risk valuation adjustments as we assume that any losses incurred by our company in the event of nonperformance by the respective counterparty would be, subject to relevant insolvency laws, fully offset against amounts we owe to such counterparty pursuant to the related secured borrowing arrangements.

The details of our realized and unrealized gains (losses) on derivative instruments, net, are as follows:

	Year ended December 31,
	2014	2013	2012
	in millions
Cross-currency and interest rate derivative contracts	$293.6	$(586.5)	$(958.3)
Equity-related derivative instruments:
Ziggo Collar	(113.3)	(152.5)	—
ITV Collar	(77.4)	—	—
Sumitomo Collar	(46.0)	(206.4)	(109.0)
Virgin Media Capped Calls	0.4	(3.4)	—
Total equity-related derivative instruments	(236.3)	(362.3)	(109.0)
Foreign currency forward contracts	31.6	(72.9)	(6.0)
Other	(0.1)	1.3	3.0
Total	$88.8	$(1,020.4)	$(1,070.3)

The net cash received or paid related to our derivative instruments is classified as an operating, investing or financing activity in our consolidated statements of cash flows based on the objective of the derivative instrument and the classification of the applicable underlying cash flows. For derivative contracts that are terminated prior to maturity, the cash paid or received upon termination that relates to future periods is classified as a financing activity. The classification of these cash inflows (outflows) are as follows:

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

	Year ended December 31,
	2014	2013	2012
	in millions
Operating activities	$(445.7)	$(402.1)	$(435.5)
Investing activities	(30.2)	(66.5)	23.7
Financing activities	(221.0)	524.5	(108.4)
Total	$(696.9)	$55.9	$(520.2)

Counterparty Credit Risk

We are exposed to the risk that the counterparties to the derivative instruments of our subsidiary borrowing groups will default on their obligations to us. We manage these credit risks through the evaluation and monitoring of the creditworthiness of, and concentration of risk with, the respective counterparties. In this regard, credit risk associated with our derivative instruments is spread across a relatively broad counterparty base of banks and financial institutions. Collateral is generally not posted by either party under the derivative instruments of our subsidiary borrowing groups. At December 31, 2014, our exposure to counterparty credit risk included derivative assets with an aggregate fair value of $1,040.9 million.

Each of our subsidiary borrowing groups have entered into derivative instruments under master agreements with each counterparty that contain master netting arrangements that are applicable in the event of early termination by either party to such derivative instrument. The master netting arrangements under each of these master agreements are limited to the derivative instruments governed by the relevant master agreement within each individual borrowing group and are independent of similar arrangements of our other subsidiary borrowing groups.

Under our derivative contracts, it is generally only the non-defaulting party that has a contractual option to exercise early termination rights upon the default of the other counterparty and to set off other liabilities against sums due upon such termination. However, in an insolvency of a derivative counterparty, under the laws of certain jurisdictions, the defaulting counterparty or its insolvency representatives may be able to compel the termination of one or more derivative contracts and trigger early termination payment liabilities payable by us, reflecting any mark-to-market value of the contracts for the counterparty. Alternatively, or in addition, the insolvency laws of certain jurisdictions may require the mandatory set off of amounts due under such derivative contracts against present and future liabilities owed to us under other contracts between us and the relevant counterparty. Accordingly, it is possible that we may be subject to obligations to make payments, or may have present or future liabilities owed to us partially or fully discharged by set off as a result of such obligations, in the event of the insolvency of a derivative counterparty, even though it is the counterparty that is in default and not us. To the extent that we are required to make such payments, our ability to do so will depend on our liquidity and capital resources at the time. In an insolvency of a defaulting counterparty, we will be an unsecured creditor in respect of any amount owed to us by the defaulting counterparty, except to the extent of the value of any collateral we have obtained from that counterparty.

In addition, where a counterparty is in financial difficulty, under the laws of certain jurisdictions, the relevant regulators may be able to (i) compel the termination of one or more derivative instruments, determine the settlement amount and/or compel, without any payment, the partial or full discharge of liabilities arising from such early termination that are payable by the relevant counterparty or (ii) transfer the derivative instruments to an alternative counterparty.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Details of our Derivative Instruments

In the following tables, we present the details of the various categories of our subsidiaries’ derivative instruments. For each subsidiary, the notional amount of multiple derivative instruments that mature within the same calendar month are shown in the aggregate and interest rates are presented on a weighted average basis. In addition, for derivative instruments that were in effect as of December 31, 2014, we present a single date that represents the applicable final maturity date.  For derivative instruments that become effective subsequent to December 31, 2014, we present a range of dates that represents the period covered by the applicable derivative instruments.

Cross-currency and Interest Rate Derivative Contracts

Cross-currency Swaps:

The terms of our outstanding cross-currency swap contracts at December 31, 2014 are as follows:

Subsidiary / Final maturity date	Notional amount due from counterparty	Notional amount due to counterparty	Interest rate due from counterparty	Interest rate due to counterparty
	in millions
Virgin Media Investment Holdings Limited (VMIH), a subsidiary of Virgin Media:
February 2022	$1,400.0	£873.6	5.01%	5.49%
June 2020	$1,384.6	£901.4	6 mo. LIBOR + 2.75%	6 mo. GBP LIBOR + 3.18%
October 2020	$1,370.4	£881.6	6 mo. LIBOR + 2.75%	6 mo. GBP LIBOR + 3.10%
January 2021	$500.0	£308.9	5.25%	6 mo. GBP LIBOR + 2.06%
October 2022	$450.0	£272.0	6.00%	6.43%
January 2022	$425.0	£255.8	5.50%	5.82%
April 2019	$291.5	£186.2	5.38%	5.49%
November 2016 (a)	$55.0	£27.7	6.50%	7.03%
October 2019	$50.0	£30.3	8.38%	8.98%
October 2019 - October 2022	$50.0	£30.7	6.00%	5.75%
UPC Broadband Holding BV (UPC Broadband Holding), a subsidiary of UPC Holding BV:
July 2018	$525.0	€396.3	6 mo. LIBOR + 1.99%	6.25%
January 2020	$327.5	€249.5	6 mo. LIBOR + 4.92%	7.52%
January 2015 - July 2021	$312.0	€240.0	6 mo. LIBOR + 2.50%	6 mo. EURIBOR + 2.87%
January 2015	$300.0	€226.5	6 mo. LIBOR + 1.75%	5.78%
October 2020	$300.0	€219.1	6 mo. LIBOR + 3.00%	6 mo. EURIBOR + 3.04%
January 2017 - July 2021	$262.1	€194.1	6 mo. LIBOR + 2.50%	6 mo. EURIBOR + 2.51%
November 2019	$250.0	€181.5	7.25%	7.74%
November 2021	$250.0	€181.4	7.25%	7.50%
July 2018	$200.0	€151.0	6 mo. LIBOR + 3.00%	7.31%
January 2020	$197.5	€150.5	6 mo. LIBOR + 4.92%	6 mo. EURIBOR + 4.91%
July 2021	$128.0	€97.2	6 mo. LIBOR + 2.50%	6 mo. EURIBOR + 2.90%

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Subsidiary / Final maturity date	Notional amount due from counterparty	Notional amount due to counterparty		Interest rate due from counterparty	Interest rate due to counterparty
	in millions
January 2015 - July 2018	$100.0		€75.4	6 mo. LIBOR + 1.75%	5.77%
December 2016	$340.0	CHF	370.9	6 mo. LIBOR + 3.50%	6 mo. CHF LIBOR + 4.01%
January 2017 - July 2021	$300.0	CHF	278.3	6 mo. LIBOR + 2.50%	6 mo. CHF LIBOR + 2.46%
November 2019	$250.0	CHF	226.8	7.25%	6 mo. CHF LIBOR + 5.01%
January 2020	$225.0	CHF	206.3	6 mo. LIBOR + 4.81%	5.44%
January 2015 - July 2021	$200.0	CHF	186.0	6 mo. LIBOR + 2.50%	6 mo. CHF LIBOR + 2.55%
January 2015	$171.5	CHF	187.1	6 mo. LIBOR + 2.75%	6 mo. CHF LIBOR + 2.95%
July 2020	$201.5	RON	489.3	6 mo. LIBOR + 3.50%	11.34%
January 2015	€898.4	CHF	1,466.0	6 mo. EURIBOR + 1.68%	6 mo. CHF LIBOR + 1.94%
January 2015 - January 2021	€720.8	CHF	877.0	6 mo. EURIBOR + 2.50%	6 mo. CHF LIBOR + 2.62%
January 2015 - September 2022	€383.8	CHF	477.0	6 mo. EURIBOR + 2.00%	6 mo. CHF LIBOR + 2.22%
January 2015 - January 2017	€360.4	CHF	589.0	6 mo. EURIBOR + 3.75%	6 mo. CHF LIBOR + 3.94%
April 2018	€285.1	CHF	346.7	10.51%	9.87%
January 2020	€175.0	CHF	258.6	7.63%	6.76%
January 2015 - July 2021	€161.4	CHF	187.1	6 mo. EURIBOR + 2.35%	6 mo. CHF LIBOR + 2.76%
July 2020	€107.4	CHF	129.0	6 mo. EURIBOR + 3.00%	6 mo. CHF LIBOR + 3.28%
January 2017	€75.0	CHF	110.9	7.63%	6.98%
December 2015	€69.1	CLP	53,000.0	3.50%	5.75%
January 2015	€365.8	CZK	10,521.8	5.48%	5.99%
January 2015 - January 2020	€318.9	CZK	8,818.7	5.58%	5.44%
January 2015 - January 2017	€60.0	CZK	1,703.1	5.50%	6.99%
July 2017	€39.6	CZK	1,000.0	3.00%	3.75%
January 2015	€260.0	HUF	75,570.0	5.50%	9.40%
January 2015 - January 2017	€260.0	HUF	75,570.0	5.50%	10.56%
December 2016	€150.0	HUF	43,367.5	5.50%	9.20%
July 2018	€78.0	HUF	19,500.0	5.50%	9.15%
January 2015	€400.5	PLN	1,605.6	5.50%	7.50%
January 2015 - January 2017	€245.0	PLN	1,000.6	5.50%	9.03%
September 2016	€200.0	PLN	892.7	6.00%	8.19%
January 2015 - January 2020	€144.6	PLN	605.0	5.50%	7.98%
July 2017	€82.0	PLN	318.0	3.00%	5.60%
December 2015	CLP 53,000.0		€69.1	5.75%	3.50%

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Subsidiary / Final maturity date	Notional amount due from counterparty	Notional amount due to counterparty		Interest rate due from counterparty	Interest rate due to counterparty
	in millions
Amsterdamse Beheer-en Consultingmaatschappij BV (ABC B.V.), a subsidiary of Ziggo:
January 2022	$2,350.0		€1,727.0	6 mo. LIBOR + 2.75%	4.56%
Unitymedia Hessen GmbH & Co. KG (Unitymedia Hessen), a subsidiary of Unitymedia KabelBW:
January 2023	$1,652.9		€1,252.5	5.67%	4.50%
January 2021	$797.1		€546.5	5.50%	5.60%
VTR:
January 2022	$1,400.0	CLP	760,340.0	6.88%	10.94%
_______________

(a)
Unlike the other cross-currency swaps presented in this table, the identified cross-currency swap does not involve the exchange of notional amounts at the inception and maturity of the instrument.  Accordingly, the only cash flows associated with this instrument are interest payments and receipts.

Interest Rate Swaps:

The terms of our outstanding interest rate swap contracts at December 31, 2014 are as follows:

Subsidiary / Final maturity date	Notional amount	Interest rate due from counterparty	Interest rate due to counterparty
	in millions
VMIH:
October 2018	£2,155.0	6 mo. GBP LIBOR	1.52%
January 2021	£650.0	5.50%	6 mo. GBP LIBOR + 1.84%
January 2021	£650.0	6 mo. GBP LIBOR + 1.84%	3.87%
December 2015	£600.0	6 mo. GBP LIBOR	2.90%
April 2018	£300.0	6 mo. GBP LIBOR	1.37%
UPC Broadband Holding:
July 2020	$1,000.0	6.63%	6 mo. LIBOR + 3.03%
January 2022	$750.0	6.88%	6 mo. LIBOR + 4.89%
January 2015	€1,554.0	1 mo. EURIBOR + 3.75%	6 mo. EURIBOR + 3.56%
January 2015 - January 2016	€1,554.0	1 mo. EURIBOR + 3.75%	6 mo. EURIBOR + 3.58%
January 2015	€1,364.8	6 mo. EURIBOR	3.44%
July 2020	€750.0	6.38%	6 mo. EURIBOR + 3.16%
January 2015 - January 2021	€750.0	6 mo. EURIBOR	2.57%
January 2015 - December 2016	€500.0	6 mo. EURIBOR	4.32%
January 2015 - January 2023	€290.0	6 mo. EURIBOR	2.79%
December 2015	€263.3	6 mo. EURIBOR	3.97%
January 2023	€210.0	6 mo. EURIBOR	2.88%
January 2015 - January 2018	€175.0	6 mo. EURIBOR	3.74%
January 2015 - July 2020	€171.3	6 mo. EURIBOR	3.95%

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Subsidiary / Final maturity date	Notional amount		Interest rate due from counterparty	Interest rate due to counterparty
	in millions
July 2020		€171.3	6 mo. EURIBOR	4.32%
January 2015 - November 2021		€107.0	6 mo. EURIBOR	2.89%
January 2015	CHF	2,380.0	6 mo. CHF LIBOR	2.81%
January 2015 - January 2022	CHF	711.5	6 mo. CHF LIBOR	1.89%
January 2015 - January 2021	CHF	500.0	6 mo. CHF LIBOR	1.65%
January 2015 - January 2018	CHF	400.0	6 mo. CHF LIBOR	2.51%
January 2015 - December 2016	CHF	370.9	6 mo. CHF LIBOR	3.82%
January 2015 - November 2019	CHF	226.8	6 mo. CHF LIBOR + 5.01%	6.88%
ABC B.V.:
January 2022		€1,566.0	6 mo. EURIBOR	1.66%
Telenet International Finance S.a.r.l (Telenet International), a subsidiary of Telenet:
June 2023		€500.0	3 mo. EURIBOR	1.45%
July 2017 - June 2022		€420.0	3 mo. EURIBOR	2.08%
June 2021		€400.0	3 mo. EURIBOR	0.41%
July 2017 - June 2023		€382.0	3 mo. EURIBOR	1.89%
July 2017		€150.0	3 mo. EURIBOR	3.55%
August 2015 - June 2022		€55.0	3 mo. EURIBOR	1.81%
June 2015		€50.0	3 mo. EURIBOR	3.55%

Interest Rate Caps

Our purchased and sold interest rate cap contracts with respect to EURIBOR at December 31, 2014 are detailed below:

	December 31, 2014
Subsidiary / Final maturity date	Notional amount	EURIBOR cap rate
	in millions
Interest rate caps purchased (a):
Liberty Global Europe Financing BV (LGE Financing), the immediate parent of UPC Holding BV:
January 2015 - January 2020	€735.0	7.00%
Telenet International:
June 2015 - June 2017	€50.0	4.50%
Telenet NV, a subsidiary of Telenet:
December 2017	€0.6	6.50%
December 2017	€0.6	5.50%

Interest rate cap sold (b):
UPC Broadband Holding:
January 2015 - January 2020	€735.0	7.00%

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

_______________

(a)	Our purchased interest rate caps entitle us to receive payments from the counterparty when EURIBOR exceeds the EURIBOR cap rate.

(b)	Our sold interest rate cap requires that we make payments to the counterparty when EURIBOR exceeds the EURIBOR cap rate.

Interest Rate Collars

Our interest rate collar contracts establish floor and cap rates with respect to EURIBOR on the indicated notional amounts at December 31, 2014, as detailed below:

	December 31, 2014
Subsidiary / Final maturity date	Notional amount	EURIBOR floor rate (a)	EURIBOR cap rate (b)
	in millions
UPC Broadband Holding:
January 2015 - January 2020	€1,135.0	1.00%	3.54%
Telenet International:
July 2017	€650.0	2.00%	4.00%
 _______________

(a)	We make payments to the counterparty when EURIBOR is less than the EURIBOR floor rate.

(b)	We receive payments from the counterparty when EURIBOR is greater than the EURIBOR cap rate.

Equity-Related Derivative Instruments

Ziggo Collar and Secured Borrowing. In July 2013, Liberty Global Incorporated Limited (Liberty Global Limited), our wholly-owned subsidiary, paid a net option premium of €38.6 million ($51.0 million at the transaction date) to enter into the Ziggo Collar with respect to the then owned 24,957,000 Ziggo shares. The Ziggo Collar was comprised of (i) purchased put options exercisable by Liberty Global Limited and (ii) sold call options exercisable by the counterparty. Prior to the Ziggo Acquisition, the Ziggo Collar effectively hedged the value of a portion of our investment in Ziggo shares from significant losses due to market price decreases below the put option price while retaining a portion of the gains from market price increases up to the call option price.

The Ziggo Collar and related agreements also provided Liberty Global Limited with the ability to effectively finance the purchase of certain of its Ziggo shares pursuant to the Ziggo Collar Loan. In this regard, in July 2013, we borrowed €617.1 million ($816.4 million at the transaction date) under the Ziggo Collar Loan, including €486.4 million ($643.5 million at the transaction date) of non-cash borrowings that were used to finance the acquisition of Ziggo shares. At December 31, 2013, borrowings under the Ziggo Collar Loan were secured by 24,957,000 shares of Ziggo that were placed into a custody account. The Ziggo Collar Loan was issued at a discount with a zero coupon rate and an average implied yield of 45 basis points (0.45%). Under the terms of the Ziggo Collar, the counterparty had the right to re-use most of the Ziggo shares held in the custody account (up to an estimated 22.9 million shares at December 31, 2013), but we had the right to recall the shares that were re-used by the counterparty subject to certain costs. Pursuant to the terms of the Ziggo Collar, we lent to the counterparty 15.7 million Ziggo shares (the Lent Shares) on October 10, 2014. In addition, the counterparty had the right to retain dividends on the Ziggo shares that the counterparty would need to borrow from the custody account to hedge its exposure under the Ziggo Collar (an estimated 18.7 million shares at December 31, 2013). In January 2014, we settled a portion of the Ziggo Collar and Ziggo Collar Loan such that the number of Ziggo shares covered by these instruments was reduced to 19,965,600. Upon completion of the Ziggo Acquisition (see note 4), the Ziggo Collar was terminated, the Ziggo Collar Loan was settled and the counterparty was relieved of its obligation to redeliver to us the Lent Shares.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

ITV Collar and Secured Borrowing. In July 2014, Liberty Global Limited entered into the ITV Collar with respect to all 259,820,065 of our ITV shares. The ITV Collar is comprised of (i) purchased put options exercisable by Liberty Global Limited and (ii) written call options exercisable by the counterparty. The ITV Collar effectively hedges the value of our investment in ITV shares from significant losses due to market price decreases below the put option price while retaining a portion of the gains from market price increases up to the call option price. For additional information regarding our investment in ITV, see note 6.

The ITV Collar and related agreements also provided Liberty Global Limited with the ability to effectively finance the purchase of its ITV shares pursuant to the ITV Collar Loan. In this regard, in July 2014, we borrowed £446.9 million ($764.5 million at the transaction date) under the ITV Collar Loan. At December 31, 2014, borrowings under the ITV Collar Loan were secured by all 259,820,065 of our ITV shares, which have been placed into a custody account. The ITV Collar Loan was issued at a discount with a zero coupon rate and an average implied yield of 173 basis points (1.73%). The ITV Collar Loan, which has an average maturity of three years and contains no financial covenants, provides for customary representations and warranties, events of default and certain adjustment and termination events. Under the terms of the ITV Collar, the counterparty has the right to re-use the pledged ITV shares held in the custody account, but we have the right to recall the shares that are re-used by the counterparty subject to certain costs. In addition, the counterparty retains dividends on the ITV shares that the counterparty would need to borrow from the custody account to hedge its exposure under the ITV Collar (an estimated 205 million shares at December 31, 2014).

Sumitomo Collar and Secured Borrowing. The Sumitomo Collar is comprised of purchased put options exercisable by Liberty Programming Japan LLC (Liberty Programming Japan), a wholly-owned subsidiary, and written call options exercisable by the counterparty with respect to all of the common shares of Sumitomo owned by Liberty Programming Japan. The Sumitomo Collar effectively hedges the value of our investment in Sumitomo shares from losses due to market price decreases below a per share value of ¥2,118.50 ($17.68) while retaining gains from market price increases up to a per share value of ¥2,787.50 ($23.26). At December 31, 2014, the market price of Sumitomo common stock was ¥1,242.00 ($10.36) per share. The Sumitomo Collar provides for a projected gross cash ordinary dividend to be paid per Sumitomo share during the term of the Sumitomo Collar. If the actual dividend paid does not exactly match the projected dividend, then an adjustment amount shall be payable between the parties to the Sumitomo Collar depending on the dividend actually paid by Sumitomo. The Sumitomo Collar may, at the option of Liberty Programming Japan, be settled in Sumitomo shares or in cash. The Sumitomo Collar also includes a purchased fair value put option, which effectively provides Liberty Programming Japan with the ability to sell the Sumitomo shares when the market price is trading between the put and call strike prices. The Sumitomo Collar matures in five equal semi-annual installments beginning on May 22, 2016. The fair value of the Sumitomo Collar as of December 31, 2014 was a net asset of $351.1 million.

The Sumitomo Collar and related agreements also provide Liberty Programming Japan with the ability to borrow funds on a secured basis. Borrowings under these agreements, which are secured by a pledge of 100% of the Sumitomo shares owned by Liberty Programming Japan, bear interest at 1.883%, mature in five equal semi-annual installments beginning on May 22, 2016, and are included in long-term debt and capital lease obligations in our consolidated balance sheets. During 2007, Liberty Programming Japan borrowed ¥93.660 billion ($757.6 million at the transaction date) under these agreements (the Sumitomo Collar Loan). The pledge arrangement entered into by Liberty Programming Japan provides that Liberty Programming Japan will be able to exercise all voting and consensual rights and, subject to the terms of the Sumitomo Collar, receive dividends on the Sumitomo shares.

Virgin Media Capped Calls. During 2010, Virgin Media entered into conversion hedges (the Virgin Media Capped Calls) with respect to the VM Convertible Notes, as defined and described in note 10, in order to offset a portion of the dilutive effects associated with conversion of the VM Convertible Notes. We account for the Virgin Media Capped Calls at fair value using a binomial pricing model and changes in fair value are reported in realized and unrealized gains or losses on derivative instruments, net, in our consolidated statements of operations. The Virgin Media Capped Calls mature on dates ranging from September 30, 2016 to November 10, 2016.

As further described in note 10, most of the VM Convertible Notes were exchanged for Liberty Global Class A and Class C ordinary shares and cash pursuant to the terms of the VM Convertible Notes Indenture (as defined in note 10). Accordingly, during 2013, we settled 93.8% of the notional amount of the Virgin Media Capped Calls for cash proceeds of $534.8 million.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Foreign Currency Forwards

The following table summarizes our outstanding foreign currency forward contracts at December 31, 2014:

Subsidiary	Currency purchased forward		Currency sold forward		Maturity dates
	in millions

UPC Broadband Holding		$0.8	CZK	14.9	January 2015 - March 2015
UPC Broadband Holding		€63.8	CHF	76.0	January 2015 - December 2015
UPC Broadband Holding		€4.5	CZK	123.3	January 2015 - March 2015
UPC Broadband Holding		€4.1	HUF	1,275.0	January 2015 - March 2015
UPC Broadband Holding		€12.0	PLN	51.0	January 2015 - March 2015
UPC Broadband Holding		£1.2		€1.4	January 2015 - March 2015
UPC Broadband Holding	CHF	67.0		€55.7	January 2015
UPC Broadband Holding	CZK	300.0		€10.9	January 2015
UPC Broadband Holding	HUF	7,400.0		€23.6	January 2015
UPC Broadband Holding	PLN	90.0		€20.9	January 2015
UPC Broadband Holding	RON	31.0		€6.9	January 2015
VTR		$52.4	CLP	31,739.4	January 2015 - December 2015

(8)    Fair Value Measurements

We use the fair value method to account for (i) certain of our investments and (ii) our derivative instruments. The reported fair values of these investments and derivative instruments as of December 31, 2014 likely will not represent the value that will be paid or received upon the ultimate settlement or disposition of these assets and liabilities. In the case of the investments that we account for using the fair value method, the values we realize upon disposition will be dependent upon, among other factors, market conditions and the forecasted financial performance of the investees at the time of any such disposition.  With respect to our derivative instruments, we expect that the values realized generally will be based on market conditions at the time of settlement, which may occur at the maturity of the derivative instrument or at the time of the repayment or refinancing of the underlying debt instrument.

GAAP provides for a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. We record transfers of assets or liabilities in or out of Levels 1, 2 or 3 at the beginning of the quarter during which the transfer occurred. During 2014, no such transfers were made.

All of our Level 2 inputs (interest rate futures, swap rates and certain of the inputs for our weighted average cost of capital calculations) and certain of our Level 3 inputs (forecasted volatilities and credit spreads) are obtained from pricing services. These inputs, or interpolations or extrapolations thereof, are used in our internal models to calculate, among other items, yield curves, forward interest and currency rates and weighted average cost of capital rates. In the normal course of business, we receive market value assessments from the counterparties to our derivative contracts. Although we compare these assessments to our internal valuations and investigate unexpected differences, we do not otherwise rely on counterparty quotes to determine the fair values of our derivative instruments. The midpoints of applicable bid and ask ranges generally are used as inputs for our internal valuations.

For our investments in ITV and Sumitomo, the recurring fair value measurements are based on the quoted closing price of the respective shares at each reporting date. Accordingly, the valuations of these investments fall under Level 1 of the fair value hierarchy. Our other investments that we account for at fair value are privately-held companies and, therefore, quoted market prices are unavailable. The valuation technique we use for such investments is a combination of an income approach (discounted cash flow model based on forecasts) and a market approach (market multiples of similar businesses). With the exception of certain

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

inputs for our weighted average cost of capital calculations that are derived from pricing services, the inputs used to value these investments are based on unobservable inputs derived from our assumptions. Therefore, the valuation of our privately-held investments falls under Level 3 of the fair value hierarchy. Any reasonably foreseeable changes in assumed levels of unobservable inputs for the valuations of our Level 3 investments would not be expected to have a material impact on our financial position or results of operations.

The recurring fair value measurement of our equity-related derivatives are based on binomial option pricing models, which require the input of observable and unobservable variables such as exchange traded equity prices, risk-free interest rates, dividend yields and forecasted volatilities of the underlying equity securities. The valuations of our equity-related derivatives are based on a combination of Level 1 inputs (exchange traded equity prices), Level 2 inputs (interest rate futures and swap rates) and Level 3 inputs (forecasted volatilities). As changes in volatilities could have a significant impact on the overall valuations, we have determined that these valuations fall under Level 3 of the fair value hierarchy. For the December 31, 2014 valuation of the ITV Collar, we used estimated volatilities ranging from 23.8% to 27.3%. At December 31, 2014, the valuations of the Sumitomo Collar and the Virgin Media Capped Calls were not significantly impacted by forecasted volatilities.
As further described in note 7, we have entered into various derivative instruments to manage our interest rate and foreign currency exchange risk. The recurring fair value measurements of these derivative instruments are determined using discounted cash flow models. Most of the inputs to these discounted cash flow models consist of, or are derived from, observable Level 2 data for substantially the full term of these derivative instruments. This observable data includes most interest rate futures and swap rates, which are retrieved or derived from available market data. Although we may extrapolate or interpolate this data, we do not otherwise alter this data in performing our valuations. We incorporate a credit risk valuation adjustment in our fair value measurements to estimate the impact of both our own nonperformance risk and the nonperformance risk of our counterparties. Our and our counterparties’ credit spreads represent our most significant Level 3 inputs, and these inputs are used to derive the credit risk valuation adjustments with respect to our various interest rate and foreign currency derivative valuations. As we would not expect changes in our or our counterparties’ credit spreads to have a significant impact on the valuations of these derivative instruments, we have determined that these valuations fall under Level 2 of the fair value hierarchy. Our credit risk valuation adjustments with respect to our cross-currency and interest rate swaps are quantified and further explained in note 7.

Fair value measurements are also used in connection with nonrecurring valuations performed in connection with impairment assessments and acquisition accounting. These nonrecurring valuations include the valuation of reporting units, customer relationship intangible assets, property and equipment and the implied value of goodwill. The valuation of private reporting units is based at least in part on discounted cash flow analyses. With the exception of certain inputs for our weighted average cost of capital and discount rate calculations that are derived from pricing services, the inputs used in our discounted cash flow analyses, such as forecasts of future cash flows, are based on our assumptions. The valuation of customer relationships is primarily based on an excess earnings methodology, which is a form of a discounted cash flow analysis. The excess earnings methodology requires us to estimate the specific cash flows expected from the customer relationship, considering such factors as estimated customer life, the revenue expected to be generated over the life of the customer, contributory asset charges, and other factors. Tangible assets are typically valued using a replacement or reproduction cost approach, considering factors such as current prices of the same or similar equipment, the age of the equipment and economic obsolescence. The implied value of goodwill is determined by allocating the fair value of a reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination, with the residual amount allocated to goodwill. All of our nonrecurring valuations use significant unobservable inputs and therefore fall under Level 3 of the fair value hierarchy. During 2014 and 2013, we performed nonrecurring valuations for the purpose of determining the acquisition accounting for the Ziggo Acquisition and the Virgin Media Acquisition, respectively. We used discount rates of 8.5% and 9.0%, respectively, for our valuations of the customer relationships acquired as a result of these acquisitions. For additional information, see note 4.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

A summary of our assets and liabilities that are measured at fair value on a recurring basis is as follows:

		Fair value measurements at December 31, 2014 using:
Description	December 31, 2014	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	in millions
Assets:
Derivative instruments:
Cross-currency and interest rate derivative contracts	$1,357.3	$—	$1,357.3	$—
Equity-related derivative instruments	400.2	—	—	400.2
Foreign currency forward contracts	2.5	—	2.5	—
Other	1.4	—	1.4	—
Total derivative instruments	1,761.4	—	1,361.2	400.2
Investments	1,662.7	1,344.3	—	318.4
Total assets	$3,424.1	$1,344.3	$1,361.2	$718.6

Liabilities - derivative instruments:
Cross-currency and interest rate derivative contracts	$2,471.3	$—	$2,471.3	$—
Equity-related derivative instruments	88.4	—	—	88.4
Foreign currency forward contracts	0.8	—	0.8	—
Other	0.3	—	0.3	—
Total liabilities	$2,560.8	$—	$2,472.4	$88.4

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

		Fair value measurements at December 31, 2013 using:
Description	December 31, 2013	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	in millions
Assets:
Derivative instruments:
Cross-currency and interest rate derivative contracts	$769.2	$—	$769.2	$—
Equity-related derivative instrument	430.4	—	—	430.4
Foreign currency forward contracts	2.6	—	2.6	—
Other	2.0	—	2.0	—
Total derivative instruments	1,204.2	—	773.8	430.4
Investments	3,481.8	3,182.4	—	299.4
Total assets	$4,686.0	$3,182.4	$773.8	$729.8
Liabilities - derivative instruments:
Cross-currency and interest rate derivative contracts	$2,918.6	$—	$2,918.6	$—
Equity-related derivative instrument	116.9	—	—	116.9
Foreign currency forward contracts	20.2	—	20.2	—
Other	0.8	—	0.8	—
Total liabilities	$3,056.5	$—	$2,939.6	$116.9

A reconciliation of the beginning and ending balances of our assets and liabilities measured at fair value on a recurring basis using significant unobservable, or Level 3, inputs is as follows:

	Investments	Equity-related derivative instruments	Total
	in millions

Balance of net assets at January 1, 2014	$299.4	$313.5	$612.9
Termination and other activity related to Ziggo Collar (a)	—	212.5	212.5
Gains (losses) included in loss from continuing operations (b):
Realized and unrealized losses on derivative instruments, net	—	(236.3)	(236.3)
Realized and unrealized gain due to changes in fair values of certain investments, net	26.1	—	26.1
Foreign currency translation adjustments, dividends and other, net	(7.1)	22.1	15.0
Balance of net assets at December 31, 2014	$318.4	$311.8	$630.2

_______________

(a)	For additional information regarding the Ziggo Collar, see note 7.

(b)
With the exception of a $113.3 million loss that we incurred during 2014 with respect to the Ziggo Collar, substantially all of these net losses relate to assets and liabilities of our continuing operations that we continue to carry on our consolidated balance sheet as of December 31, 2014.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

(9)    Long-lived Assets

Property and Equipment, Net

The details of our property and equipment and the related accumulated depreciation are set forth below:

	Estimated useful life at December 31, 2014	December 31,
		2014	2013
		in millions

Distribution systems	3 to 30 years	$26,286.5	$25,193.2
Customer premises equipment	3 to 5 years	6,213.9	6,126.0
Support equipment, buildings and land	3 to 50 years	4,024.4	3,581.9
		36,524.8	34,901.1
Accumulated depreciation		(12,684.2)	(10,926.2)
Total property and equipment, net		$23,840.6	$23,974.9

Depreciation expense of our continuing operations related to our property and equipment was $4,401.6 million, $3,499.6 million and $2,201.4 million during 2014, 2013 and 2012, respectively. Depreciation expense of our discontinued operations related to our property and equipment was nil, $11.5 million and $12.3 million during 2014, 2013 and 2012, respectively.
At December 31, 2014 and 2013, the amount of property and equipment, net, recorded under capital leases was $1,580.8 million and $1,877.3 million, respectively. Most of these amounts relate to assets included in our distribution systems category. Depreciation of assets under capital leases of our continuing operations is included in depreciation and amortization in our consolidated statements of operations.

During 2014, 2013 and 2012, we recorded non-cash increases to our property and equipment related to assets acquired under capital leases of $127.2 million, $143.0 million and $63.1 million, respectively. In addition, during 2014, 2013 and 2012, we recorded non-cash increases related to vendor financing arrangements of $975.3 million, $573.5 million and $246.5 million, respectively, which exclude related VAT of $114.9 million, $46.0 million and $28.5 million, respectively, that were also financed by our vendors under these arrangements.

Most of our property and equipment is pledged as security under our various debt instruments. For additional information, see note 10.

In May 2012, we began offering mobile services in Chile through a combination of our own wireless network and a third-party wireless access arrangement.  During the second quarter of 2013, we began exploring strategic alternatives with respect to VTR’s mobile operations, including alternatives that involved the use of expanded mobile virtual network operator (MVNO) arrangements.  Effective April 1, 2013, we reduced the useful lives of certain of VTR’s network equipment to reflect our then expectation that we would enter into a new MVNO arrangement and cease commercial use of VTR’s mobile network during the fourth quarter of 2013.  In September 2013, VTR (i) completed the process of migrating its mobile traffic to a third-party wireless network pursuant to its existing roaming agreement and (ii) ceased commercial use of its mobile network, which resulted in a further reduction in the useful lives of the aforementioned network equipment.  As a result of these reductions in useful lives, VTR’s mobile operations recognized aggregate incremental depreciation expense of $98.3 million during 2013.  In connection with the foregoing, we have recorded restructuring charges totaling $84.9 million during the third and fourth quarters of 2013. These restructuring charges include the fair value of (i) the remaining payments due under certain tower and real estate operating leases of $71.5 million and (ii) certain other required payments associated with VTR’s mobile network. In December 2013, VTR amended its existing roaming agreement with an agreement that provides for a full MVNO relationship. For information regarding our restructuring charges, see note 14.

During the fourth quarter of 2014, we recorded a $68.7 million impairment charge to reduce the carrying amount of certain of Ziggo’s internal-use software assets to zero. This internal-use software has no future service potential for Liberty Global as it will not be used by our combined operations in the Netherlands.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Goodwill

Changes in the carrying amount of our goodwill during 2014 are set forth below:

	January 1, 2014	Acquisitions and related adjustments	Foreign currency translation adjustments and other	December 31, 2014
	in millions
European Operations Division:
U.K./Ireland	$9,844.2	$2.1	$(601.2)	$9,245.1
The Netherlands	1,260.4	7,724.3	(379.7)	8,605.0
Germany	3,939.4	—	(482.5)	3,456.9
Belgium	2,255.1	—	(276.2)	1,978.9
Switzerland/Austria	4,031.1	2.3	(441.5)	3,591.9
Total Western Europe	21,330.2	7,728.7	(2,181.1)	26,877.8
Central and Eastern Europe	1,520.1	8.3	(226.3)	1,302.1
Total European Operations Division	22,850.3	7,737.0	(2,407.4)	28,179.9
Chile	508.5	—	(68.2)	440.3
Corporate and other	390.0	—	(8.6)	381.4
Total	$23,748.8	$7,737.0	$(2,484.2)	$29,001.6

Based on the results of our October 1, 2014 goodwill impairment test, a hypothetical decline of 20% or more in the fair value of one of our reporting units, Liberty Puerto Rico, could result in the need to record a goodwill impairment charge. At December 31, 2014, the goodwill associated with the Liberty Puerto Rico reporting unit, which is included in our corporate and other category, was $347.0 million. If, among other factors, (i) our equity values were to decline significantly or (ii) the adverse impacts of economic, competitive, regulatory or other factors were to cause our results of operations or cash flows to be worse than anticipated, we could conclude in future periods that impairment charges are required in order to reduce the carrying values of our goodwill and, to a lesser extent, other long-lived assets. Any such impairment charges could be significant.

At December 31, 2014 and 2013 and based on exchange rates as of those dates, the accumulated goodwill impairments of our continuing operations were $209.7 million and $239.6 million, respectively. These amounts represent accumulated impairments related to our broadband communications operations in Romania, which operations are included within the European Operations Division’s Central and Eastern Europe segment.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Changes in the carrying amount of our goodwill during 2013 are set forth below:

	January 1, 2013	Acquisitions and related adjustments	Reclassification of Chellomedia Disposal Group to discontinued operations	Foreign currency translation adjustments and other	December 31, 2013
		in millions
European Operations Division:
U.K./Ireland	$235.5	$9,000.8	$—	$607.9	$9,844.2
The Netherlands	1,206.2	—	—	54.2	1,260.4
Germany	3,770.3	—	—	169.1	3,939.4
Belgium	2,158.3	—	—	96.8	2,255.1
Switzerland/Austria	3,903.9	0.6	—	126.6	4,031.1
Total Western Europe	11,274.2	9,001.4	—	1,054.6	21,330.2
Central and Eastern Europe	1,509.5	—	—	10.6	1,520.1
Total European Operations Division	12,783.7	9,001.4	—	1,065.2	22,850.3
Chile	558.0	—	—	(49.5)	508.5
Corporate and other	535.9	77.2	(223.4)	0.3	390.0
Total	$13,877.6	$9,078.6	$(223.4)	$1,016.0	$23,748.8

Intangible Assets Subject to Amortization, Net

The details of our intangible assets subject to amortization are set forth below:

	Estimated useful life at December 31, 2014	December 31, 2014			December 31, 2013
		Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
		in millions

Customer relationships	4 to 15 years	$12,142.5	$(3,056.3)	$9,086.2	$8,116.7	$(2,458.4)	$5,658.3
Other	2 to 15 years	235.4	(131.8)	103.6	288.1	(151.0)	137.1
Total		$12,377.9	$(3,188.1)	$9,189.8	$8,404.8	$(2,609.4)	$5,795.4

In December 2013, Telenet’s management determined that it would no longer be able to utilize its spectrum rights as a result of the conclusion of negotiations with network operators in Belgium and the absence of regulatory alternatives. This resulted in a triggering event with respect to the intangible asset related to Telenet’s spectrum rights and, after performing an impairment analysis, Telenet recorded an impairment charge of $73.0 million during the fourth quarter of 2013 to reduce the carrying amount of this intangible asset to zero.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Amortization of intangible assets with finite useful lives of our continuing operations was $1,098.5 million, $776.8 million and $460.1 million during 2014, 2013 and 2012, respectively. Amortization of intangible assets with finite useful lives of our discontinued operations was nil, $17.6 million and $17.3 million during 2014, 2013 and 2012, respectively. Based on the amortizable intangible asset balances of our continuing operations at December 31, 2014, we expect that amortization expense will be as follows for the next five years and thereafter. The U.S. dollar equivalents of such amortization expense amounts as of December 31, 2014 are presented below (in millions):

2015	$1,406.8
2016	1,360.6
2017	1,226.4
2018	1,089.2
2019	1,086.8
Thereafter	3,020.0
Total	$9,189.8

Other Indefinite-lived Intangible Assets

At December 31, 2014 and 2013, franchise rights and other indefinite-lived intangible assets aggregating $557.0 million and $470.2 million, respectively, were included in other assets, net, in our consolidated balance sheets.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

(10)    Debt and Capital Lease Obligations

The U.S. dollar equivalents of the components of our consolidated debt and capital lease obligations are as follows:

	December 31, 2014			Estimated fair value (c)		Carrying value (d)
	Weighted average interest rate (a)	Unused borrowing capacity (b)
		Borrowing currency	U.S. $ equivalent	December 31,		December 31,
				2014	2013	2014	2013
		in millions
Debt:
VM Notes	5.83%	—	$—	$8,461.0	$9,188.7	$8,060.7	$9,150.1
VM Credit Facility	3.78%	£660.0	1,028.4	4,734.9	4,388.9	4,804.0	4,352.8
VM Convertible Notes (e)	6.50%	—	—	178.7	164.1	56.8	57.5
UPC Broadband Holding Bank Facility	3.56%	€1,046.2	1,266.0	3,156.4	5,717.8	3,179.2	5,671.4
UPC Holding Senior Notes	7.16%	—	—	2,603.6	3,297.4	2,391.6	3,099.2
UPCB SPE Notes	6.88%	—	—	4,279.0	4,536.5	4,009.4	4,219.5
Unitymedia KabelBW Notes	5.75%	—	—	7,869.3	8,058.2	7,400.9	7,651.9
Unitymedia KabelBW Revolving Credit Facilities	2.63%	€220.0	266.2	319.4	—	338.8	—
Ziggo Credit Facility	3.63%	€650.0	786.5	4,663.0	—	4,710.8	—
Ziggo Notes	6.82%	—	—	1,082.3	—	1,077.0	—
Telenet SPE Notes	5.93%	—	—	2,450.4	2,916.5	2,299.0	2,759.2
Telenet Credit Facility	3.44%	€322.9	390.8	1,633.4	1,956.9	1,638.6	1,936.9
VTR Finance Senior Secured Notes	6.88%	—	—	1,439.4	—	1,400.0	—
Sumitomo Collar Loan (f)	1.88%	—	—	818.0	939.3	787.7	894.3
Liberty Puerto Rico Bank Facility	5.20%	$40.0	40.0	666.2	666.2	672.0	665.0
ITV Collar Loan (f)	1.73%	—	—	678.2	—	667.0	—
Vendor financing (g)	3.45%	—	—	946.4	603.1	946.4	603.1
Other (h)	9.28%	(i)	196.2	171.5	1,795.4	171.5	1,795.1
Total debt	5.13%		$3,974.1	$46,151.1	$44,229.0	44,611.4	42,856.0

Capital lease obligations:
Unitymedia KabelBW (j)						810.1	952.0
Telenet (k)						413.4	451.2
Virgin Media						255.3	373.5
Other subsidiaries						68.8	71.6
Total capital lease obligations						1,547.6	1,848.3
Total debt and capital lease obligations						46,159.0	44,704.3
Current maturities						(1,550.9)	(1,023.4)
Long-term debt and capital lease obligations						$44,608.1	$43,680.9

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

_______________

(a)
Represents the weighted average interest rate in effect at December 31, 2014 for all borrowings outstanding pursuant to each debt instrument, including any applicable margin. The interest rates presented represent stated rates and do not include the impact of our interest rate derivative instruments, deferred financing costs, original issue premiums or discounts or commitment fees, all of which affect our overall cost of borrowing. Including the effects of derivative instruments, original issue premiums and discounts and commitment fees, but excluding the impact of financing costs, our weighted average interest rate on our aggregate variable- and fixed-rate indebtedness was 6.0% at December 31, 2014.  For information concerning our derivative instruments, see note 7.

(b)
Unused borrowing capacity represents the maximum availability under the applicable facility at December 31, 2014 without regard to covenant compliance calculations or other conditions precedent to borrowing. At December 31, 2014, the full amount of unused borrowing capacity was available to be borrowed under each of the respective subsidiary facilities based on the applicable leverage and other financial covenants, except as noted below. At December 31, 2014, our availability under the UPC Broadband Holding Bank Facility and the Unitymedia KabelBW Revolving Credit Facilities (each as defined and described below) was limited to €906.7 million ($1,097.2 million) and €15.1 million ($18.3 million), respectively. When the relevant December 31, 2014 compliance reporting requirements have been completed and assuming no changes from December 31, 2014 borrowing levels, we anticipate that our availability under the UPC Broadband Holding Bank Facility and the Unitymedia KabelBW Revolving Credit Facilities will be limited to €889.1 million ($1,075.9 million) and €123.7 million ($149.7 million), respectively. In addition to the limitations noted above, the debt instruments of our subsidiaries contain restricted payment tests that limit the amount that can be loaned or distributed to other Liberty Global subsidiaries and ultimately to Liberty Global. At December 31, 2014, these restrictions did not impact our ability to access the liquidity of our subsidiaries to satisfy our corporate liquidity needs beyond what is described above, except that the availability to be loaned or distributed by Virgin Media and Ziggo was limited to £508.8 million ($792.8 million) and €37.1 million ($44.9 million), respectively. When the relevant December 31, 2014 compliance reporting requirements have been completed and assuming no changes from December 31, 2014 borrowing levels, we anticipate that the availability of Virgin Media and Ziggo will be limited to £525.7 million ($819.1 million) and €11.4 million ($13.8 million), respectively. For information concerning transactions completed subsequent to December 31, 2014 that could have an impact on unused borrowing capacity, see note 20.

(c)
The estimated fair values of our debt instruments were determined using the average of applicable bid and ask prices (mostly Level 1 of the fair value hierarchy) or, when quoted market prices are unavailable or not considered indicative of fair value, discounted cash flow models (mostly Level 2 of the fair value hierarchy).  The discount rates used in the cash flow models are based on the market interest rates and estimated credit spreads of the applicable entity, to the extent available, and other relevant factors. For additional information concerning fair value hierarchies, see note 8.

(d)	Amounts include the impact of premiums and discounts, where applicable.

(e)
The amount reported in the estimated fair value column for the VM Convertible Notes (as defined and described below) represents the estimated fair value of the remaining VM Convertible Notes outstanding as of December 31, 2014, including both the debt and equity components.

(f)	For information regarding the Sumitomo Collar Loan and the ITV Collar Loan, see note 7.

(g)
Represents amounts owed pursuant to interest-bearing vendor financing arrangements that are used to finance certain of our property and equipment additions. These obligations are generally due within one year. At December 31, 2014 and 2013, the amounts owed pursuant to these arrangements include $101.7 million and $47.3 million, respectively, of VAT that was paid on our behalf by the vendor. Repayments of vendor financing obligations are included in repayments and repurchases of debt and capital lease obligations in our consolidated statements of cash flows.

(h)
The December 31, 2013 amounts include (i) outstanding borrowings of $113.1 million under VTR’s then-existing CLP 60.0 billion ($98.9 million) term loan bank facility, (ii) $852.6 million related to the Ziggo Collar Loan and (iii) $634.3 million related to the Ziggo Margin Loan. In January 2014, all outstanding amounts under VTR’s term loan bank facility were repaid and this facility was cancelled. In connection with this transaction, we recognized a loss on debt modification, extinguishment and conversion, net, of $2.0 million related to the write-off of deferred financing costs. During the first

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

quarter of 2014, we used existing cash to repay the full amount of the Ziggo Margin Loan that was secured by a portion of our investment in Ziggo. In connection with this transaction, we recognized a loss on debt modification, extinguishment and conversion, net, of $2.3 million related to the write-off of deferred financing costs. Upon completion of the Ziggo Acquisition, the Ziggo Collar was terminated and the Ziggo Collar Loan was settled. In connection with this transaction, we recognized a loss on debt modification, extinguishment and conversion, net, of $4.0 million related to the payment of redemption premium. For information regarding our investment in Ziggo, see note 6.

(i)
Unused borrowing capacity relates to the senior secured revolving credit facility of entities within VTR, which includes a $160.0 million U.S. dollar facility (the VTR Dollar Credit Facility) and a CLP 22.0 billion ($36.2 million) Chilean peso facility (the VTR CLP Credit Facility and, together with the VTR Dollar Credit Facility, the VTR Credit Facility), each of which were undrawn at December 31, 2014.

(j)
Primarily represents Unitymedia KabelBW’s obligations under duct network lease agreements with Telekom Deutschland GmbH (Deutsche Telekom), an operating subsidiary of Deutsche Telekom AG, as the lessor. The original contracts were concluded in 2000 and 2001 and have indefinite terms, subject to certain mandatory statutory termination rights for either party after a term of 30 years. With certain limited exceptions, the lessor generally is not entitled to terminate these leases. For information regarding litigation involving these duct network lease agreements, see note 17.

(k)
At December 31, 2014 and 2013, Telenet’s capital lease obligations included €328.6 million ($397.6 million) and €309.0 million ($373.9 million), respectively, associated with Telenet’s lease of the broadband communications network of the four associations of municipalities in Belgium, which we refer to as the pure intercommunalues or the “PICs.” All capital expenditures associated with the PICs network are initiated by Telenet, but are executed and financed by the PICs through additions to this lease that are repaid over a 15-year term. These amounts do not include Telenet’s commitment related to certain operating costs associated with the PICs network. For additional information regarding this commitment, see note 17.

VM Notes

On March 28, 2014, Virgin Media Secured Finance PLC (Virgin Media Secured Finance), a wholly-owned subsidiary of Virgin Media, issued (i) $425.0 million principal amount of 5.5% senior secured notes due January 15, 2025 (the 2025 VM 5.5% Dollar Senior Secured Notes), (ii) £430.0 million ($670.0 million) principal amount of 5.5% senior secured notes due January 15, 2025 (the 2025 VM 5.5% Sterling Senior Secured Notes and, together with the 2025 VM 5.5% Dollar Senior Secured Notes, the 2025 VM Senior Secured Notes) and (iii) £225.0 million ($350.6 million) principal amount of 6.25% senior secured notes due March 28, 2029 (the Original 2029 VM Senior Secured Notes). In April 2014, the net proceeds from the 2025 VM Senior Secured Notes and the Original 2029 VM Senior Secured Notes were used to redeem all of the £875.0 million ($1,363.4 million) principal amount of 7.0% senior secured notes due 2018 (the 2018 VM Sterling Senior Secured Notes). In connection with these transactions, we recognized a gain on debt modification, extinguishment and conversion, net, of $5.2 million, which includes (i) the write-off of $61.8 million of unamortized premium, (ii) the payment of $51.3 million of redemption premium and (iii) the write-off of $5.3 million of deferred financing costs.

In April 2014, Virgin Media Secured Finance issued £175.0 million ($272.7 million) principal amount of 6.25% senior secured notes due March 28, 2029 (the Additional 2029 VM Senior Secured Notes and, together with the Original 2029 VM Senior Secured Notes, the 2029 VM Senior Secured Notes) at an issue price of 101.75%. The net proceeds from the Additional 2029 VM Senior Secured Notes, together with the proceeds from VM Facilities D and E (as defined and described below), were used to fully redeem the $1.0 billion principal amount of 6.5% senior secured notes due 2018 (the 2018 VM Dollar Senior Secured Notes). In connection with this transaction, we recognized a loss on debt modification, extinguishment and conversion, net, of $5.4 million, which includes (i) the write-off of $33.9 million of unamortized premium, (ii) the payment of $32.4 million of redemption premium and (iii) the write-off of $6.9 million of deferred financing costs.
On October 7, 2014, Virgin Media Finance PLC (Virgin Media Finance), a wholly-owned subsidiary of Virgin Media, issued (i) £300.0 million ($467.4 million) principal amount of 6.375% senior notes due October 15, 2024 (the 2024 VM Sterling Senior Notes) and (ii) $500.0 million principal amount of 6.0% senior notes due October 15, 2024 (the 2024 VM Dollar Senior Notes and, together with the 2024 VM Sterling Senior Notes, the 2024 VM Senior Notes). On October 24, 2014, the net proceeds from the 2024 VM Senior Notes were used to fully redeem (i) the $507.1 million principal amount of 8.375% senior notes due 2019 (the 2019 VM Dollar Senior Notes) and (ii) the £253.5 million ($395.0 million) principal amount of 8.875% senior notes due 2019

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

(the 2019 VM Sterling Senior Notes and, together with the 2019 VM Dollar Senior Notes, the 2019 VM Senior Notes). In connection with these transactions, we recognized a gain on debt modification, extinguishment and conversion, net, of $32.5 million, which includes (i) the write-off of $75.2 million of unamortized premium, (ii) the payment of $39.3 million of redemption premium and (iii) the write-off of $3.4 million of deferred financing costs.
The details of the outstanding senior notes of Virgin Media as of December 31, 2014 are summarized in the following table:

			Outstanding principal amount
VM Notes	Maturity	Interest rate	Borrowing currency	U.S. $ equivalent	Estimated fair value	Carrying value (a)
			in millions

2022 VM Senior Notes:
2022 VM Dollar Senior Notes	February 15, 2022	4.875%	$118.7	$118.7	$113.9	$119.6
2022 VM Dollar Senior Notes	February 15, 2022	5.250%	$95.0	95.0	90.5	95.8
2022 VM Sterling Senior Notes	February 15, 2022	5.125%	£44.1	68.7	69.7	69.3
2023 VM Senior Notes:
2023 VM Dollar Senior Notes	April 15, 2023	6.375%	$530.0	530.0	555.8	530.0
2023 VM Sterling Senior Notes	April 15, 2023	7.000%	£250.0	389.5	425.1	389.5
2024 VM Senior Notes:
2024 VM Dollar Senior Notes	October 15, 2024	6.000%	$500.0	500.0	525.0	500.0
2024 VM Sterling Senior Notes	October 15, 2024	6.375%	£300.0	467.4	504.8	467.4
January 2021 VM Senior Secured Notes:
January 2021 VM Sterling Senior Secured Notes	January 15, 2021	5.500%	£628.4	979.1	1,055.0	992.2
January 2021 VM Dollar Senior Secured Notes	January 15, 2021	5.250%	$447.9	447.9	468.0	460.1
April 2021 VM Senior Secured Notes:
April 2021 VM Sterling Senior Secured Notes	April 15, 2021	6.000%	£1,100.0	1,713.9	1,810.3	1,713.9
April 2021 VM Dollar Senior Secured Notes	April 15, 2021	5.375%	$1,000.0	1,000.0	1,033.1	1,000.0
2025 VM Senior Secured Notes:
2025 VM 5.5% Sterling Senior Secured Notes	January 15, 2025	5.500%	£430.0	670.0	694.7	670.0
2025 VM 5.5% Dollar Senior Secured Notes	January 15, 2025	5.500%	$425.0	425.0	440.1	425.0
2029 VM Sterling Senior Secured Notes	March 28, 2029	6.250%	£400.0	623.2	675.0	627.9
Total				$8,028.4	$8,461.0	$8,060.7
_______________

(a)	Amounts include the impact of premiums, where applicable, including amounts recorded in connection with the acquisition accounting for the Virgin Media Acquisition.

The 2022 VM Senior Notes, the 2023 VM Senior Notes and the 2024 VM Senior Notes were issued by Virgin Media Finance and are collectively referred to as the “VM Senior Notes.” The January 2021 VM Senior Secured Notes, the April 2021 VM Senior Secured Notes, the 2025 VM Senior Secured Notes and the 2029 VM Senior Secured Notes were issued by Virgin Media Secured Finance and are collectively referred to as the “VM Senior Secured Notes” and, together with the VM Senior Notes, the VM Notes).

The VM Senior Notes are unsecured senior obligations of Virgin Media Finance that rank equally with all of the existing and future senior debt of Virgin Media Finance and are senior to all existing and future subordinated debt of Virgin Media Finance.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

The VM Senior Notes are guaranteed on a senior basis by Virgin Media and certain subsidiaries of Virgin Media, and on a senior subordinated basis by VMIH and Virgin Media Investments Limited (VMIL).

The VM Senior Secured Notes are senior obligations of Virgin Media Secured Finance that rank equally with all of the existing and future senior debt of Virgin Media Secured Finance and are senior to all existing and future subordinated debt of Virgin Media Secured Finance. The VM Senior Secured Notes are guaranteed on a senior basis by Virgin Media and certain subsidiaries of Virgin Media (the VM Senior Secured Guarantors), and are secured by liens on substantially all of the assets of Virgin Media Secured Finance and the VM Senior Secured Guarantors (except for Virgin Media).

The VM Notes contain certain customary incurrence-based covenants. For example, the ability to raise certain additional debt and make certain distributions or loans to other subsidiaries of Liberty Global is subject to a consolidated gross leverage ratio test (or a consolidated net leverage ratio test with respect to the 2024 VM Senior Notes, the 2025 VM Senior Secured Notes and the 2029 VM Senior Secured Notes), in each case, as specified in the applicable indenture. In addition, the VM Notes provide that any failure to pay principal prior to expiration of any applicable grace period, or any acceleration with respect to other indebtedness of £50.0 million ($77.9 million) (or £75.0 million ($116.9 million) with respect to the 2024 VM Senior Notes, the 2025 VM Senior Secured Notes and the 2029 VM Senior Secured Notes) or more in the aggregate of Virgin Media and/or certain of its subsidiaries (as specified under the applicable indenture), is an event of default under the VM Notes.

Subject to the circumstances described below, the VM Notes are non-callable prior to the applicable call date as presented in the below table. At any time prior to the respective call date, Virgin Media Secured Finance or Virgin Media Finance may redeem some or all of the applicable notes by paying a “make-whole” premium, which is the present value of all remaining scheduled interest payments to the applicable call date using the discount rate (as specified in the applicable indenture) as of the redemption date plus 50 basis points (25 basis points in the case of the January 2021 VM Senior Secured Notes).

VM Notes	Call Date

2022 VM Senior Notes	(a)
2023 VM Senior Notes	April 15, 2018
2024 VM Senior Notes	October 15, 2019
January 2021 VM Senior Secured Notes	(a)
April 2021 VM Senior Secured Notes	April 15, 2017
2025 VM Senior Secured Notes	January 15, 2019
2029 VM Senior Secured Notes	January 15, 2021
_______________

(a)
The 2022 VM Senior Notes and the January 2021 VM Senior Secured Notes are non-callable. At any time prior to maturity, some or all of these notes may be redeemed by paying a “make-whole” premium, which is the present value of all remaining scheduled interest payments to February 15, 2022 in the case of the 2022 VM Senior Notes or January 15, 2021 in the case of the January 2021 VM Senior Secured Notes.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Virgin Media Secured Finance or Virgin Media Finance (as applicable) may redeem some or all of the April 2021 VM Senior Secured Notes, the 2023 VM Senior Notes, the 2024 VM Senior Notes, the 2025 VM Senior Secured Notes or the 2029 VM Senior Secured Notes at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest and additional amounts (as specified in the applicable indenture), if any, to the applicable redemption date, if redeemed during the twelve-month period commencing on October 15, in the case of the 2024 VM Senior Notes, or April 15, in the case of the April 2021 VM Senior Secured Notes and the 2023 VM Senior Notes and January 15, in the case of the 2025 VM Senior Secured Notes and the 2029 VM Senior Secured Notes of the years set forth below:

	Redemption price
Year	April 2021 VM Dollar Senior Secured Notes	April 2021 VM Sterling Senior Secured Notes	2023 VM Dollar Senior Notes	2023 VM Sterling Senior Notes	2024 VM Dollar Senior Notes	2024 VM Sterling Senior Notes	2025 VM Senior Secured Notes	2029 VM Senior Secured Notes

2015	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
2016	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
2017	102.688%	103.000%	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
2018	101.344%	101.500%	103.188%	103.500%	N.A.	N.A.	N.A.	N.A.
2019	100.000%	100.000%	102.125%	102.333%	103.000%	103.188%	102.750%	N.A.
2020	100.000%	100.000%	101.063%	101.667%	102.000%	102.125%	101.833%	N.A.
2021	N.A.	N.A.	100.000%	100.000%	101.000%	101.063%	100.000%	103.125%
2022	N.A.	N.A.	100.000%	100.000%	100.000%	100.000%	100.000%	102.083%
2023	N.A.	N.A.	N.A.	N.A.	100.000%	100.000%	100.000%	101.042%
2024 and thereafter	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	100.000%	100.000%

If VMIH or Virgin Media Finance (as applicable) or the restricted subsidiaries (as specified in the applicable indenture) sell certain assets, Virgin Media Secured Finance or Virgin Media Finance must offer to repurchase the relevant VM Notes at par, or if Virgin Media Communications Limited (Virgin Media Communications), a wholly-owned subsidiary of Virgin Media, or certain of its subsidiaries experience changes in control (as specified in the applicable indenture), Virgin Media Secured Finance or Virgin Media Finance (as applicable) must offer to repurchase all of the relevant VM Notes at a redemption price of 101%.

For information regarding certain senior notes issued by Virgin Media Secured Finance and Virgin Media Finance subsequent to December 31, 2014, see note 20.

VM Credit Facility

On June 7, 2013, VMIH, together with certain other subsidiaries of Virgin Media as borrowers and guarantors (the Virgin Media Credit Facility Borrowers), entered into a new senior secured credit facility agreement, as amended and restated on June 14, 2013 (the VM Credit Facility), pursuant to which the lenders thereunder agreed to provide the borrowers with (i) a £375.0 million ($584.3 million) term loan (VM Facility A), (ii) a $2,755.0 million term loan (VM Facility B), (iii) a £600.0 million ($934.9 million) term loan (VM Facility C) and (iv) a £660.0 million ($1,028.4 million) revolving credit facility (the VM Revolving Facility). With the exception of the VM Revolving Facility, all available amounts were borrowed under the VM Credit Facility in June 2013.

In April 2014, Virgin Media entered into (a) a new £100.0 million ($155.8 million) term loan (VM Facility D) and (b) a new £849.4 million ($1,323.5 million) term loan (VM Facility E), each under the VM Credit Facility. In connection with these transactions, (1) certain lenders under the then-existing VM Facility C effectively rolled £500.4 million ($779.7 million) of their drawn commitments under VM Facility C to VM Facilities D and E and (2) the remaining outstanding balance of VM Facility C was repaid with existing liquidity.
The VM Credit Facility requires that certain of the Virgin Media Credit Facility Borrowers that generate not less than 80% of such group’s EBITDA (as specified in the VM Credit Facility) in any financial year, guarantee the payment of all sums payable

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

under the VM Credit Facility and such group members are required to grant first-ranking security over all or substantially all of their assets to secure the payment of all sums payable. In addition, the holding company of each borrower must give a share pledge over its shares in such borrower.

In addition to mandatory prepayments which must be made for certain disposal proceeds (subject to certain de minimis thresholds), the lenders may cancel their commitments and declare the loans due and payable after 30 business days following the occurrence of a change of control in respect of VMIH, subject to certain exceptions.

The VM Credit Facility contains certain customary events of default, the occurrence of which, subject to certain exceptions and materiality qualifications, would allow the lenders to (i) cancel the total commitments, (ii) accelerate all outstanding loans and terminate their commitments thereunder and/or (iii) declare that all or part of the loans be payable on demand. The VM Credit Facility contains certain representations and warranties customary for facilities of this type, which are subject to exceptions, baskets and materiality qualifications.

The VM Credit Facility restricts the ability of the Virgin Media Credit Facility Borrowers and certain of their subsidiaries to, among other things, (i) incur or guarantee certain financial indebtedness, (ii) make certain disposals and acquisitions and (iii) create certain security interests over their assets, in each case, subject to carve-outs from such limitations.

The VM Credit Facility requires the borrowers to observe certain affirmative undertakings or covenants, which covenants are subject to materiality and other customary and agreed exceptions. In addition, the VM Credit Facility also requires compliance with various financial covenants such as senior net debt to annualized EBITDA and total net debt to annualized EBITDA, each as specified in the VM Credit Facility.

In addition to customary default provisions, the VM Credit Facility provides that any event of default with respect to indebtedness of £50.0 million ($77.9 million) or more in the aggregate of Virgin Media Finance and its subsidiaries is an event of default under the VM Credit Facility.

The VM Credit Facility permits the Virgin Media Credit Facility Borrowers and certain of their subsidiaries to make certain distributions and restricted payments to its parent company (and indirectly to Liberty Global) through loans, advances or dividends subject to compliance with applicable covenants.

The details of our borrowings under the VM Credit Facility as of December 31, 2014 are summarized in the following table:

Facility	Maturity	Interest rate	Facility amount (in borrowing currency)	Unused borrowing capacity	Carrying value (a)
			in millions

A	June 7, 2019	LIBOR + 3.25%	£375.0	$—	$584.3
B	June 7, 2020	LIBOR + 2.75% (b)	$2,755.0	—	2,744.0
D	June 30, 2022	LIBOR + 3.25% (b)	£100.0	—	155.4
E	June 30, 2023	LIBOR + 3.50% (b)	£849.4	—	1,320.3
VM Revolving Facility (c)	June 7, 2019	LIBOR + 3.25%	£660.0	1,028.4	—
Total				$1,028.4	$4,804.0
 _______________

(a)	The carrying values of VM Facilities B, D and E include the impact of discounts.

(b)	VM Facilities B, D and E each have a LIBOR floor of 0.75%.

(c)	The VM Revolving Facility has a fee on unused commitments of 1.3% per year.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

VM Convertible Notes

In April 2008, Virgin Media issued $1.0 billion principal amount of 6.50% convertible senior notes (the VM Convertible Notes), pursuant to an indenture (as supplemented, the VM Convertible Notes Indenture). The VM Convertible Notes mature on November 15, 2016, unless the VM Convertible Notes are exchanged or repurchased prior thereto pursuant to the terms of the VM Convertible Notes Indenture.

As a result of the application of acquisition accounting in connection with the Virgin Media Acquisition, the $2,716.8 million estimated fair value of the VM Convertible Notes at June 7, 2013 was allocated between the respective debt and equity components. The portion allocated to the debt component of $1,056.8 million was measured based on the estimated fair value of a debt instrument that has the same terms as the VM Convertible Notes without the conversion feature. The amount allocated to the debt component resulted in a premium to the principal amount of the VM Convertible Notes. The $1,660.0 million portion allocated to the equity component was recorded as an increase to additional paid-in capital in our consolidated statement of equity.

The VM Convertible Notes are exchangeable under certain conditions for (subject to further adjustment as specified in the VM Convertible Notes Indenture and subject to Virgin Media’s right to settle in cash or a combination of Liberty Global ordinary shares and cash) 13.4339 of our Class A ordinary shares, 33.4963 of our Class C ordinary shares and $910.51 in cash (without interest) for each $1,000 in principal amount of VM Convertible Notes exchanged. The circumstances under which the VM Convertible Notes are exchangeable are more fully described in the VM Convertible Notes Indenture, including, for example, based on the relationship of the value of the Virgin Media Merger Consideration to the conversion price of the VM Convertible Notes. Based on the trading prices of our Class A and Class C ordinary shares during a specified period, as provided for in the VM Convertible Notes Indenture, the VM Convertible Notes are currently exchangeable.

During the 2013 period following the Virgin Media Acquisition, an aggregate of $944.2 million principal amount of VM Convertible Notes had been exchanged following the Virgin Media Acquisition for 13.1 million Class A and 9.8 million Class C ordinary shares and $885.1 million of cash. The difference between the cash portion of the exchange consideration and the aggregate $998.8 million fair value of the exchanged VM Convertible Notes on the exchange dates resulted in a net increase to equity of $113.7 million. No gain or loss on extinguishment was recorded for these exchanges as the debt component of the VM Convertible Notes was measured at fair value shortly before the exchanges pursuant to the application of acquisition accounting in connection with the Virgin Media Acquisition. After giving effect to all exchanges completed through December 31, 2014, the remaining principal amount outstanding under the VM Convertible Notes was $54.8 million.

The VM Convertible Notes are senior unsecured obligations of Virgin Media that rank equally in right of payment with all of Virgin Media’s existing and future senior and unsecured indebtedness and rank senior in right to all of Virgin Media’s existing and future subordinated indebtedness. The VM Convertible Notes are effectively subordinated to all existing and future indebtedness and other obligations of Virgin Media’s subsidiaries. The VM Convertible Notes Indenture does not contain any financial or restrictive covenants. The VM Convertible Notes are non-callable.

UPC Broadband Holding Bank Facility

The UPC Broadband Holding Bank Facility, as amended from time to time, is the senior secured credit facility of UPC Broadband Holding, our wholly-owned subsidiary. The security package for the UPC Broadband Holding Bank Facility includes a pledge over the shares of UPC Broadband Holding and the shares of certain of UPC Broadband Holding’s majority-owned operating companies. The UPC Broadband Holding Bank Facility is also guaranteed by UPC Holding B.V. (UPC Holding), the immediate parent of UPC Broadband Holding, and is senior to other long-term debt obligations of UPC Broadband Holding and UPC Holding. The agreement governing the UPC Broadband Holding Bank Facility contains covenants that limit, among other things, UPC Broadband Holding’s ability to merge with or into another company, acquire other companies, incur additional debt, dispose of assets, make distributions or pay dividends, provide loans and guarantees and enter into hedging agreements. In addition to customary default provisions, including defaults on other indebtedness of UPC Broadband Holding and its subsidiaries, the UPC Broadband Holding Bank Facility provides that any event of default with respect to indebtedness of (i) €50.0 million ($60.5 million) or more in the aggregate of (a) Liberty Global Europe LLC (the indirect parent of Liberty Global Europe Holding BV, Liberty Global Europe), (b) any other company of which UPC Broadband Holding is a subsidiary and which is a subsidiary of Liberty Global Europe and (c) UPC Holding II BV (a subsidiary of UPC Holding) and (ii) €15.0 million ($18.2 million) or more in the aggregate of any member of the UPC Broadband Holding borrower group, is an event of default under the UPC Broadband Holding Bank Facility.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

The UPC Broadband Holding Bank Facility permits UPC Broadband Holding to transfer funds to its parent company (and indirectly to Liberty Global) through loans, advances or dividends provided that UPC Broadband Holding maintains compliance with applicable covenants. If a change of control occurs, as specified in the UPC Broadband Holding Bank Facility, the facility agent may (if required by the majority lenders) cancel each facility and declare all outstanding amounts immediately due and payable. The UPC Broadband Holding Bank Facility requires compliance with various financial covenants such as: (i) senior debt (after deducting cash and cash equivalent investments) to annualized EBITDA, (ii) EBITDA to total cash interest, (iii) EBITDA to senior debt service, (iv) EBITDA to senior interest and (v) total debt (after deducting cash and cash equivalent investments) to annualized EBITDA, each term as specified in the UPC Broadband Holding Bank Facility.

The covenant in the UPC Broadband Holding Bank Facility relating to disposals of assets includes a basket for permitted disposals of assets, the annualized EBITDA of which does not exceed a certain percentage of the annualized EBITDA of the UPC Broadband Holding borrower group, each term as specified in the UPC Broadband Holding Bank Facility. The UPC Broadband Holding Bank Facility includes a recrediting mechanism, in relation to the permitted disposals basket, based on the proportion of net sales proceeds that are (i) used to prepay facilities and (ii) reinvested in the borrower group.

The UPC Broadband Holding Bank Facility includes a mandatory prepayment requirement of four times annualized EBITDA of certain disposed assets. The prepayment amount may be allocated to one or more of the facilities at UPC Broadband Holding’s discretion and then applied to the loans under the relevant facility on a pro rata basis, as specified in the UPC Broadband Holding Bank Facility. A prepayment may be waived by the majority lenders subject to the requirement to maintain pro forma covenant compliance. If the mandatory prepayment amount is less than €100.0 million ($121.0 million), then no prepayment is required (subject to pro forma covenant compliance). No such prepayment is required to be made where an amount, equal to the amount that would otherwise be required to be prepaid, is deposited in a blocked account on terms that the principal amount deposited may only be released in order to make the relevant prepayment or to reinvest in assets in accordance with the terms of the UPC Broadband Holding Bank Facility, which expressly includes permitted acquisitions and capital expenditures. Any amounts deposited in the blocked account that have not been reinvested (or contracted to be so reinvested), within 12 months of the relevant permitted disposal, are required to be applied in prepayment in accordance with the terms of the UPC Broadband Holding Bank Facility.

The details of our borrowings under the UPC Broadband Holding Bank Facility as of December 31, 2014 are summarized in the following table:

Facility	Maturity	Interest rate	Facility amount (in borrowing currency) (a)	Unused borrowing capacity (b)	Carrying value (c)
			in millions

V (d)	January 15, 2020	7.625%	€500.0	$—	$605.0
Y (d)	July 1, 2020	6.375%	€750.0	—	907.5
Z (d)	July 1, 2020	6.625%	$1,000.0	—	1,000.0
AC (d)	November 15, 2021	7.250%	$750.0	—	750.0
AD (d)	January 15, 2022	6.875%	$750.0	—	750.0
AG (e)	March 31, 2021	EURIBOR + 3.75%	€1,554.4	—	1,877.2
AH	June 30, 2021	LIBOR + 2.50% (f)	$1,305.0	—	1,302.0
AI	April 30,2019	EURIBOR + 3.25%	€1,046.2	1,266.0	—
Elimination of Facilities V, Y, Z, AC and AD in consolidation (d)				—	(4,012.5)
Total				$1,266.0	$3,179.2
 _______________

(a)	Except as described in (d) below, amounts represent total third-party facility amounts at December 31, 2014 without giving effect to the impact of discounts.

(b)
At December 31, 2014, our availability under the UPC Broadband Holding Bank Facility was limited to €906.7 million ($1,097.2 million). When the relevant December 31, 2014 compliance reporting requirements have been completed, we

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

anticipate that our availability under the UPC Broadband Holding Bank Facility will be limited to €889.1 million ($1,075.9 million). Facility AI has a fee on unused commitments of 1.3% per year.

(c)	The carrying values of Facilities AG and AH include the impact of discounts.

(d)	As further discussed in the below description of the UPCB SPE Notes, the amounts outstanding under Facilities V, Y, Z, AC and AD are eliminated in Liberty Global’s consolidated financial statements.

(e)	For information regarding certain financing transactions subsequent to December 31, 2014 whereby, among other items, a portion of Facility AG was rolled into a new facility, see note 20.

(f)	Facility AH has a LIBOR floor of 0.75%.

Refinancing Transactions. During 2014, 2013 and 2012, we completed a number of refinancing transactions that generally resulted in additional borrowings or extended maturities under the the UPC Broadband Holding Bank Facility. In connection with these transactions, we recognized losses on debt modification, extinguishment and conversion, net, of $16.5 million, $11.9 million and $16.3 million during 2014, 2013 and 2012, respectively. These losses include (i) write-offs of deferred financing costs and unamortized discounts of $16.5 million, $4.2 million and $14.3 million, respectively, and (ii) nil, $7.7 million and $2.0 million of third-party debt modification costs, respectively.

UPC Holding Senior Notes

2014 Transactions. During April 2014, we used existing cash to fully redeem UPC Holding’s $400.0 million principal amount of 9.875% senior notes due 2018 (the UPC Holding 9.875% Senior Notes). In connection with this transaction, we recognized a loss on debt modification, extinguishment and conversion, net, of $41.5 million, which includes (i) the payment of $19.7 million of redemption premium, (ii) the write-off of $17.4 million of unamortized discount and (iii) the write-off of $4.4 million of deferred financing costs.

2013 Transactions. On March 26, 2013, UPC Holding issued (i) €450.0 million ($544.5 million) principal amount of 6.75% senior notes (the UPC Holding 6.75% Euro Senior Notes) and (ii) CHF 350.0 million ($352.1 million) principal amount of 6.75% senior notes (the UPC Holding 6.75% CHF Senior Notes and, together with the UPC Holding 6.75% Euro Senior Notes, the UPC Holding 6.75% Senior Notes).

On April 25, 2013, the net proceeds from the issuance of the UPC Holding 6.75% Senior Notes were used to redeem in full (a) UPC Holding’s €300.0 million ($363.0 million) principal amount of 8.0% senior notes due 2016 (the UPC Holding 8.0% Senior Notes) and (b) UPC Holding’s €400.0 million ($484.0 million) principal amount of 9.75% senior notes due 2018 (the UPC Holding 9.75% Senior Notes). Our obligations with respect to the UPC Holding 8.0% Senior Notes and the UPC Holding 9.75% Senior Notes were legally discharged with the trustee on March 26, 2013 and March 27, 2013, respectively, in connection with the issuance of the UPC Holding 6.75% Senior Notes. The trustee, in turn, paid all amounts due to the holders of the UPC Holding 8.0% Senior Notes and UPC Holding 9.75% Senior Notes on April 25, 2013. We incurred aggregate debt extinguishment losses of $85.5 million during the first quarter of 2013, which includes (i) $35.6 million of redemption premium related to the UPC Holding 8.0% Senior Notes and the UPC Holding 9.75% Senior Notes, (ii) the write-off of $24.5 million of unamortized discount related to the UPC Holding 9.75% Senior Notes, (iii) the write-off of $19.0 million of deferred financing costs associated with the UPC Holding 8.0% Senior Notes and the UPC Holding 9.75% Senior Notes and (iv) $6.4 million of aggregate interest incurred on the UPC Holding 8.0% Senior Notes and the UPC Holding 9.75% Senior Notes between the respective dates that we and the trustee were legally discharged, as described above.

We collectively refer to the UPC Holding 6.75% Senior Notes, UPC Holding’s €600.0 million ($726.0 million) principal amount of 6.375% senior notes due 2022 (the UPC Holding 6.375% Senior Notes) and UPC Holding’s €640.0 million ($774.4 million) principal amount of 8.375% senior notes due 2020 (the UPC Holding 8.375% Senior Notes) as the “UPC Holding Senior Notes.”

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

The details of the UPC Holding Senior Notes as of December 31, 2014 are summarized in the following table:

		Outstanding principal amount
UPC Holding Senior Notes	Maturity	Borrowing currency		U.S. $ equivalent	Estimated fair value	Carrying value (a)
			in millions

UPC Holding 8.375% Senior Notes	August 15, 2020		€640.0	$774.4	$833.4	$774.4
UPC Holding 6.375% Senior Notes	September 15, 2022		€600.0	726.0	786.8	720.6
UPC Holding 6.75% Euro Senior Notes	March 15, 2023		€450.0	544.5	597.3	544.5
UPC Holding 6.75% CHF Senior Notes	March 15, 2023	CHF	350.0	352.1	386.1	352.1
Total				$2,397.0	$2,603.6	$2,391.6
_______________

(a)	Amounts include the impact of discounts, where applicable.

Each issue of the UPC Holding Senior Notes are senior obligations that rank equally with all of the existing and future senior debt and are senior to all existing and future subordinated debt of UPC Holding. The UPC Holding Senior Notes are secured (on a shared basis) by pledges of the shares of UPC Holding. The UPC Holding Senior Notes contain certain customary incurrence-based covenants. For example, the ability to raise certain additional debt and make certain distributions or loans to other subsidiaries of Liberty Global is subject to a consolidated leverage ratio test, as specified in the applicable indenture. In addition, the UPC Holding Senior Notes provide that any failure to pay principal prior to expiration of any applicable grace period, or any acceleration with respect to other indebtedness of €50.0 million ($60.5 million) or more in the aggregate of UPC Holding or its restricted subsidiaries (as specified in the applicable indenture), including UPC Broadband Holding, is an event of default under the UPC Holding Senior Notes.

At any time prior to August 15, 2015, in the case of the UPC Holding 8.375% Senior Notes, September 15, 2017, in the case of the UPC Holding 6.375% Senior Notes, and March 15, 2018, in the case of the UPC Holding 6.75% Senior Notes, UPC Holding may redeem some or all of such UPC Holding Senior Notes by paying a “make-whole” premium, which is the present value of all scheduled interest payments until August 15, 2015, September 15, 2017 or March 15, 2018 (as applicable) using the discount rate (as specified in the applicable indenture) as of the redemption date, plus 50 basis points.

UPC Holding may redeem some or all of the UPC Holding Senior Notes at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest and additional amounts (as specified in the applicable indenture), if any, to the applicable redemption date, if redeemed during the twelve-month period commencing on August 15, in the case of the UPC Holding 8.375% Senior Notes, September 15, in the case of the UPC Holding 6.375% Senior Notes, and March 15, in the case of the UPC Holding 6.75% Senior Notes, of the years set forth below:

	Redemption Price
Year	UPC Holding 8.375% Senior Notes	UPC Holding 6.375% Senior Notes	UPC Holding 6.75% Senior Notes

2015	104.188%	N.A.	N.A.
2016	102.792%	N.A.	N.A.
2017	101.396%	103.188%	N.A.
2018	100.000%	102.125%	103.375%
2019	100.000%	101.063%	102.250%
2020	100.000%	100.000%	101.125%
2021 and thereafter	N.A.	100.000%	100.000%

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

If all or substantially all of the assets of UPC Holding and certain of its subsidiaries are disposed of or any other change of control (as specified in the applicable indenture) is triggered, UPC Holding must offer to repurchase all of the relevant UPC Holding Senior Notes at a redemption price of 101% of the principal amount of such UPC Holding Senior Notes.

For information regarding certain financing transactions completed subsequent to December 31, 2014 that impact the UPC Holding Senior Notes, see note 20.

UPCB SPE Notes

UPCB Finance Limited (UPCB Finance I), UPCB Finance II Limited (UPCB Finance II), UPCB Finance III Limited (UPCB Finance III), UPCB Finance V Limited (UPCB Finance V) and UPCB Finance VI Limited (UPCB Finance VI and, together with UPCB Finance I, UPCB Finance II, UPCB Finance III and UPCB Finance V, the UPCB SPEs) are all special purpose financing entities that are owned 100% by charitable trusts. The UPCB SPEs were created for the primary purposes of facilitating the offerings of €500.0 million ($605.0 million) principal amount of 7.625% senior secured notes (the UPCB Finance I Notes), €750.0 million ($907.5 million) principal amount of 6.375% senior secured notes (the UPCB Finance II Notes), $1.0 billion principal amount of 6.625% senior secured notes (the UPCB Finance III Notes), $750.0 million principal amount of 7.25% senior secured notes (the UPCB Finance V Notes) and $750.0 million principal amount of 6.875% senior secured notes (the UPCB Finance VI Notes and, together with the UPCB Finance I Notes, the UPCB Finance II Notes, the UPCB Finance III Notes and the UPCB Finance V Notes, the UPCB SPE Notes), respectively. The UPCB Finance I Notes, the UPCB Finance II Notes, the UPCB Finance III Notes, the UPCB Finance V Notes and the UPCB Finance VI Notes were issued on January 20, 2010, January 31, 2011, February 16, 2011, November 16, 2011 and February 7, 2012, respectively.

The UPCB Finance I Notes were issued at an original issue discount of 0.862%, resulting in cash proceeds before commissions and fees of €495.7 million ($699.7 million at the transaction date). The UPCB Finance II Notes, UPCB Finance III Notes, UPCB Finance V Notes and UPCB Finance VI Notes were each issued at par. UPCB Finance I, UPCB Finance II, UPCB Finance III, UPCB Finance V and UPCB Finance VI used the proceeds from the (i) UPCB Finance I Notes and available cash, (ii) UPCB Finance II Notes, (iii) UPCB Finance III Notes, (iv) UPCB Finance V Notes and (v) UPCB Finance VI Notes to fund new additional Facilities V, Y, Z, AC and AD, respectively, (each, a UPCB SPE Funded Facility, and together, the Funded Facilities) under the UPC Broadband Holding Bank Facility, with UPC Financing Partnership (UPC Financing) as the borrower. The proceeds from the Funded Facilities generally were used to repay amounts outstanding under the UPC Broadband Holding Bank Facility.

Each UPCB SPE is dependent on payments from UPC Financing under the applicable UPCB SPE Funded Facility in order to service its payment obligations under each respective UPCB SPE Note. Although UPC Financing has no equity or voting interest in any of the UPCB SPEs, each of the UPCB SPE Funded Facility loans creates a variable interest in the respective UPCB SPE for which UPC Financing is the primary beneficiary, as contemplated by GAAP. As such, UPC Financing and its parent entities, including UPC Holding and Liberty Global, are required by the provisions of GAAP to consolidate the UPCB SPEs. As a result, the amounts outstanding under the Funded Facilities are eliminated in Liberty Global’s consolidated financial statements.

Pursuant to the respective indentures for the UPCB SPE Notes (the UPCB SPE Indentures) and the respective accession agreements for the Funded Facilities, the call provisions, maturity and applicable interest rate for each UPCB SPE Funded Facility are the same as those of the related UPCB SPE Notes. The UPCB SPEs, as lenders under the UPC Broadband Holding Bank Facility, are treated the same as the other lenders under the UPC Broadband Holding Bank Facility, with benefits, rights and protections similar to those afforded to the other lenders. Through the covenants in the applicable UPCB SPE Indentures and the applicable security interests over (i) all of the issued shares of the relevant UPCB SPE and (ii) the relevant UPCB SPE’s rights under the applicable UPCB SPE Funded Facility granted to secure the relevant UPCB SPE’s obligations under the relevant UPCB SPE Notes, the holders of the UPCB SPE Notes are provided indirectly with the benefits, rights, protections and covenants granted to the UPCB SPEs as lenders under the UPC Broadband Holding Bank Facility.

The UPCB SPEs are prohibited from incurring any additional indebtedness, subject to certain exceptions under the UPCB SPE Indentures.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

The details of the UPCB SPE Notes as of December 31, 2014 are summarized in the following table:

			Outstanding principal amount
UPCB SPEs	Maturity	Interest rate	Borrowing currency	U.S. $ equivalent	Estimated fair value	Carrying value (a)
			in millions

UPCB Finance I Notes	January 15, 2020	7.625%	€500.0	$605.0	$631.9	$601.9
UPCB Finance II Notes	July 1, 2020	6.375%	€750.0	907.5	954.0	907.5
UPCB Finance III Notes	July 1, 2020	6.625%	$1,000.0	1,000.0	1,054.4	1,000.0
UPCB Finance V Notes	November 15, 2021	7.250%	$750.0	750.0	821.7	750.0
UPCB Finance VI Notes	January 15, 2022	6.875%	$750.0	750.0	817.0	750.0
Total				$4,012.5	$4,279.0	$4,009.4
 _______________

(a)	Amounts include the impact of discounts, where applicable.

Subject to the circumstances described below, the UPCB Finance I Notes are non-callable until January 15, 2015, the UPCB Finance II Notes and the UPCB Finance III Notes are non-callable until July 1, 2015, the UPCB Finance V Notes are non-callable until November 15, 2016 and the UPCB Finance VI Notes are non-callable until January 15, 2017 (each a UPCB SPE Notes Call Date). If, however, at any time prior to the applicable UPCB SPE Notes Call Date, all or a portion of the loans under the related UPCB SPE Funded Facility are voluntarily prepaid (an Early Redemption Event), then the applicable UPCB SPE will be required to redeem an aggregate principal amount of its UPCB SPE Notes equal to the aggregate principal amount of loans so prepaid under the related UPCB SPE Funded Facility. In general, the redemption price payable will equal the sum of (i) 100% of the principal amount of the applicable UPCB SPE Notes to be redeemed, (ii) the excess of (a) the present value at such redemption date of (1) the redemption price of such UPCB SPE Notes on the applicable UPCB SPE Notes Call Date, as determined in accordance with the table below, plus (2) all required remaining scheduled interest payments thereon due through the applicable UPCB SPE Notes Call Date (excluding accrued and unpaid interest to such redemption date), computed using the discount rate specified in the applicable UPCB SPE Indenture, over (b) the principal amount of such UPCB SPE Notes to be redeemed and (iii) accrued but unpaid interest thereon and additional amounts (as specified in the applicable UPCB SPE Indenture), if any, to the applicable redemption date (the Make-Whole Redemption Price). However, in the case of an Early Redemption Event with respect to Facility Z, AC or AD occurring prior to the applicable UPCB SPE Notes Call Date, the redemption price payable upon redemption of an aggregate principal amount of the relevant UPCB SPE Notes not exceeding 10% of the original aggregate principal amount of such UPCB SPE Notes during each twelve-month period commencing on February 16, 2011, in the case of Facility Z, November 16, 2011, in the case of Facility AC, or February 7, 2012, in the case of Facility AD, will equal 103% of the principal amount of the relevant UPCB SPE Notes redeemed plus accrued and unpaid interest thereon and additional amounts, if any, to the applicable redemption date. The redemption price payable for any principal amount of such UPCB SPE Notes redeemed in excess of the 10% limitation will be the Make-Whole Redemption Price.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Upon the occurrence of an Early Redemption Event on or after the applicable UPCB SPE Notes Call Date, the applicable UPCB SPE will redeem an aggregate principal amount of its UPCB SPE Notes equal to the principal amount of the related UPCB SPE Funded Facility prepaid at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional amounts, (as specified in the applicable UPCB SPE Indenture), if any, to the applicable redemption date, if redeemed during the twelve-month period commencing on January 15, in the case of the UPCB Finance I Notes and the UPCB Finance VI Notes, July 1, in the case of the UPCB Finance II Notes and the UPCB Finance III Notes, and November 15, in the case of the UPCB Finance V Notes, of the years set forth below:

	Redemption Price
Year	UPCB Finance I Notes	UPCB Finance II Notes	UPCB Finance III Notes	UPCB Finance V Notes	UPCB Finance VI Notes

2015	103.813%	103.188%	103.313%	N.A.	N.A.
2016	102.542%	102.125%	102.208%	103.625%	N.A.
2017	101.271%	101.063%	101.104%	102.417%	103.438%
2018	100.000%	100.000%	100.000%	101.208%	102.292%
2019	100.000%	100.000%	100.000%	100.000%	101.146%
2020 and thereafter	100.000%	100.000%	100.000%	100.000%	100.000%

For information regarding certain financing transactions completed subsequent to December 31, 2014 that impact the UPCB SPE Notes, see note 20.

Unitymedia KabelBW Notes and KBW Notes

Unitymedia KabelBW Exchange, Special Optional Redemptions and KBW Fold-in. Prior to the exchange and redemption transactions described below, the KBW Notes consisted of (i) UPC Germany HoldCo 1 GmbH’s €680.0 million ($822.8 million) principal amount of 9.5% senior notes due 2021 (the KBW Senior Notes) and (ii) the following notes issued by Kabel BW GmbH (KBW): (a) €800.0 million ($968.1 million) principal amount of 7.5% senior secured notes due 2019 (the KBW Euro Senior Secured Notes), (b) $500.0 million principal amount of 7.5% senior secured notes due 2019 (the KBW Dollar Senior Secured Notes and together with the KBW Euro Senior Secured Notes, the KBW Senior Secured Fixed-Rate Notes) and (c) €420.0 million ($508.2 million) principal amount of senior secured floating-rate notes due 2018 (the KBW Senior Secured Floating-Rate Notes and together with the KBW Senior Secured Fixed-Rate Notes, the KBW Senior Secured Notes).

In May 2012, Unitymedia KabelBW and certain of its subsidiaries completed (i) the exchange (the Unitymedia KabelBW Exchange) of (a) 90.9% of the outstanding principal amount of the KBW Senior Notes for an equal amount of UM Senior Exchange Notes (as defined and described below) and (b) 92.5% of the outstanding principal amount of the KBW Senior Secured Notes for an equal amount of UM Senior Secured Exchange Notes (as defined and described below), (ii) the redemption (the Special Optional Redemptions) of the remaining KBW Notes that were not exchanged pursuant to the Unitymedia KabelBW Exchange and (iii) a series of mergers and consolidations, pursuant to which an indirect parent company of KBW became a subsidiary of Unitymedia Hessen (the KBW Fold-in). The redemption price with respect to the Special Optional Redemptions was 101% of the applicable principal amount thereof, and such redemptions were initially funded with borrowings under the Unitymedia KabelBW Revolving Credit Facilities (as defined and described below). In connection with these transactions, we recognized aggregate losses on debt modification, extinguishment and conversion, net, of $7.0 million during 2012, which includes (i) $5.6 million of third-party costs and (ii) $1.4 million of redemption premium pursuant to the Special Optional Redemptions.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

The details of (i) the Unitymedia KabelBW Exchange and (ii) the Special Optional Redemptions are as follows:

	Outstanding principal amount prior to the Unitymedia KabelBW Exchange		Principal amount exchanged pursuant to the Unitymedia KabelBW Exchange		Principal amount redeemed pursuant to the Special Optional Redemptions
KBW Notes	Borrowing currency	U.S. $ equivalent (a)	Borrowing currency	U.S. $ equivalent (a)	Borrowing currency	U.S. $ equivalent (a)
	in millions

KBW Senior Notes (b)	€680.0	$890.0	€618.0	$808.8	€62.0	$81.2
KBW Euro Senior Secured Notes (c)	€800.0	1,047.0	€735.1	962.1	€64.9	84.9
KBW Dollar Senior Secured Notes (d)	$500.0	500.0	$459.3	459.3	$40.7	40.7
KBW Senior Secured Floating-Rate Notes (e)	€420.0	549.7	€395.9	518.2	€24.1	31.5
Total		$2,986.7		$2,748.4		$238.3
 _______________

(a)	Translations are calculated as of the May 4, 2012 transaction date.

(b)	The KBW Senior Notes tendered for exchange were exchanged for an equal principal amount of 9.5% senior notes issued by Unitymedia KabelBW due March 15, 2021 (the UM Senior Exchange Notes).

(c)
The KBW Euro Senior Secured Notes tendered for exchange were exchanged for an equal principal amount of 7.5% senior secured notes issued by Unitymedia Hessen and Unitymedia NRW GmbH (each, a subsidiary of Unitymedia KabelBW and, together, the UM Senior Secured Notes Issuers) due March 15, 2019 (the UM Euro Senior Secured Exchange Notes).

(d)
The KBW Dollar Senior Secured Notes tendered for exchange were exchanged for an equal principal amount of 7.5% senior secured notes issued by the UM Senior Secured Notes Issuers due March 15, 2019 (the UM Dollar Senior Secured Exchange Notes and, together with the UM Euro Senior Secured Exchange Notes, the UM Senior Secured Fixed-Rate Exchange Notes). In December 31, 2014, the UM Senior Secured Fixed-Rate Exchange Notes were redeemed in full as described below.

(e)
The KBW Senior Secured Floating-Rate Notes tendered for exchange were exchanged for an equal principal amount of senior secured floating-rate notes issued by the UM Senior Secured Notes Issuers due March 15, 2018 (the UM Senior Secured Floating-Rate Exchange Notes and, together with the UM Senior Secured Floating-Rate Exchange Notes, the UM Senior Secured Exchange Notes). The UM Senior Secured Floating-Rate Exchange Notes, prior to their redemption as described below, bore interest at a rate of EURIBOR plus 4.25%.

December 2014 UM Senior Secured Notes. On December 17, 2014, the UM Senior Secured Notes Issuers issued (i) €1,000.0 million ($1,210.1 million) principal amount of 4.0% senior secured notes due January 15, 2025 (the December 2014 UM Euro Senior Secured Notes) and (ii) $550.0 million principal amount of 5.0% senior secured notes due January 15, 2025 (the December 2014 UM Dollar Senior Secured Notes and, together with the December 2014 UM Euro Senior Secured Notes, the December 2014 UM Senior Secured Notes). A portion of the net proceeds from the December 2014 UM Senior Secured Notes were used to redeem in full the UM Senior Secured Fixed-Rate Exchange Notes. In connection with this transaction, we recognized a loss on debt extinguishment of $59.5 million, which includes (i) the payment of $70.1 million of redemption premium and (ii) the write-off of $10.6 million of unamortized premium.

October 2014 UM Senior Notes. On October 22, 2014, Unitymedia KabelBW issued $900.0 million principal amount of 6.125% senior notes due January 15, 2025 (the October 2014 UM Senior Notes). On November 7, 2014, the net proceeds from the October 2014 UM Senior Notes were used to fully redeem Unitymedia KabelBW’s €665.0 million ($804.7 million) principal amount of 9.625% senior notes (the 2009 UM Senior Notes). In connection with this transaction, we recognized a loss on debt extinguishment of $71.3 million, which includes (i) the payment of $45.0 million of redemption premium, (ii) the write-off of $14.0 million of deferred financing costs and (iii) the write-off of $12.3 million of unamortized discount.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

November 2013 UM Senior Secured Notes. On November 21, 2013, the UM Senior Secured Notes Issuers issued €475.0 million ($574.8 million) principal amount of 6.25% senior secured notes due January 15, 2029 (the November 2013 UM Senior Secured Notes). A portion of the net proceeds from the issuance of the November 2013 UM Senior Secured Notes were used to redeem all of the then outstanding 2009 UM Euro Senior Secured Notes (as defined and described below). In connection with this transaction, we recognized a loss on debt extinguishment of $41.4 million, which includes (i) the payment of $24.5 million of redemption premium and (ii) the write-off of $16.9 million associated with deferred financing costs and unamortized discount.

April 2013 UM Senior Secured Notes. On April 16, 2013, the UM Senior Secured Notes Issuers issued €350.0 million ($423.5 million) principal amount of 5.625% senior secured notes due April 15, 2023 (the April 2013 UM Senior Secured Notes).

January 2013 UM Senior Secured Notes. On January 21, 2013, the UM Senior Secured Notes Issuers issued €500.0 million ($605.0 million) principal amount of 5.125% senior secured notes due January 21, 2023 (the January 2013 UM Senior Secured Notes). The net proceeds from the issuance of the January 2013 UM Senior Secured Notes were used to redeem a portion of the €1,430.0 million ($1,730.4 million) principal amount of 8.125% senior secured notes (the 2009 UM Euro Senior Secured Notes). In connection with this transaction, we recognized a loss on debt extinguishment of $71.1 million, which includes (i) the payment of $50.5 million of redemption premium and (ii) the write-off of $20.6 million associated with deferred financing costs and unamortized discount.

December 2012 UM Senior Secured Notes. On December 14, 2012, the UM Senior Secured Notes Issuers issued $1.0 billion principal amount of 5.5% senior secured notes due January 15, 2023 (the December 2012 UM Dollar Senior Secured Notes) and €500.0 million ($605.0 million) principal amount of 5.75% senior secured notes due January 15, 2023 (the December 2012 UM Euro Senior Secured Notes and, together with the December 2012 UM Dollar Senior Secured Notes, the December 2012 UM Senior Secured Notes), each at par. The net proceeds from the issuance of the December 2012 UM Senior Secured Notes were used to purchase and redeem (i) all of the $845.0 million principal amount 8.125% senior secured notes (the 2009 UM Dollar Senior Secured Notes) and (ii) €524.0 million ($634.1 million) of the 2009 UM Euro Senior Secured Notes. In connection with these transactions, we recognized a loss on debt extinguishment of $175.8 million, which includes (i) the payment of $125.9 million of redemption premium and (ii) the write-off of $49.4 million associated with deferred financing costs and unamortized discount.

September 2012 UM Senior Secured Notes. On September 19, 2012, the UM Senior Secured Notes Issuers issued €650.0 million ($786.5 million) principal amount of 5.5% senior secured notes due September 15, 2022 (the September 2012 UM Senior Secured Notes). The net proceeds from the issuance of the September 2012 UM Senior Secured Notes were used to redeem in full the UM Senior Secured Floating-Rate Exchange Notes at a redemption price of 101%, with the remaining €241.8 million ($292.6 million) available for general corporate purposes. In connection with this transaction, we recognized a loss on debt extinguishment of $10.2 million representing the payment of redemption premium.

We refer to the UM Senior Exchange Notes, the September 2012 UM Senior Secured Notes, the December 2012 UM Senior Secured Notes, the January 2013 UM Senior Secured Notes, the April 2013 UM Senior Secured Notes, the November 2013 UM Senior Secured Notes, the October 2014 UM Senior Notes and the December 2014 UM Senior Secured Notes, collectively, as the “Unitymedia KabelBW Notes.”

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

The details of the Unitymedia KabelBW Notes as of December 31, 2014 are summarized in the following table:

			Outstanding principal amount
Unitymedia KabelBW Notes	Maturity	Interest rate	Borrowing currency	U.S. $ equivalent	Estimated fair value	Carrying value (a)
			in millions

UM Senior Exchange Notes	March 15, 2021	9.500%	€618.0	$747.7	$837.9	$746.1
September 2012 UM Senior Secured Notes	September 15, 2022	5.500%	€650.0	786.5	843.5	786.5
December 2012 UM Dollar Senior Secured Notes	January 15, 2023	5.500%	$1,000.0	1,000.0	1,046.3	1,000.0
December 2012 UM Euro Senior Secured Notes	January 15, 2023	5.750%	€500.0	605.0	657.9	605.0
January 2013 UM Senior Secured Notes	January 21, 2023	5.125%	€500.0	605.0	646.6	605.0
April 2013 UM Senior Secured Notes	April 15, 2023	5.625%	€350.0	423.5	461.1	423.5
November 2013 UM Senior Secured Notes	January 15, 2029	6.250%	€475.0	574.8	654.5	574.8
October 2014 UM Senior Notes	January 15, 2025	6.125%	$900.0	900.0	932.6	900.0
December 2014 UM Euro Senior Secured Notes	January 15, 2025	4.000%	€1,000.0	1,210.0	1,237.2	1,210.0
December 2014 UM Dollar Senior Secured Notes	January 15, 2025	5.000%	$550.0	550.0	551.7	550.0
Total				$7,402.5	$7,869.3	$7,400.9
_______________

(a)	Amounts include the impact of discounts, where applicable.

The UM Senior Exchange Notes and the October 2014 UM Senior Notes are senior obligations of Unitymedia KabelBW that rank equally with all of the existing and future senior debt of Unitymedia KabelBW and are senior to all existing and future subordinated debt of Unitymedia KabelBW. The UM Senior Exchange Notes and the October 2014 UM Senior Notes are guaranteed on a senior subordinated basis by various subsidiaries of Unitymedia KabelBW and are secured by a first-ranking pledge over the shares of Unitymedia KabelBW and junior-priority share pledges and other asset security of certain subsidiaries of Unitymedia KabelBW.

The September 2012 UM Senior Secured Notes, the December 2012 UM Senior Secured Notes, the January 2013 UM Senior Secured Notes, the April 2013 UM Senior Secured Notes, the November 2013 UM Senior Secured Notes and the December 2014 UM Senior Secured Notes are (i) senior obligations of the UM Senior Secured Notes Issuers that rank equally with all of the existing and future senior debt of each UM Senior Secured Notes Issuer and are senior to all existing and future subordinated debt of each of the UM Senior Secured Notes Issuers and (ii) are secured by a first-ranking pledge over the shares of Unitymedia KabelBW and the UM Senior Secured Notes Issuers and certain other share and/or asset security of Unitymedia KabelBW and certain of its subsidiaries.

The Unitymedia KabelBW Notes contain certain customary incurrence-based covenants. For example, the ability to raise certain additional debt and make certain distributions or loans to other subsidiaries of Liberty Global is subject to a consolidated leverage ratio test, as specified in the applicable indenture. The Unitymedia KabelBW Notes provide that any failure to pay principal prior to expiration of any applicable grace period, or any acceleration with respect to other indebtedness of €25.0 million ($30.3 million) (or €75.0 million ($90.8 million) with respect to the October 2014 UM Senior Notes and the December 2014 UM Senior Secured Notes) or more in the aggregate of Unitymedia KabelBW or a UM Senior Secured Notes Issuer or any of the restricted subsidiaries (as specified in the applicable indenture) is an event of default under the Unitymedia KabelBW Notes.
Subject to the circumstances described below, the Unitymedia KabelBW Notes are non-callable prior to the applicable call date as presented in the below table. At any time prior to the respective call date, Unitymedia KabelBW or UM Senior Secured Notes Issuers may redeem some or all of the applicable notes by paying a “make-whole” premium, which is the present value of

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

all remaining scheduled interest payments to the applicable call date using the discount rate (as specified in the applicable indenture) as of the redemption date plus 50 basis points.

Unitymedia KabelBW Notes	Call Date

UM Senior Exchange Notes	March 15, 2016
September 2012 UM Senior Secured Notes	September 15, 2017
December 2012 UM Senior Secured Notes	January 15, 2018
January 2013 UM Senior Secured Notes	January 21, 2018
April 2013 UM Senior Secured Notes	April 15, 2018
November 2013 UM Senior Secured Notes	January 15, 2021
October 2014 UM Senior Notes	January 15, 2020
December 2014 UM Senior Secured Notes	January 15, 2020

Unitymedia KabelBW or the UM Senior Secured Notes Issuers (as applicable) may redeem some or all of the Unitymedia KabelBW Notes at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest and additional amounts (as specified in the applicable indenture), if any, to the applicable redemption date, if redeemed during the twelve-month period commencing on March 15, in the case of the UM Senior Exchange Notes, September 15, in the case of the September 2012 UM Senior Secured Notes, January 15, in the case of the December 2012 UM Senior Secured Notes, the November 2013 UM Senior Secured Notes, the October 2014 UM Senior Notes and the December 2014 UM Senior Secured Notes, January 21, in the case of the January 2013 UM Senior Secured Notes, or April 15, in the case of the April 2013 UM Senior Secured Notes, of the years set forth below:

	Redemption Price
Year	UM Senior Exchange Notes	September 2012 UM Senior Secured Notes	December 2012 UM Dollar Senior Secured Notes	December 2012 UM Euro Senior Secured Notes	January 2013 UM Senior Secured Notes	April 2013 UM Senior Secured Notes	November 2013 UM Senior Secured Notes	October 2014 UM Senior Notes	December 2014 UM Euro Senior Secured Notes	December 2014 UM Dollar Senior Secured Notes

2016	104.750%	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
2017	103.167%	102.750%	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
2018	101.583%	101.833%	102.750%	102.875%	102.563%	102.813%	N.A.	N.A.	N.A.	N.A.
2019	100.000%	100.917%	101.833%	101.917%	101.708%	101.875%	N.A.	N.A.	N.A.	N.A.
2020	100.000%	100.000%	100.917%	100.958%	100.854%	100.938%	N.A.	103.063%	102.000%	102.500%
2021	N.A.	100.000%	100.000%	100.000%	100.000%	100.000%	103.125%	102.042%	101.333%	101.667%
2022	N.A.	N.A.	100.000%	100.000%	100.000%	100.000%	102.083%	101.021%	100.667%	100.833%
2023	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	101.042%	100.000%	100.000%	100.000%
2024 and thereafter	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	100.000%	100.000%	100.000%	100.000%

KBW and its immediate parent (collectively, the New UM Guarantors) have granted, in addition to guarantees provided by Unitymedia KabelBW and/or certain of its subsidiaries, a senior guarantee of the September 2012 UM Senior Secured Notes, the December 2012 UM Senior Secured Notes, the January 2013 UM Senior Secured Notes, the April 2013 UM Senior Secured Notes, the November 2013 UM Senior Secured Notes and the December 2014 UM Senior Secured Notes. The New UM Guarantors have also granted a senior subordinated guarantee of the UM Senior Exchange Notes and the October 2014 UM Senior Notes. In addition, the New UM Guarantors have provided certain share and asset security in favor of the September 2012 UM Senior Secured Notes, the December 2012 UM Senior Secured Notes, the January 2013 UM Senior Secured Notes, the April 2013 UM Senior Secured Notes, the November 2013 UM Senior Secured Notes and the December 2014 UM Senior Secured Notes.

If all or substantially all of the assets of (i) Unitymedia KabelBW and certain of its subsidiaries or (ii) the UM Senior Secured Notes Issuer and certain of their subsidiaries are disposed of or any other change of control (as specified in the relevant Unitymedia KabelBW Notes) is triggered, Unitymedia KabelBW or the UM Senior Secured Notes Issuers (as applicable) must offer to

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

repurchase all of the relevant Unitymedia KabelBW Notes at a redemption price of 101% of the principal amount of such Unitymedia KabelBW Notes.

Unitymedia KabelBW Revolving Credit Facilities

During the third quarter of 2014, Unitymedia Hessen completed the refinancing of its then existing €337.5 million ($408.4 million) and €80.0 million ($96.8 million) revolving credit facilities (the Old Unitymedia KabelBW Revolving Credit Facilities). Pursuant to this refinancing, the respective commitments of the lenders under the Old Unitymedia KabelBW Revolving Credit Facilities were cancelled and Unitymedia Hessen entered into (i) a new €80.0 million ($96.8 million) super senior secured revolving credit facility agreement (the UM Super Senior Secured Facility) and (ii) a new €420.0 million ($508.2 million) senior secured revolving credit facility agreement (the UM Senior Secured Facility and, together with the UM Super Senior Secured Facility, the Unitymedia KabelBW Revolving Credit Facilities). At December 31, 2014, we had €280.0 million ($338.8 million) outstanding under the Unitymedia KabelBW Revolving Credit Facilities and our availability was limited to €15.1 million ($18.3 million). When the relevant December 31, 2014 compliance reporting requirements have been completed and assuming no changes from December 31, 2014 borrowing levels, we anticipate that our availability will be limited to €123.7 million ($149.7 million).

The UM Super Senior Secured Facility bears interest at EURIBOR plus a margin of 2.25%, matures in December 2020 and has a fee on unused commitments of 0.9% per year. The UM Senior Secured Facility bears interest at EURIBOR plus a margin of 2.75%, matures in December 2020 and has a fee on unused commitments of 1.1% per year. The UM Super Senior Secured Facility is senior with respect to the priority of proceeds received from the enforcement of shared collateral to (i) the Unitymedia KabelBW Notes and (ii) the UM Senior Secured Facility. The Unitymedia KabelBW Revolving Credit Facilities may be used for general corporate and working capital purposes.

In addition to customary restrictive covenants and events of default, the Unitymedia KabelBW Revolving Credit Facilities require compliance with a consolidated net leverage ratio, as specified in the applicable facility, in the event that the outstanding borrowings under either facility are more than 33.3% of the total commitments. The Unitymedia KabelBW Revolving Credit Facilities are secured by a pledge over the shares of the borrower and certain other asset security of certain subsidiaries of Unitymedia KabelBW. The Unitymedia KabelBW Revolving Credit Facilities permit Unitymedia KabelBW to transfer funds to its parent company (and indirectly to Liberty Global) through loans, dividends or other distributions provided that Unitymedia KabelBW maintains compliance with applicable covenants. If a change of control occurs, as specified in the Unitymedia KabelBW Revolving Credit Facilities, each lender may cancel its commitments and declare all outstanding amounts immediately due and payable.

Ziggo Credit Facility

On January 27, 2014, in connection with our then pending acquisition of Ziggo, Ziggo B.V. and certain of its subsidiaries entered into (i) a U.S. dollar-denominated term loan facility in an aggregate principal amount of $2,350.0 million (the Ziggo Dollar Facility), (ii) a euro-denominated term loan facility in an aggregate principal amount of €1,566.0 million ($1,895.0 million) (the Ziggo Euro Facility) and (iii) an aggregate €650.0 million ($786.5 million) in revolving credit facilities (the Ziggo Revolving Facilities, as further described below). The Ziggo Dollar Facility, the Ziggo Euro Facility and the Ziggo Revolving Facilities are collectively referred to as the “Ziggo Credit Facility.” Ziggo B.V. is a wholly-owned subsidiary of Ziggo Bond Company B.V. (Ziggo Bondco), which is a wholly-owned subsidiary of Ziggo.

Also on January 27, 2014, LGE HoldCo VII B.V., our wholly-owned subsidiary, entered into (i) a €434.0 million ($525.2 million) term loan facility (the Ziggo Acquisition Facility) and (ii) a euro-denominated revolving credit facility in an aggregate principal amount of €650.0 million ($786.5 million) (the Ziggo Acquisition Revolving Facility). Upon completion of the Ziggo Acquisition (a) the Ziggo Acquisition Facility was rolled into the Ziggo Euro Facility and (b) the Ziggo Acquisition Revolving Facility was cancelled.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

The details of our borrowings under the Ziggo Credit Facility as of December 31, 2014 are summarized in the following table:

Facility	Maturity	Interest rate	Facility amount (in borrowing currency)	Unused borrowing capacity	Carrying value (a)
			in millions

Ziggo Euro Facility	January 15, 2022	EURIBOR + 3.00%	€2,000.0	$—	$2,395.5
Ziggo Dollar Facility	January 15, 2022	LIBOR + 2.75%	$2,350.0	—	2,315.3
Ziggo Revolving Facilities	June 30, 2020	(b)	€650.0	786.5	—
Total				$786.5	$4,710.8
_______________

(a)	Amounts include the impact of discounts, where applicable.

(b)
The Ziggo Revolving Facilities include (i) a €600.0 million ($726.0 million) facility that bears interest at EURIBOR plus a margin of 2.75% and has a fee on unused commitments of 1.1% per year and (ii) a €50.0 million ($60.5 million) facility that bears interest at EURIBOR plus a margin of 2.00% and has a fee on unused commitments of 0.8% per year.

The Ziggo Credit Facility requires that certain subsidiaries of Ziggo (as specified in the applicable indenture) that generate not less than 80% of such group’s EBITDA (as specified in the Ziggo Credit Facility) in any financial year, guarantee the payment of all sums payable under the Ziggo Credit Facility and such group members are required to grant first-ranking security over all or substantially all of the assets to secure the payment of all sums payable. In addition, the holding company of each borrower must give a share pledge over its shares in such borrower and all rights under subordinated shareholder funding must be pledged.

In addition to mandatory prepayments which must be made for certain disposal proceeds (subject to certain de minimis thresholds), the facility agent may (if required by the majority lenders) cancel their commitments and declare the loans due and payable after 30 business days following the occurrence of a change of control.

The Ziggo Credit Facility contains certain customary events of default, the occurrence of which, subject to certain exceptions and materiality qualifications, would allow the lenders to (i) cancel the total commitments, (ii) accelerate all outstanding loans and terminate their commitments thereunder and/or (iii) declare that all or part of the loans be payable on demand. The Ziggo Credit Facility contains certain representations and warranties customary for facilities of this type, which are subject to exceptions and materiality qualifications.

The Ziggo Credit Facility restricts the ability of the borrowers to, among other things, (i) incur or guarantee certain financial indebtedness, (ii) make certain disposals, distributions and acquisitions and (iii) create certain security interests over their assets, in each case, subject to carve-outs from such limitations.

The Ziggo Credit Facility requires the borrowers to observe certain affirmative undertakings, which are subject to materiality and other customary and agreed exceptions. In addition, the Ziggo Credit Facility also requires compliance with certain financial covenants such as a senior net debt leverage ratio and a total net debt leverage ratio, as specified in the indenture.

The Ziggo Credit Facility permits certain members of the Ziggo borrowing group to make certain distributions and restricted payments to its parent company (and indirectly to Liberty Global) through loans, advances or dividends, subject to compliance with applicable covenants.

For information regarding certain financing transactions impacting the Ziggo borrowing group completed subsequent to December 31, 2014, see note 20.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Ziggo Notes

At December 31, 2014, the following senior notes of certain Ziggo subsidiaries were outstanding:

•	€743.1 million ($899.2 million) principal amount of 7.125% senior notes due May 15, 2024 (the Ziggo 2024 Euro Senior Notes); and

•	€71.7 million ($86.8 million) principal amount of 3.625% senior secured notes due March 27, 2020 (the Ziggo 2020 Euro Senior Secured Notes).

The Ziggo 2024 Euro Senior Notes and the Ziggo 2020 Euro Senior Secured Notes are collectively referred to as the “Ziggo Notes”.

The details of the Ziggo Notes as of December 31, 2014 are summarized in the following table:

			Outstanding principal amount
Ziggo Notes	Maturity	Interest rate	Borrowing currency	U.S. $ equivalent	Estimated fair value	Carrying value (a)
			in millions

Ziggo 2020 Euro Senior Secured Notes	March 27, 2020	3.625%	€71.7	$86.8	$88.7	$89.3
Ziggo 2024 Euro Senior Notes	May 15, 2024	7.125%	€743.1	899.2	993.6	987.7
Total				$986.0	$1,082.3	$1,077.0
_______________

(a)	Amounts include the impact of premiums, where applicable.

The Ziggo 2020 Euro Senior Secured Notes are senior secured obligations of Ziggo B.V. and are guaranteed on a senior secured basis by various subsidiaries of Ziggo B.V. The Ziggo 2020 Euro Senior Secured Notes are non-callable. At any time prior to maturity, Ziggo B.V. may redeem some or all of the Ziggo 2020 Euro Senior Secured Notes by paying a “make-whole” premium, which is the present value at such redemption date using the discount rate (as specified in the applicable indenture) as of the redemption date plus 50 basis points.

The Ziggo 2024 Euro Senior Notes are senior obligations of Ziggo Bondco and are secured by a pledge of the shares of Ziggo Bondco. The Ziggo 2024 Euro Senior Notes are non-callable until May 15, 2019. At any time prior to May 15, 2019, Ziggo Bondco may redeem some or all of the Ziggo 2024 Euro Senior Notes by paying a “make-whole” premium. Ziggo Bondco may redeem some or all of the Ziggo 2024 Euro Senior Notes at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest and additional amounts (as specified in the applicable indenture), if any, to the redemption date, if redeemed during the twelve-month period commencing on May 15 of the years set forth below:

Year	Redemption price

2019	103.563%
2020	102.375%
2021	101.188%
2022 and thereafter	100.000%

The Ziggo 2024 Euro Senior Notes contain certain customary incurrence-based covenants that restrict the ability of Ziggo Bondco and certain subsidiaries to raise certain additional debt and make certain distributions or loans to other subsidiaries of Liberty Global.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

If Ziggo B.V. or Ziggo Bondco sell certain assets or experience changes in control (as specified in the applicable indenture) Ziggo B.V. or Ziggo Bondco must offer to repurchase all of the relevant Ziggo Notes at a redemption price of 101%.

For information regarding certain financing transactions completed subsequent to December 31, 2014 that impact the Ziggo borrowing group, see note 20.

Telenet Credit Facility

The Telenet Credit Facility, as amended, is the senior secured credit facility of Telenet International. In addition to customary restrictive covenants, prepayment requirements and events of default, including defaults on other indebtedness of Telenet and its subsidiaries, the Telenet Credit Facility requires compliance with a net total debt to consolidated annualized EBITDA covenant and a consolidated EBITDA to total cash interest covenant, each as specified in the Telenet Credit Facility. Under the Telenet Credit Facility, members of the borrower group are permitted to make certain distributions and restricted payments to its shareholders subject to compliance with applicable covenants. The Telenet Credit Facility is secured by (i) pledges over the shares of Telenet NV and certain of its subsidiaries, (ii) pledges over certain intercompany and subordinated shareholder loans and (iii) pledges over certain receivables, real estate and other assets of Telenet NV, Telenet International and certain other Telenet subsidiaries. The agreement governing the Telenet Credit Facility contains covenants that limit, among other things, Telenet’s ability to merge with or into another company, acquire other companies, incur additional debt, dispose of assets, make distributions or pay dividends, provide loans and guarantees and enter into hedging agreements. In addition to customary default provisions, including defaults on other indebtedness of Telenet and its subsidiaries, the Telenet Credit Facility provides that any event of default with respect to indebtedness of €50.0 million ($60.5 million) or more in the aggregate of Telenet and certain of its subsidiaries is an event of default under the Telenet Credit Facility. If a change of control occurs, as specified in the Telenet Credit Facility, the facility agent may (if required by the majority lenders) cancel the total commitments and declare all outstanding amounts immediately due and payable.

The details of our borrowings under the Telenet Credit Facility as of December 31, 2014 are summarized in the following table:

Facility	Maturity	Interest rate	Facility amount (in borrowing currency) (a)	Unused borrowing capacity (b)	Carrying value
			in millions

M (c)	November 15, 2020	6.375%	€500.0	$—	$605.0
O (c)	February 15, 2021	6.625%	€300.0	—	363.0
P (c)	June 15, 2021	EURIBOR + 3.875%	€400.0	—	484.0
S	December 31, 2016	EURIBOR + 2.75%	€36.9	44.7	—
U (c)	August 15, 2022	6.250%	€450.0	—	544.5
V (c)	August 15, 2024	6.750%	€250.0	—	302.5
W (d)	June 30, 2022	EURIBOR + 3.25%	€474.1	—	572.5
X	September 30, 2020	EURIBOR + 2.75%	€286.0	346.1	—
Y (d)	June 30, 2023	EURIBOR + 3.50%	€882.9	—	1,066.1
Elimination of Telenet Facilities M, O, P, U and V in consolidation (c)				—	(2,299.0)
Total				$390.8	$1,638.6
 _______________

(a)	Except as described in (c) below, amounts represent total third-party facility amounts at December 31, 2014.

(b)	Telenet Facilities S and X each have a fee on unused commitments of 1.1% per year.

(c)	As described below, the amounts outstanding under Telenet Facilities M, O, P, U and V are eliminated in Liberty Global’s consolidated financial statements.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

(d)	The carrying values of Telenet Facilities W and Y include the impact of discounts.

Refinancing Transactions. In April 2014, Telenet entered into Telenet Facility W and Telenet Facility Y. The net proceeds from these issuances, along with available cash and cash equivalents, were used to (i) fully redeem the outstanding amounts under existing Facilities Q, R and T under the Telenet Credit Facility and (ii) fully repay the €100.0 million ($121.0 million) outstanding principal amount under Telenet Facility N to Telenet Finance Luxembourg II S.A. (Telenet Finance II) and, in turn, Telenet Finance II used the proceeds to fully redeem its 5.3% senior secured notes due November 2016 (the Telenet Finance II Notes). Telenet Finance II was a special purpose financing entity that, prior to the redemption of the Telenet Finance II Notes, was consolidated by Telenet. In addition, the commitments under Telenet’s then existing revolving credit facility (Telenet Facility S) were reduced from €158.0 million ($191.2 million) to €36.9 million ($44.7 million) and Telenet entered into Telenet Facility X. In connection with these transactions, we recognized a loss on debt modification, extinguishment and conversion, net, of $11.9 million, which includes (a) the write-off of $7.1 million of deferred financing costs, (b) the payment of $3.6 million of redemption premium and (c) the write-off of $1.2 million of unamortized discount.

Telenet SPE Notes

Telenet Finance Luxembourg S.C.A. (Telenet Finance), Telenet Finance III Luxembourg S.C.A. (Telenet Finance III), Telenet Finance IV Luxembourg S.C.A. (Telenet Finance IV) and Telenet Finance V Luxembourg S.C.A. (Telenet Finance V and, together with Telenet Finance, Telenet Finance II, Telenet Finance III and Telenet Finance IV, the Telenet SPEs) are all special purpose financing entities that are owned 100% by certain third parties. The Telenet SPEs were created for the primary purposes of facilitating the offerings of €500.0 million ($605.0 million) principal amount of 6.375% senior secured notes (the Telenet Finance Notes), €300.0 million ($363.0 million) principal amount of 6.625% senior secured notes (the Telenet Finance III Notes), €400.0 million ($484.0 million) principal amount of floating-rate senior secured notes (the Telenet Finance IV Notes), €450.0 million ($544.5 million) principal amount of 6.25% senior secured notes (the 6.25% Telenet Finance V Notes) and €250.0 million ($302.5 million) principal amount of 6.75% senior secured notes (the 6.75% Telenet Finance V Notes and, together with the 6.25% Telenet Finance V Notes, the Telenet Finance V Notes). We refer to the Telenet Finance Notes, the Telenet Finance III Notes, the Telenet Finance IV Notes and the Telenet Finance V Notes collectively as the “Telenet SPE Notes.”

On November 3, 2010, February 15, 2011 and June 15, 2011, the applicable Telenet SPE issued the Telenet Finance Notes, the Telenet Finance III Notes and the Telenet Finance IV Notes and, on August 13, 2012, Telenet Finance V issued the 6.75% Telenet Finance V Notes and the 6.25% Telenet Finance V Notes, respectively. The proceeds from these Telenet SPE Notes were used to fund the respective new Facilities M, O, P, U and V of the Telenet Credit Facility, the proceeds of which were in turn generally applied to repay amounts outstanding under the Telenet Credit Facility.

Each Telenet SPE is dependent on payments from Telenet International under the applicable facility (each, a Telenet SPE Funded Facility) of the Telenet Credit Facility in order to service its payment obligations under its Telenet SPE Notes. Although Telenet International has no equity or voting interest in any of the Telenet SPEs, each of the Telenet SPE Funded Facility loans creates a variable interest in the respective Telenet SPE for which Telenet International is the primary beneficiary, as contemplated by GAAP. As such, Telenet International and its parent entities, including Telenet and Liberty Global, are required by the provisions of GAAP to consolidate the Telenet SPEs. Accordingly, the amounts outstanding under Facilities M, O, P, U and V have been eliminated in Liberty Global’s consolidated financial statements.

Pursuant to the respective indentures for the Telenet SPE Notes (the Telenet SPE Indentures) and the respective accession agreements for the Telenet SPE Funded Facilities, the call provisions, maturity and applicable interest rate for each Telenet SPE Funded Facility are the same as those of the related Telenet SPE Notes. The Telenet SPEs, as lenders under the Telenet Credit Facility, are treated the same as the other lenders under the Telenet Credit Facility, with benefits, rights and protections similar to those afforded to the other lenders. Through the covenants in the applicable Telenet SPE Indenture and the applicable security interests over (i) all of the issued shares of the relevant Telenet SPE and (ii) the relevant Telenet SPE’s rights under the applicable Telenet SPE Funded Facility granted to secure the obligations of the relevant Telenet SPE under the relevant Telenet SPE Notes, the holders of the Telenet SPE Notes are provided indirectly with the benefits, rights, protections and covenants, granted to the Telenet SPEs as lenders under the Telenet Credit Facility.

The Telenet SPEs are prohibited from incurring any additional indebtedness, subject to certain exceptions, under the Telenet SPE Indentures.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Subject to the circumstances described below, the Telenet Finance Notes may not be redeemed prior to November 15, 2015, the Telenet Finance III Notes may not be redeemed prior to February 15, 2016, the Telenet Finance IV Notes may not be redeemed prior to June 15, 2014, the 6.25% Telenet Finance V Notes may not be redeemed prior to August 15, 2017 (except as described above) and the 6.75% Telenet Finance V Notes may not be redeemed prior to August 15, 2018 (each a Telenet SPE Notes Call Date). If, however, at any time prior to the applicable Telenet SPE Notes Call Date, a voluntary prepayment of all or a portion of the loans under the related Telenet SPE Funded Facility occurs, then the applicable Telenet SPE will be required to redeem an aggregate principal amount of its Telenet SPE Notes equal to the principal amount of the loans so prepaid under the related Telenet SPE Funded Facility. The redemption price payable will equal the sum of (i) 100% of the principal amount of the applicable Telenet SPE Notes to be redeemed, (ii) the excess of (a) the present value at such redemption date of (1) the redemption price of such Telenet SPE Notes on the applicable Telenet SPE Notes Call Date, as determined in accordance with the table below, plus (2) all required remaining scheduled interest payments thereon due through the applicable Telenet SPE Notes Call Date (excluding accrued and unpaid interest to such redemption date), computed using the discount rate specified in the applicable Telenet SPE Indenture, over (b) the principal amount of such Telenet SPE Notes to be redeemed and (iii) accrued and unpaid interest thereon and additional amounts (as specified in the applicable Telenet SPE Indenture), if any, to the applicable redemption date.

On or after (i) the applicable Telenet SPE Notes Call Date, upon the voluntary prepayment of all or a portion of the loans under the related Telenet SPE Funded Facility, the applicable Telenet SPE will redeem an aggregate principal amount of its Telenet SPE Notes equal to the principal amount of the loans so prepaid and (ii) in the case of the Telenet SPE Notes, additional amounts (as specified in the applicable Telenet SPE Indenture), if any, to the applicable redemption date, if redeemed during the twelve-month period commencing on (a) November 15 for the Telenet Finance Notes, (b) February 15 for the Telenet Finance III Notes, (c) June 15 for the Telenet Finance IV Notes and (d) August 15 for the Telenet Finance V Notes, of the years set forth below:

	Redemption Price
Year	Telenet Finance Notes	Telenet Finance III Notes	Telenet Finance IV Notes	6.25% Telenet Finance V Notes	6.75% Telenet Finance V Notes

2015	103.188%	N.A.	101.000%	N.A.	N.A.
2016	102.125%	103.313%	100.000%	N.A.	N.A.
2017	101.063%	102.209%	100.000%	103.125%	N.A.
2018	100.000%	101.104%	100.000%	102.083%	103.375%
2019	100.000%	100.000%	100.000%	101.563%	102.531%
2020	100.000%	100.000%	100.000%	100.000%	101.688%
2021	N.A.	100.000%	100.000%	100.000%	100.844%
2022 and thereafter	N.A.	N.A.	N.A.	100.000%	100.000%
The details of the Telenet SPE Notes as of December 31, 2014 are summarized in the following table:

			Outstanding principal amount
Telenet SPEs Notes	Maturity	Interest rate	Borrowing currency	U.S. $ equivalent	Estimated fair value	Carrying value
			in millions

Telenet Finance Notes	November 15, 2020	6.375%	€500.0	$605.0	$639.8	$605.0
Telenet Finance III Notes	February 15, 2021	6.625%	€300.0	363.0	387.0	363.0
Telenet Finance IV Notes	June 15, 2021	EURIBOR + 3.875%	€400.0	484.0	487.0	484.0
6.25% Telenet Finance V Notes	August 15, 2022	6.250%	€450.0	544.5	595.9	544.5
6.75% Telenet Finance V Notes	August 15, 2024	6.750%	€250.0	302.5	340.7	302.5
Total				$2,299.0	$2,450.4	$2,299.0

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

VTR Finance Senior Secured Notes

On January 24, 2014, VTR Finance B.V. (VTR Finance) issued $1.4 billion principal amount of 6.875% senior secured notes due January 15, 2024 (the VTR Finance Senior Secured Notes) pursuant to an indenture dated January 24, 2014 (the VTR Indenture). The net proceeds from the issuance of the VTR Finance Senior Secured Notes were used, together with existing cash of our subsidiaries, to repay all of the outstanding indebtedness under Facilities R, S and AE of the UPC Broadband Holding Bank Facility in connection with the extraction of VTR Finance and its subsidiaries from the UPC Holding credit pool.

Taking into account the derivative contracts that we entered into in connection with the VTR Finance Senior Secured Notes, our effective borrowing cost for the VTR Finance Senior Secured Notes is 10.94%.

The VTR Finance Senior Secured Notes are senior obligations of VTR Finance and rank equally with all other existing and future debt of VTR Finance that is not subordinated in right of payment to the VTR Finance Senior Secured Notes and senior in right of payment to all existing and future subordinated debt of VTR Finance. The VTR Finance Senior Secured Notes are secured by a first-ranking pledge over all the shares of VTR Finance and VTR Finance’s subsidiary, United Chile LLC.

At any time prior to January 15, 2019, VTR Finance may redeem some or all of the VTR Finance Senior Secured Notes by paying a “make-whole” premium, which is the present value of all remaining scheduled interest payments to January 15, 2019 using the discount rate (as specified in the VTR Indenture) as of the applicable redemption date plus 50 basis points.

At any time prior to January 15, 2019, VTR Finance may redeem during each twelve-month period commencing on January 24, 2014 up to 10% of the principal amount of the VTR Finance Senior Secured Notes at a redemption price equal to 103% of the principal amount thereof plus accrued and unpaid interest.

VTR Finance may redeem all or part of the VTR Finance Senior Secured Notes at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest and additional amounts (as specified in the VTR Indenture), if any, to the applicable redemption date, if redeemed during the twelve-month period commencing January 15 of the years set forth below:

Year	Redemption price

2019	103.438%
2020	102.292%
2021	101.146%
2022 and thereafter	100.000%

VTR Credit Facility

The VTR Credit Facility is the senior secured credit facility of VTR and certain of its subsidiaries and consists of the VTR Dollar Credit Facility and the VTR CLP Credit Facility. The VTR Dollar Credit Facility and the VTR CLP Credit Facility have fees on unused commitments of 1.1% and 1.34% per year, respectively. The interest rate for the VTR Dollar Credit Facility is LIBOR plus a margin of 2.75%. The interest rate for the VTR CLP Credit Facility is the applicable interbank offered rate for Chilean pesos in the relevant interbank market plus a margin of 3.35%. Borrowings under the VTR Dollar Credit Facility and the VTR CLP Credit Facility mature in January 2020 and January 2019, respectively.

Liberty Puerto Rico Bank Facility

At December 31, 2014, the Liberty Puerto Rico Bank Facility consists of (i) a $530.0 million first lien term loan that matures on January 7, 2022 (the LPR Term Loan B), (ii) a $145.0 million second lien term loan that matures on July 7, 2023 (the LPR Term Loan C) and (iii) a $40.0 million revolving credit facility (the LPR Revolving Loan), which revolving facility was undrawn at December 31, 2014. The net proceeds from LPR Term Loan B and LPR Term Loan C were used to repay all amounts previously outstanding under the Liberty Puerto Rico Bank Facility. The LPR Term Loan B and LPR Term Loan C, each of which were issued at 99.5% of par, bear interest at LIBOR plus 3.50% and LIBOR plus 6.75%, respectively, and are subject to a LIBOR floor of 1.0%. The LPR Revolving Loan, which matures on July 7, 2020 and bears interest at LIBOR plus 3.50%, has a fee on unused

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

commitments of 0.50% or 0.375% depending on the consolidated total net leverage ratio (as specified in the Liberty Puerto Rico Bank Facility).

In addition to customary restrictive covenants, prepayment requirements and events of default, including defaults on other indebtedness of Liberty Puerto Rico and its subsidiaries, the Liberty Puerto Rico Bank Facility requires compliance with the following financial covenants: (i) consolidated total net leverage ratio and (ii) consolidated first lien net leverage ratio, each as specified in the Liberty Puerto Rico Bank Facility. The Liberty Puerto Rico Bank Facility permits Liberty Puerto Rico to transfer funds to its parent company (and indirectly to Liberty Global) through loans, dividends or other distributions provided that Liberty Puerto Rico maintains compliance with applicable covenants.

The Liberty Puerto Rico Bank Facility is secured by pledges over (i) the Liberty Puerto Rico shares indirectly owned by our company and (ii) certain other assets owned by Liberty Puerto Rico.

In December 2014, we entered into additional facilities under the Liberty Puerto Rico Bank Facility in connection with our execution of the agreement to acquire Choice. These facilities provide for $257.5 million of aggregate borrowing availability subject to the completion of the Choice Acquisition. For additional information regarding the Choice Acquisition, see note 4.

Refinancing Transactions. During 2014 and 2012, we completed refinancing transactions that generally resulted in additional borrowings or extended maturities under the Liberty Puerto Rico Bank Facility. In connection with these transactions, we recognized losses on debt modification, extinguishment and conversion, net, of $9.8 million and $4.4 million during 2014 and 2012, respectively. These losses include (i) third-party costs of $7.1 million and $3.8 million, respectively, (ii) the write-offs of deferred financing costs of $3.6 million and $0.6 million, respectively and (iii) the write-offs of unamortized premiums of $0.9 million and nil, respectively.

Maturities of Debt and Capital Lease Obligations

Maturities of our debt and capital lease obligations as of December 31, 2014 are presented below for the named entity and its subsidiaries, unless otherwise noted. Amounts presented below represent U.S. dollar equivalents based on December 31, 2014 exchange rates:

Debt:

	Virgin Media	UPC Holding (a)	Unitymedia KabelBW	Ziggo	Telenet (b)	Other	Total
	in millions
Year ending December 31:
2015	$406.5	$436.0	$455.5	$—	$9.0	$43.3	$1,350.3
2016	—	—	—	—	9.0	351.0	360.0
2017	—	—	—	—	9.0	908.1	917.1
2018	—	—	—	—	9.0	239.5	248.5
2019	584.3	—	—	—	20.5	—	604.8
Thereafter	12,262.7	9,595.4	7,402.5	5,755.9	4,040.2	2,074.8	41,131.5
Total debt maturities	13,253.5	10,031.4	7,858.0	5,755.9	4,096.7	3,616.7	44,612.2
Unamortized premium (discount)	19.8	(15.2)	(1.6)	31.9	(3.4)	(32.3)	(0.8)
Total debt	$13,273.3	$10,016.2	$7,856.4	$5,787.8	$4,093.3	$3,584.4	$44,611.4
Current portion (c)	$408.6	$436.0	$455.5	$—	$9.0	$43.3	$1,352.4
Noncurrent portion	$12,864.7	$9,580.2	$7,400.9	$5,787.8	$4,084.3	$3,541.1	$43,259.0

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

 _______________

(a)	Amounts include the UPCB SPE Notes issued by the UPCB SPEs. As described above, the UPCB SPEs are consolidated by UPC Holding.

(b)	Amounts include certain senior secured notes issued by special purpose financing entities that are consolidated by Telenet.

(c)	Includes the $338.8 million principal amount outstanding under the revolving credit facilities of our subsidiaries.

Capital lease obligations:

	Unitymedia KabelBW	Telenet	Virgin Media	Other	Total
	in millions
Year ending December 31:
2015	$88.7	$66.7	$122.7	$22.3	$300.4
2016	88.7	65.2	69.5	20.1	243.5
2017	88.7	63.4	29.6	13.1	194.8
2018	88.7	60.0	6.6	5.8	161.1
2019	88.7	49.6	4.4	2.9	145.6
Thereafter	965.9	252.5	222.1	21.8	1,462.3
Total principal and interest payments	1,409.4	557.4	454.9	86.0	2,507.7
Amounts representing interest	(599.3)	(144.0)	(199.6)	(17.2)	(960.1)
Present value of net minimum lease payments	$810.1	$413.4	$255.3	$68.8	$1,547.6
Current portion	$27.1	$41.3	$111.6	$18.5	$198.5
Noncurrent portion	$783.0	$372.1	$143.7	$50.3	$1,349.1

Non-cash Refinancing Transactions

During 2014, 2013 and 2012, certain of our refinancing transactions included non-cash borrowings and repayments of debt aggregating $5,418.8 million, $5,061.5 million and $3,793.4 million, respectively. During 2013, we also recorded a $3,557.5 million non-cash increase to our debt as a result of certain financing transactions completed in contemplation of the execution of the Virgin Media Merger Agreement. For additional information, see note 4.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

(11)    Income Taxes

As a result of the Virgin Media Acquisition, pursuant to which Liberty Global became the publicly-held parent company of the successors by merger of LGI and Virgin Media, our statutory tax rate changed during 2013 from the U.S. federal income tax rate of 35.0% to the U.K. statutory income tax rate. The U.K. statutory income tax rate is currently 21.0%. Liberty Global has filed income tax returns in the U.K. and U.S. for 2014 and 2013, and LGI will continue to file consolidated income tax returns in the U.S. The income taxes of Liberty Global and its subsidiaries are presented on a separate return basis for each tax-paying entity or group.

The components of our loss from continuing operations before income taxes are as follows:

	Year ended December 31,
	2014		2013		2012
	in millions

U.S.	$(1,105.6)		$(306.3)		$(73.3)
The Netherlands	(644.5)	—	799.9	—	(152.3)
U.K.	585.7		(976.0)		(11.6)
Switzerland	326.1		284.3		274.8
Germany	(294.7)	—	(355.8)	—	(498.4)
Belgium	21.5	—	89.5	—	96.9
Other	55.6		(62.1)		(145.0)
Total	$(1,055.9)		$(526.5)		$(508.9)

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Income tax benefit (expense) consists of:

	Current	Deferred	Total
	in millions
Year ended December 31, 2014:
Continuing operations:
U.K.	$(2.1)	$113.4	$111.3
U.S. (a)	(22.5)	129.6	107.1
Belgium	(138.7)	31.7	(107.0)
Switzerland	(76.8)	3.1	(73.7)
The Netherlands	11.1	42.5	53.6
Germany	(22.6)	37.0	14.4
Other	(24.0)	(6.7)	(30.7)
Total — continuing operations	$(275.6)	$350.6	$75.0
Discontinued operations	$—	$(0.1)	$(0.1)

Year ended December 31, 2013:
Continuing operations:
U.K	$(2.4)	$(245.2)	$(247.6)
Belgium	(97.1)	(16.2)	(113.3)
The Netherlands	0.5	97.3	97.8
Switzerland	(53.6)	(4.4)	(58.0)
Germany	(13.2)	(38.1)	(51.3)
U.S. (a)	(106.0)	104.9	(1.1)
Other	(65.1)	83.1	18.0
Total — continuing operations	$(336.9)	$(18.6)	$(355.5)
Discontinued operations	$(20.5)	$(2.2)	$(22.7)

Year ended December 31, 2012:
Continuing operations:
Germany	$4.0	$119.6	$123.6
The Netherlands	(8.2)	(67.6)	(75.8)
Switzerland	(8.7)	(63.7)	(72.4)
Belgium	(1.5)	(54.5)	(56.0)
U.S. (a)	38.2	(44.6)	(6.4)
U.K.	(0.1)	(0.7)	(0.8)
Other	(62.7)	75.5	12.8
Total — continuing operations	$(39.0)	$(36.0)	$(75.0)
Discontinued operations	$(14.8)	$(13.3)	$(28.1)
_______________

(a)	Includes federal and state income taxes. Our U.S. state income taxes were not material during any of the years presented.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Income tax benefit (expense) attributable to our loss from continuing operations before income taxes differs from the amounts computed using the applicable income tax rate as a result of the following factors:

	Year ended December 31,
	2014	2013	2012
	in millions

Computed “expected” tax benefit (a)	$221.7	$121.1	$178.1
Change in valuation allowances (b):
Decrease	(373.1)	(112.6)	(148.3)
Increase	11.9	31.7	25.6
International rate differences (b) (c):
Increase	266.4	148.2	60.6
Decrease	(27.6)	(50.8)	(81.8)
Non-deductible or non-taxable interest and other expenses (b):
Decrease	(236.5)	(133.5)	(84.7)
Increase	58.0	85.2	2.4
Tax effect of intercompany financing	166.9	82.7	—
Basis and other differences in the treatment of items associated with investments in subsidiaries and affiliates	(135.4)	(4.0)	(24.6)
Non-deductible or non-taxable foreign currency exchange results (b):
Increase	71.9	0.5	—
Decrease	(16.3)	(56.1)	(10.4)
Recognition of previously unrecognized tax benefits	29.5	—	—
Enacted tax law and rate changes (d)	23.9	(377.8)	12.3
Change in subsidiary tax attributes due to a deemed change in control	—	(88.0)	—
Other, net	13.7	(2.1)	(4.2)
Total income tax benefit (expense)	$75.0	$(355.5)	$(75.0)
_______________

(a)	The statutory or “expected” tax rates are the U.K. rate of 21.0%, the U.K. rate of 23.0% and the U.S. rate of 35.0% for 2014, 2013 and 2012, respectively.

(b)	Country jurisdictions giving rise to increases are grouped together and shown separately from country jurisdictions giving rise to decreases.

(c)
Amounts reflect adjustments (either an increase or a decrease) to “expected” tax benefit for statutory rates in jurisdictions in which we operate outside of the U.K. for 2014 and 2013 and outside of the U.S. for 2012.

(d)
In April 2014, the U.K. corporate income tax rate decreased from 23.0% to 21.0%, with a further decline to 20.0% scheduled for April 2015. Substantially all of the impact of these rate changes on our deferred tax balances was recorded in the third quarter of 2013.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

The current and non-current components of our deferred tax assets are as follows:

	December 31,
	2014	2013
	in millions

Current deferred tax assets	$290.3	$226.1
Non-current deferred tax assets (a)	2,587.0	2,641.8
Current deferred tax liabilities (a)	(0.6)	(1.5)
Non-current deferred tax liabilities (a)	(2,369.4)	(1,554.2)
Net deferred tax asset	$507.3	$1,312.2
_______________

(a)
Our current deferred tax liabilities are included in other accrued and current liabilities, and our non-current deferred tax assets and liabilities are included in other assets, net, and other long-term liabilities, respectively, in our consolidated balance sheets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2014	2013
	in millions
Deferred tax assets:
Net operating loss and other carryforwards	$6,637.9	$7,286.1
Property and equipment, net	3,469.2	3,470.7
Debt	1,189.0	837.7
Derivative instruments	345.9	518.4
Intangible assets	149.6	187.5
Other future deductible amounts	265.3	265.0
Deferred tax assets	12,056.9	12,565.4
Valuation allowance	(6,679.4)	(7,052.8)
Deferred tax assets, net of valuation allowance	5,377.5	5,512.6
Deferred tax liabilities:
Intangible assets	(2,338.2)	(1,471.1)
Property and equipment, net	(1,861.4)	(1,945.3)
Investments	(367.6)	(400.7)
Derivative instruments	(142.7)	(129.5)
Other future taxable amounts	(160.3)	(253.8)
Deferred tax liabilities	(4,870.2)	(4,200.4)
Net deferred tax asset	$507.3	$1,312.2

Our deferred income tax valuation allowance decreased $373.4 million in 2014. This decrease reflects the net effect of (i) foreign currency translation adjustments, (ii) the net tax expense related to our continuing operations of $361.2 million, (iii) acquisitions, (iv) expiration of net operating losses and (v) other individually insignificant items.

Virgin Media had property and equipment on which future U.K. tax deductions can be claimed of $21.6 billion and $22.2 billion at December 31, 2014 and 2013, respectively. The maximum amount of these “capital allowances” that can be claimed in any one year is 18% of the remaining balance, after additions, disposals and prior claims. The tax effects of these capital allowances are included in the 2014 and 2013 deferred tax assets related to property and equipment, net, in the above table.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

At December 31, 2014, our unrecognized excess tax benefits aggregated $141.7 million. These excess tax benefits, which represent tax deductions in excess of the financial reporting expense for share-based compensation, will not be recognized for financial reporting purposes until such time as these tax benefits can be realized as a reduction of income taxes payable. The tax effects of these unrecognized excess tax benefits are not included in the above table.

The significant components of our tax loss carryforwards and related tax assets at December 31, 2014 are as follows:

Country	Tax loss carryforward	Related tax asset	Expiration date
	in millions

U.K.	$21,119.2	$4,223.8	Indefinite
The Netherlands	3,025.8	756.4	2015-2023
Germany	2,670.1	424.8	Indefinite
U.S.	1,550.3	405.1	2019-2034
Luxembourg	1,030.7	301.2	Indefinite
France	585.1	201.4	Indefinite
Belgium	506.3	172.1	Indefinite
Ireland	466.0	58.2	Indefinite
Hungary	209.8	39.9	2025
Other	240.7	55.0	Various
Total	$31,404.0	$6,637.9

Our tax loss carryforwards within each jurisdiction combine all companies’ tax losses (both capital and ordinary losses) in that jurisdiction, however, certain tax jurisdictions limit the ability to offset taxable income of a separate company or different tax group with the tax losses associated with another separate company or group. The majority of the tax losses shown in the above table are not expected to be realized, including certain losses that are limited in use due to change in control or same business tests.

We intend to indefinitely reinvest earnings from certain non-U.S. operations except to the extent the earnings are subject to current income taxes. At December 31, 2014, income and withholding taxes for which a net deferred tax liability might otherwise be required have not been provided on an estimated $11.1 billion of cumulative temporary differences (including, for this purpose, any difference between the aggregate tax basis in stock of a consolidated subsidiary and the corresponding amount of the subsidiary’s net equity determined for financial reporting purposes) on non-U.S. entities. The determination of the additional withholding tax that would arise upon a reversal of temporary differences is impractical to estimate as it is subject to offset by available foreign tax credits and subject to certain limitations.

In general, a U.K. or U.S. corporation may claim a foreign tax credit against its income tax expense for foreign income taxes paid or accrued. A U.S. corporation may also claim a credit for foreign income taxes paid or accrued on the earnings of a foreign corporation paid to the U.S. corporation as a dividend.

Our ability to claim a foreign tax credit for dividends received from our foreign subsidiaries or foreign taxes paid or accrued is subject to various significant limitations under U.S. tax laws including a limited carry back and carry forward period. Some of our operating companies are located in countries with which the U.K. or U.S. does not have income tax treaties. Because we lack treaty protection in these countries, we may be subject to high rates of withholding taxes on distributions and other payments from these operating companies and may be subject to double taxation on our income. Limitations on the ability to claim a foreign tax credit, lack of treaty protection in some countries, and the inability to offset losses in one jurisdiction against income earned in another jurisdiction could result in a high effective tax rate on our earnings. Since a significant portion of our revenue is generated outside of the U.K. and substantially all of our revenue is generated outside the U.S., including in jurisdictions that do not have tax treaties with the U.K. or U.S., these risks are greater for us than for companies that generate most of their revenue in the U.K. or U.S. or in jurisdictions that have these treaties.

Through our subsidiaries, we maintain a presence in many countries. Many of these countries maintain highly complex tax regimes that differ significantly from the system of income taxation used in the U.K. and the U.S. We have accounted for the effect

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

of these taxes based on what we believe is reasonably expected to apply to us and our subsidiaries based on tax laws currently in effect and reasonable interpretations of these laws. Because some jurisdictions do not have systems of taxation that are as well established as the system of income taxation used in the U.K., U.S. or tax regimes used in other major industrialized countries, it may be difficult to anticipate how other jurisdictions will tax our and our subsidiaries’ current and future operations.

Although we intend to take reasonable tax planning measures to limit our tax exposures, no assurance can be given that we will be able to do so.

We and our subsidiaries file consolidated and standalone income tax returns in various jurisdictions. In the normal course of business, our income tax filings are subject to review by various taxing authorities. In connection with such reviews, disputes could arise with the taxing authorities over the interpretation or application of certain income tax rules related to our business in that tax jurisdiction. Such disputes may result in future tax and interest and penalty assessments by these taxing authorities. The ultimate resolution of tax contingencies will take place upon the earlier of (i) the settlement date with the applicable taxing authorities in either cash or agreement of income tax positions or (ii) the date when the tax authorities are statutorily prohibited from adjusting the company’s tax computations.

In general, tax returns filed by our company or our subsidiaries for years prior to 2008 are no longer subject to examination by tax authorities. Certain of our subsidiaries are currently involved in income tax examinations in various jurisdictions in which we operate, including Germany (2008 through 2010), the Netherlands (2011 through 2014), Slovakia (2011), Switzerland (2011 through 2012) and the U.S. (2009 through 2014). Except as noted below, any adjustments that might arise from the foregoing examinations are not expected to have a material impact on our consolidated financial position or results of operations. In the U.S., the consolidated income tax returns of LGI for 2009 through 2014 are under examination and, during the fourth quarter of 2013, we received two notifications from the Internal Revenue Service (IRS) regarding proposed adjustments to the 2010 and 2009 taxable income of LGI. We are in discussions with the IRS with respect to these proposed adjustments. While we believe that the resolution of these proposed adjustments will not have a material impact on our consolidated financial position, results of operations or cash flows, no assurance can be given that this will be the case given the amounts involved and the complex nature of the related issues.

The changes in our unrecognized tax benefits are summarized below:

	2014	2013	2012
	in millions

Balance at January 1	$490.9	$359.7	$400.6
Additions for tax positions of prior years	64.5	41.5	5.5
Reductions for tax positions of prior years	(50.2)	(14.2)	(124.2)
Additions based on tax positions related to the current year	38.2	102.3	89.9
Foreign currency translation	(27.0)	7.9	2.9
Lapse of statute of limitations	(1.9)	(6.3)	(15.0)
Settlements with tax authorities	(1.0)	—	—
Balance at December 31	$513.5	$490.9	$359.7

No assurance can be given that any of these tax benefits will be recognized or realized.

As of December 31, 2014, our unrecognized tax benefits included $332.9 million of tax benefits that would have a favorable impact on our effective income tax rate if ultimately recognized, after considering amounts that we would expect to be offset by valuation allowances and other factors.

During 2015, it is reasonably possible that the resolution of ongoing examinations by tax authorities as well as expiration of statutes of limitation could result in significant reductions to our unrecognized tax benefits related to tax positions taken as of December 31, 2014. The amount of any such reductions could range up to $230 million. Other than the potential impacts of these ongoing examinations and the expected expiration of certain statutes of limitation, we do not expect any material changes to our

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

unrecognized tax benefits during 2015. No assurance can be given as to the nature or impact of any changes in our unrecognized tax positions during 2015.

During 2014, 2013 and 2012, the income tax benefit (expense) of our continuing operations includes net income tax expense of $10.9 million, $14.0 million and $7.7 million, respectively, representing the net accrual of interest and penalties during the period. Our other long-term liabilities include accrued interest and penalties of $51.7 million at December 31, 2014.

(12)    Equity

Capitalization

Our authorized share capital consists of an aggregate nominal amount of $20.0 million, consisting of any of the following: (i) Liberty Global Class A ordinary shares, Liberty Global Class B ordinary shares and Liberty Global Class C ordinary shares, each with a nominal value of $0.01 per share, (ii) Liberty Global preferred shares, with a nominal value of $0.01 per share, the issuance of one or more classes or series of which as may be authorized by the board of directors, and (iii) any other shares of one or more classes as may be determined by the board of directors or by the shareholders of Liberty Global.

Under Liberty Global’s Articles of Association, holders of Liberty Global Class A ordinary shares are entitled to one vote for each such share held, and holders of Liberty Global Class B ordinary shares are entitled to 10 votes for each such share held, on all matters submitted to a vote of Liberty Global shareholders at any general meeting (annual or special). Holders of Liberty Global Class C ordinary shares are not entitled to any voting powers.

Each Liberty Global Class B ordinary share is convertible into one Liberty Global Class A ordinary share at the option of the holder. One Liberty Global Class A ordinary share is reserved for issuance for each Liberty Global Class B ordinary share that is issued (10,139,184 shares issued as of December 31, 2014). At December 31, 2014, there were (i) 1,726,259 and 3,946,192 Liberty Global Class A and Class C ordinary shares, respectively, reserved for issuance pursuant to outstanding stock options, (ii) 8,396,737 and 23,055,293 Liberty Global Class A and Class C ordinary shares, respectively, reserved for issuance pursuant to outstanding SARs and PSARs, and (iii) 2,554,963, 1,000,000 and 3,829,770 Liberty Global Class A, Class B and Class C ordinary shares, respectively, reserved for issuance pursuant to outstanding PSUs, PGUs and RSUs.

Subject to any preferential rights of any outstanding class of our preferred shares, the holders of Liberty Global Class A, Class B and Class C ordinary shares will be entitled to such dividends as may be declared from time to time by our board of directors from funds available therefor. Except with respect to certain share distributions, whenever a dividend is paid to the holder of one class of our ordinary shares, we shall also pay to the holders of the other classes of our ordinary shares an equal per share dividend. There are currently no contractual restrictions on our ability to pay dividends in cash or shares.

In the event of our liquidation, dissolution and winding up, after payment or provision for payment of our debts and liabilities and subject to the prior payment in full of any preferential amounts to which our preferred shareholders may be entitled, the holders of Liberty Global Class A, Class B and Class C ordinary shares will share equally, on a share for share basis, in our assets remaining for distribution to the holders of Liberty Global ordinary shares.

Acquisition of Interests in VTR and VTR Wireless

On March 14, 2014, a subsidiary of VTR Finance acquired each of the 20.0% noncontrolling ownership interests in VTR and VTR Wireless SpA (VTR Wireless) from Inversiones Corp Comm 2 SpA (the VTR NCI Acquisition), formerly known as Corp Comm S.A. (the VTR NCI Owner). VTR Wireless was an indirect subsidiary of Liberty Global that was merged with a subsidiary of VTR in December 2014. The consideration for the VTR NCI Acquisition was satisfied by the allotment and issuance of 10,091,178 Liberty Global Class C ordinary shares to the VTR NCI Owner. The VTR NCI Acquisition has been accounted for as an equity transaction, the net effect of which was to record the issued Liberty Global Class C shares at the $185.4 million carrying value of the acquired noncontrolling interests.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Share Repurchases

During 2014, 2013 and 2012, our board of directors authorized various share repurchase programs, the most recent of which provides for the repurchase of up to $4.5 billion (before direct acquisition costs) of Liberty Global Class A and/or Class C ordinary shares. Under these plans, we receive authorization to acquire up to the specified amount of Liberty Global Class A and Class C ordinary shares or other authorized securities from time to time through open market or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares or other securities pursuant to our equity repurchase programs, which may be suspended or discontinued at any time, is dependent on a variety of factors, including market conditions. As of December 31, 2014, the remaining amount authorized for share repurchases was $1,933.7 million. Subsequent to December 31, 2014, our board of directors authorized an additional $2.0 billion of availability for share repurchases.

As a U.K. incorporated company, we may only elect to repurchase shares or pay dividends to the extent of our “Distributable Reserves.” Distributable Reserves, which are not linked to a GAAP reported amount, may be created through the earnings of the U.K. parent company and, amongst other methods, through a reduction in share premium approved by the English Companies Court. Based on the amounts set forth in our 2013 U.K. Companies Act Report that was filed with the U.K. Companies House on May, 7, 2014, which are our most recent “Relevant Accounts” for the purposes of determining our Distributable Reserves under U.K. law, our Distributable Reserves are $28.7 billion. This amount does not reflect earnings, share repurchases, dividends or other activity that occurred in 2014, each of which impacts the amount of our Distributable Reserves.

The following table provides details of our share repurchases during 2014, 2013 and 2012:

	Liberty Global Class A ordinary shares or LGI Series A common stock		Liberty Global Class C ordinary shares or LGI Series C common stock
Purchase date	Shares purchased	Average price paid per share (a)	Shares purchased	Average price paid per share (a)	Total cost (a)
					in millions
Shares purchased pursuant to repurchase programs during:
2014	8,062,792	$42.19	28,401,019	$44.25	$1,596.9
2013	6,550,197	$37.70	24,761,397	$36.55	$1,151.9
2012	5,611,380	$27.30	32,782,838	$25.24	$980.7
 ______________

(a)	Includes direct acquisition costs and the effects of derivative instruments, where applicable.

Call Option Contracts

From time to time, we enter into call option contracts pursuant to which we contemporaneously (i) sell call options on shares of Liberty Global ordinary shares and (ii) purchase call options on an equivalent number of shares of Liberty Global ordinary shares with an exercise price of zero. These contracts can result in the receipt of cash and shares of Liberty Global ordinary shares. Shares acquired through the exercise of the call options are included in our share repurchases and the net gain on cash settled contracts is recorded as an increase to additional paid-in capital in our consolidated statements of equity.

Other

Telenet Tender. On December 17, 2012, Binan Investments B.V. (Binan), our wholly-owned subsidiary, launched a voluntary and conditional cash public offer (the Telenet Tender) for (i) all of Telenet’s issued shares that Binan did not already own or that were not held by Telenet (the Telenet Bid Shares) and (ii) certain outstanding vested and unvested employee warrants (the Telenet Bid Warrants). The offer price for the Telenet Bid Shares was €35.00 ($42.35) per share. The offer prices for the Telenet Bid Warrants, which were calculated using the Black Scholes option pricing model and a price of €35.00 for each of the Telenet Bid Shares, ranged from €13.48 ($16.31) per share to €25.47 ($30.82) per share.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Pursuant to the Telenet Tender, which was completed on February 1, 2013, we paid aggregate consideration of €332.5 million ($454.6 million at the transaction date) to acquire (i) 9,497,637 of the Telenet Bid Shares, increasing our ownership interest in Telenet’s issued and outstanding shares at such date to 58.4%, and (ii) 3,000 of the Telenet Bid Warrants. As we owned a controlling financial interest in Telenet prior to the launch of the Telenet Tender, we accounted for the impact of the acquisition of the additional Telenet shares as an equity transaction.

Telenet Share Repurchases. From time to time, Telenet’s shareholders approve share repurchase programs. Under these programs, Telenet is able to acquire outstanding shares of up to a certain maximum threshold within a given period of time following the approval date.

Subsidiary Distributions. During 2013 and 2012, Telenet and VTR made certain cash distributions to their respective shareholders. Our share of these distributions was eliminated in consolidation and the noncontrolling interest owners’ share of these distributions was reflected as a charge against noncontrolling interests in our consolidated statements of equity.

Restricted Net Assets

The ability of certain of our subsidiaries to distribute or loan all or a portion of their net assets to our company is limited by the terms of applicable debt facilities. At December 31, 2014, substantially all of our net assets represented net assets of our subsidiaries that were subject to such limitations.

(13)    Share-based Compensation

Our share-based compensation expense is based on the share-based incentive awards held by our and our subsidiaries’ employees, including share-based incentive awards related to Liberty Global shares and the shares of certain of our subsidiaries. The following table summarizes our share-based compensation expense:

	Year ended December 31,
	2014	2013	2012
	in millions
Liberty Global shares:
Performance-based incentive awards (a)	$129.9	$58.6	$33.0
Other share-based incentive awards	99.7	182.9	46.0
Total Liberty Global shares (b)	229.6	241.5	79.0
Telenet share-based incentive awards (c)	14.6	56.5	31.2
Other	13.0	4.5	2.2
Total	$257.2	$302.5	$112.4
Included in:
Continuing operations:
Operating expense	$7.6	$12.1	$8.5
SG&A expense	249.6	288.6	101.6
Total - continuing operations	257.2	300.7	110.1
Discontinued operations (d)	—	1.8	2.3
Total	$257.2	$302.5	$112.4
_______________

(a)
Includes share-based compensation expense related to (i) Liberty Global PSUs for all periods presented, (ii) a challenge performance award plan issued on June 24, 2013 for certain executive officers and key employees (the Challenge Performance Awards) and (iii) for 2014, the Performance Grant Units (PGUs), as described below. The Challenge Performance Awards include performance-based share appreciation rights (PSARs) and PSUs.

(b)
In connection with the Virgin Media Acquisition, we issued Liberty Global share-based incentive awards (Virgin Media Replacement Awards) to employees and former directors of Virgin Media in exchange for corresponding Virgin Media

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

awards. Virgin Media recorded share-based compensation expense of $55.8 million during 2014, including compensation expense related to the Virgin Media Replacement Awards and new awards that were granted after the Virgin Media Replacement Awards were issued. During 2013, Virgin Media recorded share-based compensation expense of $134.3 million, primarily related to the Virgin Media Replacement Awards, including $80.1 million that was charged to expense in recognition of the Virgin Media Replacement Awards that were fully vested on June 7, 2013 or for which vesting was accelerated pursuant to the terms of the Virgin Media Merger Agreement on or prior to December 31, 2013.

(c)
Represents the share-based compensation expense associated with Telenet’s share-based incentive awards, including (i) warrants and employee stock options with 1,082,322 awards outstanding as of December 31, 2014 at a weighted average exercise price of €27.17 ($32.88), (ii) an employee share purchase plan, (iii) performance-based specific stock option plans for the Chief Executive Officer with 565,000 awards outstanding as of December 31, 2014 at a weighted average exercise price of €37.43 ($45.29) and (iv) performance-based stock options with 87,529 awards outstanding as of December 31, 2014. During 2013 and 2012, Telenet modified the terms of certain of its share-based incentive plans to provide for anti-dilution adjustments in connection with its shareholder returns. In connection with these anti-dilution adjustments, Telenet recognized share-based compensation expense of $32.7 million and $12.6 million, respectively, and continues to recognize additional share-based compensation expense as the underlying options vest. In addition, during 2013, Telenet recognized expense of $6.2 million related to the accelerated vesting of certain options.

(d)	Amounts relate to the share-based compensation expense associated with the Liberty Global share-based incentive awards held by certain employees of the Chellomedia Disposal Group.

The following table provides certain information related to share-based compensation not yet recognized for share-based incentive awards related to Liberty Global ordinary shares as of December 31, 2014:

	Liberty Global ordinary shares (a)	Liberty Global performance- based awards (b)

Total compensation expense not yet recognized (in millions)	$132.7	$162.5
Weighted average period remaining for expense recognition (in years)	2.6	1.3
_______________

(a)
Amounts relate to awards granted or assumed by Liberty Global under (i) the Liberty Global 2014 Incentive Plan, (ii) the Liberty Global 2014 Nonemployee Director Incentive Plan, (iii) the Liberty Global, Inc. 2005 Incentive Plan (as amended and restated effective June 7, 2013) (the Liberty Global 2005 Incentive Plan), (iv) the Liberty Global, Inc. 2005 Nonemployee Director Incentive Plan (as amended and restated effective June 7, 2013) (the Liberty Global 2005 Director Incentive Plan) and (v) certain other incentive plans of Virgin Media, including Virgin Media’s 2010 stock incentive plan (the VM Incentive Plan). All new awards are granted under the Liberty Global 2014 Incentive Plan or the Liberty Global 2014 Nonemployee Director Incentive Plan. The Liberty Global 2014 Incentive Plan, the Liberty Global 2014 Nonemployee Director Incentive Plan, the Liberty Global 2005 Incentive Plan, the Liberty Global 2005 Director Incentive Plan and the VM Incentive Plan are described below.

(b)	Amounts relate to (i) the Challenge Performance Awards, (ii) PSUs and (iii) the PGUs, as defined and described below.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

The following table summarizes certain information related to the incentive awards granted and exercised with respect to Liberty Global ordinary shares:

	Year ended December 31,
	2014	2013	2012
Assumptions used to estimate fair value of options, SARs and PSARs granted:
Risk-free interest rate	0.81 - 1.77%	0.36 - 1.27%	0.37 - 1.68%
Expected life (a)	3.1 - 5.1 years	3.2 - 7.1 years	3.3 - 7.9 years
Expected volatility (a)	25.1 - 28.7%	26.5 - 35.8%	28.0 - 40.4%
Expected dividend yield	none	none	none
Weighted average grant-date fair value per share of awards granted:
Options	$11.40	$11.09	$10.00
SARs	$8.93	$8.36	$7.18
PSARs	$8.15	$8.31	$—
RSUs	$40.68	$35.74	$24.57
PSUs and PGUs	$42.47	$34.94	$25.09
Total intrinsic value of awards exercised (in millions):
Options	$126.6	$175.0	$43.9
SARs	$48.7	$73.2	$52.0
PSARs	$0.4	$—	$—
Cash received from exercise of options (in millions)	$54.8	$81.0	$25.6
Income tax benefit related to share-based compensation (in millions)	$54.6	$48.0	$16.1
_______________

(a)
The 2013 ranges shown for these assumptions exclude the awards for certain former employees of Virgin Media who were expected to exercise their awards immediately or soon after the Virgin Media Acquisition. For these awards, the assumptions used for expected life and volatility were essentially nil.

Share Incentive Plans — Liberty Global Ordinary Shares

Incentive Plans

As of December 31, 2014, we are authorized to grant incentive awards under the Liberty Global 2014 Incentive Plan and the Liberty Global 2014 Nonemployee Director Incentive Plan. Generally, we may grant non-qualified share options, SARs, restricted shares, RSUs, cash awards, performance awards or any combination of the foregoing under any of these incentive plans (collectively, awards). Ordinary shares issuable pursuant to awards made under these incentive plans will be made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. Awards may be granted at or above fair value in any class of ordinary shares. The maximum number of Liberty Global shares with respect to which awards may be issued under the Liberty Global 2014 Incentive Plan and the Liberty Global 2014 Nonemployee Director Incentive Plan is 100 million (of which no more than 50 million shares may consist of Class B ordinary shares) and 10 million, respectively, in each case, subject to anti-dilution and other adjustment provisions in the respective plan. As of December 31, 2014, the Liberty Global 2014 Incentive Plan and the Liberty Global 2014 Nonemployee Director Incentive Plan had 89,582,279 and 9,745,984 ordinary shares available for grant, respectively.

Awards under the Liberty Global 2005 Incentive Plan and the Liberty Global 2005 Director Incentive Plan issued prior to June 2005 are fully vested and expire 10 years after the grant date. In connection with the Virgin Media Acquisition, we assumed the VM Incentive Plan. Awards under the VM Incentive Plan issued prior to June 7, 2013 have a 10-year term and become fully exercisable within five years of continued employment. Certain performance-based awards that were granted during the first quarter of 2013 were canceled upon completion of the Virgin Media Acquisition. These canceled awards were subsequently replaced by PSUs that were granted under the VM Incentive Plan on June 24, 2013. For the remaining performance-based awards

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

that were outstanding prior to June 7, 2013, the performance objectives lapsed upon the completion of the Virgin Media Acquisition and such awards vest on the third anniversary of the grant date. No further awards will be granted under the Liberty Global 2005 Incentive Plan, the Liberty Global 2005 Director Incentive Plan or the VM Incentive Plan.

Awards (other than performance-based awards) under the Liberty Global 2005 Incentive Plan issued after June 2005 and under the VM Incentive Plan after June 7, 2013 generally (i) vest 12.5% on the six month anniversary of the grant date and then vest at a rate of 6.25% each quarter thereafter and (ii) expire seven years after the grant date. Awards (other than RSUs) issued after June 2005 under the Liberty Global 2005 Director Incentive Plan generally vest in three equal annual installments, provided the director continues to serve as director immediately prior to the vesting date, and expire 10 years after the grant date. RSUs vest on the date of the first annual general meeting of shareholders following the grant date. These awards may be granted at or above fair value in any class of ordinary shares.

Awards (other than performance-based awards) under the Liberty Global 2014 Incentive Plan generally (i) vest 12.5% on the six month anniversary of the grant date and then vest at a rate of 6.25% each quarter thereafter and (ii) expire seven years after the grant date. Awards (other than RSUs) issued under the Liberty Global 2014 Nonemployee Director Incentive Plan generally vest in three equal annual installments, provided the director continues to serve as director immediately prior to the vesting date, and expire seven years after the grant date. RSUs vest on the date of the first annual general meeting of shareholders following the grant date. These awards may be granted at or above fair value in any class of ordinary shares.

Performance Awards

The following is a summary of the material terms and conditions with respect to our performance-based awards for certain executive officers and key employees. These awards were granted under the Liberty Global 2014 Incentive Plan, the Liberty Global 2005 Incentive Plan and the VM Incentive Plan.

Liberty Global PSUs. PSUs are granted to executive officers and key employees annually based on a target annual equity value for each executive and key employee, of which approximately two-thirds would be delivered in the form of an annual award of PSUs and approximately one-third in the form of an annual award of SARs. Each PSU represents the right to receive one Class A or Class C ordinary share, as applicable, subject to performance and vesting. Generally, the performance period for the PSUs covers a two-year period and the performance target is based on the achievement of a specified compound annual growth rate (CAGR) in a consolidated Adjusted OIBDA metric (as defined in the applicable underlying agreement), adjusted for events such as acquisitions, dispositions and changes in foreign currency exchange rates that affect comparability (OCF CAGR), and the participant’s annual performance ratings during the two-year performance period. A performance range of 75% to 125% of the target OCF CAGR generally results in award recipients earning 50% to 150% of their respective PSUs, subject to reduction or forfeiture based on individual performance. The PSUs generally vest 50% on each of March 31 and September 30 of the year following the end of the performance period.

Liberty Global Challenge Performance Awards. Effective June 24, 2013, our compensation committee approved the Challenge Performance Awards, which consisted solely of PSARs for our senior executive officers and a combination of PSARs and PSUs for our other executive officers and key employees. Each PSU represents the right to receive one Class A ordinary share or one Class C ordinary share, as applicable, subject to performance and vesting.  The performance criteria for the Challenge Performance Awards will be based on the participant’s performance and achievement of individual goals in each of the years 2013, 2014 and 2015.  Subject to forfeitures and the satisfaction of performance conditions, 100% of each participant’s Challenge Performance Awards will vest on June 24, 2016. The PSARs have a term of seven years and base prices equal to the respective market closing prices of the applicable class on the grant date.

Liberty Global Performance Grant Award. Effective May 1, 2014, our compensation committee authorized the grant of PGUs to our Chief Executive Officer, comprising a total of one million Class A PSUs and one million Class B PSUs. The PGUs, which were subject to a performance condition that was achieved in 2014, will vest in three equal annual installments commencing on March 15, 2015.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Share-based Award Activity - Liberty Global Ordinary Shares

The following tables summarize the share-based award activity during 2014 with respect to Liberty Global ordinary shares:

Options — Class A ordinary shares	Number of shares	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value
			in years	in millions
Outstanding at January 1, 2014	2,708,445	$16.12
Granted	78,677	$42.54
Cancelled	(51,826)	$22.49
Exercised	(1,009,037)	$14.61
Outstanding at December 31, 2014	1,726,259	$18.01	5.4	$55.6
Exercisable at December 31, 2014	1,125,619	$13.84	4.5	$40.9

Options — Class C ordinary shares	Number of shares	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value
			in years	in millions
Outstanding at January 1, 2014	7,031,369	$14.95
Granted	157,346	$40.86
Cancelled	(128,419)	$21.13
Exercised	(3,114,104)	$12.54
Outstanding at December 31, 2014	3,946,192	$17.67	5.7	$120.9
Exercisable at December 31, 2014	2,452,721	$13.72	4.8	$84.8

SARs — Class A ordinary shares	Number of shares	Weighted average base price	Weighted average remaining contractual term	Aggregate intrinsic value
			in years	in millions
Outstanding at January 1, 2014	4,168,758	$24.78
Granted	2,192,672	$40.90
Forfeited	(203,409)	$32.22
Exercised	(550,033)	$21.97
Outstanding at December 31, 2014	5,607,988	$31.07	4.8	$107.3
Exercisable at December 31, 2014	2,527,237	$23.25	3.6	$68.1

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

SARs — Class C ordinary shares	Number of shares	Weighted average base price	Weighted average remaining contractual term	Aggregate intrinsic value
			in years	in millions
Outstanding at January 1, 2014	12,437,530	$23.87
Granted	4,408,368	$39.07
Forfeited	(566,688)	$22.52
Exercised	(1,590,165)	$20.92
Outstanding at December 31, 2014	14,689,045	$28.49	4.5	$291.2
Exercisable at December 31, 2014	7,308,864	$21.95	3.5	$192.7

PSARs — Class A ordinary shares	Number of shares	Weighted average base price	Weighted average remaining contractual term	Aggregate intrinsic value
			in years	in millions
Outstanding at January 1, 2014	2,817,498	$35.07
Granted	10,000	$43.58
Forfeited	(29,376)	$35.03
Exercised	(9,373)	$35.03
Outstanding at December 31, 2014	2,788,749	$35.10	5.5	$42.1
Exercisable at December 31, 2014	7,499	$35.03	1.8	$0.1

PSARs — Class C ordinary shares	Number of shares	Weighted average base price	Weighted average remaining contractual term	Aggregate intrinsic value
			in years	in millions
Outstanding at January 1, 2014	8,452,494	$33.44
Granted	30,000	$43.03
Forfeited	(88,127)	$33.41
Exercised	(28,119)	$33.41
Outstanding at December 31, 2014	8,366,248	$33.48	5.5	$124.1
Exercisable at December 31, 2014	22,498	$33.41	1.8	$0.3

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

RSUs — Class A ordinary shares	Number of shares	Weighted average grant-date fair value per share	Weighted average remaining contractual term
			in years
Outstanding at January 1, 2014	725,676	$35.48
Granted	226,069	$41.77
Forfeited	(44,428)	$33.32
Released from restrictions	(342,047)	$35.07
Outstanding at December 31, 2014	565,270	$38.27	4.6

RSUs — Class C ordinary shares	Number of shares	Weighted average grant-date fair value per share	Weighted average remaining contractual term
			in years
Outstanding at January 1, 2014	1,944,468	$32.79
Granted	460,866	$40.14
Forfeited	(122,418)	$30.93
Released from restrictions	(895,913)	$32.36
Outstanding at December 31, 2014	1,387,003	$35.59	4.5

PSUs and PGUs — Class A ordinary shares	Number of shares	Weighted average grant-date fair value per share	Weighted average remaining contractual term
			in years
Outstanding at January 1, 2014	924,648	$32.05
Granted	1,518,276	$42.74
Performance adjustment (a)	(138,668)	$26.17
Forfeited	(40,627)	$35.77
Released from restrictions	(273,936)	$26.24
Outstanding at December 31, 2014	1,989,693	$41.34	1.8

PGUs — Class B ordinary shares	Number of shares	Weighted average grant-date fair value per share	Weighted average remaining contractual term
			in years
Outstanding at January 1, 2014	—	$—
Granted	1,000,000	$44.55
Outstanding at December 31, 2014	1,000,000	$44.55	2.2

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

PSUs — Class C ordinary shares	Number of shares	Weighted average grant-date fair value per share	Weighted average remaining contractual term
			in years
Outstanding at January 1, 2014	2,744,452	$29.99
Granted	1,048,614	$39.83
Performance adjustment (a)	(416,004)	$24.73
Forfeited	(112,487)	$33.15
Released from restrictions	(821,808)	$24.79
Outstanding at December 31, 2014	2,442,767	$36.71	1.3
_______________

(a)
Represents the reduction in PSUs associated with the first quarter 2014 determination that 66.3% of the PSUs that were granted in 2012 (the 2012 PSUs) had been earned. As of December 31, 2014, all of the earned 2012 PSUs have been released from restrictions.

(14)    Restructuring Liabilities

A summary of changes in our restructuring liabilities during 2014 is set forth in the table below:

	Employee severance and termination	Office closures	Contract termination and other	Total
	in millions

Restructuring liability as of January 1, 2014	$26.6	$14.9	$72.0	$113.5
Restructuring charges	60.4	9.5	97.0	166.9
Cash paid	(66.3)	(10.8)	(34.4)	(111.5)
Ziggo liability at acquisition date	8.2	—	—	8.2
Foreign currency translation adjustments and other	(1.3)	(1.1)	(18.6)	(21.0)
Restructuring liability as of December 31, 2014	$27.6	$12.5	$116.0	$156.1

Current portion	$27.5	$4.4	$20.4	$52.3
Noncurrent portion	0.1	8.1	95.6	103.8
Total	$27.6	$12.5	$116.0	$156.1
Prior to March 31, 2014, Telenet operated a digital terrestrial television (DTT) business that served a limited number of subscribers. The DTT network was accessed by Telenet pursuant to third-party capacity contracts that were accounted for as operating agreements. On March 31, 2014, Telenet discontinued the provision of DTT services and, accordingly, recorded an $86.1 million restructuring charge during the three months ended March 31, 2014. This charge was equal to the then fair value of the remaining payments due under the DTT capacity contracts.

Our restructuring charges during 2014 include $17.5 million, $11.2 million, $10.7 million, $10.1 million and $9.8 million of employee severance and termination costs related to reorganization and integration activities, primarily in the U.K., the Netherlands, Germany, Chile and the European Operations Division’s central operations, respectively.

A summary of changes in our restructuring liabilities during 2013 is set forth in the table below:

	Employee severance and termination	Office closures	Contract termination	Total
	in millions

Restructuring liability as of January 1, 2013	$39.7	$4.0	$13.1	$56.8
Restructuring charges	77.9	(0.1)	100.9	178.7
Cash paid	(91.5)	(14.1)	(17.6)	(123.2)
Virgin Media liability at acquisition date	0.1	23.3	—	23.4
Foreign currency translation adjustments and other	1.2	1.8	(11.4)	(8.4)
Reclassification of Chellomedia Disposal Group to discontinued operations	(0.8)	—	(13.0)	(13.8)
Restructuring liability as of December 31, 2013	$26.6	$14.9	$72.0	$113.5

Current portion	$26.5	$13.2	$25.8	$65.5
Noncurrent portion	0.1	1.7	46.2	48.0
Total	$26.6	$14.9	$72.0	$113.5

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

As further described in note 9, we recorded restructuring charges totaling $84.9 million during the third and fourth quarters of 2013 as a result of VTR’s decision to cease commercial use of its mobile network. These restructuring charges include the fair value of (i) the then remaining payments due under VTR’s tower and real estate operating leases of $71.5 million and (ii) certain other required payments associated with VTR’s mobile network. In addition, our restructuring charges during 2013 include $46.1 million, $14.1 million and $8.1 million of employee severance and termination costs related to reorganization and integration activities in the U.K., Germany and Chile, respectively.

(15)    Defined Benefit Plans

Certain of our subsidiaries in Europe maintain various funded and unfunded defined benefit plans for their employees. Annual service cost for these employee benefit plans is determined using the projected unit credit actuarial method. The subsidiaries that maintain funded plans have established investment policies for plan assets. The investment strategies are long-term in nature and designed to meet the following objectives:

•Ensure that funds are available to pay benefits as they become due;
•Maximize the total returns on plan assets subject to prudent risk taking; and
•Preserve or improve the funded status of the trusts over time.

Our subsidiaries review the asset allocation within their respective portfolios on a regular basis. Generally, the portfolios will be rebalanced to a target allocation when an individual asset class approaches its minimum or maximum targeted level. Allocations to real estate occur over multiple time periods. Assets targeted to real estate, but not yet allocated, are invested in fixed income securities with corresponding adjustments to fixed income rebalancing guidelines.

The following is a summary of the funded status of our defined benefit plans:

	Year ended December 31,
	2014	2013
	in millions

Projected benefit obligation at beginning of period	$1,163.0	$384.6
Acquisition (a)	—	687.1
Service cost	22.3	25.8
Prior service cost	0.8	—
Interest cost	42.9	26.8
Actuarial loss (gain)	149.7	(4.8)
Participants’ contributions	11.9	11.8
Benefits paid	(38.7)	(28.1)
Effect of changes in exchange rates	(104.3)	59.8
Projected benefit obligation at end of period	$1,247.6	$1,163.0
Accumulated benefit obligation at end of period	$1,226.1	$1,144.7

Fair value of plan assets at beginning of period	$1,057.0	$310.9
Acquisition (a)	—	626.0
Actual earnings of plan assets	114.6	37.0
Group contributions	68.2	44.6
Participants’ contributions	11.9	11.8
Benefits paid	(37.9)	(27.6)
Effect of changes in exchange rates	(91.1)	54.3
Fair value of plan assets at end of period	$1,122.7	$1,057.0
Net liability (b)	$124.9	$106.0
_______________

(a)	The 2013 amount relates to the Virgin Media Acquisition.

(b)	The net liability related to our defined benefit plans is included in other long-term liabilities in our consolidated balance sheets.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

The change in the amount of net actuarial gain (loss) not yet recognized as a component of net periodic pension costs in our consolidated statements of operations is as follows:

	Pre-tax amount	Tax benefit (expense)	Net-of-tax amount
	in millions

Balance of net actuarial loss at January 1, 2013	$(5.2)	$1.6	$(3.6)
Net actuarial gain	12.7	(1.4)	11.3
Amount recognized as a component of net loss attributable to Liberty Global shareholders	(0.8)	0.1	(0.7)
Changes in ownership and other	(0.6)	0.2	(0.4)
Balance of net actuarial gain at December 31, 2013	6.1	0.5	6.6
Net actuarial loss	(87.6)	16.7	(70.9)
Amount recognized as a component of net loss attributable to Liberty Global shareholders	(1.7)	0.3	(1.4)
Changes in ownership and other	0.2	—	0.2
Balance of net actuarial loss at December 31, 2014	$(83.0)	$17.5	$(65.5)

We expect that the amount of net actuarial gain or loss to be recognized in our 2015 consolidated statement of operations will not be significant.

The measurement dates used to determine our defined benefit plan assumptions were December 31, 2014 and December 31, 2013. The actuarial assumptions used to compute the net periodic pension cost are based on information available as of the beginning of the period, specifically market interest rates, past experience and management’s best estimate of future economic conditions. Changes in these assumptions may impact future benefit costs and obligations. In computing future costs and obligations, the subsidiaries must make assumptions about such items as employee mortality and turnover, expected salary and wage increases, discount rate, expected long-term rate of return on plan assets and expected future cost increases.

The expected rates of return on the assets of the funded plans are the long-term rates of return the subsidiaries expect to earn on their trust assets. The rates of return are determined by the investment composition of the plan assets and the long-term risk and return forecast for each asset category. The forecasts for each asset class are generated using historical information as well as an analysis of current and expected market conditions. The expected risk and return characteristics for each asset class are reviewed annually and revised, as necessary, to reflect changes in the financial markets. To compute the expected return on plan assets, the subsidiaries apply an expected rate of return to the fair value of the plan assets.

The weighted average assumptions used in determining benefit obligations and net periodic pension cost are as follows:

	December 31,
	2014	2013

Expected rate of salary increase	2.6%	3.1%
Discount rate	2.6%	3.8%
Expected rate of return on plan assets	4.0%	5.1%

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

The components of net periodic pension cost recorded in our consolidated statements of operations are as follows:

	Year ended December 31,
	2014	2013
	in millions
Service cost	$22.3	$25.8
Interest cost	42.9	26.8
Expected return on plan assets	(53.7)	(30.0)
Other	(1.9)	(1.1)
Net periodic pension cost	$9.6	$21.5

The asset allocation by asset category and by fair value hierarchy level (as further described in note 8) of our plan assets is as follows:

	December 31, 2014
	Total	Level 1	Level 2	Level 3
	in millions

Equity securities	$353.8	$353.8	$—	$—
Debt securities	318.8	318.8	—	—
Insurance contract (a)	158.0	—	—	158.0
Hedge funds	136.5	120.1	16.4	—
Guarantee investment contracts	86.0	86.0	—	—
Real estate	39.9	32.9	—	7.0
Other	29.7	29.7	—	—
Total	$1,122.7	$941.3	$16.4	$165.0

	December 31, 2013
	Total	Level 1	Level 2	Level 3
	in millions

Equity securities	$344.3	$344.3	$—	$—
Debt securities	275.5	275.5	—	—
Insurance contract (a)	153.4	—	—	153.4
Hedge funds	133.1	117.8	15.3	—
Guarantee investment contracts	83.0	83.0	—	—
Real estate	36.7	28.9	—	7.8
Other	31.0	31.0	—	—
Total	$1,057.0	$880.5	$15.3	$161.2
_______________

(a)
Relates to the purchase of an insurance contract authorized by the trustee of one of our defined benefit plans. The insurance contract will pay an income stream to the plan that is expected to match all future cash outflows with respect to certain liabilities. The fair value of this insurance contract is presented as an asset of the plan and is measured based on the future cash flows to be received under the contract discounted using the same discount rate used to measure the associated liabilities.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

A reconciliation of the beginning and ending balances of our plan assets measured at fair value using Level 3 inputs is as follows (in millions):

Balance at January 1, 2014	$161.2
Actual return on plan assets:
Gains relating to assets still held at year-end	14.6
Purchases, sales and settlements of investments, net	(1.2)
Foreign currency translation adjustments	(9.6)
Balance at December 31, 2014	$165.0

The trustees of the defined benefit pension plans have in place weighted average target asset allocations of 27% equities, 26% bonds, 20% insurance contracts, 11% hedge funds, 8% guarantee investment contracts, 5% real estate and 3% other at December 31, 2014. As markets move relative to each other, the asset allocation may move away from the target investment strategy. Rebalancing of the assets may be carried out from time to time by the trustees.

Based on December 31, 2014 exchange rates and information available as of that date, our subsidiaries’ contributions to their respective defined benefit plans in 2015 are expected to aggregate $58.5 million.

As of December 31, 2014, the benefits that we currently expect to pay during the next ten years with respect to our defined benefit plans are as follows (in millions):

2015	$33.2
2016	$31.2
2017	$32.5
2018	$31.9
2019	$32.2
2020 through 2024	$176.5

(16)    Accumulated Other Comprehensive Earnings

Accumulated other comprehensive earnings included in our consolidated balance sheets and statements of equity reflect the aggregate impact of foreign currency translation adjustments, unrealized gains and losses on cash flow hedges and pension-related adjustments. The changes in the components of accumulated other comprehensive earnings, net of taxes, are summarized as follows:

	Liberty Global shareholders
	Foreign currency translation adjustments	Unrealized gains (losses) on cash flow hedges	Pension- related adjustments	Accumulated other comprehensive earnings	Non-controlling interests	Total accumulated other comprehensive earnings
	in millions

Balance at January 1, 2012	$1,529.7	$(10.5)	$(9.7)	$1,509.5	$(23.1)	$1,486.4
Sale of Austar	—	—	—	—	60.1	60.1
Other comprehensive earnings	74.4	10.5	6.1	91.0	0.3	91.3
Balance at December 31, 2012	1,604.1	—	(3.6)	1,600.5	37.3	1,637.8
Other comprehensive earnings	918.1	—	10.2	928.3	(16.9)	911.4
Balance at December 31, 2013	2,522.2	—	6.6	2,528.8	20.4	2,549.2
Other comprehensive loss	(810.1)	—	(72.1)	(882.2)	(0.5)	(882.7)
Balance at December 31, 2014	$1,712.1	$—	$(65.5)	$1,646.6	$19.9	$1,666.5

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

 The components of other comprehensive earnings, net of taxes, are reflected in our consolidated statements of comprehensive earnings (loss). The following table summarizes the tax effects related to each component of other comprehensive earnings, net of amounts reclassified to our consolidated statements of operations:

	Pre-tax amount	Tax benefit (expense)	Net-of-tax amount
	in millions
Year ended December 31, 2014:
Foreign currency translation adjustments	$(816.4)	$6.3	$(810.1)
Pension-related adjustments	(89.9)	17.3	(72.6)
Other comprehensive loss	(906.3)	23.6	(882.7)
Other comprehensive earnings attributable to noncontrolling interests (a)	0.8	(0.3)	0.5
Other comprehensive loss attributable to Liberty Global shareholders	$(905.5)	$23.3	$(882.2)

Year ended December 31, 2013:
Foreign currency translation adjustments	$896.4	$4.4	$900.8
Pension-related adjustments	12.1	(1.5)	10.6
Other comprehensive earnings	908.5	2.9	911.4
Other comprehensive earnings attributable to noncontrolling interests (b)	17.3	(0.4)	16.9
Other comprehensive earnings attributable to Liberty Global shareholders	$925.8	$2.5	$928.3

Year ended December 31, 2012:
Foreign currency translation adjustments	$76.0	$(0.6)	$75.4
Cash flow hedges	15.1	(4.6)	10.5
Pension-related adjustments	6.0	(0.6)	5.4
Other comprehensive earnings	97.1	(5.8)	91.3
Other comprehensive loss attributable to noncontrolling interests (b)	0.1	(0.4)	(0.3)
Other comprehensive earnings attributable to Liberty Global shareholders	$97.2	$(6.2)	$91.0
_______________

(a)	Amounts represent the noncontrolling interest owners’ share of our pension-related adjustments.

(b)	Amounts represent the noncontrolling interest owners’ share of our foreign currency translation adjustments and pension-related adjustments.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

(17)    Commitments and Contingencies

Commitments

In the normal course of business, we have entered into agreements that commit our company to make cash payments in future periods with respect to programming contracts, network and connectivity commitments, purchases of customer premises and other equipment, non-cancelable operating leases and other items. The U.S. dollar equivalents of such commitments as of December 31, 2014 are presented below:

	Payments due during:
	2015	2016	2017	2018	2019	Thereafter	Total
	in millions
Continuing operations:
Programming commitments	$863.9	$785.4	$612.7	$528.0	$231.4	$2.0	$3,023.4
Network and connectivity commitments	359.9	261.5	240.2	127.1	90.2	1,048.5	2,127.4
Purchase commitments	827.8	119.4	62.9	10.1	4.0	—	1,024.2
Operating leases	174.0	141.5	117.3	98.1	75.4	279.3	885.6
Other commitments	350.2	198.7	150.1	90.0	39.2	48.2	876.4
Total (a)	$2,575.8	$1,506.5	$1,183.2	$853.3	$440.2	$1,378.0	$7,937.0
_______________

(a)	The commitments reflected in this table do not reflect any liabilities that are included in our December 31, 2014 consolidated balance sheet.

Programming commitments consist of obligations associated with certain of our programming, studio output and sports rights contracts that are enforceable and legally binding on us in that we have agreed to pay minimum fees without regard to (i) the actual number of subscribers to the programming services, (ii) whether we terminate service to a portion of our subscribers or dispose of a portion of our distribution systems or (iii) whether we discontinue our premium film or sports services. In addition, programming commitments do not include increases in future periods associated with contractual inflation or other price adjustments that are not fixed. Accordingly, the amounts reflected in the above table with respect to these contracts are significantly less than the amounts we expect to pay in these periods under these contracts. Payments to programming vendors have in the past represented, and are expected to continue to represent in the future, a significant portion of our operating costs. In this regard, during 2014, 2013 and 2012, the third-party programming and copyright costs incurred by our broadband communications and DTH operations aggregated $2,145.0 million, $1,612.5 million and $978.4 million, respectively. The ultimate amount payable in excess of the contractual minimums of our studio output contracts, which expire at various dates through 2019, is dependent upon the number of subscribers to our premium movie service and the theatrical success of the films that we exhibit.

Network and connectivity commitments include (i) Telenet’s commitments for certain operating costs associated with its leased network, (ii) commitments associated with our MVNO agreements and (iii) certain repair and maintenance, fiber capacity and energy commitments of Unitymedia KabelBW. Subsequent to October 1, 2015, Telenet’s commitments for certain operating costs will be subject to adjustment based on changes in the network operating costs incurred by Telenet with respect to its own networks. These potential adjustments are not subject to reasonable estimation and, therefore, are not included in the above table. The amounts reflected in the table with respect to certain of our MVNO commitments represent fixed minimum amounts payable under these agreements and, therefore, may be significantly less than the actual amounts we ultimately pay in these periods.

Purchase commitments include unconditional purchase obligations associated with commitments to purchase customer premises and other equipment that are enforceable and legally binding on us.

Commitments arising from acquisition agreements are not reflected in the above table. In addition, the table does not include our commitments with respect to the amounts we have agreed to pay to settle the FCO Appeals, as defined and described below.

In addition to the commitments set forth in the table above, we have significant commitments under (i) derivative instruments and (ii) defined benefit plans and similar agreements, pursuant to which we expect to make payments in future periods. For i

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

nformation regarding our derivative instruments, including the net cash paid or received in connection with these instruments during 2014, 2013 and 2012, see note 7. For information regarding our defined benefit plans, see note 15.

We also have commitments pursuant to agreements with, and obligations imposed by, franchise authorities and municipalities, which may include obligations in certain markets to move aerial cable to underground ducts or to upgrade, rebuild or extend portions of our broadband communication systems. Such amounts are not included in the above table because they are not fixed or determinable.

Rental expense of our continuing operations under non-cancelable operating lease arrangements amounted to $268.3 million, $238.6 million and $197.4 million during 2014, 2013 and 2012, respectively. It is expected that in the normal course of business, operating leases that expire generally will be renewed or replaced by similar leases.
We have established various defined contribution benefit plans for our and our subsidiaries’ employees. The aggregate expense of our continuing operations for matching contributions under the various defined contribution employee benefit plans was $63.2 million, $48.2 million and $26.4 million during 2014, 2013 and 2012, respectively.

Guarantees and Other Credit Enhancements

In the ordinary course of business, we may provide indemnifications to our lenders, our vendors and certain other parties and performance and/or financial guarantees to local municipalities, our customers and vendors. Historically, these arrangements have not resulted in our company making any material payments and we do not believe that they will result in material payments in the future.

Legal and Regulatory Proceedings and Other Contingencies

Interkabel Acquisition. On November 26, 2007, Telenet and the PICs announced a non-binding agreement-in-principle to transfer the analog and digital television activities of the PICs, including all existing subscribers to Telenet. Subsequently, Telenet and the PICs entered into a binding agreement (the 2008 PICs Agreement), which closed effective October 1, 2008. Beginning in December 2007, Belgacom NV/SA (Belgacom), the incumbent telecommunications operator in Belgium, instituted several proceedings seeking to block implementation of these agreements. It lodged summary proceedings with the President of the Court of First Instance of Antwerp to obtain a provisional injunction preventing the PICs from effecting the agreement-in-principle and initiated a civil procedure on the merits claiming the annulment of the agreement-in-principle. In March 2008, the President of the Court of First Instance of Antwerp ruled in favor of Belgacom in the summary proceedings, which ruling was overturned by the Court of Appeal of Antwerp in June 2008. Belgacom brought this appeal judgment before the Cour de Cassation (the Belgian Supreme Court), which confirmed the appeal judgment in September 2010. On April 6, 2009, the Court of First Instance of Antwerp ruled in favor of the PICs and Telenet in the civil procedure on the merits, dismissing Belgacom’s request for the rescission of the agreement-in-principle and the 2008 PICs Agreement. On June 12, 2009, Belgacom appealed this judgment with the Court of Appeal of Antwerp. In this appeal, Belgacom is now also seeking compensation for damages should the 2008 PICs Agreement not be rescinded. However, the claim for compensation has not yet been quantified. At the introductory hearing, which was held on September 8, 2009, the proceedings on appeal were postponed indefinitely at the request of Belgacom.

In parallel with the above proceedings, Belgacom filed a complaint with the Government Commissioner seeking suspension of the approval by the PICs’ board of directors of the agreement-in-principle and initiated suspension and annulment procedures before the Belgian Council of State against these approvals and subsequently against the board resolutions of the PICs approving the 2008 PICs Agreement. In this complaint, Belgacom’s primary argument was that the PICs should have organized a public market consultation before entering into the agreement-in-principal and the 2008 PICs Agreement. Belgacom’s efforts to suspend approval of these agreements were unsuccessful. In the annulment cases, the Belgian Council of State decided on May 2, 2012 to refer a number of questions of interpretation of European Union (EU) law for preliminary ruling to the European Court of Justice. On November 14, 2013, the European Court of Justice ruled that a majority of the reasons invoked by the PICs not to organize a market consultation were not overriding reasons of public interest to justify abolishing the PICs’ duty to organize such consultation.  The annulment case was subsequently resumed with the Belgian Council of State, which was required to follow the interpretation given by the European Court of Justice with respect to the points of EU law. On January 16, 2014, the Advocate General with the Council of State recommended that the decisions of the board of the PICs not to organize a public market consultation be annulled, and on May 27, 2014, the Belgian Council of State ruled in favor of Belgacom and annulled (i) the decision of the PICs not to organize a public market consultation and (ii) the decision from the PICs’ board of directors to approve the 2008 PICs Agreement. The Be

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

lgian Council of State ruling did not annul the 2008 PICs Agreement itself. Belgacom may now resume the civil proceedings that are still pending with the Court of Appeal of Antwerp in order to have the 2008 PICs Agreement annulled and claim damages.

It is possible that Belgacom or another third party or public authority will initiate further legal proceedings in an attempt to annul the 2008 PICs Agreement. No assurance can be given as to the outcome of these or other proceedings. However, an unfavorable outcome of existing or future proceedings could potentially lead to the annulment of the 2008 PICs Agreement and/or to an obligation of Telenet to pay compensation for damages, subject to the relevant provisions of the 2008 PICs Agreement, which stipulate that Telenet is only responsible for damages in excess of €20.0 million ($24.2 million). In light of the fact that Belgacom has not quantified the amount of damages that it is seeking and we have no basis for assessing the amount of losses we would incur in the unlikely event that the 2008 PICs Agreement were to be annulled, we cannot provide a reasonable estimate of the range of loss that would be incurred in the event the ultimate resolution of this matter were to be unfavorable to Telenet. However, we do not expect the ultimate resolution of this matter to have a material impact on our results of operations, cash flows or financial position.

Deutsche Telekom Litigation. On December 28, 2012, Unitymedia KabelBW filed a lawsuit against Deutsche Telekom in which Unitymedia KabelBW asserts that it pays excessive prices for the co-use of Deutsche Telekom’s cable ducts in Unitymedia KabelBW’s footprint. The Federal Network Agency approved rates for the co-use of certain ducts of Deutsche Telekom in March 2011. Based in part on these approved rates, Unitymedia KabelBW is seeking a reduction of the annual lease fees (approximately €76 million ($92 million) for 2012) by approximately two-thirds and the return of similarly calculated overpayments from 2009 through the ultimate settlement date, plus accrued interest. While we expect a decision by the court of first instance during the first half of 2015, the resolution of this matter may take several years and no assurance can be given that Unitymedia KabelBW’s claims will be successful. Any recovery by Unitymedia KabelBW will not be reflected in our consolidated financial statements until such time as the final disposition of this matter has been reached.

Vivendi Litigation. A wholly-owned subsidiary of our company is a plaintiff in certain litigation titled Liberty Media Corporation, et. al. v. Vivendi S.A. and Universal Studio. A predecessor of Liberty Global was a subsidiary of Liberty Media Corporation (Liberty Media) through June 6, 2004. In connection with Liberty Media’s prosecution of the action, our subsidiary assigned its rights to Liberty Media in exchange for a contingent payout in the event Liberty Media recovered any amounts as a result of the action. Our subsidiary’s interest in any such recovery will be equal to 10% of the recovery amount, including any interest awarded, less the amount to be retained by Liberty Media for (i) all fees and expenses incurred by Liberty Media in connection with the action (including expenses to be incurred in connection with any appeals and the payment of certain deferred legal fees) and (ii) agreed upon interest on such fees and expenses. On January 17, 2013, following a jury trial, the court entered a final judgment in favor of the plaintiffs in the amount of €944 million ($1,142 million), including prejudgment interest. Vivendi S.A. and Universal Studios have filed a notice of appeal of the court’s final judgment to the Second Circuit Court of Appeals. As a result, the amount that our subsidiary may ultimately recover in connection with the final resolution of the action, if any, is uncertain. Any recovery by our company will not be reflected in our consolidated financial statements until such time as the final disposition of this matter has been reached.

Liberty Puerto Rico Matter. Liberty Puerto Rico, as the surviving entity in the Puerto Rico Transaction, is a party to certain claims previously asserted by the incumbent telephone operator against OneLink based on alleged conduct of OneLink that occurred prior to the acquisition of OneLink (the PRTC Claim). This claim included an allegation that OneLink acted in an anticompetitive manner in connection with a series of legal and regulatory proceedings it initiated against the incumbent telephone operator in Puerto Rico beginning in 2009. In March 2014, a separate class action claim was filed in Puerto Rico (the Class Action Claim) containing allegations substantially similar to those asserted in the PRTC Claim, but alleging ongoing injury on behalf of a consumer class (as opposed to harm to a competitor). The former owners of OneLink have partially indemnified us for any losses we may incur in connection with the PRTC Claim up to a specified maximum amount. However, the indemnity does not cover any potential losses resulting from the Class Action Claim. Liberty Puerto Rico has recorded a provision and a related indemnification asset representing its best estimate of the net loss that it may incur upon the ultimate resolution of the PRTC Claim. While Liberty Puerto Rico expects that the net amount required to satisfy these contingencies will not materially differ from the estimated amount it has accrued, no assurance can be given that the ultimate resolution of these matters will not have an adverse impact on our results of operations, cash flows or financial position in any given period.

Netherlands Regulatory Developments. In December 2011, the Autoriteit Consument & Markt (ACM) completed a market assessment of the television market in the Netherlands, concluding that there were no grounds for regulation of that market. On December 22, 2011, referring to its final assessment of the television market, ACM rejected previously filed requests from a nu

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

mber of providers to perform a new market analysis of the television market. This decision by ACM was appealed by such providers to the Dutch Supreme Administrative Court. On November 5, 2012, the Dutch Supreme Administrative Court rejected the appeals against ACM’s decision.

In May 2012, the Dutch Parliament adopted laws that provide, among other matters, the power to ACM to impose an obligation for the mandatory resale of television services and to the Commissariaat voor de Media to supervise such resale obligation. These laws became effective on January 1, 2013, notwithstanding the above-described November 5, 2012 decision of the Dutch Supreme Administrative Court. On January 29, 2014, a Dutch civil court, in a proceeding initiated by UPC Nederland, declared the resale obligation laws non-binding because they infringe EU law. The Dutch Government did not appeal the January 2014 decision, and the resale obligation laws were formally withdrawn on November 26, 2014. We consider the withdrawal of the resale obligation laws to be the final resolution of this matter.

Belgium Regulatory Developments. In December 2010, the Belgisch Instituut voor Post en Telecommunicatie and the regional regulators for the media sectors (together, the Belgium Regulatory Authorities) published their respective draft decisions reflecting the results of their joint analysis of the broadcasting market in Belgium.

After a public consultation, the draft decisions were submitted to the European Commission. The European Commission issued a notice on the draft decision that criticized the analysis of the broadcasting markets on several grounds, including the fact that the Belgium Regulatory Authorities failed to analyze upstream wholesale markets. It also expressed doubts as to the necessity and proportionality of the various remedies.

The Belgium Regulatory Authorities adopted a final decision on July 1, 2011 (the July 2011 Decision) with some minor revisions. The regulatory obligations imposed by the July 2011 Decision include (i) an obligation to make a resale offer at “retail minus’’ of the cable analog package available to third party operators (including Belgacom), (ii) an obligation to grant third-party operators (except Belgacom) access to digital television platforms (including the basic digital video package) at “retail minus,” and (iii) an obligation to make a resale offer at “retail minus’’ of broadband internet access available to beneficiaries of the digital television access obligation that wish to offer bundles of digital video and broadband internet services to their customers (except Belgacom).

Telenet submitted draft reference offers regarding the obligations described above in February 2012, in response to which the Belgium Regulatory Authorities subsequently made their observations, launched a national consultation process and consulted with the European Commission. Although the European Commission expressed doubts regarding the analog resale offers on August 8, 2013, the European Commission did not object to the reference offers. The Belgium Regulatory Authorities published the final decision on September 9, 2013. The regulated wholesale services had to be available approximately six months after a third-party operator filed a letter of intent and paid an advance payment to Telenet. On December 27, 2013, wireless operator Mobistar SA (Mobistar) submitted a letter of intent and paid the advance payment on January 10, 2014. Telenet has implemented the access obligations as described in its reference offers and, as of June 23, 2014, access to the Telenet network had become operational and can be applied by Mobistar. In addition, as a result of the November 2014 decision by the Brussels Court of Appeal described below, on November 14, 2014, Belgacom submitted a request to Telenet to commence access negotiations.

On April 2, 2013, the Belgium Regulatory Authorities issued a draft decision regarding the “retail-minus” tariffs of minus 35% for basic television (basic analog and digital video package) and minus 30% for the bundle of basic television and broadband internet services. A “retail-minus” method of pricing involves a wholesale tariff calculated as the retail price for the offered service by Telenet, excluding VAT and copyrights, and further deducting the retail costs avoided by offering the wholesale service (such as costs for billing, franchise, consumer service, marketing and sales). On October 4, 2013, the Belgium Regulatory Authorities notified a draft quantitative decision to the European Commission in which they changed the “retail-minus” tariffs to minus 30% for basic television (basic analog and digital video package) and to minus 23% for the bundle of basic television and broadband internet services. Even though the European Commission made a number of comments regarding the appropriateness of certain assumptions in the proposed costing methodology, the Belgium Regulatory Authorities adopted such “retail-minus” tariffs on December 11, 2013.

Telenet filed an appeal against the July 2011 Decision with the Brussels Court of Appeal. On November 12, 2014, the Brussels Court of Appeal rejected Telenet’s appeal of the July 2011 Decision and accepted Belgacom’s claim that Belgacom should be allowed access to Telenet’s, among other operators, digital television platform. Telenet is currently considering the possibility to file an appeal against this decision with the Belgian Supreme Court. Telenet also filed an appeal with the Brussels Court of Appeal aga

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

inst the decision regarding the qualitative and the quantitative aspects of the reference offers. Wireless operator Mobistar also filed an appeal against the decision regarding the quantitative aspects of the reference offers.  A decision with respect to these appeals is not expected before the end of 2015. There can be no certainty that Telenet’s appeals will be successful.

The July 2011 Decision aims to, and in its application may, strengthen Telenet’s competitors by granting them resale access to Telenet’s network to offer competing products and services notwithstanding Telenet’s substantial historical financial outlays in developing the infrastructure. In addition, any resale access granted to competitors could (i) limit the bandwidth available to Telenet to provide new or expanded products and services to the customers served by its network and (ii) adversely impact Telenet’s ability to maintain or increase its revenue and cash flows. The extent of any such adverse impacts ultimately will be dependent on the extent that competitors take advantage of the resale access ultimately afforded to Telenet’s network and other competitive factors or market developments.

FCO Regulatory Issues. Our 2011 acquisition of the German cable network KBW (the KBW Acquisition) was subject to the approval of The Federal Cartel Office (the FCO) in Germany, which approval was received in December 2011. In January 2012, two of our competitors (collectively, the Appellants), including the incumbent telecommunications operator, each filed an appeal (collectively, the FCO Appeals) against the FCO regarding its decision to approve our KBW Acquisition. On August 14, 2013, the Düsseldorf Court of Appeal issued a ruling that set aside the FCO’s clearance decision. Although the Düsseldorf Court of Appeal did not grant the right to appeal against its ruling to the Federal Supreme Court, on September 16, 2013, we filed a formal request to appeal to the Federal Court of Justice seeking permission to appeal the Düsseldorf Court of Appeal’s decision and our reasoned submission was filed on December 16, 2013. During the first quarter of 2014, interested third parties commented on our submission. The Düsseldorf Court of Appeal’s ruling is not legally binding until all appeals have been rejected.
During the fourth quarter of 2014, we, together with our German subsidiaries, entered into agreements with the Appellants pursuant to which the Appellants withdrew the FCO Appeals and, on January 21, 2015, the FCO consented to the withdrawal. If the Federal Court of Justice terminates the proceedings, which we expect to occur during the first quarter of 2015, the FCO’s clearance decision with respect to our KBW Acquisition will become final (without any additional review or conditions). Upon termination of the proceedings, we have agreed to pay the Appellants an aggregate amount of €183.5 million ($222.0 million). This amount, which was recorded during the fourth quarter of 2014, is included in impairment, restructuring and other operating items, net, in our consolidated statement of operations. Once the FCO Appeals are withdrawn, we will consider this matter to be closed.
Financial Transactions Tax. Eleven countries in the EU, including Belgium, Germany, Austria and Slovakia, are participating in an enhanced cooperation procedure to introduce a financial transactions tax (FTT).  Under the draft language of the FTT proposal, a wide range of financial transactions could be taxed at rates of at least 0.01% for derivative transactions based on the notional amount and 0.1% for other covered financial transactions based on the underlying transaction price.  Each of the individual countries would be permitted to determine an exact rate, which could be higher than the proposed rates of 0.01% and 0.1%. Any implementation of the FTT could have a global impact because it would apply to all financial transactions where a financial institution is involved (including unregulated entities that engage in certain types of covered activity) and either of the parties (whether the financial institution or its counterparty) is in one of the eleven participating countries. Although ongoing debate in the relevant countries demonstrates continued momentum around the FTT, uncertainty remains as to when the FTT would be implemented and the breadth of its application.  Based on our understanding of the current status of the potential FTT, we do not expect that any implementation of the FTT would occur before 2016. Any imposition of the FTT could increase banking fees and introduce taxes on internal transactions that we currently perform.  Due to the uncertainty regarding the FTT, we are currently unable to estimate the financial impact that the FTT could have on our results of operations, cash flows or financial position.

Virgin Media VAT Matters. Virgin Media’s application of the VAT with respect to certain revenue generating activities has been challenged by the U.K. tax authorities. Virgin Media has estimated its maximum exposure in the event of an unfavorable outcome to be £40.3 million ($62.8 million) as of December 31, 2014. No portion of this exposure has been accrued by Virgin Media as the likelihood of loss is not considered to be probable. A court hearing was held at the end of September 2014 in relation to the U.K. tax authorities’ challenge and the court’s decision is expected at some point prior to March 31, 2015.

On March 19, 2014, the U.K. government announced a change in legislation with respect to the charging of VAT in connection with prompt payment discounts such as those that Virgin Media offers to its fixed-line telephony customers. The changes, which took effect on May 1, 2014, impacted Virgin Media and as a result of this legislation, Virgin Media’s revenue was £28.9 million ($45.0 million) lower during 2014, as compared to 2013. Recent correspondence from the U.K. government indicates that it may seek to challenge Virgin Media’s application of the prompt payment discount rules prior to the May 1, 2014 change in legislation. If

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

such a challenge were to be issued by the U.K. government, Virgin Media could be required to make a payment of the challenged amount in order to make an appeal. Virgin Media currently estimates that the challenged amount could be up to approximately £65 million ($101 million) before any penalties or interest. Any challenge and subsequent appeal would likely be subject to court proceedings that could delay the ultimate resolution of this matter for an extended period of time. No portion of this potential exposure has been accrued by Virgin Media as no claim has been asserted or assessed and the likelihood of loss is not considered to be probable.

Cignal. On April 26, 2002, Liberty Global Europe received a notice that certain former shareholders of Cignal Global Communications (Cignal) filed a lawsuit (the 2002 Cignal Action) against Liberty Global Europe. On June 13, 2006, Liberty Global Europe, Priority Telecom NV, Euronext NV and Euronext Amsterdam NV were each served with a summons for a new action (the 2006 Cignal Action) purportedly on behalf of all other former Cignal shareholders and provisionally for the nine plaintiffs in the 2002 Cignal Action. During the third quarter of 2007, we recorded a litigation provision of $146.0 million based on our assessment at the time of our loss exposure with respect to the 2002 Cignal Action and the 2006 Cignal Action. On October 25, 2013, we received what we consider to be the final resolution of the 2006 Cignal Action and the effective resolution of the 2002 Cignal Action. Accordingly, we released the entire $146.0 million provision related to this matter during the third quarter of 2013.

Other Regulatory Issues. Video distribution, broadband internet, fixed-line telephony, mobile and content businesses are regulated in each of the countries in which we operate. The scope of regulation varies from country to country, although in some significant respects regulation in European markets is harmonized under the regulatory structure of the EU. Adverse regulatory developments could subject our businesses to a number of risks. Regulation, including conditions imposed on us by competition or other authorities as a requirement to close acquisitions or dispositions, could limit growth, revenue and the number and types of services offered and could lead to increased operating costs and property and equipment additions. In addition, regulation may restrict our operations and subject them to further competitive pressure, including pricing restrictions, interconnect and other access obligations, and restrictions or controls on content, including content provided by third parties. Failure to comply with current or future regulation could expose our businesses to various penalties. In this regard, during September 2014, VTR received a tariff proposal from the Chilean regulatory authority that would have retroactive effect to June 2012.  The tariff proposal represents a significant reduction in the fixed-line interconnection rates currently charged by VTR. VTR is in the process of formulating its objections and comments to the tariff proposal and is currently unable to reasonably predict the outcome of the tariff-setting process. VTR has continued to recognize fixed-line interconnect revenue at the currently enacted rates.  Final resolution of the tariff-setting process in Chile is expected to occur during the first half of 2015.  If the September 2014 tariff proposal were ultimately to be upheld, including retroactive application to June 2012, VTR would be required to issue credit notes of approximately CLP 7.4 billion ($12.2 million) for revenue previously recognized through December 31, 2014.

We have security accreditations across a range of B2B products and services in order to increase our offerings to public sector organizations in the U.K. These accreditations are granted subject to periodic reviews of our policies and procedures by U.K. governmental authorities. If we were to fail to maintain these accreditations or obtain new accreditations when required, it could impact our ability to provide certain offerings to the public sector.

Other. In addition to the foregoing items, we have contingent liabilities related to matters arising in the ordinary course of business including (i) legal proceedings, (ii) issues involving VAT and wage, property and other tax issues and (iii) disputes over interconnection, programming, copyright and carriage fees. While we generally expect that the amounts required to satisfy these contingencies will not materially differ from any estimated amounts we have accrued, no assurance can be given that the resolution of one or more of these contingencies will not result in a material impact on our results of operations, cash flows or financial position in any given period. Due, in general, to the complexity of the issues involved and, in certain cases, the lack of a clear basis for predicting outcomes, we cannot provide a meaningful range of potential losses or cash outflows that might result from any unfavorable outcomes.

(18)    Segment Reporting

We generally identify our reportable segments as those consolidated subsidiaries that represent 10% or more of our revenue, Adjusted OIBDA (as defined below) or total assets. In certain cases, we may elect to include an operating segment in our segment disclosure that does not meet the above-described criteria for a reportable segment. We evaluate performance and make decisions about allocating resources to our operating segments based on financial measures such as revenue and Adjusted OIBDA. In addition, we review non-financial measures such as subscriber growth, as appropriate.

Adjusted operating income before depreciation and amortization (Adjusted OIBDA) is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Adjusted OIBDA is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted OIBDA is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted OIBDA is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment Adjusted OIBDA to our loss from continuing operations before income taxes is presented below.

During the fourth quarter of 2014, we began presenting (i) our operating segments in the U.K. and Ireland as one combined reportable segment, (ii) our operating segments in Switzerland and Austria as one combined reportable segment and (iii) our UPC DTH operating segment, as described below, as part of our Central and Eastern Europe reportable segment. These changes were made as a result of internal changes in organizational structures, changes in how these segments are evaluated and monitored by the chief operating decision maker and the integration of certain functions within these reportable segments. During the second quarter of 2015 and in anticipation of the issuance of ordinary shares related to our Latin America and Caribbean operations, we began presenting our operating segment in Puerto Rico as a separate reportable segment. Previously, (a) our operating segments in the U.K. and Switzerland were each separate reportable segments, (b) our operating segments in Ireland and Austria were combined into one reportable segment, “Other Western Europe,” (c) our UPC DTH operating segment was included in the European Operations Division’s central and other category and (d) our operating segment in Puerto Rico was included in our corporate and other category. Segment information for all periods presented has been revised to reflect the above-described changes. We present only the reportable segments of our continuing operations in the tables below.

As of December 31, 2014, our reportable segments are as follows:

•	European Operations Division:

•	U.K./Ireland

•	The Netherlands

•	Germany

•	Belgium

•	Switzerland/Austria

•	Central and Eastern Europe

•	LiLAC Division:

•	Chile

•	Puerto Rico

All of the reportable segments set forth above derive their revenue primarily from broadband communications services, including video, broadband internet and fixed-line telephony services. Most of our reportable segments also provide B2B and mobile services. At December 31, 2014, our operating segments in the European Operations Division provided broadband communications services in 12 European countries and DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as “UPC DTH.” In addition to UPC DTH, our Central and Eastern Europe segment includes our broadband communications operations in the Czech Republic, Hungary, Poland, Romania and Slovakia. The European Operations Division’s central and other category includes (i) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions, and (ii) intersegment eliminations within the European Operations Division. The corporate and other category includes less significant consolidated operating segments that provide programming and other services. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations.

Performance Measures of Our Reportable Segments

The amounts presented below represent 100% of each of our reportable segment’s revenue and Adjusted OIBDA. As we have the ability to control Telenet and Liberty Puerto Rico, we consolidate 100% of the revenue and expenses of these entities in our consolidated statements of operations despite the fact that third parties own significant interests in these entities. The noncontrolling owners’ interests in the operating results of Telenet, Liberty Puerto Rico and other less significant majority-owned subsidiaries are reflected in net earnings or loss attributable to noncontrolling interests in our consolidated statements of operations.

	Year ended December 31,
	2014		2013		2012
	Revenue	Adjusted OIBDA	Revenue	Adjusted OIBDA	Revenue	Adjusted OIBDA
	in millions
European Operations Division:
U.K./Ireland (a)	$7,409.9	$3,235.7	$4,117.4	$1,742.8	$426.4	$189.1
The Netherlands (b)	1,498.5	857.9	1,242.4	721.7	1,229.1	737.1
Germany	2,711.5	1,678.2	2,559.2	1,541.1	2,311.0	1,364.3
Belgium	2,279.4	1,125.0	2,185.9	1,049.4	1,918.0	940.7
Switzerland/Austria	1,846.1	1,056.4	1,767.1	1,005.7	1,681.8	936.5
Total Western Europe	15,745.4	7,953.2	11,872.0	6,060.7	7,566.3	4,167.7
Central and Eastern Europe	1,259.5	583.0	1,272.0	584.5	1,231.2	589.2
Central and other	(7.1)	(282.7)	(0.4)	(239.1)	1.5	(195.7)
Total European Operations Division	16,997.8	8,253.5	13,143.6	6,406.1	8,799.0	4,561.2
LiLAC Division:
Chile	898.5	351.0	991.6	353.6	940.6	314.2
Puerto Rico	306.1	128.9	297.2	107.3	145.5	52.9
Total LiLAC Division	1,204.6	479.9	1,288.8	460.9	1,086.1	367.1
Corporate and other	70.8	(215.1)	77.1	(171.1)	78.6	(136.0)
Intersegment eliminations (c)	(24.9)	4.0	(35.3)	44.8	(32.9)	38.6
Total	$18,248.3	$8,522.3	$14,474.2	$6,740.7	$9,930.8	$4,830.9
______________

(a)	The amounts presented for 2013 include the post-acquisition revenue and Adjusted OIBDA of Virgin Media from June 8, 2013 through December 31, 2013.

(b)	The amounts presented for 2014 include the post-acquisition revenue and Adjusted OIBDA of Ziggo from November 12, 2014 through December 31, 2014.

(c)
The intersegment eliminations that are applicable to revenue are primarily related to transactions between our European Operations Division and our continuing programming operations. The intersegment eliminations that are applicable to Adjusted OIBDA are related to transactions between our European Operations Division and the Chellomedia Disposal Group, which eliminations are no longer recorded following the completion of the Chellomedia Transaction on January 31, 2014.

The following table provides a reconciliation of total segment Adjusted OIBDA from continuing operations to loss from continuing operations before income taxes:

	Year ended December 31,
	2014	2013	2012
	in millions
Total segment Adjusted OIBDA from continuing operations	$8,522.3	$6,740.7	$4,830.9
Share-based compensation expense	(257.2)	(300.7)	(110.1)
Depreciation and amortization	(5,500.1)	(4,276.4)	(2,661.5)
Release of litigation provision	—	146.0	—
Impairment, restructuring and other operating items, net	(536.8)	(297.5)	(76.2)
Operating income	2,228.2	2,012.1	1,983.1
Interest expense	(2,544.7)	(2,286.9)	(1,673.6)
Interest and dividend income	31.7	113.1	42.1
Realized and unrealized gains (losses) on derivative instruments, net	88.8	(1,020.4)	(1,070.3)
Foreign currency transaction gains (losses), net	(836.5)	349.3	438.4
Realized and unrealized gains (losses) due to changes in fair values of certain investments, net	205.2	524.1	(10.2)
Losses on debt modification, extinguishment and conversion, net	(186.2)	(212.2)	(213.8)
Other expense, net	(42.4)	(5.6)	(4.6)
Loss from continuing operations before income taxes	$(1,055.9)	$(526.5)	$(508.9)

Balance Sheet Data of our Reportable Segments

Selected balance sheet data of our reportable segments is set forth below:

	Long-lived assets		Total assets
	December 31,		December 31,
	2014	2013	2014	2013
	in millions
European Operations Division:
U.K./Ireland	$21,754.2	$24,322.1	$25,487.2	$30,598.8
The Netherlands	17,092.7	2,496.5	17,387.0	2,845.3
Germany	9,117.9	10,754.7	9,512.8	11,968.2
Belgium	4,149.5	4,737.4	4,828.8	5,909.2
Switzerland/Austria	5,300.9	5,961.8	5,643.9	6,484.8
Total Western Europe	57,415.2	48,272.5	62,859.7	57,806.3
Central and Eastern Europe	2,459.9	2,898.7	2,566.4	3,127.4
Central and other	499.4	463.5	2,613.2	1,639.1
Total European Operations Division	60,374.5	51,634.7	68,039.3	62,572.8
LiLAC Division:
Chile	1,017.3	1,139.7	1,513.2	1,628.9
Puerto Rico	1,128.3	1,131.9	1,209.0	1,195.7
Total LiLAC Division	2,145.6	2,271.6	2,722.2	2,824.6
Corporate and other	68.9	83.0	2,080.4	1,564.6
Total - continuing operations	62,589.0	53,989.3	72,841.9	66,962.0
Discontinued operation (a)	—	513.6	—	752.3
Total	$62,589.0	$54,502.9	$72,841.9	$67,714.3
______________

(a)	At December 31, 2013, the long-lived assets and total assets of the Chellomedia Disposal Group are presented in long-term assets of discontinued operation in our consolidated balance sheet.

Property and Equipment Additions of our Reportable Segments

The property and equipment additions of our reportable segments (including capital additions financed under vendor financing or capital lease arrangements) are presented below and reconciled to the capital expenditure amounts included in our consolidated statements of cash flows. For additional information concerning capital additions financed under vendor financing and capital lease arrangements, see note 9.

	Year ended December 31,
	2014	2013	2012
	in millions
European Operations Division:
U.K./Ireland (a)	$1,506.7	$827.5	$74.5
The Netherlands (b)	268.0	242.4	221.8
Germany	574.5	543.4	559.5
Belgium	448.9	453.7	440.0
Switzerland/Austria	327.2	306.4	292.8
Total Western Europe	3,125.3	2,373.4	1,588.6
Central and Eastern Europe	264.8	271.6	248.7
Central and other	257.9	256.0	144.3
Total European Operations Division	3,648.0	2,901.0	1,981.6
LiLAC Division:
Chile	195.8	188.5	243.4
Puerto Rico	60.4	65.8	25.5
Total LiLAC Division	256.2	254.3	268.9
Corporate and other	5.0	6.3	8.1
Property and equipment additions	3,909.2	3,161.6	2,258.6
Assets acquired under capital-related vendor financing arrangements	(975.3)	(573.5)	(246.5)
Assets acquired under capital leases	(127.2)	(143.0)	(63.1)
Changes in current liabilities related to capital expenditures	(122.3)	36.4	(80.7)
Total capital expenditures	$2,684.4	$2,481.5	$1,868.3
______________

(a)	The amount presented for 2013 includes the post-acquisition property and equipment additions of Virgin Media from June 8, 2013 through December 31, 2013.

(b)	The amount presented for 2014 includes the post-acquisition property and equipment additions of Ziggo from November 12, 2014 through December 31, 2014.

Revenue by Major Category

Our revenue by major category is set forth below:

	Year ended December 31,
	2014	2013	2012
	in millions
Subscription revenue (a):
Video	$6,544.0	$5,724.1	$4,637.6
Broadband internet	4,724.6	3,538.7	2,407.0
Fixed-line telephony	3,261.4	2,508.5	1,518.9
Cable subscription revenue	14,530.0	11,771.3	8,563.5
Mobile subscription revenue (b)	1,085.6	669.9	131.5
Total subscription revenue	15,615.6	12,441.2	8,695.0
B2B revenue (c)	1,517.9	986.9	467.9
Other revenue (b) (d)	1,114.8	1,046.1	767.9
Total	$18,248.3	$14,474.2	$9,930.8
_______________

(a)
Subscription revenue includes amounts received from subscribers for ongoing services, excluding installation fees and late fees. Subscription revenue from subscribers who purchase bundled services at a discounted rate is generally allocated proportionally to each service based on the standalone price for each individual service. As a result, changes in the standalone pricing of our cable and mobile products or the composition of bundles can contribute to changes in our product revenue categories from period to period.

(b)
Mobile subscription revenue excludes mobile interconnect revenue of $245.0 million, $175.2 million and $35.1 million during 2014, 2013 and 2012, respectively. Mobile interconnect revenue and revenue from mobile handset sales are included in other revenue.

(c)
B2B revenue includes revenue from business broadband internet, video, voice, wireless and data services offered to medium to large enterprises and, on a wholesale basis, to other operators. We also provide services to certain small office and home office (SOHO) subscribers. SOHO subscribers pay a premium price to receive enhanced service levels along with video, broadband internet, fixed-line telephony or mobile services that are the same or similar to the mass marketed products offered to our residential subscribers. Revenue from SOHO subscribers, which aggregated $204.1 million, $152.5 million and $59.7 million during 2014, 2013 and 2012, respectively, is included in cable subscription revenue.

(d)	Other revenue includes, among other items, interconnect, installation and carriage fee revenue.

Geographic Segments

The revenue of our geographic segments is set forth below:

	Year ended December 31,
	2014	2013	2012
	in millions
European Operations Division:
U.K. (a)	$6,941.1	$3,653.7	$—
Germany	2,711.5	2,559.2	2,311.0
Belgium	2,279.4	2,185.9	1,918.0
Switzerland	1,414.4	1,332.1	1,259.8
The Netherlands (b)	1,498.5	1,242.4	1,229.1
Ireland	468.8	463.7	426.4
Poland	469.9	460.4	450.0
Austria	431.7	435.0	422.0
Hungary	310.2	313.8	298.9
The Czech Republic	221.0	248.9	253.4
Romania	173.3	163.8	149.4
Slovakia	74.5	74.6	70.5
Other	3.5	10.1	10.5
Total European Operations Division	16,997.8	13,143.6	8,799.0
LiLAC Division:
Chile	898.5	991.6	940.6
Puerto Rico	306.1	297.2	145.5
Total LiLAC Division	1,204.6	1,288.8	1,086.1
Other, including intersegment eliminations	45.9	41.8	45.7
Total	$18,248.3	$14,474.2	$9,930.8
_______________

(a)	The amount presented for 2013 reflects the post-acquisition revenue of Virgin Media from June 8, 2013 through December 31, 2013.

(b)	The amount presented for 2014 reflects the post-acquisition revenue of Ziggo from November 12, 2014 through December 31, 2014.

The long-lived assets of our geographic segments are set forth below:

	December 31,
	2014	2013
	in millions
European Operations Division:
U.K.	$21,098.3	$23,570.6
The Netherlands	17,092.7	2,496.5
Germany	9,117.9	10,754.7
Switzerland	4,218.9	4,745.7
Belgium	4,149.5	4,737.4
Austria	1,082.0	1,216.1
Poland	983.5	1,178.5
Ireland	655.9	751.5
The Czech Republic	580.4	679.7
Hungary	535.7	640.6
Romania	209.1	226.0
Slovakia	110.5	131.0
Other (a)	540.1	506.4
Total European Operations Division	60,374.5	51,634.7
LiLAC Division:
Puerto Rico	1,128.3	1,131.9
Chile	1,017.3	1,139.7
Total LiLAC Division	2,145.6	2,271.6
U.S. and other (b)	68.9	83.0
Total - continuing operations	62,589.0	53,989.3
Discontinued operation (c)	—	513.6
Total	$62,589.0	$54,502.9
_______________

(a)	Primarily represents long-lived assets of the European Operations Division’s central operations, which are located in the Netherlands.

(b)	Primarily represents the assets of our corporate offices.

(c)	At December 31, 2013, the long-lived assets of the Chellomedia Disposal Group are presented in long-term assets of discontinued operation in our consolidated balance sheet.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

(19)    Quarterly Financial Information (Unaudited)

	2014
	1st quarter	2nd quarter	3rd quarter	4th quarter
	in millions, except per share amounts
Revenue	$4,533.7	$4,602.2	$4,497.2	$4,615.2
Operating income	$581.7	$669.5	$703.7	$273.3
Net earnings (loss) attributable to Liberty Global shareholders	$(78.8)	$(249.9)	$157.1	$(523.4)
Basic and diluted earnings (loss) attributable to Liberty Global shareholders per share (note 3)	$(0.10)	$(0.32)	$0.20	$(0.62)

	2013
	1st quarter	2nd quarter	3rd quarter	4th quarter
	in millions, except per share amounts
Revenue	$2,671.9	$3,057.8	$4,276.5	$4,468.0
Operating income	$528.2	$445.1	$521.2	$517.6
Net loss attributable to Liberty Global shareholders	$(1.0)	$(11.6)	$(830.1)	$(121.2)
Basic and diluted loss attributable to Liberty Global shareholders per share (note 3)	$—	$(0.02)	$(1.04)	$(0.16)

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

(20)    Subsequent Events

Overview

During the first quarter of 2015, we undertook the financing transactions described below in connection with certain internal reorganizations of our broadband and wireless communications businesses in Europe. These internal reorganizations include:

•
the transfer on February 12, 2015 of a controlling interest in UPC Broadband Ireland Ltd. and its subsidiaries from a subsidiary of UPC Holding to a subsidiary of Virgin Media (the UPC Ireland Transfer), with the remaining noncontrolling interest transferred to another subsidiary of Liberty Global outside the UPC Holding borrowing group; and

•
the planned first quarter 2015 internal reorganization of our broadband and wireless communications businesses in the Netherlands (the NL Reorganization), pursuant to which UPC Nederland and Ziggo and/or their successor companies and their subsidiaries will become indirect subsidiaries of Ziggo Group Holding B.V. (Ziggo Group Holding), a wholly-owned subsidiary of Liberty Global that was formed subsequent to December 31, 2014. Currently, UPC Nederland is a wholly-owned subsidiary of UPC Holding.

UPC Ireland Transfer

In contemplation of the UPC Ireland Transfer, certain subsidiaries of Virgin Media issued the following senior notes on January 28, 2015:

•	Virgin Media Secured Finance issued £300.0 million ($467.4 million) principal amount of 5.125% senior secured notes due January 15, 2025 (the 2025 VM 5.125% Senior Secured Notes); and

•
Virgin Media Finance issued (i) $400.0 million principal amount of 5.75% senior notes (the 2025 VM Dollar Senior Notes) and (ii) €460.0 million ($556.6 million) principal amount of 4.50% senior notes (the 2025 VM Euro Senior Notes and, together with the 2025 VM Dollar Senior Notes, the 2025 VM Senior Notes), each of which are due January 15, 2025.

A portion of the proceeds from the 2025 VM 5.125% Senior Secured Notes and the 2025 VM Senior Notes, along with a portion of the Proceeds Loans (as defined and described below) will ultimately be used to redeem (a) the full principal amount of the UPC Holding 8.375% Senior Notes, (b) the full principal amount of the UPCB Finance I Notes and (c) €560.0 million ($677.6 million) principal amount of the UPCB Finance II Notes, including the related redemption premiums.

The 2025 VM 5.125% Senior Secured Notes contain terms that are similar to the VM Senior Secured Notes with respect to ranking and covenant requirements and are guaranteed on the same basis as the VM Senior Secured Notes. The 2025 VM Senior Notes contain terms that are similar to the VM Senior Notes with respect to ranking and covenant requirements and are guaranteed on the same basis as the VM Senior Notes. For more information, see note 10.

Subject to the circumstances described below, the 2025 VM 5.125% Senior Secured Notes and the 2025 VM Senior Notes are non-callable until January 15, 2020. At any time prior to January 15, 2020, Virgin Media Secured Finance or Virgin Media Finance (as applicable) may redeem some or all of the 2025 VM 5.125% Senior Secured Notes and 2025 VM Senior Notes by paying a “make-whole” premium, which is the present value of all remaining scheduled interest payments to the first call date using the discount rate (as specified in the indenture) as of the redemption date plus 50 basis points.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Virgin Media Secured Finance or Virgin Media Finance (as applicable) may redeem some or all of the 2025 VM 5.125% Senior Secured Notes or the 2025 VM Senior Notes at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest and additional amounts (as specified in the indenture), if any, to the redemption date, if redeemed during the twelve-month period commencing on January 15 of the years set forth below:

	Redemption price
Year	2025 VM 5.125% Senior Secured Notes	2025 VM Dollar Senior Notes	2025 VM Euro Senior Notes

2020	102.563%	102.875%	102.250%
2021	101.708%	101.917%	101.500%
2022	100.854%	100.958%	100.750%
2023 and thereafter	100.000%	100.000%	100.000%
Prior to January 15, 2020, during each 12-month period commencing on the date on which the 2025 VM 5.125% Senior Secured Notes and the 2025 VM Senior Notes are issued, each of Virgin Media Secured Finance or Virgin Media Finance may redeem up to 10% of the principal amount of the 2025 VM 5.125% Senior Secured Notes and the 2025 VM Senior Notes, respectively, at a redemption price equal to 103% of the principal amount thereof plus accrued and unpaid interest up to (but excluding) the redemption date.

In addition, for a period of six months from the date on which the 2025 VM 5.125% Senior Secured Notes and the 2025 VM Senior Notes are issued, Virgin Media Secured Finance or Virgin Media Finance may redeem the 2025 VM 5.125% Senior Secured Notes and the 2025 VM Senior Notes, respectively, at par.

If Virgin Media Secured Finance or Virgin Media Finance (as applicable) or the restricted subsidiaries (as specified in the indenture) sell certain assets, Virgin Media Secured Finance or Virgin Media Finance must offer to repurchase the 2025 VM 5.125% Senior Secured Notes or the 2025 VM Senior Notes, as applicable, at par, or if Virgin Media Communications or certain of its subsidiaries experience changes in control (as specified in the indenture) Virgin Media Secured Finance or Virgin Media Finance (as applicable) must offer to repurchase the 2025 VM 5.125% Senior Secured Notes and the 2025 VM Senior Notes at a redemption price of 101%.

NL Reorganization

In contemplation of the NL Reorganization, we formed two special purpose financing entities, Ziggo Bond Finance B.V. (Ziggo Bond Finance) and its subsidiary, Ziggo Secured Finance B.V. (Ziggo Secured Finance and, together with Ziggo Bond Finance, the Ziggo SPEs) for the primary purpose of facilitating (i) the issuance of the Ziggo SPE Notes and (ii) the creation of the New Ziggo Credit Facility (each as defined and described below). The Ziggo SPEs are wholly-owned by a Dutch foundation.

Ziggo SPE Notes. On January 29, 2015, Ziggo Bond Finance issued (i) $400.0 million aggregate principal amount of 5.875% senior notes (the Ziggo 2025 Dollar Senior Notes) and (ii) €400.0 million ($484.0 million) aggregate principal amount of 4.625% senior notes (the Ziggo 2025 Euro Senior Notes and, together with the Ziggo 2025 Dollar Senior Notes, the Ziggo 2025 Senior Notes), in each case due January 15, 2025.

On February 4, 2015, Ziggo Secured Finance issued €800.0 million ($968.1 million) aggregate principal amount of 3.750% senior secured notes (the Ziggo 2025 Senior Secured Notes and, together with the Ziggo 2025 Senior Notes, the Ziggo SPE Notes) due January 15, 2015.

Pending consummation of the NL Reorganization, the net proceeds of the Ziggo SPE Notes (the Escrowed Proceeds) were placed into certain escrow accounts. The release of the Escrowed Proceeds is subject to the satisfaction of certain conditions, including the certification that the NL Reorganization will be consummated within three business days following the release of the Escrowed Proceeds. If the conditions to the release of the Escrowed Proceeds have not been satisfied on or prior to July 31, 2015, the Ziggo SPE Notes will be subject to a special mandatory redemption (the Special Mandatory Redemption) at a redemption price equal to 100% of the aggregate initial issue price of the Ziggo SPE Notes plus accrued and unpaid interest from the issue date to such special mandatory redemption date and additional amounts, as specified in the applicable indenture, if any.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

Upon release of the Escrowed Proceeds (i) Ziggo Secured Finance will use the proceeds of the Ziggo 2025 Senior Secured Notes to fund one or more proceeds loans denominated in euro, in an aggregate amount equal to the principal amount of the Ziggo 2025 Senior Secured Notes (the Senior Secured Proceeds Loans) to one or two subsidiaries of Ziggo Group Holding in such capacity a Senior Secured Proceeds Loan Borrower), subject to the terms of a senior secured proceeds loan facility (the Senior Secured Proceeds Loan Facility) and (ii) Ziggo Bond Finance will use the proceeds of the Ziggo 2025 Senior Notes to fund one or more proceeds loans denominated in U.S. dollars, in an amount equal to the principal amount of the Ziggo 2025 Dollar Senior Notes, and one or more proceeds loans denominated in euro, in an amount equal to the principal amount of the Ziggo 2025 Euro Senior Notes (together, the Senior Proceeds Loans, and along with the Senior Secured Proceeds Loans, the Proceeds Loans) to one or two subsidiaries of Ziggo Group Holding (each in such capacity a Senior Proceeds Loan Borrower, and together with the Senior Secured Proceeds Loan Borrowers, the Proceeds Loan Borrowers), subject to the terms of a senior proceeds loan facility. A portion of the proceeds from the Proceeds Loans, along with a portion of the 2025 VM 5.125% Senior Secured Notes and the 2025 VM Senior Notes, will ultimately be used to redeem (a) the full principal amount of the UPC Holding 8.375% Senior Notes, (b) the full principal amount of the UPCB Finance I Notes and (c) €560.0 million ($677.6 million) principal amount of the UPCB Finance II Notes, including the related redemption premiums.

Each of the Ziggo SPEs is dependent on payments from the applicable Proceeds Loan Borrowers in order to service its payment obligations under the applicable Ziggo SPE Notes. None of the Proceeds Loan Borrowers or any of their respective subsidiaries guarantee or provide any credit support for the Ziggo SPEs’ obligations under the Ziggo SPE Notes, however certain subsidiaries of Ziggo Group Holding agreed to be bound by the covenants in the indentures governing the Ziggo SPE Notes. Although the Proceeds Loan Borrowers have no equity or voting interest in any of the Ziggo SPEs, each of the Proceeds Loans creates a variable interest in the respective Ziggo SPE for which the applicable Proceeds Loan Borrower is the primary beneficiary, as contemplated by GAAP. As such, the Proceeds Loan Borrowers and their parent entities, including Ziggo Group Holding and Liberty Global, are required by the provisions of GAAP to consolidate the Ziggo SPEs. Accordingly, the amounts outstanding under the Proceeds Loans will be eliminated in Liberty Global’s consolidated financial statements.

Subject to the Special Mandatory Redemption and the circumstances described above, the Ziggo SPE Notes are non-callable until January 15, 2020. At any time prior to January 15, 2020, Ziggo Secured Finance or Ziggo Bond Finance may redeem some or all of the Ziggo SPE Notes (as applicable) by paying a “make-whole” premium, which is the present value of all remaining scheduled interest payments to the first call date using the discount rate (as specified in the applicable indenture) as of the redemption date plus 50 basis points.

Ziggo Secured Finance or Ziggo Bond Finance may redeem some or all of the Ziggo SPE Notes (as applicable) at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest and additional amounts (as specified in the applicable indenture), if any, to the redemption date, if redeemed during the twelve-month period commencing on January 15 of the years set forth below:

	Redemption price
Year	Ziggo 2025 Dollar Senior Notes	Ziggo 2025 Euro Senior Notes	Ziggo 2025 Senior Secured Notes

2020	102.938%	102.313%	101.875%
2021	101.958%	101.542%	101.250%
2022	100.979%	100.771%	100.625%
2023 and thereafter	100.000%	100.000%	100.000%
Prior to January 15, 2020, the Proceeds Loan Borrowers may instruct the applicable Ziggo SPE during each 12-month period commencing on the date on which the Ziggo 2025 Senior Secured Notes are issued, to redeem up to 10% of the principal amount of the Ziggo 2025 Senior Secured Notes at a redemption price equal to 103% of the principal amount thereof plus accrued and unpaid interest up to (but excluding) the redemption date.

If Ziggo Secured Finance or Ziggo Bond Finance or the restricted subsidiaries experience changes in control (as specified in the applicable indenture) Ziggo Secured Finance or Ziggo Bond Finance (as applicable) must offer to repurchase the Ziggo SPE Notes at a redemption price of 101%.

LIBERTY GLOBAL PLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2014, 2013 and 2012

The call provisions, maturity and applicable interest rate for each of the Proceeds Loans will be substantially the same as those of the applicable series of the Ziggo SPE Notes described above.

The Ziggo 2025 Senior Notes are senior obligations of Ziggo Bond Finance that rank equally in right of payment with all existing and future senior debt of Ziggo Bond Finance and senior to all existing and future subordinated debt of Ziggo Bond Finance that is not subordinated to the Ziggo 2025 Senior Notes. The Ziggo 2025 Senior Secured Notes are senior obligations of Ziggo Secured Finance that rank equally in right of payment with all existing and future senior debt of Ziggo Secured Finance and are senior to all existing and future subordinated debt of Ziggo Secured Finance that is not subordinated to the Ziggo 2025 Senior Secured Notes. Upon the release of the Escrowed Proceeds, the Ziggo SPE Notes will be secured by a first-ranking security interest over (i) all of the issued shares of the applicable Ziggo SPE and (ii) the applicable Ziggo SPE’s rights to and benefits from the applicable Proceeds Loans.

The Senior Secured Proceeds Loans will be senior obligations of the Senior Secured Proceeds Loan Borrowers. The Senior Secured Proceeds Loans will rank equally with all existing and future senior debt of the Senior Secured Proceeds Loan Borrowers and senior to all future subordinated debt of the Senior Secured Proceeds Loan Borrowers. The obligations of a Senior Secured Proceeds Loan Borrower under a Senior Secured Proceeds Loan will be guaranteed on a senior secured basis by the other Senior Secured Proceeds Loan Borrower that is not a borrower of such Senior Secured Proceeds Loan.

The Senior Proceeds Loans will be senior obligations of the Senior Proceeds Loan Borrowers. The Senior Proceeds Loans will rank equally with all existing and future senior debt of the Senior Proceeds Loan Borrowers and senior to all future subordinated debt of the Senior Proceeds Loan Borrowers. The obligations of a Senior Proceeds Loan Borrower under a Senior Proceeds Loan will be guaranteed on a senior basis by the other Senior Proceeds Loan Borrower that is not a borrower of such Senior Proceeds Loan.

New Ziggo Credit Facility. In connection with the NL Reorganization, lenders under the existing Facility AG under the UPC Broadband Holding Bank Facility agreed to roll €684.2 million ($827.9 million) into a new euro denominated term loan (Facility AJ) under the UPC Broadband Holding Bank Facility. The terms of Facility AJ will be substantially the same as the terms of Facility AG, except that the terms of Facility AJ will provide for the rollover of Facility AJ, upon completion of the NL Reorganization, into new term loans (the SPV Term Loans) under a new senior secured credit facility with Ziggo Secured Finance as the borrower (the New Ziggo Credit Facility). If the NL Reorganization is completed, Facility AJ will roll into the SPV Term Loans on a cashless basis (the SPV Credit Facility Rollover).  As a result of the SPV Credit Facility Rollover, one or more receivables will be created owing from UPC Nederland to Ziggo Secured Finance. These receivables will be funded on a cashless basis as one or more facilities (the Rollover Loans) subject to the terms of the Senior Secured Proceeds Loan Facility. The New Ziggo Credit Facility, if entered into, will rank equally with the Ziggo 2025 Senior Secured Notes, including with respect to the proceeds of enforcement of the Notes Collateral, and the Rollover Loans will rank equally with the Senior Secured Proceeds Loans.